As filed with the Securities and Exchange Commission on December 11, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

North Atlantic Drilling Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1381	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

North Atlantic Drilling Ltd. Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda +1 (441) 295-9500	Seward & Kissel LLP Attention: Gary J. Wolfe One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

(212) 574-1223 (telephone number)

(212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common shares, par value $5.00	57,556,074	$9.96	$573,258,497.04	$78,192.46

(1)	Based upon the U.S. Dollar equivalent as of December 5, 2012 of the average of the bid and ask prices of the common shares on the same date, as reported on the Norwegian OTC List.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the U.S. Dollar equivalent of the average of the bid and ask prices of the common shares as of December 5, 2012, as reported on the Norwegian OTC List as prescribed by Rule 457(c).
(3)	Determined in accordance with Section 6(b) of the Securities Act to be $78,192.46, which is equal to .0001364 multiplied by the proposed maximum aggregate offering price of $573,258,497.04.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 11, 2012

PRELIMINARY PROSPECTUS

OFFER TO EXCHANGE 57,556,074

REGISTERED SHARES OF COMMON SHARES,

PAR VALUE $5.00 PER SHARE

FOR 57,556,074 OUTSTANDING

UNREGISTERED SHARES OF COMMON SHARES,

PAR VALUE $5.00 PER SHARE

OF

North Atlantic Drilling Ltd.

Material Terms of the Exchange Offer

•

We are offering to exchange, commencing on                     , 2012, an aggregate of 57,556,074 new common shares that have been registered for exchange, or the Exchange Shares, for an equivalent number of common shares, previously sold in private offerings, or the Original Shares. We refer to this offer to exchange as the Exchange Offer.

•	The terms of the Exchange Shares are identical to the terms of the Original Shares, except for the transfer restrictions.

•	We will exchange all Original Shares that are validly tendered and not validly withdrawn.

•	The Exchange Offer will expire at 5:00 p.m., New York City time (11:00 p.m. Oslo time), on , 2012 unless we determine to extend it.

•	You may withdraw tenders of Original Shares at any time before 5:00 p.m., New York City time (11:00 p.m. Oslo time), on the date of the expiration of the Exchange Offer.

•	We will not receive any proceeds from the Exchange Offer.

•	We will pay the expenses of the Exchange Offer.

•	No dealer-manager is being used in connection with the Exchange Offer.

•	The Original Shares currently trade on the Norwegian OTC List.

•	The exchange of shares will not be a taxable exchange for U.S. federal income tax purposes.

Prior to the listing of the Exchange Shares on a stock exchange that is recognized by the Bermuda Monetary Authority as an “appointed stock exchange,” the issue of the Exchange Shares and their free transferability are subject to the permission of the Bermuda Monetary Authority. The Company intends to apply for such permission as well as for the listing of the Exchange Shares on the New York Stock Exchange, which qualifies as an “appointed stock exchange.”

In connection with resales of Exchange Shares, any participating broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933, as amended, or the Securities Act. The Securities and Exchange Commission, or the SEC, has taken the position that broker-dealers who acquired the Original Shares as a result of market-making or other trading activities may use this prospectus to fulfill their prospectus delivery requirements with respect to the Exchange Shares.

See “Risk Factors” beginning on page 18 of this prospectus for a discussion of certain factors that you should consider before participating in the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR ANY OTHER EQUIVALENT REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated                     , 2012.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

We have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Industry and market data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable and we are not aware of any misstatements regarding our market, industry or

(i)

similar data presented herein. Such third party information may be different from other sources and may not reflect all or even a comprehensive set of the actual transactions occurring in the market. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

(ii)

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

In this prospectus, all references to “U.S. dollars,” “dollars,” “U.S.$” and “$” are to the lawful currency of the United States of America and all references to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway.

The following table sets forth, for the periods set forth below, the high, low, average and period end Bloomberg Composite Rate (New York) expressed as Norwegian Kroner per $1.00. The Bloomberg Composite Rate is a “best market” calculation in which, at any point in time, the bid rate is equal to the highest bid rate of all contributing bank indications and the ask rate is set to the lowest ask rate offered by these banks. The Bloomberg Composite Rate is a mid-value rate between the applied highest bid rate and the lowest ask rate.

	NOK per $1.00
Year	High	Low	Average (1)	Period end
2007	6.48	5.27	5.81	5.44
2008	7.29	4.95	5.68	6.96
2009	7.23	5.54	6.26	5.79
2010	6.68	5.62	6.07	5.83
2011	6.02	5.22	5.57	5.98

Month	High	Low	Average (2)	Period end
April 2012	5.80	5.68	5.75	5.73
May 2012	6.11	5.72	5.92	6.11
June 2012	6.14	5.91	6.02	5.96
July 2012	6.12	5.96	6.06	6.03
August 2012	6.05	5.80	5.90	5.80
September 2012	5.85	5.69	5.75	5.73
October 2012	5.77	5.62	5.71	5.70
November 2012	5.79	5.65	5.72	5.67
December 2012 (through and including December 5, 2012)	5.64	5.62	5.63	5.62

(1)	The average of the Bloomberg Composite Rates on the last business day of each month during the relevant period.
(2)	The average of the Bloomberg Composite Rates on each business day during the relevant period.

The Bloomberg Composite Rate on December 5, 2012, was NOK5.62 per $1.00.

The above rates may differ from the actual rates used in the preparation of our consolidated financial statements and other financial information appearing in this prospectus. Our inclusion of these exchange rates is not meant to suggest that the Norwegian Kroner amounts actually represent such dollar amounts or that such amounts could be or could have been converted into dollars at any particular rate, if at all. For a discussion of the impact of the exchange rate fluctuations on our financial condition and results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(iii)

PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our common shares. The information presented in this prospectus assumes, unless otherwise indicated, that the underwriters’ option to purchase additional common shares is not exercised.

Unless otherwise indicated, references to “North Atlantic Drilling,” the “Company,” “we,” “our,” “us” or similar terms refer to the registrant, North Atlantic Drilling Ltd., and its subsidiaries, and references to our “Predecessor” are to the subsidiaries of Seadrill Limited that had interests in the drilling rigs in our initial fleet prior to April 1, 2011. Unless otherwise indicated, all references to “U.S. dollars,” “dollars,” “U.S. $” and “$” in this prospectus are to the lawful currency of the United States of America and references to “Norwegian Kroner” and “NOK” are to the lawful currency of Norway. References in this prospectus to our common shares are adjusted to reflect the consolidation of our common shares through a one-for-five reverse stock split, which our board of directors made effective as of November 19, 2012. Concurrently with this Exchange Offer, we plan to offer and          sell of our common shares through an underwritten public offering, or the Underwritten Public Offering. This Exchange Offer is not contingent on the successful completion of the Underwritten Public Offering.

Our Business

North Atlantic Drilling Ltd. was formed on February 11, 2011, by Seadrill Limited (NYSE: SDRL), or Seadrill, as a new offshore drilling subsidiary focused on operations in the North Atlantic Region, which includes only the territorial waters and outer continental shelf jurisdiction of Norway, the United Kingdom, Ireland, Denmark, the Netherlands, the east coast of Greenland, Russia (west of the island of Diksonskiy), and all countries within the Baltic Sea and the Gulf of Bothnia. While we currently operate exclusively offshore Norway and the United Kingdom, we intend to grow our position in the North Atlantic Region by continuing to provide excellent service to our customers with our modern, technologically advanced harsh environment fleet, together with our approximately 1,370 experienced and skilled employees. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through newbuildings and selective acquisitions. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe that Seadrill, which will own approximately     % of our outstanding common shares following completion of the Underwritten Public Offering, will be motivated to facilitate our growth because of its significant ownership interest in us. Our drilling rigs are under long-term contracts with major oil companies such as Statoil, ConocoPhillips, Shell, Total and ExxonMobil, with an average remaining term of approximately three years as of September 30, 2012.

Our fleet of nine harsh environment offshore drilling rigs consists of four semi-submersibles, one ultra-deepwater drillship, two jack-up rigs, and contracts for the construction of two additional drilling rigs, the West Linus, a jack-up rig with a maximum water depth of 450 feet, and the West Rigel, a sixth generation semi-submersible rig with maximum water depth of 10,000 feet. The West Linus is scheduled to be delivered to us in the fourth quarter of 2013, and the West Rigel is scheduled to be delivered to us in the first quarter of 2015. As of September 30, 2012, we had aggregate estimated project costs relating to these two newbuildings of $1,180 million, of which we have paid $238 million.

We plan to finance the remaining contractual commitments for the West Linus and the West Rigel in the aggregate amount of $942 million with cash flows from operations, borrowings under new credit facilities, and the net proceeds from securities offered in the public and private debt capital markets. Our entry into new credit facilities and access to the public and private debt capital markets are subject to significant conditions, including without limitation, the negotiation and execution of definitive documentation, as well as credit and debt market conditions, and we cannot assure you that we will be able to obtain such financing on terms acceptable to us or at all. The Underwritten Public Offering and the Exchange Offer are not contingent upon our entry into new credit facilities or our accessing other sources of debt. Please read “Risk Factors” beginning on page 18 for a more complete discussion of risks and uncertainties that should be considered before investing in our common shares.

Our Fleet

The following table sets forth certain information regarding our drilling rigs as of the date of this prospectus:

Drilling Rig	Generation / Type *	Year Built		Water Depth Capacity (in feet)	Drilling Depth Capacity (in feet)	Contract
Floaters
Semi-Submersibles
West Phoenix	6th - HE	2008		10,000	30,000	Total
West Venture	5th - HE	2000		2,600	30,000	Statoil
West Alpha	4th - HE	1986		2,000	23,000	ExxonMobil
West Hercules (1)	6th - HE	2008		10,000	35,000	Statoil
West Rigel (2)	6th - HE	Q1 2015	(3)	10,000	40,000	N/A

Drillship
West Navigator	Ultra- deepwater - HE	2000		7,500	35,000	Shell

Jack-ups
West Epsilon	HD - HE	1993		400	30,000	Statoil
West Elara	HD - HE	2011		450	40,000	Statoil
West Linus (2)	HD - HE	Q4 2013	(3)	450	40,000	ConocoPhillips

*	HE—Harsh Environment
HD—Heavy Duty
(1)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance International Limited, or Ship Finance, a member of the Fredriksen Group (discussed below), and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. Pursuant to a bareboat charter agreement that we have entered into with Seadrill, we will operate and manage this rig while it is employed under a drilling contract with Statoil.
(2)	Rig under construction
(3)	Expected delivery to us

Employment of Our Fleet

Our customers consist primarily of major integrated oil companies and independent oil and gas producers. We currently have contracts with Statoil, ConocoPhillips, Shell, Total and ExxonMobil.

Our contract backlog includes firm commitments only, which are represented by signed drilling contracts. As of September 30, 2012, our contract backlog was approximately $4.2 billion and was attributable to revenues we expect to generate from all of our drilling rigs. We calculate our contract backlog by multiplying the contractual daily rate by the minimum expected number of days committed under the contracts (excluding options to extend), assuming full utilization. The actual amount of revenues earned and the actual periods during which revenues are earned may differ from the amounts and periods shown in the table below due to, for example, shipyard and maintenance projects, downtime and other factors that result in lower revenues than our average contract backlog per day.

The actual amount of revenues earned may also fluctuate due to parts of the daily rates being received in Norwegian Kroner or Great Britain Pounds. Approximately 25% to 50% of the daily rates are payable in Norwegian Kroner or Great Britain Pounds, which approximately corresponds to the amount of operational expenses paid in Norwegian Kroner or Great Britain Pounds. As a result, our net operational profit measured in U.S. dollars is minimally affected by currency fluctuations on a historical basis even though operational expenses and revenues may be affected individually. Norwegian Kroner or Great Britain Pound elements of future contract revenue and day rate information provided throughout this document have been converted into U.S. dollars using an exchange rate of USD $1 to NOK5.75 and USD $1 to GBP1.60, respectively. In addition, we may enter into drilling contracts that contain bonus payments in excess of the stated daily rate if we meet certain agreed operational objectives under the applicable contract.

The firm commitments that comprise our contract backlog as of September 30, 2012 are as follows:

Drilling Rig	Contracted Location (North Sea)	Customer	Contract Backlog		Contractual Daily Rate		Earliest Expiration Date
West Phoenix	United Kingdom	Total	$369 million		$448,463		January 2015

West Venture	Norway	Statoil	$460 million		$444,278		July 2015

West Alpha	Norway	ExxonMobil ExxonMobil (1)	$323 million/ $403 million	(2)	$482,179/ $552,029	(2)	August 2014/ August 2016

West Navigator	Norway	Shell Shell	$57 million/ $320 million		$619,817/ $585,553		December 2012/ June 2014

West Epsilon	Norway	Statoil (3)	$236 million		$288,711		December 2014

West Elara	Norway	Statoil (4)	$594 million		$363,517		March 2017

West Linus	Norway	ConocoPhillips (5)	$672 million		$368,329		December 2018

West Hercules (6)	Norway	Statoil (7)	$732 million		$501,474		January 2016

For our drilling rigs operating in Norway, the daily rates listed in the table above include adjustments, effective from July 1, 2012, pursuant to the NR (Norges Rederiforbund) tariff, a Norwegian offshore industry tariff. The daily rate for the West Phoenix, which operates in the United Kingdom, is subject to annual rate revisions based on changes in indices derived from the U.S. Department of Labor, Bureau of Labor Statistics.

(1)	ExxonMobil has the option to extend the contract until August 2017 on identical terms upon notice to us before December 31, 2014.
(2)	Excludes potential bonus payments of a maximum of 5% of the daily rate, which are based on certain performance criteria.
(3)	Statoil has the option to extend the contract until December 2016 on identical terms upon notice to us two years before the expiration of the firm contract period.
(4)	Statoil has the option to extend the contract until March 2019 on identical terms upon notice to us two years before the expiration of the firm contract period.
(5)

Employment of the West Linus is scheduled to commence in March 2014 upon its delivery to us from Jurong Shipyard in Singapore. ConocoPhillips has the option to extend the firm contract period from five to seven years at the same daily rate upon notice to us by the commencement date in March 2014. In addition,

ConocoPhillips also has the option to extend the contract for two additional two year periods at a daily rate that is $10,000 less than the current daily rate for the extension periods upon 24 months’ notice to us prior to the expiration of the relevant period.
(6)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. Pursuant to a bareboat charter agreement that we have entered into with Seadrill, we will lease the West Hercules from Seadrill from January 2013 through December 2013 at a daily rate of $214,389, and from January 2014 through December 2016 at a daily rate of $229,326, during which time we will operate and manage this rig while it is employed under a drilling contract with Statoil.
(7)	Statoil has the option to extend the contract until January 2017 on identical terms upon notice to us two years before the expiration of the firm contract period.

Management of Our Business

Our board of directors has the authority to oversee and direct our operations, management and policies on an exclusive basis. Our board of directors has organized the provision of certain management and other services through Seadrill Management AS, or Seadrill Management, a wholly owned subsidiary of Seadrill, and North Atlantic Management AS, or North Atlantic Management, our wholly owned subsidiary.

We rely on certain current and former executive officers of Seadrill who are employed through North Atlantic Management and Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management pursuant to an administrative services agreement, or the Services Agreement, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as our Chief Executive Officer effective as of that date and will be employed through North Atlantic Management. Robert Hingley-Wilson has been appointed to succeed Mr. Rune Magnus Lundetræ as our Chief Financial Officer and will be employed through Seadrill Management. All references in this prospectus to “our officers” include those officers of North Atlantic Management and Seadrill Management who perform executive officer functions for our benefit. Please see “Management.” In addition, Seadrill Management provides treasury and financial advisory services, insurance placement and building supervisory services under the Services Agreement. The Services Agreement may be terminated by either party upon one month’s notice. In consideration of the services provided to us, we pay Seadrill Management a fee that includes the operating costs attributable to us plus a margin of 5%. During the period from January 1, 2012 through September 30, 2012, we paid Seadrill Management remuneration for its services in the amount of $11.0 million.

North Atlantic Management provides us with certain other day-to-day services pursuant to a management agreement among us and each of our rig-owning subsidiaries, which we refer to as the General Management Agreement. Under the terms of the General Management Agreement, North Atlantic Management is responsible for, among other things, corporate governance services, budgeting and accounting functions, the financing of our activities, commercial management including marketing of our drilling rigs, and the purchase and sale of assets. In addition, North Atlantic Management will provide management services for the West Hercules while it is employed under a drilling contract with Statoil, and is responsible for, among other things, budgeting and accounting functions, technical management, staffing and commercial management of the customer and suppliers.

We also receive corporate, secretarial and certain other administrative services relating to the jurisdiction of Bermuda from Frontline Management (Bermuda) Ltd., or Frontline Management, under the Services Agreement with Seadrill Management. Frontline Management is a wholly owned subsidiary of Frontline Ltd. (NYSE:FRO)(OSE:FRO), a company in which Hemen Holding Limited and other related companies, or Hemen Holding, is a principal shareholder. Hemen Holding holds approximately 0.73% of our shares and has an indirect interest in us through its ownership in Seadrill. In addition, Hemen Holding has a total return swap agreement with underlying exposure to 3,530,000 shares of us.

The executive offices of North Atlantic Management are located in Stavanger, Norway. It also has offices in Bergen, Norway.

Our Relationship with Seadrill Limited and the Fredriksen Group

One of our principal strengths is our relationship with Seadrill and the Fredriksen Group of companies, discussed below. We were established by Seadrill on February 11, 2011 as a new offshore drilling company focused on operations in the North Atlantic Region. We expect our relationship with Seadrill will provide us with access to Seadrill’s customer, supplier and shipbuilder relationships and its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers. In addition, pursuant to an agreement that we and Seadrill will enter into in connection with the closing of the Underwritten Public Offering, or the Cooperation Agreement, Seadrill will agree to provide us with a right of first refusal to participate in any business opportunity identified by Seadrill for drilling activities in the North Atlantic Region and we will agree to provide Seadrill with a right of first refusal to participate in any business opportunity identified by us for drilling activities outside of the North Atlantic Region. See “Certain Relationships and Related Party Transactions—Cooperation Agreement.”

Upon completion of this offering, Seadrill will continue to own approximately     % of our outstanding common shares and thus will effectively control us. In addition, in our view, Seadrill will have significant incentives to contribute to our success. Seadrill is one of the world’s leading international offshore drilling contractors, providing offshore drilling services to the oil and natural gas industry. As of September 30, 2012, Seadrill owned and operated a fleet of 67 offshore drilling rigs, including 19 drilling rigs under construction and our drilling rigs. Seadrill’s fleet is comprised of jack-up rigs, tender drilling rigs, semi-submersible rigs and drillships, which operate from shallow to ultra-deepwater areas as well as in harsh and benign environments and are contracted to customers throughout the world. Seadrill reported total operating revenues of approximately $4.2 billion in fiscal year 2011. Seadrill recently announced the proposed sale of its fleet of tender rigs. This transaction will not have a direct impact on our business.

In addition to our relationship with Seadrill, we believe there are opportunities for us to benefit from operational, customer and shipyard-based synergies due to our broader relationship with the Fredriksen Group. Seadrill’s main shareholder, Hemen Holding (which owned approximately 25% of the outstanding shares of Seadrill as of December 5, 2012), and other related companies are also the main shareholders of a number of other large companies involved in various sectors of the shipping and oil services industries, which we refer to together as the Fredriksen Group. In addition to Seadrill, the Fredriksen Group includes the following companies, among others:

•

Golar LNG Limited (NasdaqGS: GLNG)(OSE:GOL), an owner and operator of a fleet of seven liquefied natural gas, or LNG, carriers with 11 LNG carriers and two floating storage and regasification units, or FSRUs, on order;

•	Golar LNG Partners LP (NasdaqGS:GMLP), a master limited partnership and a majority owned subsidiary of Golar LNG Limited that owns and operates a fleet of two LNG carriers and four FSRUs;

•	Frontline Ltd. (NYSE:FRO)(OSE:FRO), a crude oil tanker company which owns and operates a fleet of 48 tankers;

•	Frontline 2012 Ltd. (N-OTC:FRNT), a crude oil tanker company which owns and operates 15 tankers, including contracts for the construction of five very-large crude carriers, or VLCCs;

•

Ship Finance International Limited (NYSE:SFL), a global international ship-owning company with a diverse fleet of 61 vessels, including crude oil tankers, chemical tankers, oil/bulk/ore vessels, dry-bulk carriers, container vessels, offshore supply vessels, one jack-up drilling rig and three ultra-deepwater drilling rigs;

•	Golden Ocean Group Limited (OSE:GOGL), a dry bulk shipping company that owns a fleet of 17 vessels and manages an additional 11 vessels;

•	Archer Limited (OSE:ARCHER), an oil services company specializing in crewing offshore rigs and onshore land rigs, including associated wireline and well services;

•

Deep Sea Supply PLC (OSE:DESSC), an owner and operator of 23 anchor handling tug supply and platform supply vessels, operating in the North Sea spot market, West Africa, the Mediterranean, South East Asia and Brazil;

•	Northern Offshore Ltd. (OSE:NOF), an owner and operator of five offshore drilling rigs and a floating production unit operating in the mid-water market segment in the Northern U.K. North Sea; and

•

Seadrill Partners LLC (NYSE:SDLP), a master limited partnership and a majority owned subsidiary of Seadrill that owns and operates a fleet of four drilling rigs, including one drillship, two semi-submersibles and a tender rig.

We may not realize any benefits from our relationship with Seadrill or the Fredriksen Group.

Our Business Strategies

Our principal business objectives are to profitably grow our business and increase shareholder value. We expect to achieve these objectives through the following strategies:

•

Focus on the North Atlantic Region. There are a limited number of drilling rigs that are able to operate in the harsh environments of the North Atlantic Region, which includes only the territorial waters and outer continental shelf jurisdiction of Norway, the United Kingdom, Ireland, Denmark, the Netherlands, the east coast of Greenland, Russia (west of the island of Diksonskiy), and all countries within the Baltic Sea and the Gulf of Bothnia. Our operating fleet of seven drilling rigs, consisting of four semi-submersibles, one ultra-deepwater drillship and two jack-ups, currently operates exclusively in the harsh environment areas offshore Norway and the United Kingdom. We also intend to employ our two newbuildings in the North Atlantic Region upon their delivery to us. We believe that our established presence in the harsh-environment waters of the North Atlantic Region, together with our fleet’s size and unique specifications, provides us with a competitive advantage over smaller competitors in attracting the business of oil and gas companies seeking drilling services in offshore harsh environment areas. We believe that this competitive advantage will enable us to secure profitable drilling contracts for our newbuilding units and existing drilling rigs as their existing contracts expire. Additionally, we believe we have a competitive advantage in Norway over new entrants in this market because Norway imposes added requirements for drilling facilities, including, among other things, strict standards relating to safety, drilling rig technical specifications, crew accommodations and certain other compliance measures, known as Acknowledgment of Compliance (“AOC”), which must be satisfied in order to operate in the Norwegian Continental Shelf. All of our drilling rigs meet, or are being constructed to meet, AOC requirements.

•

Pursue long-term contracts and maintain stable cash flows. We seek to maintain stable cash flows by pursuing long-term contracts and focusing on minimizing operating downtime. We believe that our focus on long-term contracts improves the stability and predictability of our operating cash flows, which we believe will enable us to access equity and debt capital markets on attractive terms and, therefore, facilitate our growth strategy.

•

Develop strategic relationships with high-quality customers. We plan to continue to develop strategic relationships with major international oil companies and large investment-grade independent exploration and production companies, both on our own and through our relationship with Seadrill. We expect to derive a significant portion of our revenues from contracts with these customers, the length and terms of which will depend on the type of drilling rig and the operating environment.

•

Grow through newbuilds and strategic and accretive acquisitions. We expect to grow through newbuilds and to consider strategic transactions, with a continued focus on harsh environment drilling operations. While we currently operate exclusively in areas offshore Norway and in the United Kingdom, we intend pursue harsh environment drilling operations in other locations in the North Atlantic Region.

•

Provide excellent customer service and continue to prioritize safety as a key element of our operations. We believe that we and Seadrill have developed a reputation as a preferred offshore drilling contractor and that we can capitalize on this reputation by continuing to provide excellent customer service. We seek to deliver exceptional performance to our customers by consistently meeting or exceeding their expectations for operational performance, by, among others, maintaining high safety standards and minimizing downtime.

Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•

Substantial revenue backlog with high quality customers. We have and are continuing to develop a strong revenue backlog that currently consists of contracts for all of our operating drilling rigs, as well as the West Linus, which is currently under construction at Jurong Shipyard in Singapore and is scheduled to be delivered to us in the fourth quarter of 2013. As of September 30, 2012, our contract backlog was approximately $4.2 billion. We believe these high-quality customer commitments will provide us with a stable cash flow for the next several years. In addition, we believe that our robust contract backlog will provide us with the financial stability we need to pay dividends, obtain financing for future growth and maintain successful client relationships.

•

Technologically advanced harsh environment drilling fleet operated by experienced and skilled employees. Our fleet is comprised of technologically advanced drilling rigs designed to operate in harsh environments at water depths ranging from 150 feet to 10,000 feet with the ability to drill depths up to 40,000 feet. In addition, our drillship and semi-submersibles are self-propelled, dynamically positioned or moored, and are generally suitable for drilling in remote locations. We operate a modern fleet with an average age of less than nine years, assuming our two newbuilds have an average age of zero years. Modern and new drilling rigs generally result in lower maintenance capital expenditures than older drilling rigs. We believe that with our modern, technologically advanced harsh environment fleet, together with our approximately 1,370 experienced and skilled employees, we will be able to provide our customers with safe and effective operations, and establish, develop and maintain our position as a preferred provider of offshore drilling services for our customers. We believe that a combination of technologically advanced modern assets and highly skilled employees will facilitate the procurement of new contracts and dayrates that are competitive relative to current market rates for similar drilling rigs.

•

High barriers to entry. Drilling rigs operating in the North Atlantic Region and in other harsh environment conditions require specialized equipment and modifications, including without limitation, unique structuring of drilling rig hulls and protection from exposure to weather and low temperatures. Not all rigs can be modified to operate in harsh environment conditions. The large investment in specialized or modified drilling equipment required to operate in harsh environment conditions creates barriers to entry. In addition, the strict regulations of the AOC regime in Norway, described above, impose additional costly requirements for potential market participants in the Norwegian Continental Shelf, including the costs of complying with health, safety and environmental regulations. As an established drilling contractor in this area, we believe that we have a significant advantage over potential new entrants, and because of these barriers to entry, we already enjoy less competition and benefit from longer contract durations and higher dayrates than what we believe has been achieved in other geographic regions.

•

Experienced and international management team. When taken together with our Predecessor, we have over 30 years of experience operating in locations worldwide. We believe that our management team’s significant experience in the offshore drilling industry, as well as its diverse international background, enhance our ability to effectively operate on an international basis and throughout industry cycles.

•

Relationship with Seadrill. We were established by Seadrill on February 11, 2011 as a new offshore drilling company focused on operations in the North Atlantic Region. Following the completion of this offering, Seadrill will continue to own approximately     % of our common shares. Seadrill has provided significant financial and other resources to us and we believe that Seadrill will have incentives to facilitate our acquisition and growth strategy so long as it owns a significant interest in us. We expect our relationship with Seadrill will continue to provide us with access to Seadrill’s relationships with its customers, suppliers, shipbuilders and its technical and managerial expertise, which we believe will allow us to continue to expand our business and grow our customer base. See “Our Relationship with Seadrill Limited and the Fredriksen Group.”

Recent Developments

On April 20, 2012, we issued a writ against the Norwegian tax authorities. The writ challenges a tax re-assessment related to a change of tax jurisdiction for some of our subsidiaries and calculation of taxable gains (see Note 6 to our combined consolidated carve-out financial statements). Seadrill has agreed to pay and indemnify us for all of our liabilities related to this tax claim with the Norwegian tax authorities in excess of $63 million. Management has performed an analysis for uncertain tax positions in the various jurisdictions in which we operate in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of $63 million has been recorded as of September 30, 2012 and December 31, 2011. We have not made any other provisions for uncertain tax positions. See “Risk Factors—Risks relating to our Company—A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations.”

The board of directors of the Company has approved a dividend of $0.225 per common share, which is payable on or about December 21, 2012, to shareholders of record on December 6, 2012.

On September 21, 2012, at our annual general meeting, our shareholders authorized (i) the reduction of our share premium account from $834.3 million to $0 and an increase in our contributed surplus account of $834.3 million and (ii) our board of directors, in their sole discretion, to effect a one-for-five reverse stock split. References in this prospectus to our common shares have been adjusted to reflect the consolidation of our common shares through a one-for-five reverse stock split, which our board of directors made effective as of November 19, 2012.

Concurrently with this Exchange Offer, we plan to offer and sell              of our common shares through the Underwritten Public Offering. This Exchange Offer is not contingent on the successful completion of the Underwritten Public Offering.

Risk Factors

We face a number of risks associated with our business and industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies. These risks relate to, among others, changes in the offshore contract drilling industry, including supply and demand, utilization rates, dayrates, customer drilling programs and commodity prices, a downturn in the global economy, hazards inherent in our industry and operations resulting in liability for personal injury or loss of life, damage to or destruction of property and equipment, pollution or environmental damage, inability to comply with covenants in our debt agreements, inability to finance capital projects, and inability to successfully employ our drilling rigs.

You should carefully consider the following risks, those risks described in “Risk Factors” and the other information in this prospectus before deciding whether to invest in our common shares.

Risks Relating to Our Business

•

Our growth depends on the level of activity in the offshore oil and natural gas industry, which is significantly affected by, among other things, volatile oil and natural gas prices, and may be materially and adversely affected by a decline in the offshore oil and natural gas industry.

•	An over-supply of drilling rigs may lead to a reduction in daily rates and therefore may materially impact our revenues and profitability.

•	We may be subject to liability under environmental laws and regulations, which could have a material adverse effect on our results of operations and financial condition.

•	Our business and operations involve numerous operating hazards, and our insurance and indemnities from our customers may not be adequate to cover potential losses from our operations.

•

The market value of our current drilling rigs and those we acquire in the future may decrease, which could cause us to incur losses if we decide to sell them following a decline in their market values.

Risks Relating to Our Company

•	The amount of our debt could limit our liquidity and flexibility in obtaining additional financing and in pursuing other business opportunities.

•	We may be unable to comply with covenants in our credit facilities or any future financial obligations that impose operating and financial restrictions on us.

•	Restrictions in our debt agreements may prevent us from paying dividends to our shareholders.

•	We currently derive all of our revenue from five customers, and the loss of any of these customers could result in a significant loss of revenues and cash flow.

•	The failure to consummate or integrate acquisitions in a timely and cost-effective manner could have an adverse effect on our financial condition and results of operations.

•	We depend on certain affiliates of Seadrill, including Seadrill Management, to assist us in operating and expanding our business.

•	Our future contracted revenue for our fleet of drilling rigs may not be ultimately realized.

•

A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

Risks relating to our Common Shares

•	There is currently no market for our common shares in the United States and a market for our common shares may not develop, which could adversely affect the liquidity and price of our common shares.

•	If we do not become publicly-listed, this could adversely affect the value of our common shares and our access to the capital markets may be limited.

•	Your failure to tender your Original Shares in the Exchange Offer may affect their marketability.

•

Following the completion of the Underwritten Public Offering, Seadrill will continue to control a substantial ownership stake in us and Seadrill’s interests could conflict with interest of our other shareholders.

Implications of Being an Emerging Growth Company

We had less than $1.0 billion in revenue during our last fiscal year, which means that we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•

the ability to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement for the Exchange Offer and the Underwritten Public Offering;

•	exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting;

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and

•

exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if, among other things, we have more than $1.0 billion in “total annual gross revenues” during the most recently completed fiscal year. We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies. We are choosing to “opt out” of the extended transition period relating to the exemption from new or revised financial accounting standards and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Structure

North Atlantic Drilling Ltd. is a company incorporated under the laws of Bermuda on February 11, 2011. After the completion of the Underwritten Public Offering, Seadrill is expected to control a substantial ownership percentage in us, representing approximately     % of our outstanding common shares. We own our vessels through separate wholly owned subsidiaries that are incorporated in Bermuda.

The following diagram depicts our simplified organizational structure:

Group Chart—North Atlantic Drilling

*	Ownership percentage is 100%, unless otherwise specified.
*	Seadrill Norge Holding AS and Seadrill Norge AS, our wholly-owned subsidiaries, are dormant and have been excluded from the table. These two subsidiaries may be liable for certain Norwegian tax claims described in Note 6 to our combined consolidated carve-out financial statements.

Principal Executive Offices

Our principal executive headquarters are at Par-la-Ville Place, 14 Par-la-Ville Road, Hamilton HM 08, Bermuda. We have no proprietary management function. Pursuant to the Services Agreement and the General Management Agreement, all day-to-day management functions are provided by Seadrill Management and North Atlantic Management. Seadrill Management’s offices are located at Lokkeveien 107, P.O. Box 110, 4001 Stavanger, Norway, and North Atlantic Management’s offices are located at Finnestadveien 28, P.O. Box 109, 4001 Stavanger, Norway and its telephone number at that address is (011) 47 51 30 90 00. Seadrill Management may relocate its offices outside of Norway in the future. North Atlantic Management also has offices in Bergen, Norway. Our website is www.nadlcorp.com. The information contained on our website is not a part of this prospectus.

Other Information

Because we are incorporated under the laws of Bermuda, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

SUMMARY OF THE EXCHANGE OFFER

Issuer	North Atlantic Drilling Ltd., a company formed under the laws of Bermuda.

Background	We completed private offerings in February 2011 for 50,000,000 common shares (the “February 2011 Private Offering”), in March 2011 for 150,000,000 common shares and in March 2012 for 30,000,000 common shares (the “March 2012 Private Offering”).

Offer to Exchange Original Shares for Exchange Shares	Under the terms of the Exchange Offer, you are entitled to exchange the Original Shares for Exchange Shares. All Original Shares that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer will be exchanged promptly. Any Original Shares not accepted for tender for any reason will be returned promptly after termination or expiration of the Exchange Offer.

Any holder electing to have Original Shares exchanged pursuant to this Exchange Offer must properly tender such holder’s Original Shares for Exchange Shares prior to 5:00 p.m. New York City time (11:00 p.m. Oslo time) on the Expiration Date, as defined below.

The Exchange Offer is not being made to, nor will we accept surrenders of Original Shares for exchange from, holders of Original Shares in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the jurisdiction, nor to any person or entity to whom it is unlawful to make such offer.

Affiliates of ours (within the meaning of Rule 405 under the Securities Act), may not participate in the Exchange Offer.

Procedures for Tendering Original Shares	If you wish to tender your Original Shares for exchange in the Exchange Offer, you must instruct the Norwegian Exchange Agent to tender the Original Shares on your behalf, and you must send to the Norwegian Exchange Agent, on or before the Expiration Date, a properly completed and executed letter of transmittal, which has been provided to you with this prospectus and any other documentation requested by the letter of transmittal.

If you beneficially own Original Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Shares in the Exchange Offer, you should contact the registered holder promptly and instruct it to tender on your behalf accordingly.

Expiration Date	The Exchange Offer will remain open for at least 20 full business days and will expire at 5:00 p.m., New York City time (11:00 p.m. Oslo time), on , 2012, unless extended by us at our sole discretion, or the Expiration Date.

Resales of Exchange Shares	Subject to the Company obtaining the permission of the Bermuda Monetary Authority in respect of the issue and transferability of the Exchange Shares, we believe that the Exchange Shares may be offered for resale, resold or otherwise transferred by you (unless you are an “affiliate” of ours within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	You acquire the Exchange Shares in the ordinary course of business; and

•	You are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the Exchange Shares.

If any of the foregoing is not true and you transfer any Exchange Shares without delivering a prospectus meeting the requirements of the Securities Act and without an exemption for the transfer of your Exchange Shares from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability. If you are a broker-dealer and receive Exchange Shares for your own account in exchange for Original Shares that were acquired as a result of market-making activities or other trading activities, you must represent to us that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Shares.

Consequences of Failure to Exchange	If we complete the Exchange Offer and you do not participate in it, then:

•	Your Original Shares will continue to be subject to the existing restrictions upon their transfer; and

•	The liquidity of the market for your Original Shares could be adversely affected.

Withdrawal of Tenders	You may withdraw your tender of Original Shares at any time prior to the Expiration Date. To withdraw, you must submit a notice of withdrawal to the Exchange Offer before 5:00 p.m., New York City time (11:00 p.m. Oslo time) on the Expiration Date.

Conditions to Exchange Offer	The Exchange Offer is subject to certain customary conditions.

Tax Considerations	A shareholder will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer.

Under current Bermuda law, we are not subject to tax on income or capital gains, and no Bermuda withholding tax will be imposed upon payments of dividends by us to our shareholders.

Until the shares become traded on an established securities market in the United States, any dividends paid by us will be treated as ordinary income to a U.S. shareholder, and may continue to be so treated even after we become publicly traded. On the disposition of our shares, a U.S. shareholder will recognize capital gain or loss, which will be treated as long-term capital gain or loss if the shares have been held for more than one year. Under certain circumstances, we may be treated as a “passive foreign investment company” for U.S. federal income tax purposes. If we were to be so treated, dividends paid by us will be treated as ordinary income to a U.S. shareholder. In addition, a U.S. shareholder may be subject to adverse U.S. federal income tax consequences with respect to certain distributions received from us and gain on the sale of our shares, although a U.S. shareholder may be able to make certain tax elections to ameliorate these adverse consequences.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Shares in this Exchange Offer. See “Use of Proceeds.”

Exchange Agent	DNB Bank ASA has been appointed as the Norwegian Exchange Agent in connection with the Exchange Offer for purposes of obtaining the required documents from our shareholders to tender Original Shares in the Exchange Offer. Computershare Trust Company N.A., or Computershare, our transfer agent, will act as agent for purposes of exchanging Original Shares for Exchange Shares. Deliveries should be addressed to the Norwegian Exchange Agent at the address on the back cover of this prospectus.

Exchange Shares	The Exchange Shares are identical to the Original Shares except that the Exchange Shares have been registered under the Securities Act of 1933, as amended, or the Securities Act, and, therefore, will not bear legends restricting their transfer.

For more details, please read “The Exchange Offer.”

SUMMARY FINANCIAL OPERATING DATA

We were formed on February 11, 2011, by Seadrill as a new offshore drilling subsidiary focused on operations in the North Atlantic Region. On February 17, 2011, we entered into an agreement with Seadrill to acquire six harsh environment drilling rigs, including all relevant contracts, spares, stores and offshore personnel related to the drilling rigs, which we refer to as the North Atlantic Restructuring. The North Atlantic Restructuring closed on March 31, 2011 and our business is a direct continuation of the North Atlantic business of our parent, Seadrill. We did not engage in any business or other activities prior to the North Atlantic Restructuring, except in connection with our formation. The North Atlantic Restructuring was limited to entities that were under the control of Seadrill and its affiliates, and, as such, the North Atlantic Restructuring was accounted for as a transaction between entities under common control. As a result, prior to April 1, 2011, the results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and therefore presented on a combined consolidated carve-out basis in our financial statements. The combined consolidated entities’ historical financial statements include assets, liabilities, revenues, expenses and cash flows directly attributable to drilling rigs transferred to us from Seadrill. References to the “combined consolidated entities” or to the “Predecessor” are to the subsidiaries of Seadrill that had interests in the drilling rigs in our initial fleet prior to April 1, 2011. The combined and consolidated financial information have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and are in U.S. dollars. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Combined Carve-out Financial Statements and Consolidated Financial Statements.”

The following table presents, in each case for the periods and as of the dates indicated, historical summary combined consolidated carve-out financial and other data. The summary combined and consolidated financial data as of and for the years ended December 31, 2011 and 2010 are derived from the audited combined consolidated carve-out financial statements included in this prospectus. The summary consolidated financial data for the nine months ended September 30, 2012, and the combined and consolidated financial data for the nine months ended September 30, 2011, are derived from the unaudited condensed interim combined consolidated carve-out financial statements included in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited condensed interim combined consolidated carve-out financial statements, and the notes thereto, and the audited combined consolidated carve-out financial statements, and the notes thereto, in each case included elsewhere in this prospectus. Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Seadrill in the periods for which historical financial data are presented on a carve-out basis below, and such data may not be indicative of our future operating results or financial performance.

	Nine months ended September 30,		Year ended December 31,
	2012 Consolidated	2011 Combined and Consolidated	2011 Combined and Consolidated	2010 Combined and Consolidated
	(In millions of U.S. dollars, except common share and per share data)
Statement of Operations Data
Total operating revenues from continuing operations	761.5	702.8	938.0	874.7
Net operating income from continuing operations	306.6	303.6	402.0	391.7
Net income from continuing operations	186.9	179.4	246.7	290.9
Earnings per share, basic and diluted—continuing operations (1)	0.86	0.94	1.28	1.94
Dividends declared per share	0.675	0.175	0.38	—
Weighted average common shares outstanding	217,884,651	190,600,465	192,455,504	150,003,000

	Nine months ended September 30,		Year ended December 31,
	2012 Consolidated	2011 Combined and Consolidated	2011 Combined and Consolidated	2010 Combined and Consolidated
	(In millions of U.S. dollars, except common share and per share data)

Balance Sheet Data (at end of period):
Cash and cash equivalents	235.0		147.4	3.7
Drilling rigs	2,425.1		2,006.8	2,072.3
Newbuildings	238.3		572.2	119.0
Goodwill	480.6		480.6	480.6
Total assets	3,894.8		3,595.8	4,320.8
Interest bearing debt (including current portion)	2,491.7		2,626.7	1,480.0
Share capital	1,138.1		988.1	—
Shareholders’ equity	862.4		525.7	1,667.5
Other Financial Data:
Net cash provided by continuing operations	249.7	141.0	346.1	252.8
Net cash used in investing activities from continuing operations	(178.0)	(403.7)	(390.4)	(104.1)
Net cash provided by/(used in) financing activities from continuing operations	15.7	264.6	188.1	(240.7)

(1)	Basic and diluted earnings per share has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the North Atlantic Restructuring, amounting to 150,003,000 common shares, were outstanding for all periods presented.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information contained in this prospectus, before making an investment in our common shares. The following risks relate principally to us and our business and the industry in which we operate, the securities market and ownership of our common shares. Any of the risk factors described below could significantly and negatively affect our business, financial condition or operating results, which may reduce our ability to pay dividends and lower the trading price of our common shares. You may lose part or all of your investment.

Risks relating to our Business

Our growth depends on the level of activity in the offshore oil and natural gas industry, which is significantly affected by, among other things, volatile oil and natural gas prices, and may be materially and adversely affected by a decline in the offshore oil and natural gas industry.

The offshore drilling industry is cyclical and volatile. Our growth strategy focuses on expansion in the offshore drilling sector, which depends on the level of activity in oil and natural gas exploration, development and production in offshore areas worldwide. The availability of quality drilling prospects, exploration success, relative production costs, the stage of reservoir development and political and regulatory environments affect customers’ drilling programs. Oil and natural gas prices and market expectations of potential changes in these prices also significantly affect this level of activity and demand for drilling rigs.

Oil and natural gas prices are extremely volatile and are affected by numerous factors beyond our control, including the following:

•	worldwide production and demand for oil and natural gas;

•	the cost of exploring for, developing, producing and delivering oil and natural gas;

•	expectations regarding future energy prices;

•	advances in exploration, development and production technology;

•	the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain levels and pricing;

•	the level of production in non-OPEC countries;

•	government regulations, including restrictions on offshore transportation of oil and natural gas;

•	local and international political, economic and weather conditions;

•	domestic and foreign tax policies;

•	development and exploitation of alternative fuels;

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves;

•	accidents, severe weather, natural disasters and other similar incidents relating to the oil and natural gas industry; and

•

the worldwide political and military environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East or other geographic areas or further acts of terrorism in the United States, or elsewhere.

Declines in oil and natural gas prices for an extended period of time, or market expectations of potential decreases in these prices, could negatively affect our future growth. Sustained periods of low oil and natural gas prices typically result in reduced exploration and drilling because oil and natural gas companies’ capital expenditure budgets are subject to cash flow from such activities and are therefore sensitive to changes in energy prices. These changes in commodity prices can have a dramatic effect on rig demand, and periods of low demand can cause excess rig supply and intensify the competition in the industry, which often results in drilling rigs, particularly older and less technologically-advanced drilling rigs, being idle for long periods of time. We cannot predict the future level of demand for drilling rigs or future conditions of the oil and natural gas industry. Any decrease in exploration, development or production expenditures by oil and natural gas companies could reduce our revenues and materially harm our business, results of operations and cash available for distribution.

In addition to oil and natural gas prices, the offshore drilling industry is influenced by additional factors, including:

•	the availability of competing offshore drilling rigs;

•	the level of costs for associated offshore oilfield and construction services;

•	oil and natural gas transportation costs;

•	the level of rig operating costs, including crew and maintenance;

•	the discovery of new oil and natural gas reserves; and

•	regulatory restrictions on offshore drilling.

Any of these factors could reduce demand for drilling rigs and adversely affect our business and results of operations.

An over-supply of drilling rigs may lead to a reduction in daily rates and therefore may materially impact our revenues and profitability.

During the recent period of high utilization and high daily rates, industry participants have increased the supply of drilling rigs by ordering construction of new drilling rigs. Historically, this has resulted in an over-supply of drilling rigs and has caused a subsequent decline in utilization and daily rates when the drilling rigs have entered the market, sometimes for extended periods of time until the new rigs have been absorbed into the active fleet. According to industry sources, the worldwide fleet of ultra-deepwater drilling rigs consisted of 137 rigs, comprised of 62 semi-submersible rigs and 75 drillships as of September 8, 2012. An additional 15 semi-submersible rigs and 52 drillships are under construction or on order, which would bring the total fleet to 204 rigs. Of these rigs, 61 rigs are capable of harsh environment operations. A relatively large number of the drilling rigs currently under construction, including 10 harsh environment drilling rigs, have not been contracted for future work, which may intensify price competition as scheduled delivery dates occur and lead to a reduction in daily rates as the active fleet grows. Lower utilization and daily rates could adversely affect our revenues and profitability. Prolonged periods of low utilization and daily rates could also result in the recognition of impairment charges on our drilling rigs if future cash flow estimates, based on information available to management at the time, indicate that the carrying value of these drilling rigs may not be recoverable.

An economic downturn could have a material adverse effect on our revenue, profitability and financial position.

We depend on our customers’ willingness and ability to fund operating and capital expenditures to explore, develop and produce oil and natural gas, and to purchase drilling and related equipment. There has historically been a strong link between the development of the world economy and demand for energy, including oil and natural gas. The world economy is currently facing a number of challenges. As a result of the credit crisis in Europe, in particular in Greece, Italy, Ireland, Portugal and Spain, the European Commission created the European Financial Stability Facility, or the EFSF, and the European Financial Stability Mechanism, or the EFSM, to provide funding to Eurozone countries in financial difficulties that seek such support. In March 2011, the European Council agreed on the need for Eurozone countries to establish a permanent stability mechanism, the European Stability Mechanism, or the ESM, which will be activated by mutual agreement, to assume the role of the EFSF and the EFSM in providing external financial assistance to Eurozone countries after June 2013.

Despite these measures, concerns persist regarding the debt burden of certain Eurozone countries and their ability to meet future financial obligations and the overall stability of the Euro. An extended period of adverse development in the outlook for European countries could reduce the overall demand for oil and natural gas and for our services. These potential developments, or market perceptions concerning these and related issues, could affect our financial position, results of operations and profitability, and may have a disproportionate impact on us because we currently operate exclusively offshore Norway and the United Kingdom. This includes uncertainty surrounding the sovereign debt and credit crises in certain European countries and the continued economic slowdown in the Asia Pacific region, including Japan and China. In addition, turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries are adding to overall risk. An extended period of adverse development in the outlook for the world economy could reduce the overall demand for oil and natural gas and for our services. Such changes could adversely affect our financial condition, results of operations and ability to pay dividends to our shareholders.

The current state of global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms, which may hinder or prevent us from expanding our business or may otherwise negatively impact our business.

Global financial markets and economic conditions have been, and continue to be, volatile. The current state of global financial markets and current economic conditions might adversely impact our ability to issue additional equity at prices which will not be dilutive to our existing shareholders or preclude us from issuing equity at all. In addition, a majority of our financing facilities are provided by European banking institutions. If economic conditions in Europe preclude or limit additional financing from these banking institutions, we may not be able to obtain financing from other institutions on terms acceptable to us or at all, even if conditions outside Europe remain favorable for lending. Additional financing may not be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to expand our existing business, complete drilling rig acquisitions or otherwise take advantage of business opportunities as they arise.

Consolidation and governmental regulation of suppliers may increase the cost of obtaining supplies or restrict our ability to obtain needed supplies, which may have a material adverse effect on our results of operations and financial condition.

We rely on certain third parties to provide supplies and services necessary for our offshore drilling operations, including drilling equipment suppliers, caterers and machinery suppliers. Recent mergers have reduced the number of available suppliers, resulting in fewer alternatives for sourcing key supplies. With respect to certain items, such as blow-out preventers, we are generally dependent upon the original equipment manufacturer for repair and replacement of the item or its spare parts. Such consolidation, combined with a high volume of drilling rigs under construction, may result in a shortage of supplies and services thereby increasing the cost of supplies and/or potentially inhibiting the ability of suppliers to deliver on time. These cost increases or delays could have a material adverse effect on our results of operations and result in rig downtime, and delays in the repair and maintenance of our drilling rigs. Furthermore, many of our suppliers are U.S. companies or non-U.S. subsidiaries owned or controlled by U.S. companies, which means that in the event a U.S. supplier was debarred or otherwise restricted by the U.S. government from delivering products, our ability to supply and service our operations could be materially impacted. In addition, through regulation and permitting, certain foreign governments effectively restrict the number of suppliers and technicians available to supply and service our operations in those jurisdictions, which could materially impact our operations.

Governmental laws and regulations, including environmental laws and regulations, may add to our costs, expose us to liability or limit our drilling activity.

Our business in the offshore drilling industry is affected by laws and regulations relating to the energy industry and the environment in the geographic areas where we operate, including international conventions and treaties, and regional, national, state, and local laws and regulations (including those of the International

Maritime Organization, European Union, the United Kingdom, and Norway). The offshore drilling industry is dependent on demand for services from the oil and gas exploration and production industry, and, accordingly, we are directly affected by the adoption of laws and regulations that, for economic, environmental or other policy reasons, curtail exploration and development drilling for oil and gas. Compliance with such laws, regulations and standards, where applicable, may require us to make significant capital expenditures, such as installation of costly equipment or operational changes, and may affect the resale value or useful lifetime of our rigs. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions, including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. Further, our ability to compete in international offshore contract drilling markets may be limited by foreign governmental regulations that favor or require the awarding of contracts to local contractors or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Governments in some countries are increasingly active in regulating and controlling the ownership of concessions, the exploration for oil and gas, and other aspects of the oil and gas industries. Offshore drilling in certain areas has been curtailed and, in certain cases, prohibited because of concerns over protection of the environment. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations.

To the extent new laws are enacted or other governmental actions are taken that prohibit or restrict offshore drilling or impose additional environmental protection requirements that result in increased costs to the oil and gas industry, in general, or the offshore drilling industry, in particular, our business or prospects could be materially adversely affected. The operation of our drilling rigs will require certain governmental approvals. Depending on the jurisdiction, these governmental approvals may involve public hearings and costly undertakings on our part. We may not obtain such approvals or such approvals may not be obtained in a timely manner. If we fail to timely secure the necessary approvals or permits, our customers may have the right to terminate or seek to renegotiate their drilling contracts to our detriment. The amendment or modification of existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas could have a material adverse effect on our business, operating results or financial condition. Future earnings may be negatively affected by compliance with any such new legislation or regulations.

As an operator of mobile drilling rigs, we may be liable for damages and costs incurred in connection with spills of oil and other chemicals and substances related to our operations, and we may also be subject to significant fines in connection with spills. For example, an oil spill could result in significant liability, including fines, penalties and criminal liability and remediation costs for natural resource damages under other international laws, as well as third-party damages, to the extent that the contractual indemnification provisions in our drilling contracts are not sufficient, or if our clients are unwilling or unable to contractually indemnify us from these risks. Additionally, we may not be able to obtain such indemnities in our future contracts and our clients may not have the financial capability to fulfill their contractual obligations to us. Also, these indemnities may be held to be unenforceable in certain jurisdictions, as a result of public policy or for other reasons. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence. These laws and regulations may expose us to liability for the conduct of or conditions caused by others, or for acts that were in compliance with all applicable laws at the time when such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position, results of operations or cash flows.

We may be subject to litigation that could have an adverse effect on our business and financial condition.

We are currently not involved in any litigation matters that are expected to have a material adverse effect on our business or financial condition other than our ongoing tax dispute with the Norwegian tax authorities, which is described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments Concerning Our Taxation” and in Note 6 to our combined consolidated carve-out financial statements. Nevertheless, we anticipate that we could be involved in litigation matters from time to time in the future. The operating hazards inherent in the offshore drilling business expose us to litigation, including personal injury litigation, environmental litigation, contractual litigation with clients, intellectual property litigation, tax or securities litigation, and maritime lawsuits including the possible arrest of our drilling rigs. We cannot predict with certainty the outcome or effect of any claim or other litigation matter. Any future litigation may have an adverse effect on our business, financial position, results of operations and its ability to pay dividends, because of potential negative outcomes, the costs associated with prosecuting or defending such lawsuits, and the diversion of management’s attention to these matters.

Our business and operations involve numerous operating hazards, and our insurance and indemnities from our customers may not be adequate to cover potential losses from our operations.

Our operations are subject to hazards inherent in the offshore drilling industry, such as blowouts, reservoir damage, loss of production, loss of well control, lost or stuck drill strings, equipment defects, punch-throughs, craterings, fires, explosions and pollution. Contract drilling requires the use of heavy equipment and exposure to hazardous conditions, which may subject us to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage, claims by third parties or customers and suspension of operations. Our offshore fleet is also subject to hazards inherent in marine operations, either while on-site or during mobilization, such as capsizing, sinking, grounding, collision, piracy, damage from severe weather and marine life infestations. Operations may also be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. We customarily provide contract indemnity to our customers for claims that could be asserted by us relating to damage to or loss of our equipment, including rigs, and claims that could be asserted by us or our employees relating to personal injury or loss of life.

Damage to the environment could also result from our operations, particularly through spillage of hydrocarbons, fuel, lubricants or other chemicals and substances used in drilling operations, or extensive uncontrolled fires. We may also be subject to property damage, environmental indemnity and other claims by oil and natural gas companies. Our insurance policies and drilling contracts contain rights to indemnity that may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks. There are certain risks, including risks associated with the loss of control of a well (such as blowout, cratering, the cost to regain control of or re-drill the well and remediation of associated pollution), and our customers may be unable or willing to indemnify us against such risks. In addition, a court may decide that certain indemnities in our current or future contracts are not enforceable. We maintain insurance coverage for property damage, occupational injury and illness, and general and marine third-party liabilities. However, pollution and environmental risks generally are not totally insurable. See “Business—Risk of Loss and Insurance.”

If a significant accident or other event occurs that is not fully covered by our insurance or an enforceable or recoverable indemnity from a customer, the occurrence could adversely affect our financial position, results of operations or profitability. The amount of our insurance may also be less than the related impact on enterprise value after a loss. Our insurance coverage will not in all situations provide sufficient funds to protect us from all liabilities that could result from our drilling operations. Our coverage includes annual aggregate policy limits. As a result, we retain the risk for any losses in excess of these limits. Any such lack of reimbursement may cause us to incur substantial costs. In addition, we could decide to retain more risk in the future, resulting in higher risk of losses, which could be material, that are not covered by third-party insurance contracts. Moreover, we may not be able to maintain adequate insurance in the future at rates that we consider reasonable, or obtain insurance against certain risks.

The Deepwater Horizon oil spill in the U.S. Gulf of Mexico may result in more stringent laws and regulations governing offshore drilling, which could have a material adverse effect on our business, operating results or financial condition.

On April 20, 2010, there was an explosion and a related fire on the Deepwater Horizon, an ultra-deepwater semi-submersible drilling rig that is not connected to us, while it was servicing a well in the U.S. Gulf of Mexico. This catastrophic event resulted in the death of 11 workers and the total loss of that drilling rig, as well as the release of large amounts of oil into the U.S. Gulf of Mexico, impacting the environment and the region’s key industries. This event is being investigated by several federal agencies, including the United States Department of Justice and by the United States Congress, and is also the subject of numerous lawsuits. On May 30, 2010, the United States Department of the Interior issued a six-month moratorium on all deepwater drilling in the outer continental shelf regions of the U.S. Gulf of Mexico and the Pacific Ocean. On October 12, 2010, the United States government lifted the drilling moratorium, subject to compliance with enhanced safety requirements. On January 11, 2011, the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling released its final report, with recommendations for new regulations.

While we do not currently operate any of our drilling rigs in the U.S. Gulf of Mexico, these developments could have a substantial impact on the offshore oil and gas industry worldwide. Governmental investigations and proceedings may result in significant changes to existing laws and regulations and substantially stricter governmental regulation of our drilling rigs. For example, Norway’s Petroleum Safety Authority is assessing the results of the investigations into the Deepwater Horizon oil spill and issued a preliminary report of its recommendations in June 2011, and Oil & Gas United Kingdom has established the Oil Spill Prevention and Response Advisory Group, which issued its final report on industry practices in the United Kingdom in September 2011. In addition, BP plc, a company not affiliated with us and the rig operator of the Deepwater Horizon, has reached an agreement with the United States government to establish a claims fund of $20 billion, which far exceeds the $75 million strict liability limit set forth under the U.S. Oil Pollution Act of 1990. Amendments to existing laws and regulations or the adoption of new laws and regulations curtailing or further regulating exploratory or development drilling and production of oil and gas, may be highly restrictive and require costly compliance measures that could have a material adverse effect on our business, operating results or financial condition. Future earnings may be negatively affected by compliance with any such amended or new legislation or regulations.

Climate change and greenhouse gas restrictions may adversely impact our operations and markets.

Due to concern over the risk of climate change, a number of countries and the United Nations’ International Maritime Organization, or IMO, have adopted, or are considering the adoption of, regulatory frameworks to reduce greenhouse gas emissions. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. However, in July 2011, the IMO’s Maritime Environment Protection Committee, or MEPC, adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships that will enter into force in January 2013. Currently operating ships will be required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile will apply to new ships. These requirements could cause us to incur additional compliance costs. The IMO is also considering the development of market-based mechanisms to reduce greenhouse gas emissions from ships. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012, the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships.

Compliance with changes in laws, regulations and obligations relating to climate change could increase our costs related to operating and maintaining our assets, and might also require us to install new emission controls, acquire allowances or pay taxes related to our greenhouse gas emissions, or administer and manage a greenhouse gas emissions program.

Additionally, adverse effects upon the oil and gas industry relating to climate change, including growing public concern about the environmental impact of climate change, may also adversely affect demand for our services. For example, increased regulation of greenhouse gases or other concerns relating to climate change may reduce the demand for oil and gas in the future or create greater incentives for use of alternative energy sources. Any long-term material adverse effect on the oil and gas industry could have a significant financial and operational adverse impact on our business.

Please see “Business—Environmental and Other Regulations in the Offshore Drilling Industry—Regulation of Greenhouse Gas Emissions” below for a more detailed discussion.

The use of our drilling rigs may infringe the intellectual property rights of others.

The majority of the intellectual property rights relating to our drilling rigs and related equipment are owned by our suppliers. In the event that one of our suppliers becomes involved in a dispute over infringement of intellectual property rights relating to equipment owned by us, we may lose access to repair services, replacement parts, or could be required to cease use of some equipment. In addition, our competitors may assert claims for infringement of intellectual property rights related to certain equipment on our drilling rigs and we may be required to stop using such equipment and/or pay damages and royalties for the use of such equipment. The consequences of technology disputes involving our suppliers or competitors could adversely affect our financial results and operations. We have provisions in some of our supply contracts for suppliers to provide indemnity to us against intellectual property lawsuits. However, these suppliers may be unwilling or financially unable to honor their indemnity obligations, or the indemnities may not fully protect us from the adverse consequences of such technology disputes. We also have provisions in some of our client contracts to require the client to share some of these risks on a limited basis, but these provisions may not fully protect us from the adverse consequences of such technology disputes.

We must make substantial capital and operating expenditures to maintain the operating capacity of our fleet, which will reduce cash available to pay dividends to shareholders.

We must make substantial capital and operating expenditures to maintain and replace, over the long-term, the operating capacity of our fleet. Maintenance and replacement capital expenditures include capital expenditures for maintenance (including special classification surveys) and capital expenditures associated with modifying an existing drilling rig, including to upgrade its technology, acquiring a new drilling rig or otherwise replacing current drilling rigs at the end of their useful lives to the extent these expenditures are incurred to maintain or replace the operating capacity of our fleet. These expenditures could vary significantly from quarter to quarter, and from year to year, and could increase as a result of changes in:

•	the cost of labor and materials;

•	customer requirements;

•	fleet size;

•	the cost of replacement drilling rigs;

•	the cost of replacement parts for existing drilling rigs;

•	the geographic location of the drilling rigs;

•	length of drilling contracts;

•	governmental regulations and maritime self-regulatory organization and technical standards relating to safety, security or the environment; and

•	industry standards.

These substantial capital and operating expenditures will reduce cash available to pay dividends to our shareholders, and any increases in our capital and operating expenditures will further reduce cash available to pay dividends to shareholders.

We may not be able to keep pace with the continual and rapid technological developments that characterize the market for our services, and our failure to do so may result in our loss of market share.

The market for our services is characterized by continual and rapid technological developments that have resulted in, and will likely continue to result in, substantial improvements in equipment functions and performance. As a result, our future success and profitability will be dependent, in part, on our ability to keep pace with technological developments. If we are not successful in acquiring new equipment or upgrading our existing equipment in a timely and cost-effective manner in response to technological developments or changes in standards in our industry, we could lose business and profits. In addition, current competitors or new market entrants may develop new technologies, services or standards that could render some of our services or equipment obsolete, which could have a material adverse effect on our operations.

In addition, we currently operate exclusively in Norway and in the United Kingdom. If we are unable to expand our operations and pursue harsh environment drilling operations in other locations, in the North Atlantic Region, it could have a material adverse effect on our operations.

The market value of our current drilling rigs and those we acquire in the future may decrease, which could cause us to record impairment losses, or incur realized losses if we decide to sell them following a decline in their market values.

If the offshore contract drilling industry suffers adverse developments in the future, the fair market value of our drilling rigs may decline. The fair market value of the drilling rigs that we currently own, or may acquire in the future, may increase or decrease depending on a number of factors, including:

•	general economic and market conditions affecting the offshore contract drilling industry, including competition from other offshore contract drilling companies;

•	types, sizes and ages of drilling rigs;

•	supply and demand for drilling rigs;

•	costs of newbuildings;

•	prevailing level of drilling services contract daily rates;

•	governmental or other regulations; and

•	technological advances.

Additionally, if we sell one or more of our drilling rigs at a time when drilling rig prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale price may be less than the drilling rig’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if drilling rig values fall significantly, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results and condition.

Risks relating to our Company

The amount of our debt could limit our liquidity and flexibility in obtaining additional financing and in pursuing other business opportunities.

As of September 30, 2012, we had $2.5 billion in gross principal amount of interest bearing debt. Our current indebtedness and future indebtedness that we may incur could affect our future operations, as a portion of our cash flow from operations will be dedicated to the payment of interest and principal on such debt and will not be available for other purposes. Covenants contained in our debt agreements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business or economic conditions, limit our ability to dispose of assets or place restrictions on the use of proceeds from such dispositions, withstand current or future economic or industry downturns and compete with others in our industry for strategic opportunities, and limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes and our ability to distribute dividends to our shareholders. Our ability to meet our debt service obligations and to fund planned expenditures, including construction costs for our newbuilding projects, will be dependent upon our future performance, which will be subject to prevailing economic conditions, industry cycles and financial, business, regulatory and other factors affecting our operations, many of which are beyond our control. Our future cash flows may be insufficient to meet all of our debt obligations and contractual commitments, and any insufficiency could negatively impact our business. To the extent that we are unable to repay our indebtedness as it becomes due or at maturity, we may need to refinance our debt, raise new debt, sell assets or repay the debt with the proceeds from equity offerings.

If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing dividends to shareholders, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our consolidated debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Furthermore, our financing agreements contain cross-default clauses which are linked to our other indebtedness. In the event of a default by one of our subsidiaries under one of its credit or other agreements, we could be adversely affected by the cross-default clauses, even if such default is cured.

We may be unable to comply with covenants in our credit facilities or any future financial obligations that impose operating and financial restrictions on us.

Our credit facilities impose, and future financial obligations may impose, operating and financial restrictions on us. These restrictions may prohibit or otherwise limit our ability to, among other things:

•	enter into other financing arrangements;

•	incur additional indebtedness;

•	create or permit liens on our assets;

•	sell our drilling rigs or the shares of our subsidiaries;

•	make investments;

•	change the general nature of our business;

•	pay dividends to our shareholders;

•	change the management and/or ownership of the drilling rigs;

•	make capital expenditures; and

•	compete effectively to the extent our competitors are subject to less onerous restrictions.

For more information, please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities.”

Our ability to comply with the restrictions and covenants, including financial ratios and tests, contained in our financing agreements is dependent on our future performance and may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If the market value of any of our drilling rigs declines, or if market or other economic conditions deteriorate, our ability to comply with these covenants may be impaired. If we are unable to comply with the restrictions and covenants in the agreements governing our indebtedness or in current or future debt financing agreements, there could be a default under the terms of those agreements. If a default occurs under these agreements, lenders could terminate their commitments to lend and/or accelerate the outstanding loans and declare all amounts borrowed due and payable. We pledge our drilling rigs as security for our indebtedness. If our lenders were to foreclose on our drilling rigs in the event of a default, this may adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. In addition, all of our loan agreements contain cross-default provisions, meaning that if we are in default under one of our loan agreements, amounts outstanding under our other loan agreements may also be accelerated and become due and payable. If any of these events occur, our assets may be insufficient to repay in full all of our outstanding indebtedness, and we may be unable to find alternative financing. Even if we could obtain alternative financing, that financing might not be on terms that we find are favorable or acceptable. Any of these events would adversely affect our ability to pay dividends to our shareholders and cause a decline in the market price of our common shares. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities.”

Failure to comply with covenants and other provisions in our existing or future financing agreements could result in cross-defaults under our existing financing agreements, which would have a material adverse effect on us.

Our existing financing agreements contain cross-default provisions that may be triggered if we default under the terms of our existing or future financing agreements. Please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities.” In the event of a default by us under one of our financing agreements, the lenders under our existing financing agreements could determine that we are in default under our other financing agreements. This could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including our drilling rigs, even if we were to subsequently cure such default. In the event of such acceleration and foreclosure, we might not have sufficient funds or other assets to satisfy all of our obligations, which would have a material adverse effect on our business, results of operations and financial condition and would significantly reduce our ability, or make us unable, to pay dividends to our shareholders for so long as such default is continuing. Additionally, we are a “restricted subsidiary” under the indenture relating to Seadrill’s $1,000 million 5 5/8% Senior Notes due 2017. While we are not a guarantor of the notes or a party to the indenture, Seadrill has agreed to cause us to comport with the restrictions on “restricted subsidiaries” contained in the indenture. Accordingly, Seadrill may use its influence over us to restrict our ability, among other things, to incur additional debt, pay dividends or issue guarantees, if Seadrill is required to do so under the terms of the indenture for the notes.

Restrictions in our debt agreements may prevent us from paying dividends to our shareholders.

The payment of principal and interest on our debt will reduce cash available for the payment of dividends to our shareholders. In addition, our current financing agreements contain provisions that, upon the occurrence of certain events, permit lenders to terminate their commitments and/or accelerate the outstanding loans and declare all amounts due and payable, which may prevent us from paying dividends to our shareholders. These events include, among others:

•	a failure to pay any principal, interest, fees, expenses or other amounts when due;

•	a violation of covenants requiring us to maintain certain levels of insurance coverage, minimum liquidity levels, minimum interest coverage ratios and minimum current ratios;

•	a default under any other provision of the financing agreement, as well as a default under any provision of related security documents;

•	a material breach of any representation or warranty contained in the applicable financing agreement;

•	a default under other indebtedness;

•	a failure to comply with a final legal judgment from a court of competent jurisdiction;

•	a bankruptcy or insolvency event;

•	a suspension or cessation of our business;

•

the destruction or abandonment of our assets, or the seizure or appropriation thereof by any governmental, regulatory or other authority if the lenders determine such occurrence could have a material adverse effect on our business or our ability to satisfy our obligations under or otherwise comply with the applicable financing agreement;

•	the invalidity, unlawfulness or repudiation of any financing agreement or related security document;

•	an enforcement of any liens or other encumbrances covering our assets; and

•

the occurrence of certain other events that the lenders believe is likely to have a material adverse effect on our business or our ability to satisfy our obligations under or otherwise comply with the applicable financing agreement.

We expect that our future financing agreements will contain similar provisions. For more information regarding these financing agreements, please read “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities.”

We are a holding company, and depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company, and our subsidiaries, which are all directly and indirectly wholly owned by us, conduct all of our operations and own all of our operating assets. As a result, our ability to satisfy our financial obligations and to pay dividends to our shareholders depends on the ability of our subsidiaries to generate profits available for distribution to us and, to the extent that they are unable to generate profits, we will be unable to pay dividends to our shareholders.

Any limitation in the availability or operation of our nine drilling rigs could have a material adverse effect on our business, results of operations and financial condition and could significantly reduce our ability to pay dividends to shareholders.

Our fleet currently consists of five harsh environment semi-submersibles, one harsh environment deepwater drillship, and three harsh environment jack-up rigs, including contracts for the construction of one harsh environment semi-submersible rig and one harsh environment jack-up rig. If any of our drilling rigs are unable to generate revenues as a result of the expiration or termination of its drilling contracts or sustained periods of downtime, our results of operations and financial condition could be materially adversely affected.

Some of our customers have the right to terminate their drilling contracts without cause upon the payment of an early termination fee. The general principle is that such early termination fee shall compensate us for lost revenues less operating expenses for the remaining contract period, however, in some cases, such payments may not fully compensate us for the loss of the drilling contract. Under certain circumstances our contracts may permit customers to terminate contracts early without the payment of any termination fees as a result of non-performance, total loss of the rigs, extended periods of downtime or impaired performance caused by equipment or operational issues, or sustained periods of downtime due to force majeure events beyond our control. During periods of challenging market conditions, we may be subject to an increased risk of our clients seeking to repudiate their contracts, including through claims of non-performance. Our customers’ ability to perform their obligations under their drilling contracts may also be negatively impacted by the prevailing uncertainty surrounding the development of the world economy and the credit markets. If a customer cancels its contract and we are unable to secure a new contract on a timely basis and on substantially similar terms, or if a contract is suspended for an extended period of time or if a contract is renegotiated on different terms, it could adversely affect our business, results of operations and financial condition and may reduce the amount of cash we have available to pay dividends to our shareholders. For more information regarding the termination provisions of our drilling contracts, please read “Business—Drilling Contracts.”

We currently derive all of our revenue from five customers, and the loss of any of these customers could result in a significant loss of revenues and cash flow.

We currently derive all of our revenues and cash flow from five customers, including ExxonMobil with respect to a drilling contract for the West Alpha, which commenced in September 2012. For the nine months ended September 30, 2012, Statoil accounted for 42%, Total accounted for 16%, Shell accounted for 24%, BG Norge Limited accounted for 17% and ExxonMobil accounted for 1% of our total revenues. For the year ended December 31, 2011, Statoil accounted for 31%, Total accounted for 23%, Shell accounted for 23% and BG Norge Limited accounted for 23% of our total revenues. All of our drilling contracts have fixed terms, but may be terminated early due to certain events or might nevertheless be lost in the event of unanticipated developments, such as the deterioration in the general business or financial condition of a customer, resulting in its inability to meet its obligations under our contracts.

If any of our drilling contracts are terminated, we may be unable to re-deploy the drilling rig subject to such terminated contract on terms as favorable to us as our current drilling contracts. This may cause us to receive decreased revenues and cash flows than we would have otherwise earned. The loss of any customers, drilling contracts or drilling rigs, or a decline in payments under any of our drilling contracts, could have a material adverse effect on our business, results of operations, financial condition and ability to pay dividends to our shareholders.

In addition, our drilling contracts subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the offshore drilling industry, prevailing prices for oil and natural gas, the overall financial condition of the counterparty, the dayrates received for specific types of drilling rigs and the level of expenses necessary to maintain drilling activities. In addition, in depressed market conditions, our customers may no longer need a drilling rig that is currently under contract or may be able to obtain a comparable drilling rig at a lower dayrate. Should a counterparty fail to honor its obligations under an agreement with us, we could sustain losses, which could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends to our shareholders.

The failure to consummate or integrate acquisitions in a timely and cost-effective manner could have an adverse effect on our financial condition and results of operations.

We believe that other acquisition opportunities may arise from time to time, and any such acquisition could be significant. Any acquisition could involve the payment by us of a substantial amount of cash, the incurrence of a substantial amount of debt or the issuance of a substantial amount of equity. Certain acquisition and investment opportunities may not result in the consummation of a transaction. In addition, we may not be able to obtain acceptable terms for the required financing for any such acquisition or investment that arises. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our common shares. Our future acquisitions could present a number of risks, including the risk of incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets, the risk of failing to successfully and timely integrate the operations or management of any acquired businesses or assets and the risk of diverting management’s attention from existing operations or other priorities. We may also be subject to additional costs related to compliance with various international laws in connection with such acquisitions. If we fail to consummate and integrate our acquisitions in a timely and cost-effective manner, our financial condition, results of operations and ability to pay dividends to our shareholders could be adversely affected.

We depend on certain affiliates of Seadrill, including Seadrill Management, to assist us in operating and expanding our business.

Our ability to enter into new drilling contracts and expand our customer and supplier relationships will depend largely on our ability to leverage our relationship with Seadrill and its reputation and relationships in the offshore drilling industry. If Seadrill suffers material damage to its reputation or relationships, it may harm our ability to:

•	renew existing drilling contracts upon their expiration;

•	obtain new drilling contracts;

•	efficiently and productively carry out our drilling activities;

•	successfully interact with shipyards;

•	obtain financing and maintain insurance on commercially acceptable terms; or

•	maintain satisfactory relationships with suppliers and other third parties.

Pursuant to the Services Agreement, Seadrill Management provides us with treasury and financial advisory services, insurance placement and building supervisory services. We also receive corporate, secretarial and certain other administrative services relating to the jurisdiction of Bermuda from Frontline Management under the Services Agreement with Seadrill Management. In addition, pursuant to the Cooperation Agreement that we and Seadrill will enter into in connection with the closing of the Underwritten Public Offering, Seadrill will agree to provide us with a right of first refusal to participate in any business opportunity identified by Seadrill for drilling activities in the North Atlantic Region and we will agree to provide Seadrill with a right of first refusal to participate in any business opportunity identified by us for drilling activities outside of the North Atlantic Region. See “Certain Relationships and Related Party Transactions—Cooperation Agreement.” Our operational success and ability to execute our growth strategy will depend significantly upon the satisfactory performance of these agreements. Our business will be harmed if Seadrill and its affiliates fail to perform satisfactorily under these agreements, if they cancel their agreements with us or if they stop providing these services to us. Please read “Certain Relationships and Related Party Transactions.”

Newbuilding projects are subject to risks that could cause delays or cost overruns.

We have entered into construction contracts with Jurong Shipyard in Singapore for one harsh environment jack-up rig with corresponding contractual commitments, including project management, operation preparations and variation orders, totaling $530 million of which we have paid $120 million as of September 30, 2012. and one sixth generation harsh environment semi-submersible with corresponding contractual commitments, including project management, operation preparations, and variation orders, totaling $650 million of which we have paid $118 million as of September 30, 2012.

Newbuilding construction projects are subject to risks of delay or cost overruns inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, unanticipated cost increases between order and delivery, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. Significant cost overruns or delays could adversely affect our financial position, results of operations and cash flows. Additionally, failure to complete a project on time may result in the delay of revenue from that rig. New drilling rigs may experience start-up difficulties following delivery or other unexpected operational problems that could result in uncompensated downtime, which also could adversely affect our financial position, results of operations and cash flows or the cancellation or termination of drilling contracts.

Our drilling contracts may not permit us to fully recoup our cost increases in the event of a rise in expenses.

Our drilling contracts have dayrates that are fixed over the contract term. In order to mitigate the effects of inflation on revenues from these term contracts, all of our drilling contracts include escalation provisions. These provisions allow us to adjust the dayrates based on certain published indices. These indices are designed to recompense us for certain cost increases, including wages, insurance and maintenance costs. However, actual cost increases may result from events or conditions that do not cause correlative changes to the applicable indices. Furthermore, certain indices are updated semi-annually, and therefore may be outdated at the time of adjustment. In addition, the adjustments are normally performed on a semi-annual or annual basis. For these reasons, the timing and amount received as a result of the adjustments may differ from the timing and amount of expenditures associated with actual cost increases, which could adversely affect our cash flow and ability to pay dividends to our shareholders.

An increase in operating and maintenance costs could materially and adversely affect our financial performance.

Our operating expenses and maintenance costs depend on a variety of factors including crew costs, provisions, equipment, insurance, maintenance and repairs and shipyard costs, many of which are beyond our control and affect the entire offshore drilling industry. During periods after which a rig becomes idle, we may decide to “warm stack” the rig, which means the rig is kept fully operational and ready for redeployment, and maintains most of its crew. As a result, our operating expenses during a warm stacking will not be substantially different than those we would incur if the rig remained active. We may also decide to “cold stack” the rig, which the means the rig is stored in a harbor, shipyard or a designated offshore area, and the crew is assigned to an active rig or dismissed. However, reductions in costs following the decision to cold stack a rig may not be immediate, as a portion of the crew may be required to prepare the rig for such storage. Moreover, as our drilling rigs are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in supply of offshore drilling rigs and demand for contract drilling services, which in turn, affect dayrates, and the economic utilization and performance of our fleet of drilling rigs. However, operating costs are generally related to the number of drilling rigs in operation and the cost level in each country or region where such drilling rigs are located. In addition, equipment maintenance costs fluctuate depending upon the type of activity that the drilling rig is performing and the age and condition of the equipment. Escalation provisions contained in our drilling contracts may not be adequate to substantially mitigate these increased operating and maintenance costs. In connection with new assignments, we might incur expenses relating to preparation for operations under a new contract. The expenses may vary based on the scope and length of such required preparations and the duration of the contractual period over which such expenditures are amortized. In situations where our drilling rigs incur idle time between assignments, the opportunity to reduce the size of our crews on those drilling rigs is limited as the crews will be engaged in preparing the drilling rig for its next contract. When a drilling rig faces longer idle periods, reductions in costs may not be immediate as some of the crew may be required to prepare drilling rigs for stacking and maintenance in the stacking period. Should drilling rigs be idle for a longer period, we may not be successful in redeploying crew members, who are not required to maintain the drilling rigs, and therefore may not be successful in reducing our costs in such cases.

We may not be able to renew or obtain new and favorable contracts for drilling rigs whose contracts are expiring or are terminated, which could adversely affect our revenues and profitability.

Our ability to renew expiring contracts or obtain new contracts will depend on the prevailing market conditions at the time. If we are not able to obtain new contracts in direct continuation with existing contracts, or if new contracts are entered into at dayrates substantially below the existing dayrates or on terms otherwise less favorable compared to existing contracts terms, our revenues and profitability could be adversely affected.

The offshore drilling markets in which we compete experience fluctuations in the demand for drilling services, as measured by the level of exploration and development expenditures and supply of capable drilling equipment. The existing drilling contracts for our drilling rigs currently employed are scheduled to expire from June 2014 through December 2018. Upon the expiration or termination of their current contracts, we may not be able to obtain contracts for our drilling rigs currently employed and there may be a gap in employment of the rigs between current contracts and subsequent contracts. In particular, if oil and natural gas prices are low, or it is expected that such prices will decrease in the future, at a time when we are seeking to arrange contracts for our drilling rigs, we may not be able to obtain drilling contracts at attractive dayrates or at all.

If the dayrates which we receive for the reemployment of our current drilling rigs are less favorable, we will recognize less revenue from their operations. Our ability to meet our cash flow obligations will depend on our ability to consistently secure drilling contracts for our drilling rigs at sufficiently high dayrates. We cannot predict the future level of demand for our services or future conditions in the oil and gas industry. If oil and gas companies do not continue to increase exploration, development and production expenditures, we may have difficulty securing drilling contracts, or we may be forced to enter into contracts at unattractive dayrates, which would adversely affect our ability to pay dividends to our shareholders.

Our future contracted revenue for our fleet of drilling rigs may not be ultimately realized.

As of September 30, 2012, the future contracted revenue for our fleet of drilling rigs, or contract drilling backlog, was approximately $4.2 billion under firm commitments. We may not be able to perform under these contracts due to events beyond our control, and our customers may seek to cancel or renegotiate our contracts for various reasons, including those described under “—Certain work stoppages or maintenance or repair work may cause our customers to suspend or reduce payment of dayrates until operation of the respective drilling rig is resumed, which may lead to termination or renegotiation of the drilling contract.” Our inability, or the inability of our customers, to perform under the respective contractual obligations may have a material adverse effect on our financial position, results of operations and cash flows.

Competition within the offshore drilling industry may adversely affect us.

The offshore drilling industry is highly competitive and fragmented and includes several large companies, including Seadrill, that may compete in the markets we serve, as well as smaller companies. Offshore drilling contracts are generally awarded on a competitive bid basis or through privately negotiated transactions. In determining which qualified drilling contractor is awarded a contract, the key factors are pricing, rig availability, rig location, condition and integrity of equipment, its record of operating efficiency, including high operating uptime, technical specifications, safety performance record, crew experience, reputation, industry standing and client relations. Our operations may be adversely affected if our current competitors or new market entrants introduce new drilling rigs with better features, performance, price or other characteristics in comparison to our drilling rigs, or expand into service areas where we operate. In addition, mergers among oil and natural gas exploration and production companies have reduced, and may from time to time further reduce, the number of available customers, which would increase the ability of potential customers to achieve pricing terms favorable to them. Competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our financial position, results of operations, cash flows and ability to pay dividends to our shareholders.

Currently, we operate exclusively offshore Norway and the United Kingdom, which have fields that are considered in the industry to be “mature” and as a result, overall activity may decline faster than anticipated.

Currently, we operate exclusively offshore Norway and the United Kingdom, which have fields that are considered in the industry to be “mature” and as a result, the overall activity in such fields may decline faster than anticipated. There are increased costs associated with retiring old North Sea oil and gas installations, which may threaten to slow the development of the region’s remaining resources. We will rely on work for our drilling rigs being available in Norway or in the United Kingdom, or alternatively, expand our area of operations, to be able to secure new contracts for our drilling rigs when the existing drilling contracts expire.

Our future growth depends on the level of oil and gas activity in the North Atlantic Region and our ability to operate outside of Norway and the United Kingdom.

Our future growth will depend significantly on the future level of oil and gas activity in the North Atlantic Region and our ability to expand into North Atlantic Region markets outside of Norway and the United Kingdom. Expansion of our business outside these two markets depends on our ability to operate in other areas of the North Atlantic Region. Expansion of our business outside of Norway and the United Kingdom may be adversely affected by local regulations requiring us to award contracts to local operators and the number and location of new drilling concessions granted by foreign governments. Restrictions or requirements that may be imposed in the countries in which we operate could have a material adverse effect on our financial position, results of operations or cash flows. If we are unable to expand our operations within the geographic area where we currently operate, or gain contracts in the North Atlantic Region markets outside of Norway and the United Kingdom, our future business, financial condition and results of operations may be adversely affected, and our operations may not grow.

In order to execute our growth plan, we may require additional capital in the future, which may not be available to us.

Our business is capital intensive and, to the extent we do not generate sufficient cash from operations, we may need to raise additional funds through public or private debt or equity financings to grow our business and to fund capital expenditures. Adequate sources of capital funding may not be available when needed or may not be available on favorable terms. If we raise additional funds by issuing additional equity securities, dilution to the holdings of existing shareholders may result. In addition, although Seadrill has historically provided us with significant financial resources, Seadrill may diminish or cease providing such financial resources in the future. If funding is insufficient at any time in the future, we may be unable to fund maintenance requirements and acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could adversely impact on our financial condition and results of operations.

Fluctuations in exchange rates and non-convertibility of currencies could result in losses to us.

As a result of our international operations, we are exposed to fluctuations in foreign exchange rates due to parts of our revenues being received and operating expenses paid in currencies other than U.S. dollars. Currently, such currencies include the Norwegian Kroner (“NOK”) and the British Pound (“GBP”). Accordingly, we may experience currency exchange losses if we have not fully hedged our exposure to a foreign currency. Please see Note 24, “Risk management and financial instruments,” to our combined consolidated carve-out financial statements for the years ended December 31, 2010 and 2011 for details of our financial instruments. Certain countries where we do not currently operate, such as Nigeria and Russia, have placed certain controls over currency exchange and the repatriation of income or capital. To the extent similar laws are enacted in the countries where we operate, we may be unable to collect revenues earned in such countries.

Interest rate fluctuations could affect our earnings and cash flow.

In order to finance our growth we have incurred significant amounts of debt. With the exception of the outstanding $500 million 7.75% unsecured bond due 2018, our debt arrangements have floating interest rates. As such, significant movements in interest rates could have an adverse effect on our earnings and cash flow. In order to manage our exposure to interest rate fluctuations, we use interest rate swaps to effectively fix a part of our floating rate debt obligations. The principal amount covered by interest rate swaps is evaluated continuously and determined based on our debt level, our expectations regarding future interest rates, our contract backlog and our overall financial risk exposure. As of December 31, 2011, our net effective exposure to interest rate fluctuations on our outstanding debt was $760 million, and a 1% change in short-term interest rates would increase or decrease our effective interest expense by approximately $7.6 million on an annual basis. For more information regarding our debt arrangements, see “Management’s Discussion and Analysis of Financial Condition and

Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Quantitative and Qualitative Disclosures About Market Risk.”

If our drilling rigs fail to maintain their class certification or fail any required survey, that drilling rig would be unable to operate, thereby reducing our revenues and profitability.

Every offshore drilling rig is a registered marine vessel and must be “classed” by a classification society. The classification society certifies that the drilling rig is “in-class,” signifying that such drilling rig has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the drilling rig’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned. Our drilling rigs are certified as being “in class” by Det Norske Veritas, or DNV, and the relevant national authorities in the countries where our drilling rigs operate. If any drilling rig does not maintain its class and/or fails any periodical survey or special survey, the drilling rig will be unable to carry on operations and will be unemployable and uninsurable, which could cause us to be in violation of certain covenants in our credit facilities. Any such inability to carry on operations or be employed, could have a material adverse impact on our financial condition, results of operations, and ability to pay dividends to our shareholders.

Certain work stoppages or maintenance or repair work may cause our customers to suspend or reduce payment of dayrates until operation of the respective drilling rig is resumed, which may lead to termination or renegotiation of the drilling contract.

Compensation under our drilling contracts is based on daily performance and/or availability of each drilling rig in accordance with the requirements specified in the applicable drilling contract. For instance, when our drilling rigs are idle, but available for operation, our customers are generally entitled to pay a waiting rate lower than the operational rate.

Several factors could cause an interruption of operations, including:

•	breakdowns of equipment and other unforeseen engineering problems;

•	failure by our employees or contractors to operate critical equipment on the drilling rigs;

•	work stoppages, including labor strikes;

•	shortages of material and skilled labor;

•	delays in repairs by suppliers;

•	surveys by government and maritime authorities;

•	periodic classification surveys;

•	severe weather, strong ocean currents or harsh operating conditions; and

•	force majeure events.

In addition, if our drilling rigs are taken out of service for maintenance and repair for a period of time exceeding the scheduled maintenance periods set forth in our drilling contracts, we will not be entitled to payment of dayrates until the relevant rig is available for deployment. If the interruption of operations were to exceed a determined period due to an event of force majeure, our customers have the right to pay a rate (the “force majeure rate”) that is normally significantly lower than the waiting rate for a period of time, and, thereafter, may terminate the drilling contracts related to the subject rig. For more details on our drilling contracts, see “Business—Drilling Contracts” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations.” Suspension of drilling contract payments, prolonged payment of reduced rates or termination of any drilling contract agreements as a result of an interruption of operations as described herein could materially adversely affect our financial condition, results of operations and ability to pay dividends to our shareholders.

Failure to obtain or retain highly skilled personnel could adversely affect our operations.

We require highly skilled personnel to operate and provide technical services and support for our business. Competition for skilled and other labor required for our drilling operations has increased in recent years as the number of drilling rigs activated or added to worldwide fleets has increased. If this expansion continues and is coupled with improved demand for drilling services in general, shortages of qualified personnel could further create and intensify upward pressure on wages and make it more difficult for us to staff and service our drilling rigs. Such developments could adversely affect our financial results and cash flow. Furthermore, as a result of any increased competition for people and risk for higher turnover, we may experience a reduction in the experience level of our personnel, which could lead to higher downtime and more operating incidents.

Our labor costs and the operating restrictions that apply to us could increase as a result of collective bargaining negotiations and changes in labor laws and regulations.

The majority of our employees are represented by collective bargaining agreements, mainly in Norway and the U.K. As part of the legal obligations, we are required to contribute certain amounts to retirement funds and pension plans and are restricted in our ability to dismiss employees. In addition, many of these represented individuals are working under agreements that are subject to salary negotiation. These negotiations could result in higher personnel costs, other increased costs or increased operating restrictions that could adversely affect our financial performance.

Failure to comply with the United States Foreign Corrupt Practices Act or the UK Bribery Act could result in fines, criminal penalties, drilling contract terminations and an adverse effect on our business.

While we operate our drilling rigs offshore Norway and the United Kingdom, the existence of state or government owned shipbuilding, oil and gas or offshore drilling enterprises may put us in contact with persons who may be considered “foreign officials” under the FCPA. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the FCPA and the UK Bribery Act. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

Acts of terrorism, piracy and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on our results of operations.

Acts of terrorism, piracy and political and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as ours or our customers. Our drilling operations could also be targeted by acts of piracy. In addition, acts of terrorism and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services and result in lower daily rates. Insurance premiums could increase and coverage may be unavailable in the future. Increased insurance costs or increased cost of compliance with applicable regulations may have a material adverse effect on our results of operations.

A change in tax laws of any country in which we operate could result in a higher tax expense or a higher effective tax rate on our earnings.

We conduct our operations through various subsidiaries in various countries. Tax laws, regulations and treaties are highly complex and subject to interpretation. Consequently, we may be subject to changing tax laws, regulations and treaties in and between countries in which we operate. Our income tax expense is based upon our interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, regulations or treaties, or in the interpretation thereof, or in the valuation of our deferred tax assets, which such events are beyond our control, may result in a materially higher tax expense or a higher effective tax rate on our earnings.

A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations.

Our income tax returns are subject to review and examination. We do not recognize the benefit of income tax positions we believe are more likely than not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges our operational structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries; or if the terms of certain income tax treaties are interpreted in a manner that is adverse to our structure; or if we lose a material tax dispute in any country, our effective tax rate on earnings could increase substantially and our earnings and cash flows from operations could be materially adversely affected.

In October 2011, the Norwegian tax authorities sent us a notice regarding our tax accounting treatment related to (i) the functional currency used by certain of our subsidiaries in their Norwegian tax returns; and (ii) the relocation of certain of our subsidiaries from mainland Norway to Svalbard. The Norwegian tax authorities have asserted claims against us for additional taxes of approximately $263 million. On April 20, 2012, we issued a writ against the Norwegian tax authorities. The writ challenges their tax re-assessment related to a change of tax jurisdiction for some of our subsidiaries and calculation of taxable gains. Management has performed an analysis for uncertain tax positions in the various jurisdictions in which we operate in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of $63 million has been recorded as of September 30, 2012 and December 31, 2011. We have not made any other provisions for uncertain tax positions. It is impossible to predict the final outcome with certainty and we will be liable for approximately $263 million in additional tax, including expenses related to the functional currency issue if we lose on appeal. Seadrill has agreed to pay and indemnify us for all of our liabilities relating to this ongoing tax claim with the Norwegian tax authorities in excess of $63 million; however, there is a risk that Seadrill will not honor or will be unable to honor its commitment to us if we lose our tax claim against the Norwegian tax authorities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Recent Developments Concerning Our Taxation” and Note 6 to our combined consolidated carve-out financial statements for more detail regarding this Norwegian taxation matter.

We may be classified as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders of our common shares.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75 percent of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50 percent of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business but does not include income derived from the performance of services.

Based on the current and anticipated valuation of our assets, including goodwill, and composition of our income and assets, we intend to take the position that, and our counsel Seward & Kissel LLP is of the opinion that, we will not be treated as a PFIC for U.S. federal income tax purposes for our current taxable year or in the foreseeable future. This opinion is based and its accuracy is conditioned on representations, valuations and projections provided by us regarding our assets and income to our counsel. While we believe these representations, valuations and projections to be accurate, such representations, valuations and projections may not continue to be accurate. Moreover, we have not sought, and we do not expect to seek, a ruling from the Internal Revenue Service, or IRS, on this matter. As a result, the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid, to the extent possible, being classified as a PFIC with respect to any taxable year, the nature of our operations may change in the future, and if so, we may not be able to avoid PFIC status in the future.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. holders of our common shares will face adverse U.S. tax consequences. Under the PFIC rules, unless those holders make an election available under the Internal Revenue Code of 1986, as amended, (which election could itself have adverse consequences for such holders, as discussed below under “Tax Considerations—United States Federal Income Taxation of U.S. Holders”), such holders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares. See “Tax Considerations—United States Federal Income Taxation of U.S. Holders” for a more comprehensive discussion of the United States federal income tax consequences to holders of our common shares if we are treated as a PFIC.

Risks relating to our Common Shares

There is currently no market for our common shares in the United States and a market for our common shares may not develop, which could adversely affect the liquidity and price of our common shares.

Our common shares currently trade in the Norwegian OTC market and there is currently no established trading market for our common stock in the United States. The Exchange Shares are new securities with no established trading market. Shareholders therefore have limited access to information about prior market history on which to base their investment decision.

If an active trading market for the Exchange Shares does not develop, this will affect the ability of our shareholders to sell their Exchange Shares and the price that our shareholders may obtain for their Exchange Shares.

Even if an active trading market develops, the market value for our common stock may be highly volatile and could be subject to wide fluctuations after the Exchange Offer. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our operating results;

•	changes in our cash flow, EBITDA or earnings estimates;

•	publication of research reports about us or the industry in which we operate;

•

increases in market interest rates that may lead purchasers of common shares to demand a higher expected yield which, if our distributions are not expected to rise, will mean our share price will fall;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

If we do not become publicly-listed, this could adversely affect the value of our common shares and our access to the capital markets may be limited.

There is no guarantee that a liquid market for our common stock will develop if we complete the Exchange Offer. We have applied to have our common stock listed on the New York Stock Exchange; however, the New York Stock Exchange has initial listing criteria, including criteria related to minimum bid price, public float, market makers, minimum number of round lot holders (shareholders who own 100 or more shares) and board independence requirements. We currently do not meet the initial listing criteria for a minimum number of round lot holders nor will we as a result of the Exchange Offer and therefore we will need to engage in a transaction, such as the Underwritten Public Offering, to meet this requirement. We cannot assure you that the Underwritten Public Offering be completed or that our common shares will be approved for listing on the New York Stock Exchange. Our inability to list our common stock on the New York Stock Exchange, or another national securities exchange, could affect the ability of our shareholders to sell their shares of common stock and, consequently, adversely affect the value of such shares. In such case, our shareholders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common shares. In addition, we would have more difficulty attracting coverage by market research analysts. Further, if we are unable to have our shares listed with a stock exchange, our access to capital markets may be limited and we may have to rely on funding from private sources. Limited access to the capital markets could impair our ability to finance our operations and any potential acquisitions and could have a material adverse effect on our business, operating results and financial condition.

Your failure to tender your Original Shares in the Exchange Offer may affect their marketability.

If you do not exchange your Original Shares for Exchange Shares in the Exchange Offer, you will continue to be subject to the existing restrictions on transfers of the Original Shares. After we complete the Exchange Offer, if you continue to hold Original Shares and you seek to liquidate your investment, you will have to rely on an exemption from the registration requirements under applicable securities laws, including the Securities Act, regarding any sale or other disposition of the Original Shares unless and until the Original Shares are registered for resale.

The price of our common shares may be highly volatile.

The market price of the common shares has fluctuated since the listing on the Norwegian OTC List in February 2011 and may continue to fluctuate significantly in response to many factors, such as actual or anticipated fluctuations in our operating results, changes in financial estimates by securities analysts, economic and regulatory trends, general market conditions, rumors and other factors, many of which are beyond our control. Since February 24, 2011, the market price for our common shares, as reported by the Norwegian over-the-counter system, has varied between NOK 60 (approximately $10.43) and NOK 37.25 (approximately $6.50). In addition, following the completion of the Exchange Offer, an additional              of our common shares may be available for trading in the U.S. markets. An adverse development in the market price for our common shares could negatively affect our ability to issue new equity to fund our activities.

Following the completion of this offering, Seadrill will continue to control a substantial ownership stake in us and Seadrill’s interests could conflict with interest of our other shareholders.

Following the completion of this offering, Seadrill will continue to own approximately     % of our outstanding common shares. As a result of this substantial ownership interest, Seadrill currently has the ability to exert significant influence over certain actions requiring shareholders’ approval, including, increasing or decreasing the authorized share capital, the election of directors, declaration of dividends, the appointment of management, and other policy decisions. While transactions with Seadrill could benefit us, the interests of Seadrill could at times conflict with the interests of our other shareholders. Conflicts of interest may arise between us and Seadrill or its affiliates, which may result in the conclusion of transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares.

We are incorporated in Bermuda and it may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated in Bermuda and substantially all of our assets are located outside the U.S. In addition, all of our directors and all but one of our executive officers are non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us or our directors and executive officers, or to enforce a judgment against us for civil liabilities in U.S. courts.

In addition, you should not assume that courts in the countries in which we are incorporated or where our assets are located would enforce judgments of U.S. courts obtained in actions against us based upon the civil liability provisions of applicable U.S. federal and state securities laws or would enforce, in original actions, liabilities against us based on those laws.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association and bye-laws and the Companies Act, 1981 of Bermuda, or the Companies Act, govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some U.S. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of the Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder. However, you may not have the same rights that a shareholder in a U.S. corporation may have.

We depend on directors and members of the executive management who are associated with our principal shareholder, which may create conflicts of interest.

Our principal shareholder is Seadrill. Mr. Rune Magnus Lundetræ, our current Chief Financial Officer, also serves in the same capacity for Seadrill. Upon the effectiveness of the registration statement of which this prospectus is a part, Mr. Robert Hingley-Wilson will succeed Mr. Lundetræ and will serve as our Chief Financial Officer and the Chief Accounting Officer of Seadrill. Mrs. Kate Blankenship, one of our directors, is also a director of Seadrill and a director of other companies in the Fredriksen Group. Ms. Cecilie Fredriksen, one of our directors and the daughter of Mr. John Fredriksen, is also a director of other companies in the Fredriksen Group. Mr. Lundetræ, Mr. Hingley-Wilson, Mrs. Blankenship and Ms. Fredriksen owe fiduciary duties to both us and other companies in the Fredriksen Group, and may have conflicts of interest in matters involving or affecting us and our customers. In addition, they may have conflicts of interest when faced with decisions that could have different implications for Seadrill or other companies in the Fredriksen Group than they do for our company. Such potential conflicts of interest may not be resolved in our favor.

Certain of our officers face conflicts in the allocation of their time to our business.

We rely on certain current and former executive officers of Seadrill, who are employed through North Atlantic Management and Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as our Chief Executive Officer effective as of that date and will be employed through North Atlantic Management. Our executive officers are not required to work full-time on our affairs and also perform services for other companies, including Seadrill. For example, Robert Hingley-Wilson, who will be our Chief Financial Officer upon the effectiveness of the registration statement of which this prospectus is a part, also serves as the Chief Accounting Officer and a Senior Vice President for Seadrill. These other companies conduct substantial businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of our officers who also provide services to other companies, including Seadrill, which could have a material adverse effect on our business, results of operations and financial condition. Please read “Management.”

Seadrill and its affiliates may compete with us.

Pursuant to the Cooperation Agreement that we and Seadrill will enter into in connection with the closing of the Underwritten Public Offering, Seadrill will agree to provide us with a right of first refusal to participate in any business opportunity identified by Seadrill for drilling activities in the North Atlantic Region and we will agree to provide Seadrill with a right of first refusal to participate in any business opportunity identified by us for drilling activities outside of the North Atlantic Region. The Cooperation Agreement, however, contains significant exceptions that may allow Seadrill or any of its affiliates to compete with us, and in certain cases, Seadrill has provided Seadrill Partners LLC with the right to purchase any drilling rig in Seadrill’s fleet in the event that any such rig enters into a contract with a firm term of five years or more, which could harm our business. Please read “Certain Relationships and Related Party Transactions—Cooperation Agreement.”

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described under “Summary—Implications of Being an Emerging Growth Company.” We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

In addition, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of the our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

Our costs of operating as a public company will be significant, and our management will be required to devote substantial time to complying with public company regulations.

Upon completion of the Underwritten Public Offering, we will be a public company, and as such, we will have significant legal, accounting and other expenses in addition to our initial registration and listing expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, have imposed various requirements on public companies, including changes in corporate governance practices, and these requirements may continue to evolve. We and our management personnel, and other personnel, if any, will need to devote a substantial amount of time to comply with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

Sarbanes-Oxley requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we need to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of Sarbanes-Oxley subject to the reduced disclosure requirements for emerging growth companies set forth above. Our compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Where any forward-looking statement includes a statement about the assumptions or bases underlying the forward-looking statement, we caution that, while we believe these assumptions or bases to be reasonable and made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, our management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis. We cannot assure you, however, that the statement of expectation or belief will result or be achieved or accomplished. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. Forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. Forward-looking statements involve risks and uncertainties that may cause actual future activities and results of operations to be materially different from those suggested or described in this prospectus. These risks include the risks that are identified in the “Risk Factors” section of this prospectus, and also include, among others, risks associated with the following:

•	our limited operating history;

•	our limited number of assets and small number of customers;

•	competition within our industry;

•	oversupply of rigs comparable to ours or higher specification rigs;

•	reduced expenditures by oil and natural gas exploration and production companies;

•	restrictions on offshore drilling, including the impact of the Deepwater Horizon incident on offshore drilling;

•	corruption, militant activities, political instability, ethnic unrest and regionalism in countries where we may operate;

•	delays and cost overruns in construction projects;

•	our substantial level of indebtedness;

•	our ability to incur additional indebtedness under and compliance with restrictions and covenants in our debt agreements;

•	our need for cash to meet our debt service obligations;

•	our levels of operating and maintenance costs;

•	availability of skilled workers and the related labor costs;

•	compliance with governmental, tax, environmental and safety regulation;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, or other applicable regulations relating to bribery;

•	general economic conditions and conditions in the oil and natural gas industry;

•	effects of new products and new technology in our industry;

•	termination of our customer contracts;

•	our dependence on key personnel;

•	operating hazards in the oilfield services industry;

•	adequacy of insurance coverage in the event of a catastrophic event;

•	our ability to obtain indemnity from customers;

•	changes in tax laws, treaties or regulations;

•	the volatility of the price of our common shares;

•	our incorporation under the laws of Bermuda and the limited rights to relief that may be available compared to other countries, including the United States; and

•	potential conflicts of interest between our controlling shareholder and our public shareholders.

Any forward-looking statements contained in this prospectus should not be relied upon as predictions of future events. No assurance can be given that the expectations expressed in these forward-looking statements will prove to be correct. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations proves to be inaccurate or is not realized. You should thoroughly read this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. Some important factors that could cause actual results to differ materially from those in the forward-looking statements are, in certain instances, included with such forward-looking statements and in “Risk Factors” in this prospectus. Additionally, new risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the forward-looking statements by these cautionary statements.

Readers are cautioned not to place undue reliance on the forward-looking statements contained in this prospectus, which represent the best judgment of our management. Such statements, estimates and projections reflect various assumptions made by us concerning anticipated results, which are subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control and which may or may not prove to be correct. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the Exchange Offer. In exchange for issuing Exchange Shares as contemplated in this prospectus, we will receive Original Shares which are identical to the Exchange Shares except that the Exchange Shares are registered under the Securities Act, and, therefore, will not bear legends restricting their transfer. The Original Shares surrendered in exchange for Exchange Shares will be cancelled.

CAPITALIZATION

The following table sets forth our capitalization on an actual historical basis, as September 30, 2012

There have been no significant adjustments to our capitalization since September 30, 2012. The information set forth in the table assumes no exercise of the underwriters’ over-allotment option. You should read this capitalization table together with the section of this prospectus entitled “Selected Combined and Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of September 30, 2012
Actual
(in millions of U.S. dollars)
Certain current assets

Cash and cash equivalents	107.3
Restricted cash	19.0
Total Cash	126.3

Debt (1)
$2,000 Million Senior Secured Credit Facility	1,833.3
$500 Million 7.75% Unsecured Bond	500.0
$200 Million Revolving Credit Facility	160.0
Total debt	2,493.3

Shareholders’ equity	849.7

Total capitalization	$3,343.0

(1)	Please refer to the sections of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Our Borrowing Activities” for a discussion of security and guarantees.

PER SHARE MARKET PRICE INFORMATION

Our common shares have traded on the Norwegian OTC List since February 24, 2011, the closing of our 2011 Private Placement, under the symbol “NADL.” The closing price of our common shares on the Norwegian OTC was NOK56.00 per share on December 5, 2012, which was equivalent to approximately $9.66 per share based on the Bloomberg Composite Rate of NOK5.62 to $1.00 in effect on that date.

We have applied to have our common shares listed for trading on the New York Stock Exchange under the symbol “NADL.”

The following tables set forth the high and low prices and the average daily trading volume for our common shares as reported on the Norwegian OTC List for the periods listed below. Share prices are presented in U.S. dollars per common share based on the Bloomberg Composite Rate on each day of measurement. On November 28, 2012, the exchange rate between the Norwegian Kroner and the US. dollar was NOK5.68 to one US. Dollar based on the Bloomberg Composite Rate in effect on that date.

	Norwegian OTC List
	High (U.S. dollars)	Low (U.S. dollars)	Average Daily Trading
			Volume
Fiscal year ended December 31, 2011 *	9.65	6.85	172,547

*	The high and low prices presented above are during the period from February 24, 2011 through and including December 31, 2011 and the average daily trading volume data presented above is during the period from March 14, 2011 through and including December 31, 2011.

	Norwegian OTC List
	High (U.S. dollars)	Low (U.S. dollars)	Average Daily Trading
			Volume
Second quarter 2011	9.65	7.95	247,511
Third quarter 2011	8.65	6.85	101,195
Fourth quarter 2011	9.00	6.85	142,285

	Norwegian OTC List
	High (U.S. dollars)	Low (U.S. dollars)	Average Daily Trading
			Volume
Fiscal year 2012 for the period up to September 30, 2012	10.75	7.40	89,723
First quarter 2012	10.75	7.45	98,369
Second quarter 2012	9.70	7.40	109,083
Third quarter 2012	9.75	7.80	63,095

	Norwegian OTC List
	High (U.S. dollars)	Low (U.S. dollars)	Average Daily Trading
			Volume
June 2012	7.65	7.40	165,760
July 2012	8.75	7.80	53,290
August 2012	9.40	8.50	52,959
September 2012	9.75	9.25	85,030
October 2012	10.28	9.55	104,622
November 2012	10.29	9.80	96,629
December 2012 (through and including December 5, 2012)	10.11	9.95	26,150

DIVIDEND POLICY

Under our Bye-laws, our board of directors may declare cash dividends or distributions out of retained earnings and contributed surplus and may also pay a fixed cash dividend biannually or on other dates. Our board of directors’ objective is to generate competitive returns for our shareholders. Any dividends declared will be in the sole discretion of the board of directors and will depend upon earnings, restrictions in our debt agreements described later in this prospectus, market prospects, current capital expenditure programs and investment opportunities, the provisions of Bermuda Law affecting the payment of distributions to shareholders and other factors. Under Bermuda law, the board of directors has no discretion to declare or pay a dividend if there are reasonable grounds for believing that (a) the Company is, or would after the payment be, unable to pay its liabilities as they become due, or (b) the realizable value of the Company’s assets would thereby be less than its liabilities.

In addition, since we are a holding company with no material assets other than the shares of our subsidiaries through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries’ distributing to us their earnings and cash flows.

We have paid the following dividends per share since our inception in the first quarter of 2011 in respect of the periods set forth below:

Third quarter 2012 *	$0.225

Second quarter 2012	$0.225

First quarter 2012	$0.225

Fourth quarter 2011	$0.225

Third quarter 2011	$0.200

Second quarter 2011	$0.175

*	On November 26, 2012, we announced a dividend of $0.225 in respect of the third quarter of 2012, which is payable on or about December 21, 2012 to shareholders of record as of December 6, 2012.

SELECTED COMBINED AND CONSOLIDATED FINANCIAL AND OTHER DATA

The following table presents, in each case for the periods and as of the dates indicated, historical selected combined consolidated carve-out financial and other data. The selected combined and consolidated financial data for the years ended December 31, 2011 and 2010 are derived from the audited combined consolidated carve-out financial statements included in this prospectus. The selected consolidated financial data for the nine months ended September 30, 2012, and combined consolidated financial data for the nine months ended September 30, 2011, are derived from the unaudited condensed interim combined consolidated carve-out financial statements included in this prospectus. Our financial statements have been prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.

The following financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the unaudited condensed interim combined consolidated carve-out financial statements, and the notes thereto, and the audited combined consolidated carve-out financial statements, and the notes thereto, in each case included elsewhere in this prospectus. Our financial position, results of operations and cash flows could differ from those that would have resulted if we operated autonomously or as an entity independent of Seadrill in the periods for which historical financial data are presented below, and such data may not be indicative of our future operating results or financial performance.

	Nine months ended September 30,		Year ended December 31,
	2012 Consolidated	2011 Combined and Consolidated	2011 Combined and Consolidated	2010 Combined and Consolidated
	(In millions of U.S. dollars, except common share and per share data)
Statement of Operations Data
Total operating revenues from continuing operations	761.5	702.8	938.0	874.7
Net operating income from continuing operations	306.6	303.6	402.0	391.7
Net income from continuing operations	186.9	179.4	246.7	290.9
Earnings per share, basic and diluted—continuing operations (1)	0.86	0.94	1.28	1.94
Dividends declared per share	0.675	0.175	0.38	—
Weighted average common shares outstanding	217,884,651	190,600,465	192,455,504	150,003,000

Balance Sheet Data (at end of period):
Cash and cash equivalents	235.0		147.4	3.7
Drilling rigs	2,425.1		2,006.8	2,072.3
Newbuildings	238.3		572.2	119.0
Goodwill	480.6		480.6	480.6
Total assets	3,894.8		3,595.8	4,320.8
Interest bearing debt (including current portion)	2,491.7		2,626.7	1,480.0
Share capital	1,138.1		988.1	—
Shareholders’ equity	862.4		525.7	1,667.5

Other Financial Data:
Net cash provided by continuing operations	249.7	141.0	346.1	252.8
Net cash used in investing activities from continuing operations	(178.0)	(403.7)	(390.4)	(104.1)
Net cash provided by/(used in) financing activities from continuing operations	15.7	264.6	188.1	(240.7)

(1)	Basic and diluted earnings per share has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the North Atlantic Restructuring, amounting to 150,003,000 common shares, were outstanding for all periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Combined and Consolidated Financial and Other Data” and the accompanying financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. References in this prospectus to common shares are adjusted to reflect the consolidation of our common shares through a one-for-five reverse stock split, which our board of directors made effective as of November 19, 2012.

Our Business

We were formed on February 11, 2011, by Seadrill as a new offshore drilling subsidiary focused on operations in the North Atlantic Region, which includes only the territorial waters and outer continental shelf jurisdiction of Norway, the United Kingdom, Ireland, Denmark, the Netherlands, the east coast of Greenland, Russia (west of the island of Diksonskiy), and all countries within the Baltic Sea and the Gulf of Bothnia. Our drilling rigs are under long-term contracts with major oil companies such as Statoil, ConocoPhillips, Shell, Total and ExxonMobil, with an average remaining term of approximately three years as of September 30, 2012. While we currently operate exclusively offshore Norway and the United Kingdom, we intend to grow our position in the North Atlantic Region by continuing to provide excellent service to our customers with our modern, technologically advanced harsh environment fleet, together with our approximately 1,370 experienced and skilled employees. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through newbuildings and selective acquisitions. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe that Seadrill, which will own approximately     % of our outstanding common shares following completion of this offering, will be motivated to facilitate our growth because of its significant ownership interest in us.

Our fleet of nine harsh environment offshore drilling rigs consists of four semi-submersibles, one ultra-deepwater drillship, two jack-up rigs, and contracts for the construction of two additional drilling rigs, the West Linus, a jack-up rig with a maximum water depth of 450 feet, and the West Rigel, a sixth generation semi-submersible rig with maximum water depth of 10,000 feet. The West Linus is scheduled to be delivered to us in the fourth quarter of 2013, and the West Rigel is scheduled to be delivered to us in the first quarter of 2015. As of September 30, 2012, we had aggregate estimated project costs relating to these two newbuildings of $1,180 million, of which we have paid $238 million.

We plan to finance the remaining contractual commitments for the West Linus and the West Rigel in the aggregate amount of $942 million with cash flows from operations, borrowings under new credit facilities, and the net proceeds from securities offered in the public and private debt capital markets. Our entry into new credit facilities and access to the public and private debt capital markets are subject to significant conditions, including without limitation, the negotiation and execution of definitive documentation, as well as credit and debt market conditions, and we cannot assure you that we will be able to obtain such financing on terms acceptable to us or at all. The Underwritten Public Offering and the Exchange Offer are not contingent upon our entry into new credit facilities or our accessing other sources of debt. Please read “Risk Factors” beginning on page 18 for a more complete discussion of risks and uncertainties that should be considered before investing in our common shares.

Our Fleet

The following table sets forth certain information regarding our drilling rigs as of the date of this prospectus:

Drilling Rig	Generation / Type *	Year Built		Water Depth Capacity (in feet)	Drilling Depth Capacity (in feet)	Contract
Floaters

Semi-Submersibles
West Phoenix	6th - HE	2008		10,000	30,000	Total
West Venture	5th - HE	2000		2,600	30,000	Statoil
West Alpha	4th - HE	1986		2,000	23,000	ExxonMobil
West Hercules (1)	6th - HE	2008		10,000	35,000	Statoil
West Rigel (2)	6th - HE	Q1 2015	(3)	10,000	40,000	N/A

Drillship

West Navigator	Ultra- deepwater - HE	2000		7,500	35,000	Shell

Jack-ups

West Epsilon	HD - HE	1993		400	30,000	Statoil
West Elara	HD - HE	2011		450	40,000	Statoil
West Linus (2)	HD - HE	Q4 2013	(3)	450	40,000	ConocoPhillips

*	HE—Harsh Environment
HD—Heavy Duty
(1)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance International Limited, or Ship Finance, a member of the Fredriksen Group (discussed below), and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. Pursuant to a bareboat charter agreement that we have entered into with Seadrill, we will operate and manage this rig while it is employed under a drilling contract with Statoil.
(2)	Rig under construction
(3)	Expected delivery to us

Recent Developments Concerning Our Taxation

In October 2011, the Norwegian tax authorities sent us a notice regarding our tax accounting treatment related to (i) the functional currency used by certain of our subsidiaries in their Norwegian tax returns; and (ii) the relocation of certain of our subsidiaries from mainland Norway to Svalbard. The Norwegian tax authorities have asserted claims against us for additional taxes of approximately $263 million. On April 20, 2012, we issued a writ against the Norwegian tax authorities. The writ challenges their tax re-assessment related to a change of tax jurisdiction for some of our subsidiaries and calculation of taxable gains. Management has performed an analysis for uncertain tax positions in the various jurisdictions in which we operate in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of $63 million has been recorded as of September 30, 2012 and December 31, 2011. We have not made any other provisions for uncertain tax positions. It is impossible to predict the final outcome with certainty and we will be liable for approximately $263 million in additional tax, including expenses related to the functional currency issue if we lose on appeal. Seadrill has agreed to pay and indemnify us for all of our liabilities relating to this ongoing tax claim with the Norwegian tax authorities in excess of $63 million; however, there is no guarantee that Seadrill will honor or will be able to honor its commitment to us if we lose our tax claim against the Norwegian tax authorities. See Note 6 to our combined consolidated carve-out financial statements for more detail regarding this Norwegian taxation matter.

General Industry Trends and Outlook

We believe that recent oil and gas discoveries together with declining rates for existing fields will increase demand for additional drilling capacity in the Norwegian market as well as the wider North Atlantic Region. A significant percentage of the drilling rigs currently operating offshore Norway were built in the 1970s, and, with an economic lifespan of approximately 30 years, will need to be replaced with newer rigs over the next several years. In addition, growth in the harsh environment drilling market is also supported by oil and gas discoveries in the Barents Sea and offshore Greenland. Oil companies continue to show interest for additional drilling rigs and ultra-large, high specification harsh environment jack-ups, similar to the West Elara and the West Linus, that satisfy more stringent drilling requirements and simultaneously host production equipment. However, this is a relatively small and specialized market. The Northern Atlantic area harsh environment drilling market is fragmented with several offshore drilling companies and a small number of drilling rigs. In Norway, no offshore drilling companies have more than seven rigs in operation. We believe that the demand trend for harsh environment drilling rigs is promising and we expect the supply/demand situation to remain tight.

North Atlantic Restructuring

We were formed on February 11, 2011 by Seadrill as a new offshore drilling subsidiary focused on operations in the North Atlantic Region. On February 17, 2011, we entered into an agreement with Seadrill to acquire six harsh environment drilling rigs, including all relevant contracts, spares, stores and offshore personnel related to the rigs, which we refer to as the North Atlantic Restructuring. The North Atlantic Restructuring closed on March 31, 2011, and our business is a direct continuation of the North Atlantic business of our parent, Seadrill. We did not engage in any business or other activities prior to the North Atlantic Restructuring except in connection with our formation. The North Atlantic Restructuring was limited to entities that were under the control of Seadrill and its affiliates, and, as such, the North Atlantic Restructuring was accounted for as a transaction between entities under common control. As a result, prior to April 1, 2011, our results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and therefore presented on a combined consolidated carve-out basis in our financial statements. The combined consolidated entities’ historical financial statements include assets, liabilities, revenues, expenses and cash flows directly attributable to drilling rigs transferred to us from Seadrill. The combined and consolidated financial information have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and are in U.S. dollars. References to the “combined consolidated entities” or to the “Predecessor” are to the subsidiaries of Seadrill that had interests in the drilling rigs in our initial fleet prior to April 1, 2011.

Combined Consolidated Carve-out Financial Statements and Consolidated Financial Statements

Pre-April 1, 2011: Combined Consolidated Carve-out Financial Statements.

Prior to April 1, 2011, the results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and are therefore presented on a combined consolidated carve-out basis. The Predecessor historical financial statements include the assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor’s rig-owning and operating subsidiaries transferred to us, which are listed in Note 5 to the Predecessor combined consolidated carve-out financial statements.

The Predecessor combined consolidated carve-out financial statements include allocations of expenses from Seadrill and reflect assumptions and allocations of expenses incurred by Seadrill. Management believes the assumptions and allocations have been determined on a basis that we and Seadrill consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Predecessor during the periods presented. The actual basis of allocation for each item is as follows:

•	Debt specific to each drilling rig has been assigned to the Predecessor based on actual debt agreements, as these are readily separable and identifiable within the books of Seadrill.

•

There are loan facilities relating to the West Phoenix which were secured by one drilling rig which forms part of the Predecessor’s fleet. However, the facility previously included the debt relating to one other drilling rig, the West Eminence, which was not transferred to us. Accordingly, prior to the repayment of the West Phoenix’s drilling rig’s share of the loan facility in April 2011 by us, our share of interest expense, deferred finance fees and related balances were carved-out based on the relative settlement values at the date of settlement of the loan pertaining to the West Phoenix.

•

The Predecessor has also benefited from Seadrill’s general corporate debt. As the use of this debt was for general corporate purposes within the Seadrill group, a portion of the interest cost of this debt has been included in the Predecessor combined consolidated carve-out financial statements, based upon the relative fair value of the Predecessor’s drilling rigs at December 31, 2011 in proportion to the fair value of Seadrill’s drilling rigs (including the Predecessor’s drilling rigs).

•

Drilling rig operating expenses, which include drilling rig management fees for the provision of technical and commercial management of drilling rigs that cannot be attributed to specific drilling rigs, have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Administrative expenses (including stock-based compensation, which is described further below) of Seadrill that cannot be attributed to specific drilling rigs and for which the Predecessor is deemed to have received the benefit have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Drilling rig operating and administrative expenses include an allocation of Seadrill’s defined benefit and defined contribution pension scheme costs. Seadrill operates two defined benefit pension plans. The defined pension plans are operated by both Seadrill Offshore AS and Seadrill Management AS. For the scheme operated by Seadrill Offshore AS, the assets and liabilities of the scheme, in addition to the period cost, have been included in the Predecessor combined consolidated carve-out financial statements as the pension assets and liabilities are specifically identifiable to employees that were transferred to us. For the defined benefit scheme operated by Seadrill Management AS, the Predecessor has treated these schemes as multiemployer scheme operated by Seadrill and has included only period costs allocated from Seadrill during the periods presented, on the basis of actual costs invoiced.

•

Administrative expenses include a portion of Seadrill’s stock-based compensation costs in respect of options awarded to certain employees and directors of Seadrill, whose employment or service cannot be specifically attributed to any specific rig. Therefore, it is considered that the Predecessor, as a part of Seadrill, received benefit from their services, and so should recognize a share of the respective cost. Accordingly, stock-based compensation costs have been included based on intercompany invoices received during the period reflecting the time spent by these employees on matters related to us.

•

Other financial items include an allocation of Seadrill’s mark-to-market adjustments for interest rate swaps, which have been allocated on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt.

Seadrill uses a centralized cash management system. Whether cash settled or not, for the periods presented, all allocated costs and expenses have been deemed to have been paid by the Predecessor to Seadrill in the year in which the costs were incurred.

The financial position, results of operations and cash flows of the Predecessor may differ from those that would have been achieved had the Predecessor operated autonomously as a publicly traded entity for all periods presented, because the Predecessor may have had additional administrative expenses, including legal, accounting, treasury and regulatory compliance and other costs normally incurred by a listed public entity.

In connection with the North Atlantic Restructuring, the Company purchased only certain of the assets and liabilities of the relevant legal entities, while other assets and operations remained with Seadrill and certain of its subsidiaries, pursuant to the acquisition agreement dated February 17, 2011. All assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to us are presented as discontinued operations in the Predecessor combined consolidated carve-out financial statements and in note 3 thereto.

Post March 31, 2011—Consolidated Financial Statements:

Beginning April 1, 2011, our financial statements as a separate legal entity are presented on a consolidated basis. The consolidated financial statements include our assets and liabilities. All intercompany balances and transactions have been eliminated on consolidation.

Critical Accounting Estimates

The preparation of the Predecessor combined consolidated carve-out financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures about contingent assets and liabilities. We base these estimates and assumptions on historical experience and on various other information and assumptions that we believe to be reasonable. Our critical accounting estimates are important to the portrayal of both our financial condition and results of operations and require us to make subjective or complex assumptions or estimates about matters that are uncertain. Basis of preparation and significant accounting policies are discussed in Note 1 (General Information and Basis of Presentation), and Note 2 (Accounting Policies), of the Predecessor’s notes to our combined consolidated carve-out financial statements appearing elsewhere in this prospectus. We believe that the following are the critical accounting estimates used in the preparation of the Predecessor combined consolidated carve-out financial statements. In addition, there are other items within the Predecessor combined consolidated carve-out financial statements that require estimation.

Drilling Rigs

Rigs, vessels and equipment are recorded at historical cost less accumulated depreciation. The cost of these assets less estimated residual value is depreciated on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of our drilling rigs, when new, is approximately 30 years.

Significant investments are capitalized and depreciated in accordance with the nature of the investment. Significant investments that are deemed to increase an asset’s value for its remaining useful life, are capitalized and depreciated over the remaining life of the asset.

We determine the carrying value of these assets based on policies that incorporate our estimates, assumptions and judgments relative to the carrying value, remaining useful lives and residual values. The assumptions and judgments we use in determining the estimated useful lives of our drilling rigs reflect both historical experience and expectations regarding future operations, utilization and performance. The use of different estimates, assumptions and judgments in establishing estimated useful lives could result in materially different net book values of our drilling rigs and results of operations.

The useful lives of rigs and related equipment are difficult to estimate due to a variety of factors, including technological advances that impact the methods or cost of oil and gas exploration and development, changes in market or economic conditions and changes in laws or regulations affecting the drilling industry. We re-evaluate the remaining useful lives of our drilling rigs as and when certain events occur which directly impact our assessment of their remaining useful lives and include changes in operating condition, functional capability and market and economic factors.

The carrying values of our long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be appropriate. We assess recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows expected to result from the asset, including eventual disposition. If the undiscounted future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value. In general, impairment analyses are based on expected costs, utilization and daily rates for the estimated remaining useful lives of the asset or group of assets being assessed. An impairment loss is recorded in the period in which it is determined that the aggregate carrying amount is not recoverable. Asset impairment evaluations are, by nature, highly subjective. They involve expectations about future cash flows generated by our assets, and reflect management’s assumptions and judgments regarding future industry conditions and their effect on future utilization levels, daily rates and costs. The use of different estimates and assumptions could result in significantly different carrying values of our assets and could materially affect our results of operations.

Income Taxes

We are a Bermuda company. Currently, we are not required to pay taxes in Bermuda on ordinary income or capital gains. We have received written assurance from the Minister of Finance in Bermuda that we will be exempt from taxation until March 2035. Certain subsidiaries operate in other jurisdictions where taxes are imposed. Consequently, income taxes have been recorded in these jurisdictions when appropriate. Our income tax expense is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. We provide for income taxes based on the tax laws and rates in effect in the countries in which operations are conducted and income is earned. The income tax rates and methods of computing taxable income vary substantially between jurisdictions. Our income tax expense is expected to fluctuate from year to year as our operations are conducted in different tax jurisdictions and the amount of pre-tax income fluctuates.

The determination and evaluation of our annual group income tax provision involves interpretation of tax laws in various jurisdictions in which we operate and requires significant judgment and use of estimates and assumptions regarding significant future events, such as amount, timing and character of income, deductions and tax credits. There are certain transactions for which the ultimate tax determination is unclear due to uncertainty in the ordinary course of business. We recognize tax liabilities based on our assessment of whether our tax positions are sustainable and on estimates of taxes that will ultimately be due. Changes in tax laws, regulations, agreements, treaties, foreign currency exchange restrictions or our levels of operations or profitability in each jurisdiction may impact our tax liability in any given year. While our annual tax provision is based on the information available to us at the time, a number of years may elapse before the ultimate tax liabilities in certain tax jurisdictions are determined. Current income tax expense reflects an estimate of our income tax liability for the current year, withholding taxes, changes in prior year tax estimates as tax returns are filed, or from tax audit adjustments. Our deferred tax expense or benefit represents the change in the balance of deferred tax assets or liabilities as reflected on the balance sheet. Valuation allowances are determined to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. To determine the amount of deferred tax assets and liabilities, as well as of the valuation allowances, we must make estimates and certain assumptions regarding future taxable income, including where our drilling rigs are expected to be deployed, as well as other assumptions related to our future tax position. A change in such estimates and assumptions, along with any changes in tax laws, could require us to adjust the deferred tax assets, liabilities, or valuation allowances.

Contingencies

We establish reserves for estimated loss contingencies when we believe a loss is probable and the amount of the loss can be reasonably estimated. Our contingency reserves relate primarily to litigation, indemnities and potential income and other tax assessments (see also “Income Taxes” above). Revisions to contingency reserves are reflected in income in the period in which different facts or information become known, or circumstances change, that affect our previous assumptions with respect to the likelihood or amount of loss. Reserves for contingencies are based upon our assumptions and estimates regarding the probable outcome of the matter and include our costs to defend any action. In situations where we expect insurance proceeds to offset contingent liabilities, we record a receivable for all probable recoveries until the net loss is zero. We recognize contingent gains when the contingency is resolved and the gain has been realized. Should the outcome differ from our assumptions and estimates or other events result in a material adjustment to the accrued estimated contingencies, revisions to the estimated contingency amounts would be required and would be recognized in the period when the new information becomes known.

Derivative Instruments

We use derivative financial instruments to reduce interest rate risks. The Predecessor’s Combined Consolidated Carve-out Statements of Operations includes an allocation of Seadrill’s derivatives’ gains and losses related to mark-to-market adjustments on floating to fixed interest rate swaps on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt. It is also necessary to use judgment in estimating the value of the interest rate swap derivatives forming the basis of the mark-to-market adjustment. If different assumptions had been made, the amounts allocated to the statement of operations would have been different.

We do not use hedge accounting for these instruments.

Goodwill

We allocate the purchase price of acquired businesses to the identifiable tangible and intangible assets and liabilities acquired, with any remaining amount being capitalized as goodwill. Goodwill is tested for impairment at least annually at the reporting unit level, which is defined as an operating segment, or a component one level below an operating segment, that constitutes a business for which financial information is available and is regularly reviewed by management. We have one reporting unit. The goodwill impairment test requires us to compare the fair value of our reporting unit to its carrying value. In the event that the fair value is less than carrying value, we must perform an exercise similar to a purchase price allocation in a business combination in order to determine the amount of the impairment charge.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance relative to the test for goodwill impairment. The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two step goodwill impairment test. The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We have decided to early adopt this new guidance. Qualitative factors considered include macroeconomic conditions, industry and marked considerations, cost factors, our market capitalization and other relevant entity-specific events. For the year ended December 31, 2011, we concluded it was not necessary to perform the two step goodwill impairment test.

For the years ended December 31, 2011 and 2010, no impairments have resulted from our analysis.

Factors Affecting our Results of Operations

The principal factors which have affected our results and are expected to affect our future results of operations and financial position include:

•	the number and availability of our drilling rigs;

•	the dayrates of our drilling rigs;

•	the daily operating expenses of our drilling rigs;

•	utilization for our drilling rigs;

•	administrative expenses;

•	interest and other financial items; and

•	tax expenses.

Revenues

In general, each of our drilling rigs is contracted for a period of time to an oil and gas company to provide offshore drilling services at an agreed daily rate. A rig will be stacked if it has no contract in place. Market daily rates have historically varied from approximately $50,000 per day to more than $650,000 per day, depending on the type of drilling rig and its capabilities, operating expenses, taxes and other factors. An important factor in determining the level of revenue is the technical utilization of the drilling rig. To the extent that our operations are interrupted due to equipment breakdown or operational failures, we do not generally receive daily rate compensation for the period of the interruption. Furthermore, our daily rates can be reduced in instances of interrupted or suspended service due to, among other things, repairs, upgrades, maintenance, force majeure or requested suspension of services by the client and other operating factors.

The terms and conditions of the contracts allow for compensation when factors beyond our control, including weather conditions, influence the drilling operations and, in some cases, for compensation when we perform planned maintenance activities. In general, we are entitled to cost escalation to compensate for industry specific cost increases as reflected in publicly available cost indices.

In addition to contracted daily revenue, customers may pay mobilization and demobilization fees for rigs before and after their drilling assignments, and may also pay reimbursement of costs incurred by us at their request for additional supplies, personnel and other services, not covered by the contractual daily rate.

Expenses

Our expenses consist primarily of rig operating expenses, reimbursable expenses, depreciation and amortization, administration expenses, interest and other financial expenses and tax expenses.

Rig operating expenses are related to the drilling rigs we have either in operation or stacked and include the remuneration of offshore crews and onshore rig supervision staff, as well as expenses for repairs and maintenance. Reimbursable expenses are incurred at the request of customers, and include provision of supplies, personnel and other services. Depreciation and amortization costs are based on the historical cost of our drilling rigs and other equipment. Administrative expenses include the costs of offices in various locations, as well as the remuneration and other compensation of the directors and employees engaged in the management and administration of us.

Our interest expenses depend on the overall level of debt and prevailing interest rates. However, these expenses may be reduced as a consequence of capitalization of interest expenses relating to drilling rigs under construction. Other financial items include various mark-to-market adjustments to the value of our interest rate and forward currency swap agreements.

Tax expenses reflect payable and deferred taxes related to our rig owning and operating activities and may vary depending on jurisdictions and contractual arrangements. In most cases the calculation of tax is based on net income.

Results of Operations

Nine Months Ended September 30, 2012, compared to Nine Months Ended September 30, 2011

The following table sets forth our operating results for the nine months ended September 30, 2012 and September 30, 2011.

(In millions of U.S. dollars)	Nine months ended September 30, 2012	Nine months ended September 30, 2011
Total operating revenues	761.5	702.8
Total operating expenses	454.9	399.2

Operating income	306.6	303.6
Interest expense	(60.8)	(54.8)
Other financial items	(33.1)	(35.6)

Income before taxes	212.7	213.2
Income taxes	(25.8)	(33.8)

Net income from continuing operations	186.9	179.4
Net income from discontinued operations	—	3.2
Net income	186.9	182.6

Total operating revenues

The following table sets forth our total operating revenues for the nine months ended September 30, 2012 and September 30, 2011.

(In millions of U.S. dollars)	Nine months ended September 30, 2012	Nine months ended September 30, 2011	Increase
Total operating revenues	761.5	702.8	8.3%

Total operating revenues increased from $702.8 million for the nine months ended September 30, 2011 to $761.5 million for the nine months ended September 30, 2012. Total operating revenues are predominantly contract revenues with additional, relatively small amounts of reimbursable and other revenue. The increase in total operating revenues is primarily due to the West Elara commencing operations in March 2012, which caused an increase in operating revenue of $73.7 million.

Total operating expenses

The following table sets forth our total operating expenses for the nine months ended September 30, 2012 and September 30, 2011.

(In millions of U.S. dollars)	Nine months ended September 30, 2012	Nine months ended September 30, 2011	Increase
Total operating expenses	454.9	399.2	14.0%

Total operating expenses increased from $399.2 million for the nine months ended September 30, 2011 to $454.9 million for the nine months ended September 30, 2012. The increase in operating expenses was due to the delivery of the West Elara, which commenced operations in March 2012 and accounted for an increase in operating expenses of $38.2 million. Total operating expenses consist of vessel and rig operating expenses, depreciation and amortization, general and administrative expenses and reimbursable expenses. Vessel and rig operating expenses increased from $246.6 million for the nine months ended September 30, 2011 to $256.5 million for the nine months ended September 30, 2012. Depreciation and amortization increased from $104.0 million for the nine months ended September 30, 2011 to $120.2 million for the nine months ended September 30, 2012. General and administrative expenses increased from $24.3 million for the nine months ended September 30, 2011 to $33.6 million for the nine months ended September 30, 2012, primarily due to an increased number of onshore personnel required after we became a stand alone company. Reimbursable expenses increased from $24.3 million for the nine months ended September 30, 2011 to $44.6 million for the nine months ended September 30, 2012 due to an increased level of variation order requests managed on behalf of our customers in accordance with the terms of our drilling contracts.

Interest expense

Interest expense increased from $54.8 million for the nine months ended September 30, 2011 to $60.8 million for the nine months ended September 30, 2012, primarily due to an overall increase in interest bearing debt.

Other financial items

Other financial items reported in the income statement include the following items:

(In millions of U.S. dollars)	Nine months ended September 30, 2012	Nine months ended September 30, 2011
Interest income	—	4.5
Loss on derivative financial instruments	(19.7)	(43.7)
Foreign exchange (loss)/gain	(13.1)	0.6
Other financial items	(0.3)	3.0

Total other financial items	(33.1)	(35.6)

During the period from May 2011 through September 2012, we entered into interest rate swaps and forward exchange contracts, none of which are accounted for as hedges. During the nine months ended September 30, 2012, the recognized loss from derivative financial instruments was $19.7 million compared to a loss of $43.7 million for the nine months ended September 30, 2011. These losses were primarily due to adjustments for the fair market value of these derivative financial instruments. Foreign exchange losses of $13.1 million for the nine month period ended September 30, 2012 were primarily due to taxes payable in Norway after the Norwegian Kroner strengthened against the U.S. dollar over the nine month period ended September 30, 2012.

Income taxes

Income tax expense was $25.8 million for the nine months ended September 30, 2012 compared to $33.8 million for the nine months ended September 30, 2011. Our effective tax rate was approximately 12.1% for the nine months ended September 30, 2012, as compared to 15.9% for the nine months ended September 30, 2011.

Significant amounts of income and costs are reported in nontaxable jurisdictions, such as Bermuda. Our drilling rig operations are normally carried out in taxable jurisdictions. In the tax jurisdictions where we operate, the corporate tax rate has ranged from 16% to 30% for earned income. Currently, the corporate tax rate for Norway is 28% for earned income, and for the United Kingdom it is 24%. Further, losses in one tax jurisdiction may not be offset against taxable income in other jurisdictions. Accordingly, the effective tax rate may differ from period to period depending on the level of activity in and mix of each of the tax jurisdictions in which our operations are conducted and the level of income and expenses reported in nontaxable jurisdictions.

Fiscal Year Ended December 31, 2011, compared to Fiscal Year Ended December 31, 2010

The following table sets forth our operating results for 2011 and 2010.

(In millions of U.S. dollars)	Year ended December 31, 2011	Year ended December 31, 2010
Total operating revenues	938.0	874.7
Total operating expenses	536.0	483.0

Operating income	402.0	391.7
Interest expense	(77.6)	(42.3)
Other financial items	(38.2)	(26.9)

Income before taxes	286.2	322.5
Income taxes	(39.5)	(31.6)

Net income from continuing operation	246.7	290.9
Net income from discontinued operations	3.2	121.7
Net income	249.9	412.6

Total operating revenues

The following table sets forth our total operating revenues for the year ending 2011 and the year ending 2010.

(In millions of U.S. dollars)	2011	2010	Increase
Total operating revenues	938.0	874.7	7.2%

Total operating revenues increased from $874.7 million in 2010 to $938.0 million in 2011. Total operating revenues are predominantly contract revenues with additional, relatively small amounts of reimbursable and other revenue. The increase in total operating revenues is primarily related to the West Venture, which commenced employment under a new contract at a higher daily rate on August 1, 2010. The increased revenues from the West Venture amounted to $45.0 million. Also in 2011, the West Navigator had an increase in utilization. The increased utilization from the West Navigator amounted to $25.0 million in 2011 compared to 2010.

Total operating expenses

The following table sets forth our total operating expenses for the year ending 2011 and the year ending 2010.

(In millions of U.S. dollars)	2011	2010	Increase
Total operating expenses	536.0	483.0	11.0%

Total operating expenses increased from $483.0 million in 2010 to $536.0 million in 2011. Total operating expenses consist of vessel and rig operating expenses, depreciation and amortization, general and administrative expenses and reimbursable expenses. Vessel and rig operating expenses increased from $294.6 million in 2010 to $329.9 million in 2011 primarily due to increased personnel cost. Depreciation and amortization increased from $128.9 million in 2010 to $140.7 million in 2011 primarily due to depreciation on capital expenditures and long-term maintenance expenditures incurred during 2011. General and administrative expenses increased from $30.6 million in 2010 to $35.4 million in 2011. Reimbursable expenses increased from $28.9 million in 2010 to $30.0 million in 2011.

Interest expense

Interest expense increased from $42.3 million in 2010 to $77.6 million in 2011, as a result of the $500 million 7.75% unsecured bond due 2018 and the $210 million shareholder loan used to finance the North Atlantic Restructuring on March 31, 2011.

Other financial items

Other financial items reported in the Income statement include the following items:

(In millions of U.S. dollars)	2011	2010
Interest income	6.8	4.8
(Loss) on derivative financial instruments	(47.7)	(37.2)
Foreign exchange gain	3.3	5.0
Other financial items	(0.6)	0.5

Total other financial items	(38.2)	(26.9)

Interest income increased from $4.8 million in 2010 to $6.8 million in 2011. The increase was mainly due to higher holdings of interest bearing securities. We have entered into interest rate swaps and forward exchange contracts, none of which are accounted for as hedges. In 2011, the recognized loss from derivative financial instruments was $47.7 million compared to a loss of $37.2 million in 2010. The losses were due to relatively low interest rates throughout 2010 and 2011, compared to prevailing rates at the time we entered into the swap contracts.

Income taxes

Income tax expense was $39.5 million in 2011 compared to $31.6 million in 2010. Tax expense in 2011 includes a $13.7 million provision for uncertain tax positions related to the move of legal entities to a new tax jurisdiction and the functional currency used by certain of our subsidiaries in their Norwegian tax returns. Our effective tax rate was approximately 13.8% in 2011, as compared to 9.8% in 2010.

Significant amounts of the income and costs are reported in nontaxable jurisdictions such as Bermuda. Our drilling rig operations are normally carried out in taxable jurisdictions. In the tax jurisdictions where we operate, the corporate tax rate has ranged from 16% to 30% for the earned income. Currently, the corporate tax rate for Norway is 28% for earned income, and for the United Kingdom it is 24%. Further, losses in one tax jurisdiction may not be offset against taxable income in other jurisdictions. Accordingly, the effective tax rate may differ from period to period depending on the level of activity in and mix of each of the tax jurisdictions in which our operations are conducted and the level of income and expenses reported in nontaxable jurisdictions.

Liquidity and Capital Resources

We operate in a capital intensive industry and we have historically financed the purchase of drilling rigs and other capital expenditures through a combination of borrowings from commercial banks, proceeds from the issuance of bonds, cash generated from operations and equity capital. Our liquidity requirements relate to servicing debt and funding investments, funding working capital and payment of dividends. Most of our contract and other revenues are received monthly in arrears, and most of our operating costs are paid on a monthly basis.

Our funding and treasury activities are conducted within corporate policies to maximize returns while maintaining appropriate liquidity for our requirements. Cash and cash equivalents are held mainly in U.S. Dollars, with the addition of short term deposits in Norwegian Kroner, Euros, and Pound Sterling.

Our short-term liquidity requirements relate to servicing debt and funding working capital requirements, including required payments under the management agreements and administrative services agreements with North Atlantic Management, Seadrill Management and other unrelated and related third parties. Sources of short-term liquidity include cash balances, available amounts under revolving credit facilities and receipts from our drilling contracts.

Our long-term liquidity includes funding the payment of our newbuilding commitments and the repayment of long-term debt balances.

Newbuilding Commitments

The West Linus, a harsh environment jack-up rig, has a contract price of $450 million, with an estimated total project cost of $530 million, of which we have paid $120 million as of September 30, 2012. The West Rigel, a harsh environment semi-submersible, has a contract price of $568 million, with an estimated total project cost of $650 million, of which we have paid $118 million as of September 30, 2012. The West Linus is scheduled to be delivered to us in the fourth quarter of 2013, and the West Rigel is scheduled to be delivered to us in the first quarter of 2015. As of September 30, 2012, we had aggregate remaining project costs of $942 million, of which $12 million is due in the fourth quarter of 2012, $413 million is due in 2013, $36 million is due in 2014 and the balance of $481 million is due in 2015.

Operating Lease Commitments

In July 2012, the Company moved from a shared Seadrill premises into its own premises in Stavanger. The related operating lease commitments are summarized in the table below:

(In millions of U.S. dollars)	2012	2013	2014	2015	2016	2017 and thereafter
Leased premises	0.5	1.8	1.7	1.6	1.6	8.8

Total	0.5	1.8	1.7	1.6	1.6	8.8

Our Borrowing Activities

Debt Facilities	Amounts Outstanding
(In millions of U.S. dollars)	As of September 30, 2012	As of December 31, 2011
$2,000 Million Senior Secured Credit Facility	1,791.7	1,916.7

$500 Million 7.75% Unsecured Bond due 2018	500.0	500.0

$210 Million Shareholder Loan	—	210.0

$200 Million Revolving Credit Facility	200.0	—

Total interest bearing debt	2,491.7	2,626.7

As of December 31, 2011 and September 30, 2012, all of our debt facilities were fully drawn.

$2,000 Million Senior Secured Credit Facility

On April 15, 2011, we entered into a $2,000 million senior secured credit facility with a syndicate of banks to refinance the existing debt related to three semi-submersible drilling rigs, the West Alpha, the West Phoenix, and the West Venture, two harsh environment jack-up rigs, the West Elara and the West Epsilon, and one drillship, the West Navigator, or the Acquired Vessels, which are mortgaged as collateral under this facility. This facility is comprised of a revolving facility in the amount of $1,000 million and a term loan facility in the amount of $1,000 million. This facility bears interest at LIBOR plus a margin of 2.0% per annum, and is repayable over a term of six years. As of September 30, 2012, the outstanding balance of this facility was $1,791.7 million.

$500 Million 7.75% Unsecured Bond due 2018

In April 2011, we issued a $500 million callable senior unsecured bond to partly finance the acquisition of the Acquired Vessels. The bond bears interest at a rate of 7.75% per annum, payable semi-annually in arrears, and matures in full on March 31, 2018. As of September 30, 2012, the outstanding balance on the bond was $500 million, and was held entirely by Seadrill.

$210 Million Shareholder Loan

On October 24, 2011, we entered into a $210 million unsecured loan from Seadrill at an interest rate of 6.0% per annum. We repaid a portion of the loan amounting to $150.0 million on March 27, 2012 by issuing to Seadrill an aggregate of 15,000,000 common shares at $10.00 per share. The remaining balance was repaid in full in March 2012.

$200 Million Revolving Credit Facility

On March 30, 2012, we entered into a $200 million unsecured revolving credit facility with Seadrill. This facility bears interest at LIBOR plus a margin of 3.0% and matures in January 2015.

Covenants

Our debt agreements generally contain financial covenants. The main financial covenants contained in our existing credit facilities are as follows:

•	Minimum liquidity requirement, which requires us to maintain cash and cash equivalents of at least $50 million for the first twelve months and at least $75 million thereafter.

•	Minimum interest coverage ratio requirement, which requires us to maintain a ratio of EBITDA (described below) to interest expense of at least 3:1.

•

Current ratio requirement, which requires us to maintain a ratio of current assets (excluding, among other things, minimum cash), to current liabilities (excluding the current portion of our long term debt) of at least 1:1.

•

Equity ratio requirement, which requires us to maintain a ratio of total equity to total assets of at least 25% throughout 2011 and 30% thereafter. Both equity and total assets are adjusted for the difference between book value and market values of drilling rigs.

•

Leverage ratio requirement, which requires us to maintain a ratio of net debt to EBITDA (described below) of no greater than 5:1 until and including the fourth quarter of 2014, and not to exceed 4.5:1 thereafter. Net debt is calculated as all interest bearing debt less cash and cash equivalents excluding minimum liquidity requirements.

The main financial covenants contained in our 7.75% Unsecured Bond are as follows:

•

Equity ratio requirement, which requires us to maintain a ratio of total equity to total assets of at least 25%. Both equity and total assets are adjusted for the difference between book value and market values of drilling rigs.

•	Minimum liquidity requirement, which requires us to maintain cash and cash equivalents of at least $50 million.

Our credit facilities and 7.75% Unsecured Bond also contain customary restrictive covenants which may limit, among other things, our ability to:

•	incur additional indebtedness;

•	sell the mortgaged drilling rig, if applicable;

•	make additional investments or acquisitions;

•	pay dividends if there is an event of default or the aggregate amount of such dividends are more than 50% of the Company’s EBITDA (described below); and

•	effect a change of control in the Company.

A failure to comply with the covenants in our loan agreements could result in a default under those agreements and under other debt agreements containing cross-defaults provisions.

Our $ 2,000 Million Senior Secured Credit Facility is secured by:

•	Guarantees from the drilling rig owning subsidiaries and intra-group charterers (guarantors);

•	A first priority share charge over all of the shares issued by each of the guarantors;

•	A first priority mortgage in all collateral drilling rigs and any deed of covenant or general assignment thereto;

•	A first priority assignment of the earnings which arise out of the use of or operation of any of the collateral drilling rigs;

•	A first priority assignment of the bareboat charter contracts for the collateral drilling rigs;

•	A security interest in the earnings accounts; and

•	A first priority assignment of all of the insurance policies and contracts of insurance in respect of the collateral drilling rigs.

EBITDA means earnings before interest expenses, taxes, depreciation and amortization of the Company, including its subsidiaries, on a consolidated basis for the previous 12-month period, subject to certain adjustments.

Additionally, we are a “restricted subsidiary” under the indenture relating to Seadrill’s $1,000 million 5 5/8% Senior Notes due 2017. While we are not a guarantor of the notes or a party to the indenture, Seadrill has agreed to cause us to comport with the restrictions on “restricted subsidiaries” contained in the indenture. Accordingly, Seadrill may use its influence over us to restrict our ability, among other things, to incur additional debt, pay dividends or issue guarantees, if Seadrill is required to do so under the terms of the indenture for the notes.

As of September 30, 2012, we were in compliance with all of the covenants under our debt agreements.

Our preliminary unaudited balance sheet and income statement for the year ended December 31, 2011, which was provided to our lenders on February 29, 2012, showed that we were in compliance with the related covenants in our debt agreements. However, we subsequently recorded an uncertain tax provision of $63 million related to a legal case described in Note 6—Taxation that caused the current ratio, according to the adjusted financial statements for the year ended December 31, 2011, to be lower than 1:1, which constituted a temporary period of non-compliance relating to the $2,000 million senior secured credit facility. We informed our lenders of this prior to the release of our audited financial statements, and on April 27, 2012, we received a letter from our lenders stating that they had concluded, based on advice from their legal counsel, that the temporary period of non-compliance did not constitute an event of default because it was not continuing on the basis that it had been remedied in the first quarter of 2012 by (i) receiving $150 million in cash in connection with a share issuance, (ii) converting $150 million of debt to equity, which resulted in a share issuance to Seadrill, and (iii) establishing a $200 million revolving facility with Seadrill.

In addition to bank financing, we continually monitor equity and debt capital market conditions and may raise additional capital through the issuance of equity or debt securities from time to time.

Our Equity Activities

On February 11, 2011, we issued 3,000 common shares to Seadrill in connection with our formation.

On February 16, 2011, we issued 50,000,000 common shares in a private transaction exempt from registration under the Securities Act.

In March, 2011, we issued 150,000,000 common shares to Seadrill in connection with the closing of the North Atlantic Restructuring, in a private transaction exempt from registration under the Securities Act.

In March 2012, we issued 30,000,000 common shares in a private transaction exempt from registration under the Securities Act, of which Seadrill purchased 15,000,000 common shares.

In July 2011 and September 2011, we repurchased an aggregate of 2,373,823 common shares, which are held as treasury shares, at an average price of $7.69 per share based on the Bloomberg Composite Rate of NOK5.68 per $1.00 on November 28, 2012.

On November 19, 2012, we effected a consolidation of our common shares through a one-for-five reverse stock split. The repurchased shares are held by us as treasury shares. Following this reverse stock split we have 230,003,000 shares outstanding and 2,373,863 treasury shares, which includes 40 shares that were repurchased by us in lieu of issuing fractional shares. See “Description of Capital Stock.”

Concurrently with this Exchange Offer, we plan to offer and sell              of our common shares through the Underwritten Public Offering. This Exchange Offer is not contingent on the successful completion of the Underwritten Public Offering. The Underwritten Public Offering will be made only by means of a prospectus. See “Where You Can Find Additional Information.”

Off Balance Sheet Arrangements

As of the date of this prospectus, we do not have any off balance sheet arrangements.

Contractual Obligations

At December 31, 2011, we had the following contractual obligations and commitments:

	Payment due by period
(In millions of U.S. dollars)	Less than 1 year	1 – 3 years	3 – 5 years	After 5 years	Total
$2,000 Million Senior Secured Credit Facility	166.7	333.3	333.3	1,083.3	1,916.7
$500 Million 7.75% Unsecured Bond due 2018				500.0	500.0
$210 Million Shareholder Loan (1)		210.0	—	—	210.0
Total debt repayments	166.7	543.3	333.3	1,583.3	2,626.7
Total interest payments (2)	107.2	199.7	171.8	61.3	540.0
Accrued pension liabilities	2.9	6.4	7.4	21.4	38.1
Uncertain tax position	63.0	—	—	—	63.0
Total drilling rig purchases (3)	—	360.0	—	—	360.0
Total contractual cash obligations	339.8	1,109.4	512.5	1,666.0	3,924.8

The table above reflects contractual commitments as of December 31, 2011, and does not include the following commitments related to agreements that we have entered into after December 31, 2011: (i) operating lease payments related to the new premises in Stavanger, Norway, (ii) operating lease payments related to the West Hercules drilling rig, (iii) our $200 million related party revolving credit facility entered into in March 2012 which matures in January 2015, and (iv) the final instalment relating to the construction of the West Rigel, discussed in footnote 3 below.

(1)	In connection with the North Atlantic Restructuring, Seadrill provided us with a shareholder loan in the amount of $210 million which was scheduled for repayment in 2013. A portion of the loan amounting to $150.0 million was converted to equity in connection with the private placement completed on March 27, 2012 and the remaining balance was repaid in full in March 2012.
(2)	Interest payments are based on the assumption that all of our loans are fully drawn over the period. It is further assumed that no refinancing of existing loans takes place and that there is no repayment on revolving credit facilities. Interest has been calculated using the U.S. Dollar Yield Curve published by Bloomberg, plus agreed margins for each loan facility. The effects of interest rate swaps have been included in the calculations.
(3)	As of December 31, 2011, we had contractual commitments under one newbuilding contract. The contract is for the construction of the West Linus, a harsh environment jack-up rig which is scheduled to be delivered in the fourth quarter of 2013. In addition to this, we entered into a newbuilding contract in the second quarter of 2012 for the construction of a harsh environment semi-submersible rig, the West Rigel, with a total contract price of $568 million and expected delivery in the first quarter of 2015. This has not been reflected in the table above because the contract was entered into after December 31, 2011. See “—Newbuilding Commitments” above.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks, including foreign currency fluctuations, changes in interest rates and credit risk. Our policy is to hedge our exposure to these risks where possible, within boundaries deemed appropriate by management. We accomplish this by entering into appropriate derivative instruments and contracts to maintain the desired level of risk exposure.

Our activities expose us primarily to the financial risks of changes in foreign currency exchange rates and interest rates as described below.

Foreign currency risk management

We have U.S. dollars as our functional currency because the majority of our revenues and cash inflows are denominated in dollars. Accordingly, our reporting currency is also U.S. dollars. We do, however, earn some of our revenue and incur some of our expenses in other currencies (primarily Norwegian Kroner and British Pounds) and there is therefore a risk that currency fluctuations could have an adverse effect on our cash flows.

Our foreign currency risk arises from the measurement of debt and other monetary assets and liabilities denominated in foreign currencies converted to U.S. dollars, with the resulting gain or loss recorded as “Other financial items” and the impact of fluctuations in exchange rates on the reported amounts of our revenues and expenses which are contracted in foreign currencies.

As of September 30, 2012, we had entered into the following derivative contracts to manage our foreign currency risks:

	Notional amount	Fair value
(In millions of U.S. dollars)
Currency forward contracts	$100	$4.5

As of December 31, 2011, we had entered into the following derivative contracts to manage our foreign currency risks:

	Notional amount	Fair value
(In millions of U.S. dollars)
Currency forward contracts	$160	$(1.6)

A 1% change in the exchange rate between the US dollar and the bought forward currencies would result in a fair value gain or loss of $1.6 million that would be reflected in our consolidated statements of operations, based on our currency forward contracts as of December 31, 2011.

Interest rate risk

A significant portion of our debt obligations and surplus funds placed with financial institutions are subject to movements in interest rates. It is our policy to obtain the most favorable interest rates available without increasing our foreign currency exposure. In line with this strategy, we make use of a revolving tranche of our $200 million revolving credit facility or a revolving tranche of our $2,000 million senior secured credit facility by repaying outstanding borrowings with surplus funds or increasing outstanding borrowings as needed. Working capital is placed in bank accounts with floating interest rates held with reputable financial institutions.

We have no significant interest bearing assets other than cash and cash equivalents; therefore our income and operating cash flows are substantially independent of changes in market interest rates.

Interest rate swaps are used to manage our exposure to interest rate risks by converting floating rate debt obligations to a fixed rate in order to achieve an overall desired position of fixed and floating rate debt. In 2011, we acquired two interest rate swap agreements from Seadrill on estimated market terms and entered into new interest rate swap agreements fixing the interest rate on a notional amount of $500 million under our $2,000 million senior secured credit facility.

Financial instruments

The following table summarizes the notional amounts and estimated fair values of our financial instruments as of September 30, 2012:

	Notional amount	Fair value
(In millions of U.S. dollars)
Interest rate swap	$1,000	$(73.5)

The following table summarizes the notional amounts and estimated fair values of our financial instruments as of December 31, 2011:

	Notional amount	Fair value
(In millions of U.S. dollars)
Interest rate swap	$1,000	$(52.5)

The fair value of interest rate swaps is the estimated amount that our counterparties would receive or pay to terminate the swap agreements at the reporting date. The valuation technique used to determine the fair value of interest rate swaps approximates the net present value of the swap contracts’ future cash flows.

As of December 31, 2011, our net effective exposure to floating interest rate fluctuations on our outstanding debt was $760 million, based on our total net interest bearing debt of $2,470 million less the $1,000 million notional principal of our floating to fixed interest rate swaps, less the $710 million in fixed interest loans. A 1% change in short-term interest rates would thus increase or decrease our effective interest expense by approximately $7.6 million on an annual basis as of December 31, 2011.

Concentration of credit risk

The market for our services is the offshore oil and gas industry, and our customers consist primarily of major integrated oil companies, independent oil and gas producers and government owned oil companies. We perform ongoing credit evaluations of our customers and generally do not require collateral in our business agreements. Reserves for potential credit losses are maintained when necessary.

The following table shows the distribution of contract revenue by customer:

	Nine months ended September 30,		Year ended December 31,
Customer	2012	2011	2011	2010
Statoil	42%	31%	31%	30%
Shell	24%	25%	23%	23%
Total	16%	22%	23%	24%
BG Norge Limited	17%	22%	23%	23%
ExxonMobil	1%	—	—	—

Total	100%	100%	100%	100%

We may also face credit related losses in the event that counterparties to our derivative financial instrument contracts do not perform according to the terms of the contract. The credit risk arising from these counterparties relates to unrealized profits from derivative contracts. We generally do not require collateral for our financial instrument contracts. In the opinion of management, the relevant counterparties are creditworthy financial institutions, and we do not expect any significant loss to result from their non-performance. The credit exposure of derivative contracts is represented by the fair value of contracts with a positive fair value at the end of each period.

Recently issued accounting pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (International Financial Reporting Standards).” In general, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and for many of these requirements the amendments are not intended to result in any change in the application of ASC Topic 820, “Fair Value Measurement.” At the same time, there are some amendments that do change particular principles or requirements relating to fair value measurement and disclosure. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Its adoption did not have a material impact on the Company’s combined consolidated carve-out financial statements.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” in order to standardize the disclosure requirements under U.S. GAAP and IFRS relating to both instruments and transactions eligible for offset in financial statements. ASU 2011-11 is applicable for annual reporting periods beginning on or after January 1, 2013. Its adoption is not expected to have a material impact on the Company’s combined consolidated carve-out financial statements.

INDUSTRY AND MARKET CONDITIONS

Overview

We operate within the harsh environment segment of the offshore drilling market, which constitutes a part of the international oil and gas service industry. Our fleet of nine harsh environment offshore drilling rigs consists of four semi-submersible rigs, one ultra-deepwater drillship, two jack-up rigs, and contracts for the construction of one additional semi-submersible rig and one additional jack-up rig. While we currently operate exclusively in Norway and the United Kingdom, we intend to pursue harsh environment drilling operations in other locations in the North Atlantic Region in the future. The North Atlantic Region has historically offered long-term contracts, high utilization and competitive daily rates compared to the international offshore drilling market for similar drilling rigs.

Offshore Rig Classification

Most drilling rigs are owned by industry participants that engage in drilling operations as their primary activity. Drilling rigs are generally separated into onshore and offshore rigs. Offshore rigs are represented by four main categories as outlined below.

Jack-Up Rig

Jack-up rigs are mobile, self-elevating drilling platforms equipped with legs that are lowered to the ocean floor. A jack-up rig is towed to the drill site with its hull riding in the sea as a vessel and its legs raised. At the drill site, the legs are lowered until they penetrate the sea bed and the hull is elevated until it is above the surface of the water. After completion of the drilling operations, the hull is lowered until it rests on the water, the legs are raised and the rig can be relocated to another drill site. Jack-ups are generally suitable for water depths up to 450 feet and operate with crews of 40 to 60 people.

Tender rig

Self-erecting tender rigs conduct production drilling from fixed or floating platforms. During drilling operations, the tender rig is moored next to the platform. The modularized drilling package, stored on the deck during transit, is lifted prior to commencement of operations onto the platform by the rig’s integral crane. To support the operations, the tender rig contains living quarters, helicopter deck, storage for drilling supplies, power machinery for running the drilling equipment and well completion equipment. There are two types of tender rigs: barge type and semi-submersible (semi-tender) type. Tender barges and semi-tenders are equipped with similar equipment but the semi-tender’s semi-submersible hull structure allows the rig to operate in rougher weather conditions. Self-erecting tender rigs allow for drilling operations to be performed from platforms without the need for permanently installed drilling packages. Tender rigs generally operate with crews of 60 to 85 people.

Semi-Submersible Rig

Semi-submersible rigs consist of an upper working and living quarters deck resting on vertical columns connected to lower hull pontoons. Such rigs operate in a “semi-submerged” floating position, in which the lower hull is below the waterline and the upper deck protrudes above the surface.

There are two types of semi-submersible rigs, moored and dynamically positioned. Moored semi-submersible rigs are positioned over the wellhead location with anchors, while the dynamically positioned semi-submersible rigs are positioned over the wellhead location by a computer-controlled thruster-system. Depending on country of operation, semi-submersible rigs generally operate with crews of 65 to 100 people.

Drillship

Drillships are self-propelled ships equipped for drilling in deep waters, and are positioned over the well through a computer-controlled thruster system similar to that used on semi-submersible rigs. Drillships are suitable for drilling in remote locations because of their mobility and large load-carrying capacity. Depending on country of operation, drillships operate with crews of 65 to 100 people.

Industry Demand

The demand for offshore drilling rigs and associated services reflects oil companies’ demand for equipment to drill exploration, appraisal and development wells as well as perform maintenance on existing production wells. The activity level by oil companies is to a large extent driven by the worldwide demand for energy, including crude oil and natural gas, which impacts their ability to fund investments in exploration, development and production activities.

In addition to absolute levels of demand from oil companies, the industry has experienced a steep change in the technical specifications for rigs required for many regions. Factors such as water depth, high pressure, sub-salt, and harsh environments are driving the need for technical advancements. As hydrocarbons are produced from more challenging regions, the continued requirement for technical advancements is to be expected. Drilling companies with highly technical fleets have experienced the benefits of this trend in the form of pricing power as compared to more commoditized players.

Since the 2008 financial crisis, oil prices have recovered dramatically, nearly doubling. In light of an often stagnant economic recovery, oil price movements are more indicative of supply side effects. The marginal cost of oil has increased as production has migrated to more challenging regions leading to significant support for a higher normalized price environment.

Oil Price

Source:	Bloomberg

Global Consumption

The International Energy Agency (IEA) expects worldwide demand for oil to continue to grow based on global economic growth projections. According to industry sources, world consumption of liquids is forecasted to increase by nearly 700 million tonnes oil equivalent over the period from 2010 to 2030, reaching over 4.7 billion tonnes by 2030. Coupling forecasted demand growth with the inevitable depletion of existing reservoirs will likely lead to a production shortfall, higher oil prices, and increased exploration and development activity by oil companies.

Expected Increase in World Liquids Consumption

Source:	Industry Sources

Increasing Upstream Capital Expenditures

Global exploration and production expenditures have increased from approximately $107 billion in 2001 to approximately $364 billion in 2010, as reported by industry sources. According to industry sources, global oil and gas production is expected to grow by approximately 3% per annum from 2010 to 2030. In order to achieve this level of production, global exploration and production spending are expected to continue at robust levels.

Global Exploration & Development Costs of Oil and Gas Producers on the Rise

Source:	Exploration & Development cost data from Industry Sources (as of December 2012), Historical Brent prices (yearly average) from Bloomberg

Declining Reserve Replacement

Worldwide, major oil companies have generally reported declining reserve replacement ratios (the ratio of new proved reserve additions to oil produced). For example, the top six global integrated oil companies (as reported by industry sources as of September 2012) have recorded fewer reserve extensions and discoveries than their annual oil production since 2001. The challenge to replace reserves may lead to oil companies focusing on more challenging offshore areas as the traditional onshore and shallow water hydrocarbon provinces will fail to meet reserve growth goals.

Global Liquids Proved Reserve Additions vs. Production

Source:	Industry Sources as of October 2012
Note:	Peer set includes all global, integrated, diversified and independent exploration and production oil and gas companies from industry sources.
*	Includes total oil and gas extensions and discoveries as well as reserves added through oil and gas Improved Recovery.

The Offshore Rig Market

The activity in the global offshore drilling market has historically been volatile as drilling operators’ operating results are directly linked to oil and gas companies’ regional and worldwide level of spending on offshore exploration and development. Oil and gas companies’ offshore exploration and development spending fluctuates from year-to-year and from region-to-region depending on several factors, including:

•	general worldwide economic activity;

•	worldwide supply and demand for crude oil and natural gas products;

•	oil and gas operators’ expectations regarding crude oil and natural gas prices;

•	disruption to exploration and development activities due to severe weather conditions;

•	anticipated production levels and inventory levels;

•	political, social and legislative environments in major oil and gas producing regions;

•	regional and global economic conditions and changes; and

•	the attractiveness of the underlying geological prospects, in both specific fields and geographic locations.

Offshore oil and gas production has historically been more equipment intensive, time consuming and expensive than onshore production due to more challenging access to offshore oil and gas reserves.

Worldwide Offshore Rig Fleet

As of September 8, 2012, the worldwide fleet of offshore drilling rigs (including rigs under construction) totaled 1,052 which consisted of 387 drillships and semi-submersible rigs, 568 jack-ups, four submersibles, 45 tender rigs and 48 drill barges.

Floaters

The floater market covers drillships and semi-submersible rigs. The market for floaters is divided into market segments based on the water depth of operation (mid-water, deepwater and ultra-deepwater), benign or harsh environment and technical specification of the rigs. As of September 8, 2012, out of the worldwide fleet of 387 drillships and semi-submersible rigs, 242 are dynamically positioned, 213 are on the water and 73 rigs are rigs under construction or on order for expected deliveries between September 8, 2012 and end of 2020.

The majority of floaters were constructed in the late 1970s to the mid 1980s and lack the modern technological capability to drill in water depths deeper than 3,000 feet. Most of the easy oil (oil no deeper than 3,000 ft) has been explored and oil companies have increased focus on deepwater regions for exploration and production of oil and gas. As it is infeasible to upgrade or modify existing mid-water rigs to undertake deepwater drilling campaigns, the ultra-deepwater drilling market has experienced increasing utilization over the last year. As of September 8, 2012, 26 floaters with AOC certification are operating in Norway, six rigs with AOC certification are operating outside of Norway and five newbuilds are being constructed with harsh environment capabilities.

Drillship / Semis—Newbuilds and Accumulated Number of Rigs

Source:	Industry Sources

Tender Rigs

The worldwide fleet of self-erecting tender rigs totaled 45 rigs including nine rigs under construction, as of September 8, 2012. The construction of new tender rigs reflects the general growth in demand for modern offshore drilling rigs as well as high-grading of the fleet. Tender rigs are not suited for work in harsh environments.

Jack-Up Rigs

The worldwide fleet of jack-up rigs contains 568 rigs with an average age of approximately 22 years. As of September 8, 2012, 82 jack-up rigs have been built after 2005 and there are 78 jack-up rigs under construction. The increase in supply of new jack-up rigs reflects demand for more advanced and efficient jack-up rigs, and a general trend towards high-grading the technical capabilities of the world-wide fleet. The majority of the jack-up newbuildings have been ordered on speculation or without fixed employment for future work in place. The 568 rigs include 75 jack-up rigs outfitted for operations in harsh environments, of which ten have received an AOC from Norway to operate in the Norwegian Continental Shelf.

Jack-ups—Newbuilds and Accumulated Number of Rigs

Source:	Industry Sources

The Global Offshore Drilling Market

The global offshore drilling market is becoming more specialized as new technology enables drilling activities in deeper waters and harsher environments, facilitating exploration and development drilling in new geographical areas. As a result, new market segments are developing related to water depth, technical capacities and rig types required to meet changes in rig requirements from oil companies. The industry currently defines its offshore drilling into four main water depth categories: shallow water (up to 500 feet), mid-water (up to 3,000 feet), deepwater (3,000 to 7,500 feet) and ultra-deepwater (deeper than 7,500 feet).

The floater market is focused on mid-water, deepwater and ultra-deepwater segments.

Deepwater and Ultra-Deepwater Segment

The majority of oil and gas production to date stems from shallow water oil and gas fields. As production from shallow water oil and gas fields is rapidly declining, deepwater oil and gas production is of increasing importance. Evolving drilling technology has led to several successful deepwater discoveries in recent years, reinforcing the shift towards deeper waters and building backlog for deepwater development projects.

Brazil, the U.S. Gulf of Mexico and West Africa remain the key ultra-deepwater markets. However, regions such the Mediterranean, East Africa and the China Sea are also adding demand for deepwater drilling equipment. As a result of this trend, the utilization rate as of July 2012 for the ultra-deepwater fleet was close to 100%. Similarly, the deepwater fleet utilization rate is 98%. Overall utilization rates have improved this year after a significant drop in drilling activity after the Macondo incident in the U.S. Gulf of Mexico in 2010. Following the Macondo incident, oil companies have increased focus on drilling equipment applied in drilling activities, showing a clear preference towards modern high-specification rigs. This trend is expected to continue due to deeper and more complex drilling activity, as well as stricter safety and regulatory requirements going forward.

From January 2012 through August 2012, daily rates for deepwater and ultra-deepwater fixtures range from $445,000 to $612,000 with the current average daily rate for the deepwater and ultra-deepwater fixtures at $578,063, as of August 2012. Given the high level of demand on deepwater floaters, the contract lead-time across the deepwater and ultra-deepwater fleet is around 630 days.

Marketed Deepwater / Ultra-Deepwater Utilization

Source:	Industry Sources

Dayrate Development—Global Deepwater and Ultra-Deepwater Segment

Source:	Industry Sources

Mid-Water Segment

The mid-water market has started to see the same positive development as the deepwater and ultra-deepwater market, with utilization rates increasing from just below 75% in the early 2000’s to above 94%, as of July 2012.

Despite an increasing number of contracts awarded, daily rates remain in the range of $250,000 to $310,000. As of August 2012, the average daily rate for mid-water fixtures was $308,108. Contract lead-time across the mid-water fleet is around 194 days, a modest improvement compared to earlier this year when the average lead-time for new mid-water contracts was around 100 days.

Utilization and Dayrate Development—Global Mid-Water Segment

Source:	Industry Sources

Jack-Up Rig Market

The jack-up rig market covers exploration and production drilling in water-depths up to 450 feet in benign and harsh environments.

International Jack-Up Rig Market

The international jack-up market has developed into a two tier market with oil companies showing a clear preference for premium jack-ups, broadly defined as rigs built after 2000. In the premium segment, utilization was approximately 95% as of July 2012, a slightly higher level than in the beginning of 2011. Utilization for rigs built prior to 2000, or conventional rigs, have a utilization of approximately 80% as of March 2012, up from 75% in mid-2011, indicating a strong increase in the overall demand for jack-up rigs. In the premium jack-up segment, contract lead times are generally 6-12 months ahead of actual contract commencement, while in the conventional rig market lead times are significantly shorter and could be as low as only weeks ahead of the commencement date.

Utilization—Marketed Jack-up Rigs

Source:	Industry Sources

Jack-up Contracts

Source:	Industry Sources

The jack-up market has strengthened across all segments in 2011 and into 2012. However, according to industry sources, as of September 8, 2012, there are 60 idle jack-up rigs, of which 42 are cold stacked, 12 hot stacked and six warm stacked. While cold stacked jack-ups have been reduced from 68 cold stacked rigs in late 2010, high re-activation costs and outdated technical equipment makes it unlikely that the majority of these jack-ups will be redeployed into the market. The majority of the cold stacked rigs have less than 300-foot legs, causing operational limitations which significantly reduce operational flexibility.

Characteristics of the Norwegian offshore drilling market

Average Annual Oil and Gas Discoveries in Norway

Source:	Norwegian Petroleum Directorate

The Norwegian drilling market has been characterized by stringent technical and environmental requirements related to offshore drilling rigs and operations due to the harsh weather conditions as well as strict legislation. As a result, the initial construction price for an offshore rig to operate in Norway has been higher than for comparable rigs intended for operation in most other regions. This has resulted in a cost barrier to entry as drilling companies are unwilling to pay for additional equipment only relevant for operation on the Norwegian Continental Shelf. Norway also imposes additional requirements for drilling facilities operating in the Norwegian Continental Shelf, including, among other things, heightened standards relating to safety, drilling rig technical specifications, crew accommodations and certain other compliance measures. Rig owners that already have rigs on the Norwegian Continental Shelf enjoy less competition and benefit from higher earnings visibility through longer contract durations and higher daily rate levels than what has been achieved in other geographical regions.

Norwegian Floater Market

The Norwegian floater market is among the most developed and active harsh environment regions worldwide, consisting of 24 semi-submersibles and one drillship, as of September 8, 2012. The supply and demand balance in the Norwegian floater market has been favorable for drilling contractors in recent years, with a limited number of new rigs entering the region and increasing demand.

As described above, the Norwegian floater market has high barriers to entry due to strict regulations on safety, technical specifications, documentation material, and accommodation facilities. In order to comply with Norwegian regulations rig owners incur significant additional construction costs relative to other areas of operation. At the same time, demand in Norway for advanced floaters is expected to increase driven by further exploration and development activities.

The average lead time in Norway is 38 months compared to 5 months for the overall floater market. The average age of the total fleet operating in Norway is approximately 19 years. As illustrated in the graph below, levels for daily rates in the Norwegian floater segment have over time been higher compared to other regions helped by high barriers to entry.

Floater Dayrates

Source:	Industry Sources

Age Profile for Offshore Drilling Rigs in Norway

Source:	Industry Sources as of September 2012

Norwegian Jack-Up Market

In addition to the differentiation between conventional and premium jack-ups, the jack-up market is also differentiated in terms of geographical areas of operation.

Norway is one of the harshest environments for drilling activities globally. This is reflected in higher investment cost for assets intended to operate on the Norwegian Continental Shelf as well as higher operational costs. In order to compensate for the higher construction and operational costs in Norway, the daily rates required by rig owners are higher than in the international jack-up market. However, the daily rate premium in Norway has historically more than offset the higher cost of operating in this region due to a limited number of rigs technically compliant to operate on the Norwegian Continental Shelf. The limited number of compliant rigs has led to longer lead times from contract signing to commencement of operation in Norway compared to other areas of rig operations. The contract lead time in Norway is 35 months compared to five months for the worldwide jack-up fleet, as of September 8, 2012. The Norwegian jack-up rig market is likely to continue to experience differentiated market characteristics as the Norwegian market is less likely to see speculative newbuild orders. There are three harsh environment jack-up rigs currently under construction capable of operating in Norway.

Jack-up Dayrates

Source:	Industry Sources

Highly Competitive Industry

The offshore contract drilling service industry in Norway is highly competitive with numerous industry participants, ranging from large international companies to smaller locally owned companies. The largest industry participants’ operations are usually geographically dispersed in oil and gas development areas around the globe due to the high mobility of most rigs. Although the cost of moving a rig from one region to another and the availability of rig-moving vessels may cause an imbalance between supply and demand from one region to another, significant variations between regions do not tend to exist in the long-term. Harsh environment areas however, are often in isolated regions where the majority of the world’s rigs are prevented from operating due to the lack of technical specifications. Consequently, we operate in an area with limited competition and enjoy an operating area with high barriers to entry.

Floater and Jack-Up League Table—Norway

Source:	Company Reports and Filings
*	Assumes NADL’s HE newbuild will be operating in Norway

The Norwegian offshore drilling market remains a highly fragmented market with 12 drilling contractors controlling the portfolio of contracts. As of October 2012, there was a total of 29 rigs with contracts for operations in Norway, of which 26 were operational in Norway at the end of 2011. Below is a short description of our competitors operating in Norway.

Maersk Drilling: Maersk Drilling (formerly named Maersk Contractors) was established in 1972, and provides offshore drilling services to oil companies worldwide. The fleet consists of deepwater semi-submersible rigs, drilling barges and jack-up rigs. In 2011, Maersk Drilling signed a contract with Samsung Heavy Industries in South Korea for the construction of two ultra-deepwater drillships. Maersk Drilling has six rigs operating in Norway and three jack-up newbuilds under construction.

Transocean (RIG): Transocean is the second largest global offshore drilling contractor measured in market capitalization and the largest measured in number of rigs. Transocean has seven rigs operating in Norway, including the two existing harsh environment semi-submersible rigs Transocean Barents and Transocean Spitsbergen which were acquired through the acquisition of Aker Drilling in 2011.

Songa Offshore (SONG): Songa Offshore was founded in January 2005. Songa Offshore is an offshore drilling company operating six semisubmersible rigs, with additional four rigs on order. Songa Offshore has three rigs operating in Norway, with an additional four rigs post delivery of the category D rigs.

Fred Olsen Energy (FOE): Fred Olsen Energy is a Norwegian contract driller operating a fleet of nine rigs, comprising of two deepwater rigs, and six mid-water semi-submersible drilling rigs in addition to one accommodation rig. A new ultra-deepwater drillship is scheduled to be delivered in the third quarter of 2013 from Hyundai Heavy Industries. FOE has three rigs operating in Norway.

China Oilfield Services (COSL): COSL is an integrated oilfield services provider. Its services cover each phase of offshore oil and gas exploration, development and production. Its four core business segments are geophysical services, drilling services, well services, marine support and transportation services. COSL currently operates 34 drilling rigs of which 27 are jack-up drilling rigs and seven are semi-submersible drilling rigs, two accommodation rigs, four module rigs and eight land drilling rigs. COSL has two rigs operating in Norway.

Odfjell Drilling (Odfjell): Odfjell Drilling is a privately owned international drilling, well service and engineering company with some 3,000 employees. Odfjell Drilling owns and/or manages seven offshore drilling rigs, of which two are under construction, in addition to being a major supplier of personnel for drilling operations and maintenance on fixed and floating production platforms in the North Sea. In 2011, the company took delivery of the two partly owned drillships Deepsea Metro I and Deepsea Metro II from HHI in Korea. Odfjell Drilling has two rigs operating in Norway, with one semi-submersible newbuild under construction that is expected to commence operations in the summer of 2013.

Saipem: Saipem is a large, international contractor in the oil & gas industry. Saipem is organized into two business units, Engineering & Construction and Drilling. Saipem employs over 40,000 people comprising more than 110 nationalities. Saipem has two rigs operating in Norway.

Diamond Offshore Drilling (DO): Diamond Offshore Drilling owns and operates a fleet of 32 semi-submersible rigs, 7 jack-up rigs and four dynamically positioned drillships, three of which are on order with delivery expected in 2013 and 2014. Diamond Offshore Drilling has one rig operating in Norway.

Rowan Companies (RDC): Rowan Companies is an international provider of contract drilling services with a focus on high-specification and premium jack-up rigs located worldwide. Rowan Companies has three rigs operating in Norway.

Stena Drilling (Stena): Stena Drilling, a wholly owned subsidiary of Stena AB, is an independent international drilling contractor. Stena Drilling has two rigs operating in Norway.

Ocean Rig (ORIG): Ocean Rig is an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling, and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry. Ocean Rig owns ten offshore ultra deepwater drilling rigs, including two ultra deepwater semisubmersible drilling rigs and eight ultra deepwater drillships, three of which are scheduled to be delivered to Ocean Rig during 2013 and one in 2015. As of the date hereof, Ocean Rig has one rig operating in Norway.

Arctic Regions

Oil and gas companies are increasingly exploring and developing fields that are located in deeper, colder and more remote areas. Typical conditions in harsh and Arctic environments are colder temperatures, rougher sea, stronger currents, limited daylight and ice in close proximity. The North Sea is the most mature of the harsh environment regions today, while new regions are being explored further north such as Arctic Russia, Greenland, Northeastern Canada and the Barents Sea. Drillers with experience in harsh environment areas, such as the North Sea, have a competitive advantage targeting these regions as activity accelerates.

Although exploration and development activities in Arctic areas represent a new frontier, many Independent Oil Company (IOC) and National Oil Company (NOC) have been actively pursuing strategic initiatives. Since 2010 there has been increased activity in Arctic areas, and we believe that, looking forward, Arctic activity is likely to be led by Norway, Greenland, Russia, and Alaska. To date, the only large onstream project is Statoil’s Snohvit LNG development in the Norwegian Barents Sea. By the end of 2013, the Goliat field, also in the Barents Sea, and the Prirazlomnoye field in Russia’s Pechora Sea are expected to begin production as well. By 2025, according to Wood Mackenzie, the offshore Arctic region could provide 2 million barrels per day of oil equivalent production.

Arctic Regions

BUSINESS

History and Development of the Company

North Atlantic Drilling Ltd. was established on February 11, 2011 under the laws of Bermuda as a subsidiary of Seadrill. On February 16, 2011, we raised gross proceeds of $425 million through a Norwegian private placement of 50,000,000 common shares. On February 17, 2011, we entered into an agreement with Seadrill to acquire six harsh environment drilling rigs, including all relevant contracts, spares, stores and offshore personnel related to the rigs, which we refer to as the North Atlantic Restructuring. On March 31, 2011, we completed the North Atlantic Restructuring at a purchase price of $2.35 billion, which consisted of a cash payment of $369.8 million, the issuance to Seadrill of 150,000,000 common shares valued at $8.50 per share, which will not be part of the Exchange Offer, the issuance of a $500 million bond bearing interest at 7.75% for a term of seven years, and a $210 Million Shareholder Loan from Seadrill.

In March 2012, we raised gross proceeds of $300 million through a private placement of 30,000,000 common shares, of which Seadrill purchased 15,000,000 common shares. The proceeds from this private placement were partially used to fully repay our outstanding indebtedness under the Shareholder Loan. Also in March 2012, we entered into a new $200 Million Revolving Credit Facility with Seadrill, which bears interest at LIBOR plus 3.00% and matures in January 2015.

Our fleet of nine harsh environment offshore drilling rigs consists of four semi-submersibles, one ultra-deepwater drillship, two jack-up rigs, and contracts for the construction of two additional drilling rigs, the West Linus, a jack-up rig with a maximum water depth of 450 feet, and the West Rigel, a sixth generation semi-submersible rig with maximum water depth of 10,000 feet. The West Linus is scheduled to be delivered to us in the fourth quarter of 2013, and the West Rigel is scheduled to be delivered to us in the first quarter of 2015. As of September 30, 2012, we had aggregate estimated project costs relating to these two newbuildings of $1,180 million, of which we have paid $238 million.

We plan to finance the remaining contractual commitments for the West Linus and the West Rigel in the aggregate amount of $942 million with cash flows from operations, borrowings under new credit facilities, and the net proceeds from securities offered in the public and private debt capital markets. Our entry into new credit facilities and access to the public and private debt capital markets are subject to significant conditions, including without limitation, the negotiation and execution of definitive documentation, as well as credit and debt market conditions, and we cannot assure you that we will be able to obtain such financing on terms acceptable to us or at all. The Underwritten Public Offering and the Exchange Offer are not contingent upon our entry into new credit facilities or our accessing other sources of debt. Please read “Risk Factors” beginning on page 18 for a more complete discussion of risks and uncertainties that should be considered before investing in our common shares.

Business Overview

We are an international offshore drilling company that provides drilling services to the oil and gas industry in the North Atlantic Region. We target geographic areas in the North Atlantic Region that require drilling rigs which are capable of operating in harsh environments. Our fleet consists of nine harsh environment drilling rigs, which includes one jack-up rig and one semi-submersible rig that are currently under construction.

Our primary objective is to profitably grow our business and increase shareholder value by focusing on modern state-of-the-art offshore drilling rigs in harsh environments. While we currently operate exclusively in areas offshore Norway and the United Kingdom, we intend to pursue harsh environment drilling operations in other locations in the North Atlantic Region. Our drilling rigs are under long-term contracts with major oil companies such as Statoil, ConocoPhillips, Shell, Total and ExxonMobil, with an average remaining term of approximately three years as of September 30, 2012. We intend to grow our position in the North Atlantic Region by providing excellent service to our customers with our modern, technologically advanced harsh environment fleet, together with our approximately 1,370 experienced and skilled employees. We also intend to leverage the relationships, expertise and reputation of Seadrill to re-contract our fleet under long-term contracts and to identify opportunities to expand our fleet through newbuildings and selective acquisitions. Seadrill is one of the world’s largest international offshore drilling contractors, and we believe that Seadrill, which will continue to own approximately     % of our outstanding common shares following completion of this offering, will be motivated to facilitate our growth because of its significant ownership interest in us.

Our Fleet

The following table sets forth certain information regarding our drilling rigs as of the date of this prospectus:

Drilling Rig	Generation / Type *	Year Built		Water Depth Capacity (in feet)	Drilling Depth Capacity (in feet)	Contract
Floaters

Semi-Submersibles
West Phoenix	6th - HE	2008		10,000	30,000	Total
West Venture	5th - HE	2000		2,600	30,000	Statoil
West Alpha	4th - HE	1986		2,000	23,000	ExxonMobil
West Hercules (1)	6th - HE	2008		10,000	35,000	Statoil
West Rigel (2)	6th - HE	Q1 2015	(3)	10,000	40,000	N/A

Drillship

West Navigator	Ultra- deepwater- HE	2000		7,500	35,000	Shell
Jack-ups
West Epsilon	HD - HE	1993		400	30,000	Statoil
West Elara	HD - HE	2011		450	40,000	Statoil
West Linus (2)	HD - HE	Q4 2013	(3)	450	40,000	ConocoPhillips

*	HE—Harsh Environment

HD—Heavy Duty

(1)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance International Limited, or Ship Finance, a member of the Fredriksen Group (discussed below), and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. Pursuant to a bareboat charter agreement that we have entered into with Seadrill, we will operate and manage this rig while it is employed under a drilling contract with Statoil.
(2)	Rig under construction
(3)	Expected delivery to us

Our Relationship with Seadrill Limited and the Fredriksen Group

One of our principal strengths is our relationship with Seadrill and the Fredriksen Group of companies, discussed below. We were established by Seadrill on February 11, 2011 as a new offshore drilling company focused on operations in the North Atlantic Region. We expect our relationship with Seadrill will provide us with access to Seadrill’s customer, supplier and shipbuilder relationships and its technical, commercial and managerial expertise, which we believe will allow us to compete more effectively when seeking additional customers. In addition, pursuant to an agreement that we and Seadrill will enter into in connection with the closing of the Underwritten Public Offering, or the Cooperation Agreement, Seadrill will agree to provide us with a right of first refusal to participate in any business opportunity identified by Seadrill for drilling activities in the North Atlantic Region and we will agree to provide Seadrill with a right of first refusal to participate in any business opportunity identified by us for drilling activities outside of the North Atlantic Region identified. See “Certain Relationships and Related Party Transactions—Cooperation Agreement.”

Upon completion of this offering, Seadrill will continue to own approximately     % of our outstanding common shares and thus will effectively control us. In addition, in our view, Seadrill will have significant incentives to contribute to our success. Seadrill is one of the world’s leading international offshore drilling contractors, providing offshore drilling services to the oil and natural gas industry. As of September 30, 2012, Seadrill owned and operated a fleet of 67 offshore drilling rigs, including 19 drilling rigs under construction and our drilling rigs. Seadrill’s fleet is comprised of jack-up rigs, tender drilling rigs, semi-submersible rigs and drillships, which operate from shallow to ultra-deepwater areas as well as in harsh and benign environments and are contracted to customers throughout the world. Seadrill reported total operating revenues of approximately $4.2 billion in fiscal year 2011. Seadrill recently announced the proposed sale of its fleet of tender rigs. This transaction will not have a direct impact on our business.

In addition to our relationship with Seadrill, we believe there are opportunities for us to benefit from operational, customer and shipyard-based synergies due to our broader relationship with the Fredriksen Group. Seadrill’s main shareholder, Hemen Holding, (which owned approximately 25% of the outstanding shares of Seadrill as of December 5, 2012) and other related companies are also the main shareholders of a number of other large companies involved in various sectors of the shipping and oil services industries, which we refer to together as the Fredriksen Group. In addition to Seadrill, the Fredriksen Group includes the following companies, among others:

•	Golar LNG Limited (NasdaqGS: GLNG)(OSE:GOL), an owner and operator of a fleet of seven liquefied natural gas, or LNG, carriers with 11 LNG carriers and two FSRUs on order;

•	Golar LNG Partners LP (NasdaqGS:GMLP), a master limited partnership and a majority owned subsidiary of Golar LNG Limited that owns and operates a fleet of two LNG carriers and four FSRUs;

•	Frontline Ltd. (NYSE:FRO)(OSE:FRO), a crude oil tanker company which owns and operates a fleet of 48 tankers;

•	Frontline 2012 Ltd. (N-OTC:FRNT), a crude oil tanker company which owns and operates 15 tankers, including contracts for the construction of five VLCCs;

•

Ship Finance International Limited (NYSE:SFL), a global international ship-owning company with a diverse fleet of 61 vessels, including crude oil tankers, chemical tankers, oil/bulk/ore vessels, dry-bulk carriers, container vessels, offshore supply vessels, one jack-up drilling rig and three ultra-deepwater drilling rigs;

•	Golden Ocean Group Limited (OSE:GOGL), a dry bulk shipping company that owns a fleet of 17 vessels and manages an additional 11 vessels;

•	Archer Limited (OSE:ARCHER), an oil services company specializing in crewing offshore rigs and onshore land rigs, including associated wireline and well services;

•

Deep Sea Supply PLC (OSE:DESSC), an owner and operator of 23 anchor handling tug supply and platform supply vessels, operating in the North Sea spot market, West Africa, the Mediterranean, South East Asia and Brazil;

•	Northern Offshore Ltd. (OSE:NOF), an owner and operator of five offshore drilling rigs and a floating production unit operating in the mid-water market segment in the Northern U.K. North Sea; and

•

Seadrill Partners LLC (NYSE:SDLP), a master limited partnership and a majority owned subsidiary of Seadrill that owns and operates a fleet of four drilling rigs, including one drillship, two semi-submersibles and a tender rig.

We may not realize any benefits from our relationship with Seadrill or the Fredriksen Group.

Our Business Strategies

Our principal business objectives are to profitably grow our business and increase shareholder value. We expect to achieve these objectives through the following strategies:

•

Focus on the North Atlantic Region. There are a limited number of drilling rigs that are able to operate in the harsh environments of the North Atlantic Region, which includes only the territorial waters and outer continental shelf jurisdiction of Norway, the United Kingdom, Ireland, Denmark, the Netherlands, the east coast of Greenland, Russia (west of the island of Diksonskiy), and all countries within the Baltic Sea and the Gulf of Bothnia. Our operating fleet of seven drilling rigs, consisting of four semi-submersibles, one ultra-deepwater drillship and two jack-ups, currently operates exclusively in the harsh environment areas offshore Norway and the United Kingdom. We also intend to employ our two newbuildings in the North Atlantic Region upon their delivery to us. We believe that our established presence in the harsh-environment waters of the North Atlantic Region, together with our fleet’s size and unique specifications, provides us with a competitive advantage over smaller competitors in attracting the business of oil and gas companies seeking drilling services in offshore harsh environment areas. We believe that this competitive advantage will enable us to secure profitable drilling contracts for our newbuilding units and existing drilling rigs as their existing contracts expire. Additionally, we believe we have a competitive advantage in Norway over new entrants in this market because Norway imposes added requirements for drilling facilities, including, among other things, strict standards relating to safety, drilling rig technical specifications, crew accommodations and certain other compliance measures, known as AOC, which must be satisfied in order to operate in the Norwegian Continental Shelf. All of our drilling rigs meet, or are being constructed to meet, AOC requirements.

•

Pursue long-term contracts and maintain stable cash flows. We seek to maintain stable cash flows by pursuing long-term contracts and focusing on minimizing operating downtime. We believe that our focus on long-term contracts improves the stability and predictability of our operating cash flows, which we believe will enable us to access equity and debt capital markets on attractive terms and, therefore, facilitate our growth strategy.

•

Develop strategic relationships with high-quality customers. We plan to continue to develop strategic relationships with major international oil companies and large investment-grade independent exploration and production companies, both on our own and through our relationship with Seadrill. We expect to derive a significant portion of our revenues from contracts with these customers, the length and terms of which will depend on the type of drilling rig and the operating environment.

•

Grow through newbuilds and strategic and accretive acquisitions. We expect to grow through newbuilds and to consider strategic transactions, with a continued focus on harsh environment drilling operations. While we currently operate exclusively in areas offshore Norway and in the United Kingdom, we intend to pursue harsh environment drilling operations in other locations in the North Atlantic Region.

•

Provide excellent customer service and continue to prioritize safety as a key element of our operations. We believe that we and Seadrill have developed a reputation as a preferred offshore drilling contractor and that we can capitalize on this reputation by continuing to provide excellent customer service. We seek to deliver exceptional performance to our customers by consistently meeting or exceeding their expectations for operational performance, by, among others, maintaining high safety standards and minimizing downtime.

Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

•

Substantial revenue backlog with high quality customers. We have and are continuing to develop a strong revenue backlog that currently consists of contracts for all of our operating drilling rigs, as well as the West Linus, which is currently under construction at Jurong Shipyard in Singapore and is scheduled to be delivered to us in the fourth quarter of 2013. As of September 30, 2012, our contract backlog was approximately $4.2 billion. We believe these high-quality customer commitments will provide us with a stable cash flow for the next several years. In addition, we believe that our robust contract backlog will provide us with the financial stability we need to pay dividends, obtain financing for future growth and maintain successful client relationships.

•

Technologically advanced harsh environment drilling fleet operated by experienced and skilled employees. Our fleet is comprised of technologically advanced drilling rigs designed to operate in harsh environments at water depths ranging from 150 feet to 10,000 feet with the ability to drill depths up to 40,000 feet. In addition, our drillship and semi-submersibles are self-propelled, dynamically positioned or moored, and are generally suitable for drilling in remote locations. We operate a modern fleet with an average age of less than nine years, assuming our two newbuilds have an average age of zero years. Modern and new drilling rigs generally result in lower maintenance capital expenditures than older drilling rigs. We believe that with our modern, technologically advanced harsh environment fleet, together with our approximately 1,370 experienced and skilled employees, we will be able to provide our customers with safe and effective operations, and establish, develop and maintain our position as a preferred provider of offshore drilling services for our customers. We believe that a combination of technologically advanced modern assets and highly skilled employees will facilitate the procurement of new contracts and dayrates that are competitive relative to current market rates for similar drilling rigs.

•

High barriers to entry. Drilling rigs operating in the North Atlantic Region and in other harsh environment conditions require specialized equipment and modifications, including without limitation, unique structuring of drilling rig hulls and protection from exposure to weather and low temperatures. Not all rigs can be modified to operate in harsh environment conditions. The large investment in specialized or modified drilling equipment required to operate in harsh environment conditions creates barriers to entry. In addition, the strict regulations of the AOC regime in Norway, described above, impose additional costly requirements for potential market participants in the Norwegian Continental Shelf, including the costs of complying with health, safety and environmental regulations. As an established drilling contractor in this area, we believe that we have a significant advantage over potential new entrants, and because of these barriers to entry, we already enjoy less competition and benefit from longer contract durations and higher dayrates than what we believe has been achieved in other geographic regions.

•

Experienced and international management team. When taken together with our Predecessor, we have over 30 years of experience operating in locations worldwide. We believe that our management team’s significant experience in the offshore drilling industry, as well as its diverse international background, enhance our ability to effectively operate on an international basis and throughout industry cycles.

•

Relationship with Seadrill. We were established by Seadrill on February 11, 2011 as a new offshore drilling company focused on operations in the North Atlantic Region. Following the completion of this offering Seadrill will continue to own approximately     % of our common shares. Seadrill has provided significant financial and other resources to us and we believe that Seadrill will have incentives to facilitate our acquisition and growth strategy so long as it owns a significant interest in us. We expect our relationship with Seadrill will continue to provide us with access to Seadrill’s relationships with its customers, suppliers, shipbuilders and its technical and managerial expertise, which we believe will allow us to continue to expand our business and grow our customer base. See “Our Relationship with Seadrill Limited and the Fredriksen Group.”

Drilling Rig Specifications

Semi-submersible drilling rigs

Semi-submersible drilling rigs consist of an upper working and living quarters deck resting on vertical columns connected to lower hull pontoons. Such rigs operate in a “semi-submerged” floating position, in which the lower hull is below the waterline and the upper deck protrudes above the surface. The rig is situated over a wellhead location and remains stable for drilling in the semi-submerged floating position, due in part to its wave transparency characteristics at the water line.

There are two types of semi-submersible rigs: moored and dynamically positioned. Moored semi-submersible rigs are positioned over the wellhead location with anchors, while dynamically positioned semi-submersible rigs are positioned over the wellhead location by a computer-controlled thruster system. Depending on the country of operation, semi-submersible rigs generally operate with crews of 65 to 100 people.

We have five semi-submersible rigs in our fleet, including one rig under construction: the West Alpha, the West Phoenix, the West Rigel, the West Hercules and the West Venture. The information below highlights some of the principal features of each of our semi-submersible drilling rigs.

West Alpha. The West Alpha is a fourth generation semi-submersible drilling rig capable of operating in harsh environments.

Principal Features:
• Type: semi-submersible drilling rig
• Generation: 4th
• Maximum water depth: 2,000 feet
• Drilling Depth: 23,000 feet
• Dimensions: 292 feet x 217 feet
• Built: 1986
• Builder: Nippon Kokan
• Accommodates: 110 people
• Transit Speed: N/A

West Phoenix. The West Phoenix is a sixth generation semi-submersible drilling rig capable of operating in harsh environments.

Principal Features:
• Type: semi-submersible drilling rig
• Generation: 6th
• Maximum Water Depth: 10,000 feet
• Drilling Depth: 30,000 feet
• Dimensions: 273 feet x 239 feet
• Built: 2008
• Builder: Samsung Heavy Industries
• Accommodates: 128 people
• Transit Speed: 8 knots

West Rigel. The West Rigel is a sixth generation harsh environment semi-submersible drilling rig capable of operating in harsh environments. The West Rigel is currently under construction at Jurong Shipyard in Singapore and is scheduled to be delivered to us in the first quarter of 2015.

Principal Features:
• Type: semi-submersible drilling rig
• Generation: 6th
• Maximum Water Depth: 10,000 feet
• Drilling Depth: 40,000 feet
• Dimensions: 305 feet x 402 feet
• Built: 2015
• Builder: Jurong Shipyard
• Accommodates: 180/150 people
• Transit Speed: 8 knots

Picture of Seadrill’s rig, the West Pegasus, which has similar principal features to the West Rigel.

West Hercules. The West Hercules is a sixth generation harsh environment semi-submersible drilling rig capable of operating in harsh environments.

Principal Features:
• Type: semi-submersible drilling rig
• Generation: 6th
• Maximum Water Depth: 10,000 feet
• Drilling Depth: 35,000 feet
• Dimensions: 382 feet x 317 feet
• Built: 2008
• Builder: DSME
• Accommodates: 180 people
• Transit Speed: 6 knots

West Venture. The West Venture is a fifth generation semi-submersible drilling rig capable of operating in harsh environments.

Principal Features:
• Type: semi-submersible rig
• Generation: 5th
• Maximum Water Depth: 2,600 feet
• Drilling Depth: 30,000 feet
• Dimensions: 383 feet x 226 feet
• Built: 2000
• Builder: Hitachi Zosen, Osaka
• Accommodates: 114 people
• Transit Speed: 10 knots

Drillships

West Navigator. The West Navigator is an ultra deepwater drillship capable of operating in harsh environments. The West Navigator is a self-propelled ship equipped for drilling in deep waters, and is positioned over the well through a computer-controlled thruster system similar to that used on semi-submersible rigs. Drillships are suitable for drilling in remote locations because of their mobility and large load-carrying capacity. Depending on country of operation, drillships operate with crews of 65 to 100 people.

Principal Features:
• Type: ultra-deepwater drillship
• Maximum Water Depth: 7,500 feet
• Drilling Depth: 30,000 feet
• Dimensions: 830 feet x 138 feet
• Built: 2000
• Builder: Samsung/Kyungnam, South Korea shipyard
• Accommodates: 117 people
• Transit Speed: 12 knots

Jack-ups

Jack-up rigs are mobile, self-elevating drilling platforms equipped with legs that are lowered to the ocean floor. A jack-up rig is towed to the drill site with its hull riding in the sea as a vessel and its legs raised. At the drill site, the legs are lowered until they penetrate the sea bed and the hull is elevated until it is above the surface of the water. For relocation of the rig, the hull is lowered until it rests on the water, the legs are raised and the rig can be moved by tug-boats or heavy-lift transport ships to another drill site. Jack-ups are generally suitable for water depths of 450 feet or less and operate with crews of 40 to 60 people.

We have three jack-up rigs in our fleet, including one rig under construction: the West Elara, the West Epsilon, and the West Linus. The information below highlights some of the principal features of each of our jack-up rigs.

West Elara. The West Elara is a heavy-duty jack-up rig capable of operating in harsh environments.

Principal Features:
• Type: heavy-duty jack-up rig
• Maximum Water Depth: 450 feet
• Drilling Depth: 35,000 feet
• Dimensions: 291 feet x 319 feet
• Built: 2011
• Builder: Jurong Shipyard
• Accommodates: 120 people
• Transit Speed: N/A

West Epsilon. The West Epsilon is a heavy-duty jack-up rig capable of operating in harsh environments.

Principal Features:
• Type: heavy-duty jack-up rig
• Maximum Water Depth: 390 feet
• Drilling Depth: 30,000 feet
• Dimensions: 257 feet x 296 feet
• Built: 1993
• Builder: Far East Levingston
• Accommodates: 115 people
• Transit Speed: N/A

West Linus. The West Linus is a heavy-duty jack-up rig capable of operating in harsh environments. The West Linus is currently under construction at Jurong Shipyard in Singapore and is scheduled to be delivered to us in the fourth quarter of 2013.

Principal Features:
• Type: heavy-duty jack-up rig
• Maximum Water Depth: 450 feet
• Drilling Depth: 40,000 feet
• Dimensions: 291 feet x 319 feet
• Built: Expected 2013
• Builder: Jurong Shipyard
• Accommodates: 120 people
• Transit Speed: N/A

Artist rendering of our jack-up rig currently under construction.

Harsh environment drilling rigs

Two main criteria that distinguish harsh environment drilling rigs in the North Atlantic Region from benign environment drilling rigs are:

•

Ability to operate in adverse wave conditions and strong current conditions. The year-round weather conditions in the North Atlantic Region require the hulls of semi-submersibles and drillships which operate in this region to be able to withstand difficult wave conditions, including wave height and wave frequency. For a semi-submersible drilling rig to be able to operate year-round in the North Atlantic Region, there are increased requirements to the air gap between the working and living quarters deck and the sea surface in order to avoid high waves reaching the manned area of the rig. Similarly, for a harsh environment drillship in the North Atlantic Region, there are increased requirements for freeboard and hull size to maintain stability in adverse wave conditions. Further, the combination of high waves, strong currents and strong winds, in particular during the winter season, requires more thruster capacity for both semi-submersible drilling rigs and drillships to be able to operate year-round in the North Atlantic Region.

•

Ability to withstand low temperatures. Drilling rigs that operate in the northern end of the North Atlantic Region must withstand lower temperatures in order to be capable of year-round operations. This applies to any kind of drilling rig, regardless of it being a semi-submersible, drillship or jack-up. Low temperatures present challenges to both equipment and crews. For example, piping has to be isolated and often heat-raced to avoid freezing, and the outer working areas of the rigs have to be shielded from the exposure of low temperatures and strong winds, which would otherwise make it impossible for crews to work outside.

All of our drilling rigs are fully capable of operating in the harsh environments of the North Atlantic Region. All of our drilling rigs have obtained Norwegian AOCs or are being built to meet the specific requirements of the Norwegian AOC requirements. Additionally, two of our drilling rigs, the West Phoenix and the West Navigator, have obtained U.K. Safety Cases.

Management of Our Business

Our board of directors has the authority to oversee and direct our operations, management and policies on an exclusive basis. Our board of directors has organized the provision of certain management and other services through Seadrill Management, a wholly owned subsidiary of Seadrill, and North Atlantic Management, our wholly owned subsidiary.

We rely on certain current and former executive officers of Seadrill who are employed through North Atlantic Management and Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management pursuant to an administrative services agreement, or the Services Agreement, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as our Chief Executive Officer effective as of that date and will be employed through North Atlantic Management. Mr. Rune Magnus Lundetræ has been appointed to serve as our Chief Financial Officer until the effectiveness of the registration statement of which this prospectus is a part. Mr. Robert Hingley-Wilson has been appointed to succeed Mr. Rune Magnus Lundetræ as our Chief Financial Officer and will be employed through Seadrill Management. All references in this prospectus to “our officers” include those officers of North Atlantic Management and Seadrill Management who perform executive officer functions for our benefit. Please see “Management.” In addition, Seadrill Management provides treasury and financial advisory services, insurance placement and building supervisory services under the Services Agreement. The Services Agreement may be terminated by either party upon one month’s notice. In consideration of the services provided to us, we pay Seadrill Management a fee that includes the operating costs attributable to us plus a margin of 5%. During the period from January 1, 2012 through September 30, 2012, we paid Seadrill Management remuneration for its services in the amount of $11.0 million.

Our officers and the other individuals providing services to us or our subsidiaries may face a conflict regarding the allocation of their time between our business and the other business interests of Seadrill or the other companies they serve. Initially, we estimate that Robert Hingley-Wilson, our designated Chief Financial Officer, who serves as the Chief Accounting Officer and Senior Vice President of Seadrill, will devote approximately 25% of his time to the management of our business. Upon Mr. Alf Ragnar Løvdal’s resignation from his current position as Senior Vice President of Asia Pacific of Seadrill as of January 1, 2013, he intends to devote 100% of his time to the management of our business, as our Chief Executive Officer. However, the amount of time our officers will allocate between our business and the business of Seadrill or the other companies they serve will vary from time to time depending on various circumstances and needs of the businesses, such as the level of strategic activities of the businesses. Our officers intend to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

North Atlantic Management provides us with certain other day-to-day services pursuant to a management agreement among us and each of our rig-owning subsidiaries, which we refer to as the General Management Agreement. Under the terms of the General Management Agreement, North Atlantic Management is responsible for, among other things, corporate governance services, budgeting and accounting functions, the financing of our activities, commercial management including marketing of our drilling rigs, and the purchase and sale of assets. In addition, North Atlantic Management will provide management services for the West Hercules while it is employed under a drilling contract with Statoil, and is responsible for, among other things, budgeting and accounting functions, technical management, staffing and commercial management of the customer and suppliers.

We also receive corporate, secretarial and certain other administrative services relating to the jurisdiction of Bermuda from Frontline Management (Bermuda) Ltd., or Frontline Management under the Services Agreement with Seadrill Management. Frontline Management is a wholly owned subsidiary of Frontline Ltd. (NYSE:FRO)(OSE:FRO), a company in which Hemen Holding is a principal shareholder. Hemen Holding holds approximately 0.73% of our shares and has an indirect interest in us through its ownership in Seadrill. In addition, Hemen Holding has a total return swap agreement with underlying exposure to 3,530,000 shares of us.

The executive offices of North Atlantic Management are located in Stavanger, Norway. It also has offices in Bergen, Norway.

Customers

Offshore exploration and production is a capital intensive, high-risk industry. Operating and pursuing opportunities in deepwater basins significantly increases the amount of capital required to effectively conduct such operations. As a result, a significant number of operators in this segment of the offshore exploration and production industry are either national oil companies, major oil and natural gas companies or well-capitalized large independent oil and natural gas companies. Our current customers are Statoil, ConocoPhillips, Shell, Total and ExxonMobil. For the nine months ended September 30, 2012, Statoil accounted for 42%, Total accounted for 16%, Shell accounted for 24%, BG Norge Limited accounted for 17% and ExxonMobil accounted for 1% of our total revenues. For the year ended December 31, 2011, Statoil accounted for 31%, Total accounted for 23%, Shell accounted for 23% and BG Norge Limited accounted for 23% of our total revenues. We expect that our future customers will be well capitalized companies, including state owned national oil and natural gas companies, major integrated oil and natural gas companies and large independent exploration and production companies.

Contract Backlog

Our customers consist primarily of major integrated oil companies and independent oil and gas producers. We currently have contracts with Statoil, ConocoPhillips, Shell, Total and ExxonMobil.

Our contract backlog includes firm commitments only, which are represented by signed drilling contracts. As of September 30, 2012, our contract backlog was approximately $4.2 billion and was attributable to revenues we expect to generate from all of our drilling rigs. We calculate our contract backlog by multiplying the contractual daily rate by the minimum expected number of days committed under the contracts (excluding options to extend), assuming full utilization. The actual amount of revenues earned and the actual periods during which revenues are earned may differ from the amounts and periods shown in the table below due to, for example, shipyard and maintenance projects, downtime and other factors that result in lower revenues than our average contract backlog per day.

The actual amount of revenues earned may also fluctuate due to parts of the daily rates being received in Norwegian Kroner or Great Britain Pounds. Approximately 25% to 50% of the daily rates are payable in Norwegian Kroner or Great Britain Pounds, which approximately corresponds to the amount of operational expenses paid in Norwegian Kroner or Great Britain Pounds. As a result, our net operational profit measured in U.S. dollars is minimally affected by currency fluctuations on a historical basis even though operational expenses and revenues may be affected individually. Norwegian Kroner or Great Britain Pound elements of future contract revenue and day rate information provided throughout this document have been converted into U.S. dollars using an exchange rate of USD $1 to NOK5.75 and USD $1 to GBP1.60, respectively. In addition, we may enter into drilling contracts that contain bonus payments in excess of the stated daily rate if we meet certain agreed operational objectives under the applicable contract.

The firm commitments that comprise our contract backlog as of September 30, 2012 are as follows:

Drilling Rig	Contracted Location (North Sea)	Customer	Contract Backlog		Contractual Daily Rate		Earliest Expiration Date
West Phoenix	United Kingdom	Total	$369 million		$448,463		January 2015

West Venture	Norway	Statoil	$460 million		$444,278		July 2015

West Alpha	Norway	ExxonMobil	$323 million	/	$482,179	/	August 2014/
		ExxonMobil (1)	$403 million	(2)	$552,029	(2)	August 2016

West Navigator	Norway	Shell	$57 million	/	$619,817	/	December 2012/
		Shell	$320 million		$585,553		June 2014

West Epsilon	Norway	Statoil (3)	$236 million		$288,711		December 2014

West Elara	Norway	Statoil (4)	$594 million		$363,517		March 2017

West Linus	Norway	ConocoPhillips (5)	$672 million		$368,329		December 2018

West Hercules (6)	Norway	Statoil (7)	$732 million		$501,474		January 2016

For our drilling rigs operating in Norway, the daily rates listed in the table above include adjustments, effective from July 1, 2012, pursuant to the NR (Norges Rederiforbund) tariff, a Norwegian offshore industry tariff. The daily rate for the West Phoenix, which operates in the United Kingdom, is subject to annual rate revisions based on changes in indices derived from the U.S. Department of Labor, Bureau of Labor Statistics.

(1)	ExxonMobil has the option to extend the contract until August 2017 on identical terms upon notice to us before December 31, 2014.
(2)	Excludes potential bonus payments of a maximum of 5% of the daily rate, which are based on certain performance criteria.
(3)	Statoil has the option to extend the contract until December 2016 on identical terms upon notice to us two years before the expiration of the firm contract period.
(4)	Statoil has the option to extend the contract until March 2019 on identical terms upon notice to us two years before the expiration of the firm contract period.
(5)	Employment of the West Linus is scheduled to commence in March 2014 upon its delivery to us from Jurong Shipyard in Singapore. ConocoPhillips has the option to extend the firm contract period from five to seven years at the same daily rate upon notice to us by the commencement date in March 2014. In addition, ConocoPhillips also has the option to extend the contract for two additional two year periods at a daily rate that is $10,000 less than the current daily rate for the extension periods upon 24 months’ notice to us prior to the expiration of the relevant period.
(6)	The West Hercules is owned by a wholly owned subsidiary of Ship Finance and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. Pursuant to a bareboat charter agreement that we have entered into with Seadrill, we will lease the West Hercules from Seadrill from January 2013 through December 2013 at a daily rate of $214,389, and from January 2014 through December 2016 at a daily rate of $229,326, during which time we will operate and manage this rig while it is employed under a drilling contract with Statoil.
(7)	Statoil has the option to extend the contract until January 2017 on identical terms upon notice to us two years before the expiration of the firm contract period.

Drilling Contracts

We provide drilling services on a “dayrate” contract basis. We do not provide “turnkey” or other risk-based drilling services to the customer. Under dayrate contracts, the drilling contractor provides a drilling rig and rig crews and charges the customer a fixed amount per day regardless of the number of days needed to drill the well.

The customer bears substantially all of the ancillary costs of constructing the well and supporting drilling operations, as well as the economic risk relative to the success of the well. In addition, dayrate contracts usually provide for a lump sum amount or dayrate for mobilizing the rig to the initial operating location, which is usually lower than the contractual dayrate for uptime services, and a reduced dayrate when drilling operations are interrupted or restricted by equipment breakdowns, adverse weather conditions or other conditions beyond the contractor’s control. A dayrate drilling contract generally covers either the drilling of a single well or a number of wells or has a stated term regardless of the number of wells. These contracts may generally be terminated by the customer in the event the drilling rig is destroyed or lost or if drilling operations are suspended for an extended period of time as a result of a breakdown of equipment, “force majeure” events beyond the control of either party or upon the occurrence of other specified conditions. In some instances, the dayrate contract term may be extended by the customer exercising options for the drilling of additional wells or for an additional length of time at fixed or mutually agreed terms, including dayrates.

Our drilling contracts are the result of negotiations with our customers. Our existing drilling contracts generally contain, among other things, the following commercial terms:

•	contract duration extending over a specific period of time;

•	term extension options in favor of our customer, generally upon advance notice to us, at mutually agreed, indexed or fixed rates;

•

provisions permitting early termination of the contract if the drilling rig is lost or destroyed, if operations are suspended for an extended period of time due to breakdown of major rig equipment or “force majeure” events beyond our control and the control of the customer;

•	provisions allowing early termination of the contract by the customer without cause with a specified early termination fee or a reduced rate for a specified period of time;

•

payment of compensation to us (generally in U.S. dollars although some contracts require a portion of the compensation to be paid in local currency) on a dayrate basis (lower rates or no compensation generally apply during periods of equipment breakdown and repair or in the event operations are suspended or interrupted by other specified conditions, some of which may be beyond our control);

•	payment by us of the operating expenses of the drilling rig, including crew labor and incidental rig supply costs;

•	provisions entitling us to adjustments of dayrates in accordance with published indices or otherwise;

•	provisions requiring us or Seadrill to provide a performance guarantee;

•

indemnity provisions between us and our customers in respect of third-party claims and risk allocations between us and our customers relating to damages, claims or losses to us, our customers, or third parties; and

•

provisions permitting the customer’s assignment to a third party with our prior consent, such consent not to be unreasonably withheld. Our indemnification provisions may not cover all damages, claims or losses to us or third parties, and the indemnifying party may not have sufficient resources to cover its indemnification obligations. See also “Risk Factors—Risks Inherent in Our Business—our customers may be unable or unwilling to indemnify us.” In addition, our drilling contracts typically provide for situations where the drilling rig would operate at reduced operating dayrates.

The terms of drilling contracts for the West Navigator, the West Venture, the West Epsilon, the West Elara, the West Linus and the West Hercules generally conform to the description above with no significant variations. The West Phoenix drilling contract specifies a fixed number of wells to be drilled instead of a fixed term period. The current drilling contract for the West Alpha is also for a fixed number of wells estimated to end in August 2014, however, the subsequent drilling contract for the West Alpha with ExxonMobil during the period from August 2014 to August 2016 is for a fixed term. Revenue on these contracts for a fixed number of wells is earned on a day rate basis which is consistent with the fixed term contracts. Additionally, the drilling contracts for the West Alpha and the West Venture do not contain provisions requiring us or Seadrill to provide a performance guarantee.

Principal Suppliers

We source the equipment and services used on our drilling rigs from well-established suppliers, including:

•	Aker-MH AS, Cameron Sense AS and National Oilwell Varco, Inc., which provide drilling equipment packages;

•	Cameron International Corp., GE Oil & Gas, and National Oilwell Varco, Inc., which provide well control equipment;

•	Wartsila Norway AS and Pon Power Scandinavia AS (Caterpillar) which provide main engines;

•	Kongsberg Maritime AS and ABB AS, which provide power management systems and supplies dynamic positioning systems;

•	Rolls Royce Marine AS, which provides thrusters; and

•	National Oilwell Varco Inc. and Liebherr-Werk Nenzing GmbH, which provides cranes.

In addition, each of our customers is responsible for providing supply vessels and helicopter transport as well as fuel to be used by the drilling rigs that it contracts from us, at the customer’s own cost.

Crewing and Staff

As of September 30, 2012, approximately 1,190 offshore staff employees served on our offshore drilling rigs including preparations for operation for West Hercules and West Linus, and approximately 180 staff employees served onshore in technical, commercial and administrative roles in Norway and in the United Kingdom. We employ approximately 90% of our onshore staff and 100% of our offshore staff through certain of our subsidiaries. In addition, Seadrill Management provides onshore advisory, operational and administrative support to our operating subsidiaries pursuant to a Services Agreement. Please read “Certain Relationships and Related Party Transactions—Services Agreement.”

One of our top priorities is attracting and retaining motivated offshore personnel, and, as a result, we believe we offer competitive employment packages and comprehensive benefits and opportunities for career development.

The majority of our employees and our contracted labor offshore are covered by collective bargaining agreements. Some of these agreements for our employees require the contribution of certain amounts to retirement funds and pension plans and special procedures for the dismissal of employees. In addition, many of these represented individuals are working under agreements that are subject to annual salary negotiation. These negotiations could result in higher personnel costs for us, other increased costs or increased operating restrictions. However, because our drilling contracts generally have escalation clauses whereby the daily rate is adjusted according to tariff adjustments and cost indices on an annual basis, we do not expect that such increased cost, if any, will adversely affect our financial performance.

We consider our relationships with the various unions as stable, productive and professional. Presently, we do not have any ongoing negotiations relating our collective bargaining agreements.

Risk of Loss and Insurance

Our operations are subject to hazards inherent in the drilling of oil and natural gas wells, including blowouts and well fires, which could cause personal injury, suspend drilling operations, destroy the equipment involved or cause serious environmental damage. Offshore drilling contractors such as us are also subject to hazards particular to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Our marine insurance package policy provides insurance coverage for physical damage to our drilling rigs, loss of hire and third-party liability.

Our insurance claims are subject to a deductible, or non-recoverable, amount. We currently maintain a deductible per occurrence of up to $5 million related to physical damage to our drilling rigs. However, a total loss of, or a constructive total loss of, a drilling rig is recoverable without being subject to a deductible. For general and marine third-party liabilities, we generally maintain a deductible of up to $25,000 per occurrence on personal injury liability for crew claims, non-crew claims and third-party property damage including oil pollution from the drilling rigs. Furthermore, for some of our drilling rigs we purchase insurance to cover loss due to the drilling rig being wholly or partially deprived of income as a consequence of damage to the rig. The loss of hire insurance has a deductible period of 60 days after the occurrence of physical damage. Thereafter, coverage is limited to 210 days. If the repair period for any physical damage exceeds the number of days permitted under our loss of hire policy, we will be responsible for the costs in such period.

Competition

The offshore drilling industry is highly competitive, with market participants ranging from large multinational companies to smaller companies with fewer than five drilling rigs.

The demand for offshore drilling services is driven by oil and natural gas companies’ exploration and development drilling programs. These drilling programs are affected by oil and natural gas companies’ expectations regarding oil and natural gas prices, anticipated production levels, worldwide demand for oil and natural gas products and many other factors. The availability of quality drilling prospects, exploration success, availability of qualified rigs and operating personnel, relative production costs, availability and lead time requirements for drilling and production equipment, the stage of reservoir development and political and regulatory environments also affect customers’ drilling programs. Oil and natural gas prices are volatile, which has historically led to significant fluctuations in expenditures by customers for drilling services. Variations in market conditions impact us in different ways, depending primarily on the length of drilling contracts we have for our rigs. Short-term changes in these markets may have a minimal short-term impact on revenues and cash flows, unless the timing of contract renewals coincides with short-term movements in the market.

Offshore drilling contracts are generally awarded on a competitive bid basis or through privately negotiated transactions. In determining which qualified drilling contractor is awarded a contract, the key factors are pricing, rig availability, rig location, condition and integrity of equipment, its record of operating efficiency, including high operating uptime, technical specifications, safety performance record, crew experience, reputation, industry standing and client relations.

Competition for offshore drilling rigs, particularly for floaters, is generally on a global basis, as rigs are highly mobile. However, the cost associated with mobilizing rigs between regions is sometimes substantial, as entering a new region could necessitate modifications of the drilling rig and its equipment to specific regional requirements. For example, drilling rigs operating in the North Atlantic Region and in other harsh environment drilling locations require specialized equipment and modifications, including without limitation, unique structuring of drilling rig hulls and protection from exposure to weather and low temperatures. Not all rigs can be modified to operate in harsh environment conditions. The large investment in specialized or modified drilling equipment required to operate in harsh environment conditions creates barriers to entry. In addition, Norway imposes added requirements for drilling facilities, including, among other things, strict standards relating to safety, drilling rig technical specifications, crew accommodations and certain other compliance measures, known as Acknowledgment of Compliance (AOC), which must be satisfied in order to operate in the Norwegian Continental Shelf. All of our drilling rigs meet, or are being constructed to meet, AOC requirements. As an established drilling contractor in the North Atlantic Region, including offshore Norway and the United Kingdom, we believe that we have a significant advantage over potential new entrants, and because of these barriers to entry, we already enjoy less competition and benefit from longer contract durations and higher daily rates than what we believe has been achieved in other geographic regions.

We believe that the market for drilling contracts will continue to be highly competitive for the foreseeable future. While we believe that our fleet of well maintained and technologically advanced drilling rigs provides us with a competitive advantage over competitors with older fleets, as our drilling rigs are generally better suited to meet the requirements of customers for drilling in harsh environments, certain competitors may have greater financial resources than we do, which may enable them to better withstand periods of low utilization, and compete more effectively on the basis of price.

Seasonality

In general, seasonal factors do not have a significant direct effect on our business. However, because our drilling rigs are located in the North Atlantic Region, we could be subject to short-term adverse weather conditions that could adversely impact the operation of our drilling rigs, but generally such operational interruptions do not have a significant impact on our revenues.

Environmental and Other Regulations in the Offshore Drilling Industry

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our drilling rigs operate or are registered, which can significantly affect the ownership and operation of our drilling rigs. These requirements include, but are not limited to, the International Convention for the Prevention of Pollution from Ships, or MARPOL, the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, the International Convention for the Safety of Life at Sea of 1974, or SOLAS, the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, the International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004, or the BWM Convention, European Union regulations, Norwegian law and United Kingdom law. These laws govern the discharge of materials into the environment or otherwise relate to environmental protection. In certain circumstances, these laws may impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part.

International Maritime Organization

The United Nations’ International Maritime Organization, or IMO, is the United Nations’ agency for maritime safety. The IMO provides international regulations governing shipping and international maritime trade. Many countries, but not the United States, have ratified and follow the liability regime adopted by the IMO and set out in the International Convention on Civil Liability for Oil Pollution Damage, 1969, as updated by different Protocol in 1976, 1984 and 1992, and amended in 2000 (or CLC). Under this convention, and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner is strictly liable for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil (e.g. crude oil, fuel oil, heavy diesel oil or lubricating oil), subject to certain exceptions. The right to limit liability to specified amounts that are periodically revised is forfeited under the CLC when the spill is caused by the owner’s actual fault or when the spill is caused by the owner’s intentional or reckless conduct where the shipowner knew pollution damage would probably result. Vessels trading to contracting states must provide evidence of insurance covering the limited liability of the owner. In jurisdictions where the CLC has not been adopted, various legislative regimes or common law governs, and liability is imposed either on the basis of fault or in a manner similar to the CLC.

The requirements contained in the International Management Code for the Safe Operation of Ships and for Pollution Prevention (the ISM Code) promulgated by the IMO, govern our operations. Among other requirements, the ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a policy for safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and also describing procedures for responding to emergencies. The ISM Code requires vessel operators to obtain a safety management certification for each vessel they manage, evidencing the shipowner’s development and maintenance of an extensive safety management system. Each of the existing vessels in our fleet, except for our harsh environment jack-up rig, the West Epsilon, which is registered in the Panamanian Ship Registry, is currently ISM Code-certified, and we expect to obtain safety management certificates for each newbuilding vessel and acquired vessel upon delivery.

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil.

The IMO’s Maritime Environment Protection Committee, or MEPC, adopted amendments to Annex VI on October 10, 2008, which amendments were entered into force on July 1, 2010 and require the imposition of progressively stricter limitations on sulfur emissions from ships. These limitations require that fuels of vessels in covered Emission Control Areas, or ECAs, contain no more than 1% sulfur. These capped amounts will then decrease progressively until they reach 0.5% by January 1, 2020 for non-ECA areas and 0.1% by January 1, 2015 for ECA areas. The amendments also establish new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. In addition, for vessels 400 gross tons and greater, platforms and drilling rigs, Annex VI imposes various survey and certification requirements.

The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulphur contained in any fuel oil used on board ships. As of January 1, 2012, fuel oil could not contain more than 3.50% sulfur. By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018.

Our operation of vessels in international waters are subject to the requirements of Annex VI in those countries that have implemented its provisions. We may incur costs to comply with these revised standards. Rigs and drillships must comply with MARPOL limits on sulfur oxide and nitrogen oxide emissions, chlorofluorocarbons, and the discharge of other air pollutants, except that the MARPOL limits do not apply to emissions that are directly related to drilling, production, or processing activities.

In addition, there are several other regulatory requirements to use low sulfur fuel that are either already in force or are upcoming. The EU Directive 33/2005 (or the Directive) requiring the use of low sulfur fuel came into force on January 1, 2010. Under this legislation, vessels are required to burn fuel with sulfur content below 0.1% while berthed or anchored in an EU port. As of January 1, 2015, all vessels operating within Emissions Control Areas (ECA) worldwide must comply with 0.1% sulfur requirements. Currently, the only grade of fuel meeting 0.1% sulfur content requirement is low sulfur marine gas oil (or LSMGO). From July 1, 2010, the reduction of applicable sulfur content limits in the North Sea, the Baltic Sea and the English Channel Sulfur Control Areas will be 0.1%. We do not expect that we will be required to modify any of our drilling rigs to meet any of the foregoing low sulfur fuel requirements.

Our drilling rigs are subject not only to MARPOL regulation of air emissions, but also to the Bunker Convention’s strict liability for pollution damage caused by discharges of bunker fuel in jurisdictional waters of ratifying states. The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended) and to obtain a certificate issued by a State Party attesting that such insurance is in force. The State-issued certificate must be carried on board at all times. P&I Clubs in the International Group issue the required Bunkers Convention “Blue Cards” to enable signatory states to issue certificates. All of our vessels have received “Blue Cards” from their P&I Club and are in possession of a CLC State-issued certificate attesting that the required insurance coverage is in force. With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur. We believe that all of our drilling rigs are currently compliant in all material respects with these regulations.

The IMO continues to review and introduce new regulations. It is difficult to accurately predict what additional regulations, if any, may be passed by the IMO in the future and what effect, if any, such regulations might have on our operations.

The IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping tonnage. To date, there has not been sufficient adoption of this standard for it to take force. However, Panama may adopt this standard in the relatively near future, which would be sufficient for it to take force. Upon entry into force of the BWM Convention, mid-ocean ballast exchange would be mandatory for our vessels. The U.S. Coast Guard issued a final rule, effective June 20, 2012, for vessels calling on U.S. ports and intending to discharge ballast water equivalent to those set in IMO’s BWM Convention. In addition, our vessels would be required to be equipped with a ballast water treatment system that meets mandatory concentration limits not later than the first intermediate or renewal survey, whichever occurs first, after the anniversary date of delivery of the vessel in 2014, for vessels with ballast water capacity of 1500-5000 cubic meters, or after such date in 2016, for vessels with ballast water capacity of greater than 5000 cubic meters. If mid-ocean ballast exchange is made mandatory throughout the United States or internationally, or if ballast water treatment requirements or options are instituted, the cost of compliance could increase for ocean carriers, and the costs of ballast water treatment may be material.

Other International Operations

In addition to the requirements described above, our international operations in the offshore drilling segment are subject to various other international conventions and laws and regulations in countries in which we operate, including laws and regulations relating to the importation of and operation of drilling rigs and equipment, currency conversions and repatriation, oil and gas exploration and development, environmental protection, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling rigs and other equipment. New environmental or safety laws and regulations could be enacted, which could adversely affect our ability to operate in certain jurisdictions. Governments in some countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

Numerous governmental agencies issue regulations to implement and enforce the laws of the applicable jurisdiction, which often involve lengthy permitting procedures, impose difficult and costly compliance measures, particularly in ecologically sensitive areas, and subject operators to substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. Some of these laws contain criminal sanctions in addition to civil penalties. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly compliance or limit contract drilling opportunities, including changes in response to a serious marine incident that results in significant oil pollution or otherwise causes significant adverse environmental impact, such as the April 2010 Deepwater Horizon oil spill in the Gulf of Mexico, could adversely affect our financial results. While we believe that we are in substantial compliance with the current laws and regulations, there is no assurance that compliance can be maintained in the future.

Implementation of new environmental laws or regulations that may apply to any of our drilling rigs or newbuilds may subject us to increased costs or limit the operational capabilities of our drilling rigs and could materially and adversely affect our operations and financial condition. In addition to the regulatory changes taking place in the United States, other countries have announced that they are undertaking a review of the regulation of the offshore drilling industry following the Deepwater Horizon Incident. A discussion of risks relating to environmental regulations can be found under the heading “Risk Factors” of this prospectus.

Norwegian Regulation

Our drilling operations in Norway are governed by various regulations relating to environmental safety. The Norwegian Petroleum Act of 29 November 1996, or the Petroleum Act, gives Norway the exclusive right to award licenses for development, exploration and production projects in Norwegian fields. Such licenses are granted by the Norwegian Ministry on Petroleum and Energy, and as holders of such licenses, we are subject to strict liability for any pollution damage suffered as a result of a petroleum leak by facilities for which we hold licenses. Under the Petroleum Act, we are also subject to certain health, safety and environment regulations, which require us to conduct our operations with a reasonable standard of care, taking into consideration the safety of our employees and the environment. Other regulations proscribed by the Norwegian Ministry on Petroleum and Energy and the Norwegian Ministry of the Environment may also affect our operations.

The Norwegian Petroleum Safety Authority oversees technical and operational safety, emergency preparedness and the environment. Each drilling facility operating on the Norwegian Continental Shelf must obtain an Acknowledgement of Compliance, or AOC. The AOC is a government-issued certificate that acknowledges compliance with Norway’s laws and regulations relating to safety and emergency preparedness, drilling rig technical specifications, crew accommodations, management systems, and other requirements. Such certificates are granted upon successful completion of an inspection by Petroleum Safety Authority, based on information that a company provides about its facility, as well as any information gathered by the Norwegian Petroleum Safety Authority in its follow-up review of a drilling facility. An AOC alone does not grant a company the right to begin operations on the Norwegian Continental Shelf, but it is mandatory for most petroleum operations in that location, including drilling, production, storage, and offloading facilities. All of our drilling rigs meet the specifications required by the Petroleum Safety Authority and we have obtained an AOC for each of our drilling rigs that are currently in operation.

United Kingdom Regulation

Drilling activities in the United Kingdom, or the U.K., are subject to local environmental regulations. Under the Petroleum Act 1998, oil and gas companies are required to obtain approval from the U.K. Department of Energy and Climate Change, or the DECC prior to the commencement of any drilling activity onshore or on the U.K. Continental Shelf.

Our activities in the U.K. must comply with the regulations adopted by the U.K. Health and Safety Executive, or the HSE, including the Prevention of Fire and Explosion, and Emergency Response (PFEER) Regulations. In order to comply with the U.K. Offshore Installations Regulations 2005, we are also required to submit a periodic safety case report, or Safety Case, to the HSE as a measure of our ability to control risks and appropriately implement health and safety management systems for each of our rigs operating in the U.K. The Safety Cases are subject to revision every five years, however the HSE can require resubmission earlier in the event any of the contents or assumptions of the original Safety Case materially changes during the five year period. The HSE also requires that we keep our operating risks “as low as reasonably practicable,” or ALARP.

It is the responsibility of our clients to obtain acceptance from the DECC prior to commencement of any drilling operations. As of the date of the effectiveness of the registration statement of which this prospectus is a part, two of our units, the West Phoenix and the West Navigator, have obtained acceptance of their Safety Cases for drilling operations in the U.K.

Regulation of Greenhouse Gas Emissions

In February 2005, the Kyoto Protocol entered into force. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of certain gases, generally referred to as greenhouse gases, which are suspected of contributing to global warming. Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. However, international negotiations are continuing with respect to a successor to the Kyoto Protocol, which sets emission reduction targets through 2012, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the United States and Canada, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. In addition, in December 2011, the Conference of the Parties to the United Nations Convention on Climate Change adopted the Durban Platform which calls for a process to develop binding emissions limitations on both developed and developing countries under the United Nations Framework Convention on Climate Change applicable to all Parties.

On July 15, 2011, the IMO approved mandatory measures to reduce emissions of greenhouse gases from international shipping. The amendments to MARPOL Annex VI Regulations for the prevention of air pollution from ships add a new Chapter 4 to Annex VI on Regulations on energy efficiency requiring the Energy Efficiency Design Index, or EEDI, for new ships, and the Ship Energy Efficiency Management Plan , or SEEMP, for all ships. Other amendments to Annex VI add new definitions and requirements for survey and certification, including the format for the International Energy Efficiency Certificate. The regulations apply to all ships of 400 gross tonnage and above and are expected to enter into force on January 1, 2013. When these regulations enter into force, these new rules will likely affect the operations of vessels that are registered in countries that are signatories to MARPOL Annex VI or vessels that call upon ports located within such countries. The implementation of the EEDI and SEEMP standards could cause us to incur additional compliance costs. The IMO is also considering the development of market-based mechanisms to reduce greenhouse gas emissions from ships. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships.

Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time.

Our business depends on the level of activity in the offshore oil and gas industry, existing or future laws, regulations, treaties or international agreements related to greenhouse gases and climate change, including incentives to conserve energy or use alternative energy sources, could have a negative impact on our business if such laws, regulations, treaties or international agreements reduce the worldwide demand for oil and gas. In addition, such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, which may have a negative impact on our business.

Legal Proceedings

We are routinely party, as plaintiff or defendant, to claims and lawsuits in various jurisdictions for demurrage, damages, off-hire and other claims and commercial disputes arising from the operation of our drilling rigs, in the ordinary course of our business or in connection with our acquisition activities. We believe that the resolution of such claims will not have a material adverse effect on our operations or financial condition, and currently has no outstanding legal proceeding which we consider to be material.

On April 20, 2012, we issued a writ against the Norwegian tax authorities. The writ challenges their tax re-assessment related to a change of tax jurisdiction for some of our subsidiaries and calculation of taxable gains (see Note 6 to our combined consolidated carve-out financial statements). Seadrill has agreed to pay and indemnify us for all of our liabilities related to this ongoing tax claim with the Norwegian tax authorities in excess of $63 million. Management has performed an analysis for uncertain tax positions in the various jurisdictions in which we operate in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of $63 million has been recorded as of September 30, 2012 and December 31, 2011. We have not made any other provisions for uncertain tax positions. See “Risk Factors—Risks relating to our Company–A loss of a major tax dispute or a successful tax challenge to our operating structure, intercompany pricing policies or the taxable presence of our subsidiaries in certain countries could result in a higher tax rate on our earnings, which could result in a significant negative impact on our earnings and cash flows from operations,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments Concerning Our Taxation” and Note 6 to our combined consolidated carve-out financial statements.

Properties

Other than our drilling rigs, we do not own any material property.

Exchange Controls

The Bermuda Monetary Authority (the “BMA”) must give permission for all issuances and transfers of securities of a Bermuda exempted company like ours, unless the proposed transaction is exempted by the BMA’s written general permissions. We intend to apply for general permission from the BMA to issue any unissued common shares and for the free transferability of our common shares as long as our common shares are listed on an “appointed stock exchange.” We have applied to list our common shares on the New York Stock Exchange, which is an “appointed stock exchange.” Upon such listing, a general permission issued by the BMA in response to our application would result in our common shares being freely transferable among persons who are residents and non-residents of Bermuda.

Although we are incorporated in Bermuda, we are classified as a non-resident of Bermuda for exchange control purposes by the BMA. Other than transferring Bermuda Dollars out of Bermuda, there are no restrictions on our ability to transfer funds into and out of Bermuda or to pay dividends in currency other than Bermuda Dollars to U.S. residents (or other non-residents of Bermuda) who are holders of our common shares.

In accordance with Bermuda law, share certificates may be issued only in the names of corporations, individuals or legal persons. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

We will take no notice of any trust applicable to any of our shares or other securities whether or not we had notice of such trust.

MANAGEMENT

Directors and Senior Management

Set forth below are the names, ages and positions of our current directors and executive officers. Each director holds office until his or her term expires at the next annual general meeting of shareholders or until his or her death, resignation, removal or the earlier termination of his or her term of office. All directors whose term expires are eligible for re-election. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated. The business address of each of our directors and executive officers listed below is North Atlantic Drilling Ltd., Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda.

Name	Age	Position
Alf Thorkildsen	56	Chairman of the Board of Directors
Kate Blankenship	47	Director and Audit Committee Member
Cecilie Fredriksen	29	Director
Oscar Spieler	52	Director
Paul Leand	46	Director
Alf Ragnar Løvdal	53	Designated Chief Executive Officer
Rune Magnus Lundetræ *	35	Chief Financial Officer
Robert Hingley-Wilson	39	Designated Chief Financial Officer

Biographical information concerning the directors and executive officers listed above is set forth below.

Alf C. Thorkildsen has served as the Chairman of our board of directors since our inception in February 2011. Mr. Thorkildsen was also our Chief Executive Officer and the Chief Executive Officer of Seadrill, a position he held from February 2011 to October 2012 and from June 2008 to October 2012, respectively. From 2007 to 2008 Mr. Thorkildsen served as Chief Operating Officer of Seadrill. From 2002 to 2006, Mr. Thorkildsen was the Chief Financial Officer of Smedvig asa. Following the acquisition of Smedvig asa by Seadrill, Mr. Thorkildsen served as the Chief Financial Officer of Seadrill Management AS until 2007. Prior to joining Smedvig asa, Mr. Thorkildsen worked for more than 20 years at Royal Dutch Shell plc in various senior positions. Mr. Thorkildsen is currently a member of the Board of Comrod Communication ASA, which is listed on Oslo Børs. Mr. Thorkildsen graduated from the Norwegian School of Business Administration with a degree in economics and from Arizona State University with a Masters of Business Administration. Mr. Thorkildsen is a Norwegian citizen, resident in Norway.

Kate Blankenship has served as a director since our inception in February 2011. Mrs. Blankenship has also served as a director of Seadrill Partners LLC since its inception in June 2012. Mrs. Blankenship has also served as a director of Seadrill since its inception in May 2005. Mrs. Blankenship has also served as a director of Frontline Ltd. since 2003. Mrs. Blankenship joined Frontline Ltd. in 1994 and served as its Chief Accounting Officer and Secretary until October 2005. Mrs. Blankenship has been a director of Ship Finance since October 2003. Mrs. Blankenship has been a director of Independent Tankers Corporation Limited since February 2008, Golar LNG Limited since July 2003, Golar LNG Partners since September 2007, Golden Ocean Group Limited since November 2004 and Archer Limited since its incorporation in 2007. She is a member of the Institute of Chartered Accountants in England and Wales. Mrs. Blankenship is a British citizen resident in France.

Cecilie Fredriksen has served as a director since our inception in February 2011. Ms. Fredriksen is currently employed by Frontline Corporate Services Ltd. in London. Ms. Fredriksen is a director of Aktiv Kapital ASA, Archer Limited, Golden Ocean Group Limited, Ship Finance, Frontline Ltd., Marine Harvest ASA and Northern Offshore, Ltd. She received a BA in Business and Spanish from the London Metropolitan University in 2006. Ms. Fredriksen is a Norwegian citizen, resident in the United Kingdom.

Oscar Spieler has served as a director since our inception in February 2011. Mr. Spieler is currently acting as Executive Advisor to the board of directors of Golar LNG Limited. Mr. Spieler served as Chief Executive Officer of Golar LNG Energy Limited from 2009 to 2011, as Chief Executive Officer of Sea Production Management AS from 2006 to 2008, as Chief Executive Officer of Frontline Management AS from 2003 to 2006, and as Technical Director in Frontline Management AS from 1999 to 2003. Mr. Spieler is a Norwegian citizen, resident in Norway.

Paul Leand has served as a director since February 2012. Mr. Leand is the Chief Executive Officer and director of AMA Capital Partners LLC, or AMA, an investment bank specializing in the maritime industry. Mr. Leand has also served as a director of Ship Finance since 2003. From 1989 to 1998 Mr. Leand served at the First National Bank of Maryland where he managed the Bank’s Railroad Division and its International Maritime Division. He has worked extensively in the U.S. capital markets in connection with AMA’s restructuring and mergers and acquisitions practices. Mr. Leand serves as a member of American Marine Credit LLC’s Credit Committee and served as a member of the Investment Committee of AMA Shipping Fund I, a private equity fund formed and managed by AMA. Mr. Leand is a U.S. citizen, resident in the U.S.

Alf Ragnar Løvdal was appointed as our Designated Chief Executive Officer in October 2012, with effect from January 1, 2013. Prior to becoming the Chief Executive officer of North Atlantic Management AS, Mr. Løvdal was Senior Vice President, Asia Pacific for Seadrill from April 2009 to December 2012. Before that he served as Chief Executive Officer in Seawell Management AS. Mr. Løvdal has close to 30 years of experience in the oil and gas industry, of which 20 years as responsible for the well services business in the drilling contractor Smedvig ASA, which Seadrill acquired in early 2006. Mr. Løvdal held several senior positions within Smedvig ASA, including general manager of operations for the mobile rigs. Prior to his engagement with Smedvig, Mr. Løvdal held various positions in different oil service companies, including five years of offshore field experience with Schlumberger. He has a degree in mechanical engineering from Horten Engineering Academy in Norway.

* Rune Magnus Lundetræ has served as our Chief Financial Officer since May 2012. Upon the effectiveness of the registration of which this prospectus is a part, Mr. Lundetræ will be succeeded by Mr. Robert Hingely-Wilson. Mr. Lundetræ has served since May 2012 and will continue to serve as Chief Financial Officer and Senior Vice President of Seadrill. Before his current positions Mr. Lundetræ was Finance Director for Seadrill Americas and Commercial Director for Seadrill Europe (now North Atlantic Drilling Limited). He also served as Chief Financial Officer for Scorpion after we acquired a majority stake in the company in July 2010 and up to delisting the company in November 2010. Prior to joining us, Mr. Lundetræ worked as an auditor for KPMG and PricewaterhouseCoopers in Stavanger, Norway from 2001 until 2007. Mr. Lundetræ graduated as MSc in Management from the London School of Economics in 2001 and as MSc in Accounting and Auditing from the Norwegian School of Business Administration (NHH) in 2004. He registered as a Certified Public Accountant (CPA) in Norway in 2005.

Robert Hingley-Wilson has been appointed to succeed Mr. Rune Magnus Lundetræ as our Chief Financial Officer effective as of the effectiveness of the registration statement of which this prospectus is a part. Mr. Hingley-Wilson has served since February 2012 and will continue to serve as Chief Accounting Officer and Senior Vice President of Seadrill. Mr. Hingley-Wilson has served as Group Chief Accountant to a group of related companies since 2010 as an employee of Frontline Corporate Services UK Ltd. Mr. Hingley-Wilson has an extensive background in mergers and acquisitions and complex accounting with both Frontline Ltd. and its associated companies and in PricewaterhouseCoopers in New York City and London, where Mr. Hingley-Wilson worked from 1996 until joining Frontline Ltd. in 2010. Mr. Hingley-Wilson has a law degree and trained as a Solicitor in the United Kingdom, and has been a member of the Institute of Chartered Accountants in England and Wales since 1998.

Board of Directors and Committees

Our board of directors currently consists of five members, of which three are considered “independent” under the rules of the NYSE: Mrs. Blankenship, Mr. Spieler and Mr. Leand.

Our board of directors has established an audit committee that consists of one director, Mrs. Kate Blankenship. Our audit committee is responsible for ensuring that we have an independent and effective internal and external audit system. Additionally, the audit committee supports the board of directors in the administration and exercise of its responsibility for supervisory oversight of financial reporting and internal control matters and maintains appropriate relationships with our auditors. Our board of directors has determined that Mrs. Blankenship qualifies as “independent” under Rule 10A-3 under the Exchange Act, and as an “audit committee financial expert” for purposes of SEC rules and regulations.

Our board of directors will also establish a conflicts committee composed of at least two members of our board of directors to review all transactions that the board of directors believes may involve conflicts of interest, including without limitation, the exercise of the right of first refusal or any waiver of rights under the Cooperation Agreement, and will determine if such transaction and the resolution of the conflict of interest is fair and reasonable to us. At least 50% of the members of the conflicts committee may not be officers or employees of us or directors, officers or employees of Seadrill or its affiliates. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, and not a breach by our directors of any duties any of them may owe us or our shareholders.

Our board of directors may, in the future, establish such other committees as it determines from time to time.

Corporate Governance Practices

Pursuant to an exception under the NYSE listing standards available to foreign private issuers, we are not required to comply with all of the corporate governance practices followed by U.S. companies under the NYSE listing standards, which are available at www.nyse.com. Pursuant to Section 303.A.11 of the NYSE Listed Company Manual, we are required to list the significant differences between our corporate governance practices and the NYSE standards applicable to listed U.S. companies. Set forth below is a list of those differences.

Independence of Directors. The NYSE requires that a U.S. listed company maintain a majority of independent directors. As permitted under Bermuda law and our Bye-laws, three of five members of our board of directors are independent according to the NYSE’s standards for independence. However, we cannot assure you that we will maintain in the future a board of directors with a majority of independent members.

Compensation Committee and Nominating/Corporate Governance Committee. The NYSE requires that a listed U.S. company have a compensation committee and a nominating/corporate governance committee of independent directors and a committee charter specifying the purpose, duties and evaluation procedures of the committee. As permitted under Bermuda law and our Bye-laws, we do not currently have a compensation committee or nominating or corporate governance committee.

Executive Sessions. The NYSE requires that non-management directors meet regularly in executive sessions without management. The NYSE also requires that all independent directors meet in an executive session at least once a year. As permitted under Bermuda law and our Bye-laws, our non-management directors do not regularly hold executive sessions without management and we do not expect them to do so in the future.

Audit Committee. The NYSE requires, among other things, that a listed U.S. company have an audit committee with a minimum of three members. As permitted by Rule 10A-3 under the Exchange Act, our audit committee consists of one independent member of our board of directors. Pursuant to our audit committee charter, the audit committee confers with our independent registered public accounting firm and reviews, evaluates and advises the board of directors concerning the adequacy of our accounting systems, our financial reporting practices, the maintenance of our books and records and our internal controls. In addition, the audit committee reviews the scope of the audit of our financial statements and results thereof.

Corporate Governance Guidelines. The NYSE requires U.S. companies to adopt and disclose corporate governance guidelines. The guidelines must address, among other things: director qualification standards, director responsibilities, director access to management and independent advisers, director compensation, director orientation and continuing education, management succession and an annual performance evaluation. We are not required to adopt such guidelines under Bermuda law and we have not adopted such guidelines.

Board of Directors and Executive Compensation

Our company was established in February 2011, and no compensation has been paid to members of our board of directors or officers for the last full financial year. Further, none of the members of our board of directors or officers will receive any benefits upon termination of their directorships or officers positions. Our officers or officers of Seadrill who also serve as our directors will not receive additional compensation for their service as directors but may receive director fees in lieu of other compensation paid by Seadrill. We anticipate that each non-management director will receive compensation for attending meetings of our board of directors, as well as committee meetings. We expect non-management directors will each receive a director fee of $50,000 per year, and members of the audit committee will each receive a committee fee of $10,000 per year. In addition, each director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a director to the extent permitted under Bermuda law.

We rely on certain current and former executive officers of Seadrill who are employed through North Atlantic Management and Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management pursuant to an administrative services agreement, or the Services Agreement, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as our Chief Executive Officer effective as of that date and will be employed through North Atlantic Management. Mr. Rune Magnus Lundetræ has been appointed to serve as our Chief Financial Officer until the effectiveness of the registration statement of which this prospectus is a part. Mr. Robert Hingley-Wilson has been appointed to succeed Mr. Rune Magnus Lundetræ as our Chief Financial Officer upon the effectiveness of the registration statement of which this prospectus is a part and will be employed through Seadrill Management. All references in this prospectus to “our officers” include those officers of North Atlantic Management and Seadrill Management who perform executive officer functions for our benefit. Please see “Management.” In addition, Seadrill Management provides treasury and financial advisory services, insurance placement and building supervisory services under the Services Agreement. The Services Agreement may be terminated by either party upon one month’s notice. In consideration of the services provided to us, we pay Seadrill Management a fee that includes the operating costs attributable to us plus a margin of 5%. During the period from January 1, 2012 through September 30, 2012, we paid Seadrill Management remuneration for its services in the amount of $11.0 million. Please read “Certain Relationships and Related Party Transactions—Services Agreement.”

During the period from April 1, 2011 (the closing date of the North Atlantic Restructuring) and December 31, 2011, we paid our directors and executive officers aggregate compensation of $1.4 million. In addition, we have incurred compensation expenses in the aggregate amount of $0.1 million for pension and retirement benefits. As of the date hereof, no options have been awarded to any of our directors or executive officers. See “—Equity Compensation Plan.”

During the period from April 1, 2011 (the closing date of the North Atlantic Restructuring) to December 31, 2011, our executive officers were paid aggregate compensation, excluding stock options, of $2.9 million, and exercised stock options of $9.4 million, in relation to their services to us and our parent company Seadrill. We have recorded our share of these costs in our consolidated financial statements. We did not pay any directors fees in the period from April 1, 2011 to December 31, 2011.

Equity Compensation Plans

On February 14, 2011, our board of directors resolved to establish a share option based incentive plan for our employees and directors, approved a set of rules applicable to the plan and reserved 6,000,000 of our authorized, but unissued common shares for use to satisfy future exercises of options granted under the plan.

Further, our board of directors also resolved that options granted prior to the listing of the underlying shares could be granted at an exercise price equal to the subscription price in the private placement in February 2011, or $8.50 per share.

No options have, to date, been granted under the plan.

Employees

As of the date of this prospectus, we employ approximately 1,370 people, including contracted labor, in our offices in Stavanger, Bergen and Aberdeen, including 180 onshore employees and 1,190 offshore employees. Some of our employees and our contracted labor, who work in Norway and the United Kingdom, are represented by collective bargaining agreements. As part of the legal obligations in some of these agreements, we are required to contribute certain amounts to retirement funds and pension plans and have restricted ability to dismiss employees. In addition, many of these represented individuals are working under agreements that are subject to salary negotiation. These negotiations could result in higher personnel costs, other increased costs or increased operating restrictions that could adversely affect our financial performance. We consider our relationships with the various unions as stable, productive and professional. At present, there are no ongoing negotiations or outstanding issues.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

North Atlantic Restructuring

On February 17, 2011, we entered into an agreement with Seadrill to acquire five harsh environment drilling rigs, by purchasing all of the shares in the Seadrill subsidiaries owning these drilling rigs, and one rig under construction, including all relevant contracts, spares, stores and offshore personnel related to the rigs, which we refer to as the North Atlantic Restructuring. On March 31, 2011, we completed the North Atlantic Restructuring at a purchase price of $2.35 billion, which consisted of a cash payment of $369.8 million, the issuance to Seadrill of 150,000,000 shares valued at $8.50 per share, which will not be part of the Exchange Offer, the issuance of a $500 million 7.75% unsecured bond bearing interest at 7.75% for a term of seven years, and a $210 Million Shareholder Loan from Seadrill.

$500 Million 7.75% Unsecured Bond Due 2018

In April 2011, we issued a $500 million callable senior unsecured bond to partly finance the acquisition of the Acquired Vessels. The bond bears interest at a rate of 7.75% per annum, payable semi-annually in arrears, and matures in full on March 31, 2018. As of September 30, 2012, the outstanding balance on the bond was $500 million and was held entirely by Seadrill.

$210 Million Shareholder Loan

On October 24, 2011, we entered into a $210 million unsecured loan with Seadrill at an interest rate of 6.0% per annum. We repaid a portion of the loan amounting to $150.0 million on March 27, 2012 by issuing to Seadrill an aggregate of 15,000,000 common shares at $10.00 per share, and the remaining balance was repaid in full in March 2012.

$200 Million Revolving Credit Facility

On March 30, 2012, we entered into a $200 million revolving credit facility with Seadrill. This facility bears interest at LIBOR plus a margin of 3.0% and matures in January 2015. As of September 30, 2012, we had no available borrowings under this facility.

Short-term loans to Seadrill

In May 2012, we lent Seadrill $60 million with an annual interest rate of Libor plus a margin of 1.9%, of which $10 million was repaid on May 23, 2012 and the balance was repaid in July 2012. In June 2012, we lent Seadrill $120 million with an annual interest rate of Libor plus a margin of 1.9%, which was repaid in July 2012.

Acquisition of the West Linus

In May 2011, we entered into an agreement to acquire a harsh environment jack-up rig, the West Linus, which is currently under construction at Jurong Shipyard in Singapore, from Seadrill for $90 million, the price that Seadrill paid for the construction contract.

Private Placement Transactions

In March 2011, we issued an aggregate of 150,000,000 of our common shares to Seadrill in connection with the closing of the North Atlantic Restructuring.

On March 27, 2012, we completed a private placement of 30,000,000 of our common shares, of which Seadrill purchased 15,000,000 common shares. The proceeds from this private placement were partially used to fully repay our outstanding indebtedness to Seadrill under the Shareholder Loan.

Only non-affiliate shareholders who acquired common shares in the private placements can take part in the Exchange Offer.

Performance guarantees

Some of our drilling rigs currently operate under drilling contracts acquired from Seadrill. All of these contracts had Seadrill Offshore AS, a wholly owned subsidiary of Seadrill, as party. Seadrill Offshore AS’ performance under these contracts was guaranteed by Seadrill.

When these contracts were assigned to us, the counterparties declined to release Seadrill from its performance guarantees. Consequentially, Seadrill receives an annual fee of 1% of the guaranteed amount from North Atlantic Norway Ltd. (the entity now a party to the contracts) for maintaining the existing guarantees. We have also agreed to reimburse Seadrill for all claims made against Seadrill pursuant to the performance guarantees.

The following performance guarantees issued by Seadrill are currently outstanding:

•	$20 million performance guarantee in favor of Exxon dated June 28, 2011.

•	$50 million performance guarantee in favor of Statoil Petroleum AS dated August 19, 2010.

•	$25 million performance guarantee in favor of A/S Norske Shell.

•	$30 million performance guarantee in favor of Total E&P United Kingdom Limited dated July 12, 2010.

•	$25 million performance guarantee in favor of Statoil Petroleum AS dated March 31, 2011.

•	$50 million performance guarantee in favor of Conoco Philips dated April 12, 2011.

Services Agreement

We rely on certain current executive officers of Seadrill, who are employed through Seadrill Management, to perform, among other things, Chief Executive Officer and Chief Financial Officer services for our benefit and who are responsible for our day-to-day management pursuant to the Services Agreement, subject to the direction and oversight of our board of directors. Until January 1, 2013, the services of Chief Executive Officer are provided by Seadrill Management. Mr. Alf Ragnar Løvdal has been appointed to serve as our Chief Executive Officer effective as of that date and will be employed through North Atlantic Management. Mr. Rune Magnus Lundetræ has been appointed to serve as our Chief Financial Officer until the effectiveness of the registration statement of which this prospectus is a part. Mr. Robert Hingley-Wilson has been appointed to succeed Mr. Rune Magnus Lundetræ as our Chief Financial Officer and will be employed through Seadrill Management. All references in this prospectus to “our officers” include those officers of North Atlantic Management and Seadrill Management who perform executive officer functions for our benefit. Please see “Management.” In addition, Seadrill Management provides treasury and financial advisory services, insurance placement and building supervisory services under the Services Agreement. The Services Agreement may be terminated by either party upon one month’s notice. In consideration of the services provided to us, we pay Seadrill Management a fee that includes the operating costs attributable to us plus a margin of 5%. During the period from January 1, 2012 through September 30, 2012, we paid Seadrill Management remuneration for its services in the amount of $11.0 million.

Administrative Services

We also receive corporate, secretarial and certain other administrative services relating to the jurisdiction of Bermuda from Frontline Management under the Services Agreement with Seadrill Management. Frontline

Management is a wholly owned subsidiary of Frontline Ltd., a company in which Hemen Holding is a principal shareholder. Hemen Holding holds approximately 0.73% of our shares and has an indirect interest in us through its ownership in Seadrill. In addition, Hemen Holding has a total return swap agreement with underlying exposure to 3,530,000 shares of us.

Operation and Management of the West Hercules

The West Hercules, a harsh environment, semi-submersible drilling rig, is owned by a wholly owned subsidiary of Ship Finance, a member of the Fredriksen Group, and is controlled by Seadrill through a bareboat charter agreement that expires in 2023. In July 2012, we entered into a bareboat charter agreement with Seadrill for the operation of the West Hercules. Under the terms of the agreement, we will lease the West Hercules from Seadrill from January 2013 through December 2013 at a daily rate of $214,389, and from January 2014 through December 2016 at a daily rate of $229,326. The drilling rig is currently being mobilized in Norway, where it will commence operations under a four year contract with Statoil. North Atlantic Management will provide management services for the West Hercules while it is employed under the drilling contract with Statoil and is responsible for, among other things, budgeting and accounting functions, technical management, staffing and commercial management of the customer and suppliers. The key terms of the agreement are:

•	Seadrill is responsible for all mobilization and rig costs up until commencement of operations, which is expected to be in January 2013.

•	North Atlantic is to pay Seadrill monthly operating lease payments for the use of the rig from commencement of operations.

•	Operational risks rests with North Atlantic.

•	Seadrill is responsible for the condition of the rig, including any equipment failure and necessary repairs or upgrades thereof for the rig to meet the requirements in the Statoil contract.

•	North Atlantic did not incur any related party expenses or receive any related party revenues in relation to the West Hercules agreement during the nine month period ended September 30, 2012.

Cooperation Agreement

Prior to the closing of the Underwritten Public Offering, we will enter into a Cooperation Agreement with Seadrill Limited. The following discussion describes certain provisions of the Cooperation Agreement.

Cooperation

Under the Cooperation Agreement, Seadrill will agree, and will cause its controlled affiliates, to provide us with a right of first refusal to participate in any business opportunity, or a North Atlantic Business Opportunity, identified by Seadrill Limited or its controlled affiliates for drilling activities in the North Atlantic Region, which includes only the territorial waters and outer continental shelf jurisdiction of (i) Norway, (ii) the United Kingdom, (iii) Ireland, (iv) Denmark, (v) the Netherlands, (vi) the east coast of Greenland, (vii) Russia (west of the island of Diksonskiy), and (viii) all countries within the Baltic Sea and the Gulf of Bothnia. We will generally have between thirty (30) and ninety (90) to either accept or reject such opportunity. If we reject or do not timely accept the North Atlantic Business Opportunity, Seadrill Limited or its controlled affiliates may pursue the North Atlantic Business Opportunity. Seadrill Partners LLC is expressly excluded from the Seadrill affiliates subject to the Cooperation Agreement.

We will agree, and will cause our controlled affiliates, to provide Seadrill Limited or its controlled affiliates (other than us or our subsidiaries) with a right of first refusal to participate in any business opportunity, or a Seadrill Business Opportunity, identified by us for drilling activities outside of the North Atlantic Region. Seadrill will generally have between thirty (30) and ninety (90) to either accept or reject such opportunity. If Seadrill rejects or does not timely accept the Seadrill Business Opportunity, Seadrill Limited or its controlled affiliates may pursue the North Atlantic Business Opportunity.

Conflicts Committee

Under the Cooperation Agreement, a conflicts committee will review all transactions that the board of directors believes may involve conflicts of interest, including exercise of the right of first refusal described in the two preceding paragraphs, or any waiver of our rights under the Cooperation Agreement and will determine such transaction and the resolution of the conflict of interest is fair and reasonable to us. At least 50% of the members of the conflicts committee may not be officers or employees of us or officers or employees of our controlling shareholder or its affiliates. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, and not a breach by our directors of any duties any of them may owe us or our shareholders.

Term, Termination and Amendments

The Cooperation Agreement has a five (5) year term and shall terminate with immediate effect in the event Seadrill Limited ceases to beneficially own a majority of our outstanding common shares. The Cooperation Agreement may be amended or terminated at any time upon the written agreement of the parties.

Related Party Balances:

The following are the related party balances as of September 30, 2012 and December 31, 2011:

(In millions of US$)	September 30, 2012	December 31, 2011
Receivables
Seadrill Ltd.	63.8
Seadrill Offshore AS	25.9	—

Total receivables	89.7	—
Payables
Seadrill Ltd.	—	0.3
Seadrill Insurance Ltd.	5.4	—
Seadrill Offshore AS	—	4.2
Seadrill Management AS	5.6	2.3
Seadrill Deepwater Crewing Ltd.	31.1	—
Seadrill Deepwater Units Pte Ltd.	7.4	—
Seadrill Deepwater Rigs Ltd.	10.0	—
Other Seadrill subsidiaries	1.2	—

Total payables	60.7	6.8
Long-term shareholders loan from Seadrill Ltd.	200.0	210.0

Receivables and payables with related parties arise when the Company pays an invoice on behalf of a related party and vice versa. Receivables and payables are generally settled monthly in arrears. Amounts due to Seadrill Limited and its subsidiaries under operations are unsecured, interest-free and intended to be settled in the ordinary course of business. Interest charges relating to the bond loan and shareholder loan to Seadrill for the nine months ended September 30, 2012 amounted to $32.4 million. Interest earned on the loan to Seadrill for the nine months ended September 30, 2012 was $0.2 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common shares as of the date of this prospectus and upon completion of this offering held by beneficial owners of 5% or more of our common shares and by all of our directors and officers as a group. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each common share held.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned Prior to Offering			Common Shares to be Beneficially Owned After Offering
	Number		Percentage (1)	Number		Percentage (2)
Seadrill Limited (3)	168,313,723		73%	168,313,723			%
Alf C. Thorkildsen		*			*
Kate Blankenship		*			*
Cecile Fredriksen		*			*
Oscar Spieler		*			*
Paul Leand		*			*
Alf Ragnar Løvdal		*			*
Robert Hingley-Wilson		*			*
Directors and executive officers as a group	72,000			72,000
Shareholders in the United States **	18,649,616		8%				%

*	Less than 1.0% of our outstanding common shares.
**	As of November 26, 2012, there were 30 shareholders of record, all of whom were registered in the Norwegian VPS, with addresses in the United States.
(1)	Calculated based on 230,003,000 shares.
(2)	Calculated based on shares, which assumes the underwriters do not exercise their over-allotment option.
(3)	Hemen Holding is Seadrill’s principal shareholder and currently owns 115,097,583 shares representing 24.5% of Seadrill’s outstanding common shares. Hemen Holding owns 1,687,340 shares of us. In addition, Hemen Holding has a total return swap agreement with underlying exposure to 3,530,000 shares of us.

THE EXCHANGE OFFER

This section describes the material terms of the Exchange Offer.

Purpose and Effect of this Exchange Offer

General

We sold the Original Shares in private offerings, including the February 2011 Private Offering and the March 2012 Private Offering, which were made to professional investors and eligible counterparties in Norway in reliance on Regulation S under the Securities Act. All of the Original Shares are registered in the name of DNB Global Companies Registrars Section, as VPS Registrar, and all beneficial ownership positions in the Original Shares are held through the Norwegian VPS system.

Representations upon Tender of Original Shares

To participate in the Exchange Offer, you must execute or agree to be bound by the letter of transmittal, through which you will represent to us, among other things, that:

•	any Exchange Shares received by you will be, and the Original Shares you are tendering in anticipation of receiving the Exchange Shares were, acquired in the ordinary course of business;

•

you do not have any arrangement or understanding with any person to participate in, are not engaged in, and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Shares in violation of the provisions of the Securities Act;

•	you are not an “affiliate” of ours, as defined in Rule 405 of the Securities Act;

•	you are not acting on behalf of any person who could not truthfully make the foregoing representations; and

•

if you are a broker-dealer, (i) you will receive Exchange Shares for your own account in exchange for Original Shares that were acquired as a result of market-making activities or other trading activities and (ii) you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) meeting the requirements of the Securities Act in connection with any resale of those Exchange Shares to the extent required by applicable law or regulation or SEC pronouncement.

Resale of the Exchange Shares

Based on existing interpretations of the SEC staff with respect to similar transactions that did not involve the issuer of securities or its affiliates, we believe that the Exchange Shares issued pursuant to the Exchange Offer in exchange for Original Shares may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act if:

•	such Exchange Shares are acquired in the ordinary course of the holder’s business;

•	such holder is not engaged in, has no arrangement with any person to participate in, and does not intend to engage in, any public distribution of the Exchange Shares;

•	such holder is not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•

if such holder is a broker-dealer that receives Exchange Shares for its own account in exchange for Original Shares that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in any resale of such Exchange Shares.

Any holder who tenders in this Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Shares:

•

cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters issued to third parties with respect to similar transactions that did not involve the issuer of securities or its affiliates; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used for an offer to resell or other transfer of Exchange Shares only as specified in this prospectus. Only broker-dealers that acquired the Original Shares as a result of market-making activities or other trading activities may participate in this Exchange Offer. Each participating broker-dealer who receives Exchange Shares for its own account in exchange for Original Shares that were acquired by such broker-dealer as a result of market-making or other trading activities will be required to acknowledge that it will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale by it of Exchange Shares to the extent required by applicable law or regulation or SEC pronouncement. The letter of transmittal that accompanies this prospectus states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

This Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Original Shares in any jurisdiction in which the Exchange Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Consequences of Failure to Exchange

Following the completion of the Exchange Offer, holders of Original Shares that are not tendered or that are tendered but not accepted by us may resell Original Shares only if an exemption from registration under the Securities Act and applicable state securities laws is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act.

Based on interpretations of the SEC staff that did not involve the issuer of securities or its affiliates, Exchange Shares issued pursuant to this Exchange Offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Shares in the ordinary course of business and the holders are not engaged in, have no arrangement with any person to participate in, and do not intend to engage in, any public distribution of the Exchange Shares to be acquired in this Exchange Offer. Any holder who tenders in this Exchange Offer and is engaged in, has an arrangement with any person to participate in, or intends to engage in, any public distribution of the Exchange Shares (i) may not rely on the applicable interpretations of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all Original Shares validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time (11:00 p.m. Oslo time), on the Expiration Date. The Exchange Offer will remain open for at least 20 full business days (as required by Exchange Act Rule 14e-1(a)) and will expire at 5:00 p.m., New York City time (11:00 p.m. Oslo time), on                     , 2012, or such later date and time to which we extend it. Holders may tender some or all of their Original Shares pursuant to the Exchange Offer. The date of acceptance for exchange of the Original Shares, and completion of the Exchange Offer, will be the exchange date, which will be one to two business days following the Expiration Date (unless such period is extended as described in this prospectus). The Exchange Shares issued in connection with this Exchange Offer will be delivered promptly following the exchange date.

The form of the Exchange Shares will be substantially the same as the form of the Original Shares except that the Exchange Shares have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof.

As of the date of this prospectus, we have issued 230,003,000 common shares. This prospectus and the letter of transmittal are being sent to all registered holders of Original Shares other than our affiliates.

We intend to conduct this Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Original Shares that are not tendered for exchange in this Exchange Offer will remain outstanding. We shall be deemed to have accepted validly tendered Original Shares when, as and if we have given oral or written notice thereof to the Exchange Agent.

Holders who tender Original Shares in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the section below entitled “Transfer Taxes,” transfer taxes with respect to the exchange of Original Shares pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the Exchange Offer. See “Fees and Expenses.”

If any tendered Original Shares are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Shares, without expense, to the tendering holder promptly after the Expiration Date.

Expiration Date; Extensions; Amendments; Termination

The term “Expiration Date” means 5:00 p.m., New York City time (11:00 p.m. Oslo time), on                     , 2012, unless we, in our sole discretion, extend the Exchange Offer, in which case the term “Expiration Date” means the latest date and time to which we extend the Exchange Offer. To extend the Expiration Date, we will notify the Norwegian Exchange Agent of any extension by written notice. We will notify holders of the Original Shares of any extension by press release or other public announcement. If the Exchange Offer is extended, the maximum period for which the Exchange Offer will remain in effect will be 90 days from the date the registration statement, of which this prospectus is a part, is declared effective by the SEC, unless otherwise required by applicable law or regulation.

We reserve the right to amend the terms of the Exchange Offer in any manner. In the event of any material change in the Exchange Offer, including the waiver of any material condition of the Exchange Offer, we will extend the offer period for at least five business days following notice of the material change. In addition, if we determine that any of the events set forth under “—Conditions of the Exchange Offer” has occurred, we also reserve the right, in our sole discretion, to:

•	delay acceptance of any Original Shares as may be permitted under SEC rules;

•

extend the Exchange Offer and retain all Original Shares tendered before the expiration date of the Exchange Offer, subject to the rights of the holders of tendered Original Shares to withdraw their tendered Original Shares;

•	terminate the Exchange Offer and refuse to accept any Original Shares;

•	waive the termination event with respect to the Exchange Offer and accept all properly tendered Original Shares that have not been withdrawn; or

•	following the Expiration Date, exchange the Original Shares for Exchange Shares.

If we do so, we will give written notice of this delay in acceptance, extension, termination, waiver or exchange to the Norwegian Exchange Agent. If the amendment constitutes a material change to the Exchange Offer, we will promptly disclose such amendment by giving written notice to the holders of Original Shares, by press release or other public announcement. Any Original Shares that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Procedures for Tendering

We have appointed DNB Bank ASA as our Norwegian Exchange Agent in connection with the Exchange Offer for purposes of obtaining the required documents from our shareholders to tender Original Shares in the Exchange Offer. Computershare, our transfer agent, will act as our agent in connection with the Exchange Offer for purposes of exchanging Exchange Shares for Original Shares. To participate in the Exchange Offer, you must properly tender your Original Shares to the Norwegian Exchange Agent as described below. We will only issue Exchange Shares in exchange for Original Shares that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the letter of transmittal, and you should follow carefully the instructions on how to tender your Original Shares. It is your responsibility to properly tender your Original Shares. We have the right to waive any defects in your tender. However, we are not required to waive any defects, and we and the Norwegian Exchange Agent are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Original Shares, please contact the Norwegian Exchange Agent at the address or telephone number described below.

To tender your Original Shares in the Exchange Offer, you must, on or before the Expiration Date:

•	instruct the Norwegian Exchange Agent to tender your Original Shares on your behalf by completing the letter of transmittal accompanying this prospectus; and

•	deliver a duly completed letter of transmittal to the Norwegian Exchange Agent at its address specified in the letter of transmittal.

Neither we nor the Norwegian Exchange Agent will be responsible for the communication of tenders by holders to the accountholders in VPS through which they hold Original Shares or by such accountholders to the Norwegian Exchange Agent.

Holders will not be responsible for the payment of any fees or commissions to the Norwegian Exchange Agent for the tender of the Original Shares.

In no event should a holder submitting a tender for exchange send a letter of transmittal to any agent of ours other than the Norwegian Exchange Agent.

You may elect to receive the Exchange Shares through a Direct Registration System Account at the Company’s U.S. transfer agent, Computershare Trust Company, N.A. (“Computershare”). The Direct Registration System is a method of recording shares of stock electronically in book-entry form. In order to hold shares of the Company in DRS, a shareholder must open an account with Computershare. If you elect to hold your Exchange Shares in DRS, you will receive an account statement from Computershare. Please refer to the letter of transmittal accompanying this prospectus.

Holders may contact the Norwegian Exchange Agent for assistance in filling out and delivering letters of transmittal and for additional copies of the Exchange Offer materials.

To be tendered effectively, a letter of transmittal and other required documents must be received by the Norwegian Exchange Agent at its address set forth under “—Exchange Agent” below prior to the Expiration Date.

If you do not withdraw your tender before the Expiration Date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to be delivered to the Norwegian Exchange Agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the Norwegian Exchange Agent before the Expiration Date. No letter of transmittal should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Original Shares Are Not Registered in Your Name

If your Original Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Shares, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal, either make appropriate arrangements to register ownership of the Original Shares in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements

If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Withdrawal Rights

You may withdraw your tender of Original Shares at any time prior to the Expiration Date.

For a withdrawal of tendered Original Shares to be effective, a written notice of withdrawal must be received by the Norwegian Exchange Agent, at its address set forth in the section of this prospectus entitled “—Norwegian Exchange Agent,” prior to the Expiration Date.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the Original Shares to be withdrawn;

•	identify the Original Shares to be withdrawn; and

•

be signed by the holder of such Original Shares in the same manner as the original signature on the letter of transmittal by which such Original Shares were tendered, or be accompanied by (i) documents of transfer sufficient to have our transfer agent register the transfer of the Original Shares into the name of the person withdrawing such Original Shares, and (ii) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such holder.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any Original Shares withdrawn will be considered not to have been validly tendered for exchange for the purposes of the Exchange Offer. Any Original Shares that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Shares may be re-tendered by following one of the procedures described above in “—Procedures for Tendering” at any time on or prior to the Expiration Date.

Transfer Taxes

If you tender Original Shares for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your Exchange Shares in a different name or if a transfer tax is imposed for a reason other than the exchange of Original Shares pursuant to this Exchange Offer. If you request that your Original Shares not tendered or not accepted in the Exchange Offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Conditions of the Exchange Offer

Prior to the listing of the Exchange Shares on a stock exchange that is recognized by the Bermuda Monetary Authority as an “appointed stock exchange”, the issue of the Exchange Shares and their free transferability are subject to the permission of the Bermuda Monetary Authority. The Company intends to apply for such permission as well as for the listing of the Exchange Shares on the New York Stock Exchange, which qualifies as an “appointed stock exchange.”

Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Shares in exchange for, any Original Shares and may terminate or amend the Exchange Offer, if at any time before the Expiration Date, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights, which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Original Shares tendered, and no Exchange Shares will be issued in exchange for any Original Shares, if at any time before the Expiration Date any stop order shall be threatened or in effect with respect to the registration statement on Form F-4 to which this prospectus relates. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order as promptly as practicable.

Exchange Agent

We have appointed DNB Bank ASA as our Norwegian Exchange Agent in connection with the Exchange Offer for purposes of obtaining the required documents from our shareholders to tender Original Shares in the Exchange Offer. Computershare, our transfer agent, will act as our agent in connection with the Exchange Offer for purposes of exchanging Original Shares for Exchange Shares. All executed letters of transmittal should be directed to the Norwegian Exchange Agent at its address provided below.

DNB Bank ASA

Registrars Department

P.O. Box 1600 Sentrum

0021 Oslo

Norway

Tel +47 23 26 80 16

Fax +47 22 94 90 20

Fees and Expenses

We will bear the expenses of soliciting tenders in the Exchange Offer. The principal solicitation for tenders in the Exchange Offer is being made by mail. Additional solicitations may be made by our officers and regular employees in person, by facsimile or by telephone.

We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. We will, however, pay the Norwegian Exchange Agent reasonable and customary fees for their services and reimburse them for their reasonable and documented out-of-pocket expenses in connection with these services. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable and documented out-of-pocket expenses they incur in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the Original Shares and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent, printing, accounting and legal fees.

Other

Participation in this Exchange Offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF THE EXCHANGE SHARES

Exchange Shares are identical to Original Shares except that Exchange Shares are registered under the Securities Act and, therefore, will not bear legends restricting their transfer. See “Description of Capital Stock.”

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our Memorandum of Association and Bye-laws currently in effect. Because the following is a summary, it does not contain all of the information that you may find useful. For more complete information, please read our Memorandum of Association and Bye-laws, copies of which are attached hereto as exhibits to the registration statement, of which this prospectus is a part.

Purpose

Our purpose, as stated in our Memorandum of Association, is to engage in any lawful act or activity for which companies may be organized under the Bermuda Companies Act of 1981, or the Companies Act.

Authorized Capitalization

Under our Memorandum of Association, our authorized share capital is $2,000,000,000 divided into 400,000,000 shares, each with a par value of $5.00. Currently, there are 230,003,000 shares (including 2,373,863 shares held as treasury shares) issued and outstanding. Upon completion of this offering, we will have              outstanding common shares.

Share History

On February 11, 2011, we issued 3,000 common shares to Seadrill in connection with our formation.

On February 16, 2011, we issued 50,000,000 common shares in a private transaction exempt from registration under the Securities Act.

In March, 2011, we issued 150,000,000 common shares to Seadrill in connection with the closing of the North Atlantic Restructuring, in a private transaction exempt from registration under the Securities Act.

In March 2012, we issued 30,000,000 common shares in a private transaction exempt from registration under the Securities Act, of which Seadrill purchased 15,000,000 common shares.

In July 2011 and September 2011, we repurchased an aggregate of 2,373,823 common shares, which are held as treasury shares, at an average price of $7.69 per share based on the Bloomberg Composite Rate of NOK5.68 per $1.00 on November 28, 2012.

On November 19, 2012, we effected a consolidation of our common shares through a one-for-five reverse stock split. The repurchased shares are held by us as treasury shares. Following this reverse stock split we have 230,003,000 shares outstanding and 2,373,863 treasury shares, which includes 40 shares that were repurchased by us in lieu of issuing fractional shares.

Concurrently with this Exchange Offer, we plan to offer and sell              of our common shares through the Underwritten Public Offering. This Exchange Offer is not contingent on the successful completion of the Underwritten Public Offering. The Underwritten Public Offering will be made only by means of a prospectus.

Common Shares

Shareholder Rights

Shareholders are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Holders of common shares are entitled to receive, ratably, all dividends, if and when declared by our board of directors, out of funds legally available for dividends, subject to any preferred dividend right of holders of any preference shares. Holders of common shares do not have pre-emptive, subscription, redemption, conversion or sinking fund rights, and do not have any cumulative voting rights. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future. Directors to be elected by shareholders require a simple majority of votes cast at a meeting at which a quorum is present. For all other matters, unless a different majority is required by law or our Bye-laws, resolutions to be approved by shareholders require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Upon liquidation, dissolution or winding up of the Company, under Bermuda law, shareholders will be entitled to receive, ratably, our net assets available after the payment of all our debts and liabilities and any preference amount owed to any preference shareholders.

Other Rights

Special rights attaching to any class of our shares may be altered or abrogated with the consent, in writing, of not less than 75% of the issued shares of that class, or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy.

Directors

Our Bye-laws currently provide that the number of directors shall be such number not less than two, or as the shareholders by ordinary resolution may from time to time determine. Effective February 12, 2011, by written resolution, our shareholders set the maximum number of directors to six. Our board of directors currently consists of five members. Directors shall serve until re-elected or their successors are appointed at the next Annual General Meeting of Shareholders.

Under the Companies Act, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director. Any director whose removal is to be considered at such a special general meeting is entitled to receive not less than 14 days’ notice and shall be entitled to be heard at the meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director or in the absence of such election, by the other directors.

Shareholder meetings

Under our Bye-laws, annual meetings of shareholders will be held at such times and places as our board of directors shall designate each calendar year. Special meetings of shareholders may be called by our board of directors at any time and, pursuant to Bermuda law, special meetings must be called at the request of shareholders holding at least 10% of our paid-up share capital carrying the right to vote at general meetings. Under our Bye-laws, at least five days’ notice of an annual meeting or any special meeting must be given to each shareholder entitled to vote at that meeting. Under Bermuda law, accidental failure to give notice will not invalidate proceedings at a meeting. Our board of directors may set a record date at any time before or after any date on which such notice is dispatched.

Dissenters’ Rights of Appraisal

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholders’ Derivative Actions

Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged, to be beyond the corporate power of the company, or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it. However, generally a derivative action will not be permitted where there is an alternative action available that would provide an adequate remedy. Any property or damages recovered by derivative action go to the company, not to the plaintiff shareholders. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company or that the company be wound up.

A statutory right of action is conferred on subscribers to shares of a Bermuda company against persons (including directors and officers) responsible for the issue of a prospectus in respect of damage suffered by reason of an untrue statement contained in the prospectus, but this confers no right of action against the Bermuda company itself. In addition, subject to any limitations that may be contained in the company’s bye-laws a shareholder may bring a derivative action on behalf of the company to enforce a right of the company (as opposed to a right of its shareholders) against its officers (including directors) for breach of their statutory and fiduciary duty to act honestly and in good faith with a view to the best interests of the company.

Our Bye-laws contain provisions whereby each shareholder agrees that the liability of our officers shall be limited, and further agrees to waive any claim such shareholder may have, whether individually or derivatively, against our officers in respect of the officer’s performance of his or her duties, and to indemnify and hold harmless its officers in respect of any liability attaching to such officer incurred by him or her as an officer of the Company. The restrictions on liability, the indemnity and the waiver do not extend to any liability of an officer for fraud or dishonesty.

Limitations on Director Liability and Indemnification of Directors and Officers

Bermuda law permits the bye-laws of a Bermuda company to contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Bermuda law also grants companies the power, generally, to indemnify directors, alternate directors and officers of the company and any member of a committee authorized under the company’s bye-laws, resident representatives or their respective heirs, executors or administrators if any such person was or is a party, or threatened to be made a party, to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.

Our Bye-laws provide that our current directors, officers, resident representative and members of our board committees shall be indemnified out of the funds of the Company from and against all civil liabilities, loss, damage or expense incurred or suffered by him or her as such director, officer, resident representative or committee member, and the indemnity extends to any person acting as a director, officer, resident representative or committee member of the Company, in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election. Such indemnity shall not extend to any matter which would render it void pursuant to the Companies Act.

Transfer Agent

The registrar and transfer agent for our shares of common shares is Computershare Trust Company N.A.

CERTAIN BERMUDA COMPANY CONSIDERATIONS

Our corporate affairs are governed by our Memorandum of Association and Bye-laws and by the Companies Act. You should be aware that the Companies Act differs in certain material respects from the laws generally applicable to U.S. companies incorporated in the State of Delaware. Accordingly, you may have more difficulty protecting your interests under Bermuda law in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction, such as the State of Delaware. The following table provides a comparison between the statutory provisions of the Companies Act and the Delaware General Corporation Law relating to shareholders’ rights.

Bermuda	Delaware

Shareholder Meetings and Voting Rights

Shareholder meetings may be held at such times and places as designated in the byelaws.	Shareholder meetings may be held at such times and places as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors at any time. A special shareholder meeting may be called at the request of shareholders holding at least 10% of paid-up share capital carrying the right to vote at general meetings.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

A minimum of five days’ notice of an annual meeting or special meeting must be given to each shareholder. Accidental failure to give notice will not invalidate proceedings at a meeting.

Written notice shall be given not less than 10 nor more than 60 days before the meeting. Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder meetings may be held in or outside of Bermuda.	Shareholder meetings may be held within or without the State of Delaware.

Shareholders may take action by written consent with 100% shareholders consent required.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Transactions with Significant Shareholders

A company may enter into certain business transactions with its significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders.	Subject to certain exceptions and conditions, a corporation may not enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder without prior approval from shareholders holding at least 66 2/3% of the corporation’s outstanding voting stock which is not owned by such interested shareholder.

Dissenters’ Rights of Appraisal

In the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of a company’s memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it.	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter developed upon such shareholder by operation of law.

Indemnification of Directors and Officers

A company’s bye-laws may contain provisions excluding personal liability of a director, alternate director, officer, member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty. Companies also have the power, generally, to indemnify directors, alternate directors and officers of a company and any member of a committee authorized under the company’s bye-laws, resident representatives or their respective heirs, executors or administrators if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, alternate director or officer of the company or member of a committee authorized under the company’s bye-laws, resident representative or their respective heirs, executors or administrators or was serving in a similar capacity for another entity at the company’s request.	A corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Directors

The board of directors must consist of at least two members, although the minimum number of directors may be set higher.	The board of directors must consist of at least one member.

The maximum number of directors may be set by the shareholders at a general meeting or in accordance with the Bye-laws. The maximum number of directors is usually fixed by the shareholders at the annual general meeting and may be fixed at a special general meeting. Only the shareholders may increase or decrease the number of directors’ seats last approved by the shareholders. If the maximum number of directors fixed by the shareholders has not been elected by the shareholders, the shareholders may authorize the board of directors to fill any vacancies.

Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

Duties of Directors

Members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly.	The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

TAXATION

The following is a discussion of the material Bermuda and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder with respect to the Exchange Shares and the Exchange Offer. This discussion does not purport to deal with the tax consequences of owning common shares or participation in the Exchange Offer to all categories of investors, some of which, such as dealers in securities, U.S. Holders whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common shares, may be subject to special rules. This discussion deals only with holders who exchange their unregistered common shares for registered common shares in connection with the Exchange Offer and hold the common shares as a capital asset.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE EXCHANGE OFFER, OWNERSHIP, ACQUISITION AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Bermuda Tax Considerations

A holder of Original Shares who is a non-resident of Bermuda will not be subject to any tax on the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer. Bermuda shareholders should consult their own tax advisors regarding possible Bermuda taxes with respect to the exchange of Original Shares for Exchange Shares.

U.S. Federal Income Tax Considerations

Taxation of Exchange Offer

A U.S. Holder will not recognize gain or loss for U.S. federal income tax purposes on the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer. A U.S. Holder’s tax basis in his Exchange Shares will equal his tax basis in the Original Shares. A U.S. Holder’s holding period for U.S. federal income tax purposes of the Exchange Shares will include his holding period of the Original Shares.

Norway Tax Considerations

In the opinion of Wiersholm AS, our Norwegian counsel, the following are the material Norwegian tax consequences to Norwegian holders of our common shares if they participate in the Exchange Offer.

A holder of Original Shares should not be subject to any tax in Norway upon the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer. We have applied to list the Exchange Shares for trading on the NYSE. As part of the NYSE listing and the Exchange Offer, Original Shares that have been tendered for exchange will be deregistered from the Norwegian Securities Registry and the newly issued Exchange Shares will be registered pursuant to the Securities Act and recorded on our books and records and with our transfer agent in the United States under a new ISIN/CUSIP. Following the Exchange Offer, (i) the number of our shareholders will not change; (ii) the ownership of Original Shares will not change; and (iii) the value of such shares will be the same both prior to and after completion of the Exchange Offer and the listing of the Exchange Shares. In addition, participants in the Exchange Offer will not receive any consideration in connection with the exchange of Original Shares for Exchange Shares.

In general, for a disposition of shares to qualify as a taxable event under Norwegian law there is a condition that the Shareholder gives up his ownership position in the Company. That does not happen in relation to de-registration and listing of the Shares on the NYSE. The Shareholders will own exactly the same number of shares at the same value subsequent to the listing on the NYSE as they did before. For the foregoing reasons, in the opinion of Wiersholm AS, the exchange of Original Shares for Exchange Shares pursuant to the Exchange Offer, where the Exchange Shares will be identical to the Original Shares except that the Exchange Shares have been registered under the Securities Act, should not be subject to Norwegian capital gain tax.

PLAN OF DISTRIBUTION

The following requirements apply only to broker-dealers. If you are not a broker-dealer as defined in Section 3(a)(4) and Section 3(a)(5) of the Exchange Act, these requirements do not affect you.

Each broker-dealer that receives Exchange Shares for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Shares. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Shares received in exchange for Original Shares where such Original Shares were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 120 days from the last date on which Original Shares are accepted for exchange, we will amend or supplement this prospectus, if requested by any broker-dealer for use in connection with any resale of Exchange Shares received in exchange for Original Shares.

We will not receive any proceeds from any sale of Exchange Shares by broker-dealers.

Exchange Shares received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Shares or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Shares.

Any broker-dealer that resells Exchange Shares that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of those Exchange Shares may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of Exchange Shares and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of up to 120 days from the last date on which Original Shares are accepted for exchange, we will promptly send additional copies of this prospectus and any amendment or supplement to the prospectus to any broker-dealer that requests those documents. We have agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Bermuda as a corporation. Bermuda has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States, and we have appointed Gary J. Wolfe of Seward & Kissel LLP, located at One Battery Park Plaza, New York, New York 10004, to accept service of process on our behalf in any such action.

MJM Limited, our counsel as to Bermuda law, has advised us that there is uncertainty as to whether the courts of Bermuda would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in Bermuda, based on these laws.

LEGAL MATTERS

Matters relating to United States law will be passed upon for us by Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004. The validity of the common shares and certain other matters relating to Bermuda law will be passed upon for us by MJM Limited, Thistle House 4 Burnaby Street, Hamilton HM 11, Bermuda. Certain legal matters with respect to United States Federal and New York law in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The combined consolidated carve-out financial statements of North Atlantic Drilling Ltd. as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers AS, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers AS is a member of the Norwegian Institute of Public Accountants. PricewaterhouseCoopers AS is located at Dronning Eufemiasgate 8, N-0191, Oslo, Norway

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to our common shares offered by this prospectus. For the purposes of this section, the term “registration statement” means the original registration statement and any and all amendments, including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-4 we filed. Although we believe that we have accurately summarized the material terms of documents filed as exhibits to the registration statement, you should read those exhibits for a complete statement of their provisions. The registration statement on Form F-4, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm and intend to make available quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Securities Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements will not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

INDEX TO FINANCIAL STATEMENTS OF NORTH ATLANTIC DRILLING LTD.

Index to Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements

Unaudited Condensed Interim Consolidated Statement of Operations for the nine months ended September 30, 2012, and the Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Operations for the nine months ended September 30, 2011

F-2

Unaudited Condensed Interim Consolidated Statement of Comprehensive Income for the nine months ended September 30, 2012, and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Comprehensive Income for the nine months ended September 30, 2011

F-3

Unaudited Condensed Interim Consolidated Balance Sheet as of September 30, 2012, and Unaudited Condensed Interim Consolidated Balance Sheet as of December 31, 2011	F-4

Unaudited Condensed Interim Consolidated Statement of Cash Flows for the nine months ended September 30, 2012, and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Cash Flows for the nine months ended September 30, 2011

F-5

Unaudited Condensed Interim Consolidated Carve-out Statement of Changes in Equity for the nine months ended September 30, 2012	F-7

Notes to Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements	F-8

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Statement of Operations for the nine months ended September 30, 2012, and the Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Operations for the nine months ended September 30, 2011

(In millions of U.S. dollars, except per share data)

	Nine Months Ended September 30,
	2012	2011
Operating revenues
Contract revenues	714.0	655.9
Reimbursables	47.4	26.1
Other revenues	0.1	20.8

Total operating revenues	761.5	702.8

Operating expenses
Vessel and rig operating expenses	256.5	246.6
Reimbursable expenses	44.6	24.3
Depreciation and amortization	120.2	104.0
General and administrative expenses	33.6	24.3

Total operating expenses	454.9	399.2

Net operating income	306.6	303.6

Financial items
Interest income	—	4.5
Interest expense	(60.8)	(54.8)
Foreign exchange (loss) / gain	(13.1)	0.6
Loss on derivative financial instruments	(19.7)	(43.7)
Other financial items	(0.3)	3.0

Total financial items	(93.9)	(90.4)

Income before income taxes	212.7	213.2

Income taxes	(25.8)	(33.8)

Net income from continuing operations	186.9	179.4

Net income from discontinued operations, net of tax	—	3.2

Net income	186.9	182.6

Basic and diluted earnings per share—continuing operations	0.86	0.94
Basic and diluted earnings per share—discontinued operations	—	0.02
Basic and diluted earnings per share—total	0.86	0.96

Declared dividend per share (U.S. dollar)	0.675	0.175

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Statement of Comprehensive Income for the nine months ended September 30, 2012, and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Comprehensive Income for the nine months ended September 30, 2011

(In millions of U.S. dollars)

	Nine Months Ended September 30,
	2012	2011
Net income	186.9	182.6

Other comprehensive (loss), net of tax:
Change in actuarial (loss)/gain relating to pension	(1.0)	—

Other comprehensive (loss)	(1.0)	—

Total comprehensive income for the nine months ended	185.9	182.6

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Balance Sheet as of September 30, 2012 and December 31, 2011

(In millions of U.S. dollars)

	September 30, 2012	December 31, 2011	Pro Forma September 30, 2012
			(Note 8)
ASSETS
Current assets
Cash and cash equivalents	235.0	147.4	235.0
Restricted cash	16.3	12.2	16.3
Accounts receivables, net	172.5	153.9	172.5
Related party receivables	89.7	—	89.7
Deferred tax assets	9.5	9.5	9.5
Other current assets	65.4	34.8	65.4

Total current assets	588.4	357.8	588.4

Non-current assets
Goodwill	480.6	480.6	480.6
Deferred tax assets	20.3	27.0	20.3
Newbuildings	238.3	572.2	238.3
Drilling rigs	2,425.1	2,006.8	2,425.1
Other non-current assets	142.1	151.4	142.1

Total non-current assets	3,306.4	3,238.0	3,306.4

Total assets	3,894.8	3,595.8	3,894.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	166.7	166.7	166.7
Related party liabilities	60.7	6.8	98.6
Trade accounts payable	17.7	23.0	17.7
Tax payable	149.8	174.7	149.8
Deferred taxes	12.1	10.0	12.1
Other current liabilities	191.6	147.0	205.5

Total current liabilities	598.6	528.2	650.4

Non-current liabilities
Long-term interest bearing debt	1,625.0	1,750.0	1,625.0
Related party debt	700.0	710.0	700.0
Deferred taxes	25.1	25.3	25.1
Pension liabilities	37.2	38.0	37.2
Other non-current liabilities	46.5	18.6	46.5

Total non-current liabilities	2,433.8	2,541.9	2,433.8

Commitments and contingencies	—	—	—

Shareholders’ equity
Common shares of par value US$5.00 per share: 227,629,177 shares outstanding at September 30, 2012 (December 31, 2011: 197,629,177)	1,138.1	988.1	1,138.1
Additional paid in capital	—	687.0	—
Contributed surplus	834.4	—	834.4
Contributed deficit	(1,237.6)	(1,237.6)	(1,237.6)
Accumulated earnings	140.1	99.8	88.3
Accumulated other comprehensive loss	(12.6)	(11.6)	(12.6)

Total shareholders’ equity	862.4	525.7	810.6

Total liabilities and shareholders’ equity	3,894.8	3,595.8	3,894.8

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Statement of Cash Flows for the nine months ended September 30, 2012, and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Cash Flows for the nine months ended September 30, 2011

(In millions of U.S. dollars)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Operating Activities
Net income	186.9	182.6
Net income from discontinued operations	—	3.2
Net income from continuing operations	186.9	179.4
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	120.2	104.0
Amortization of deferred loan charges	3.9	6.4
Amortization of unfavorable contracts	—	(20.8)
Amortization of CIRR gain	—	(3.2)
Amortization of mobilization revenue	(7.9)	(11.5)
Proceeds from mobilization fees	24.0	29.8
Payments for long-term maintenance	(31.4)	(32.5)
Unrealized loss related to derivative financial instruments	14.9	43.7
Share based compensation	—	0.5
Deferred income tax expense and tax payable	(9.4)	7.8
Gain on disposal of fixed assets	(0.1)	—
Changes in operating assets and liabilities
Trade accounts receivable	(18.6)	2.2
Trade accounts payable	(5.3)	(13.0)
Change in short term related party receivables and liabilities	(35.9)	(137.1)
Other receivables and other assets	(4.9)	(21.9)
Other liabilities	13.3	7.2

Net cash provided by continuing operations	249.7	141.0

Net cash provided by discontinued operations	—	60.5

Net cash provided by operations	249.7	201.5

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Statement of Cash Flows for the nine months ended September 30, 2012, and Unaudited Condensed Interim Combined Consolidated Carve-out Statement of Cash Flows for the nine months ended September 30, 2011

(In millions of U.S. dollars)

	Nine Months Ended September 30,
	2012	2011
Cash Flows from Investing Activities
Additions to newbuilding	(184.7)	(386.2)
Additions to rigs and equipment	(15.8)	(29.0)
Proceeds from sale of other fixed assets	0.1	—
Settlement of disputes with shipyard	26.5	—
Loan to related party	(180.0)	—
Proceeds from settlement of related party loan	180.0	—
Change in restricted cash	(4.1)	11.5

Net cash used in investing activities from continuing operations	(178.0)	(403.7)

Net cash used in investing activities by discontinued operations	—	(2.1)
Net cash used in investing activities	(178.0)	(405.8)

Cash Flows from Financing Activities
Repayments of debt	(125.0)	(1,531.4)
Proceeds from debt	—	2,002.6
Debt fees paid	—	(30.6)
Installments paid on shareholder loan	(220.0)	—
Proceeds from new shareholder loan	360.0	—
Changes in owner’s equity and repayment of owner’s funding	—	(541.0)
Proceeds from issuance of equity, net of issuance cost	147.3	417.0
Purchase of treasury shares	—	(17.6)
Dividends paid	(146.6)	(34.4)

Net cash provided by/(used in) financing activities from continuing operations	15.7	264.6

Net cash provided by/(used in) financing activities by discontinued operations	—	(101.0)

Net cash provided by/(used in) financing activities	15.7	163.6

Effect of exchange rate changes on cash and cash equivalents	0.2	0.1

Net increase (decrease) in cash and cash equivalents from discontinued operations	—	(42.6)

Net increase/(decrease) in cash and cash equivalents	87.6	2.0
Cash and cash equivalents at beginning of the period	147.4	3.7

Cash and cash equivalents at the end of period	235.0	5.7

Supplementary disclosure of cash flow information
Interest paid, net of capitalized interest	59.2	45.1
Taxes paid	45.5	21.5

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Unaudited Condensed Interim Consolidated Carve-out Statement of Changes in Equity for the nine months ended September 30, 2012

(In millions of U.S. dollars)

	Share Capital	Additional paid-in capital	Contributed surplus	Retained earnings	Other comprehensive income (loss)	Contributed deficit	Total equity
Balance at December 31, 2011	988.1	687.0	—	99.8	(11.6)	(1,237.6)	525.7
Issuance of common stock in private placement	150.0	150.0	—	—	—	—	300.0
Cost related to capital increase	—	(2.6)	—	—	—	—	(2.6)
Changes in actuarial gain (loss) relating to pensions	—	—	—	—	(1.0)	—	(1.0)
Reduction of share premium		(834.4)	834.4	—	—	—	—
Dividend paid	—	—	—	(146.6)	—	—	(146.6)
Net income	—	—	—	186.9	—	—	186.9

Balance at September 30, 2012	1,138.1	—	834.4	140.1	(12.6)	(1,237.6)	862.4

See accompanying notes that are an integral part of these Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements.

Note 1—General information

North Atlantic Drilling Ltd (“North Atlantic”) is a Norwegian Over The Counter (N-OTC) listed company. North Atlantic was formed as a wholly owned subsidiary of Seadrill Limited (“Seadrill” or the “Parent”) on February 11, 2011 under the laws of Bermuda and registered on the N-OTC list on February 24, 2011. As used herein, and unless otherwise required by the context, the terms the “Company”, “we”, “Group”, “our”, “us” and words of similar import refer to North Atlantic and its consolidated companies for the periods that are consolidated and the combined consolidated group for the periods that are combined and consolidated. The use herein of such terms as group, organization, we, us, our and its, or references to specific entities, is not intended to be a precise description of corporate relationships.

Through the acquisition of other companies and investment in newbuildings, the Company has developed developed into a leading offshore drilling contractor in the North Atlantic Area. As of September 30, 2012, the Company owned eight offshore drilling rigs, including two drilling rigs under construction. Our fleet consists of one drillship, three jack-up drilling rigs (of which one was under construction) and four semi-submersible drilling rigs (of which one was under construction) for operations in harsh environments.

On February 16, 2011, North Atlantic issued 50 million shares in a Norwegian private placement and raised US$425 million.

On March 21, 2011, the Company entered into a contract with Jurong Shipyard Pte Ltd. for the construction of the West Linus, a jack-up drilling rig, and recorded a liability to Seadrill for US$90.0 million representing the amount paid by Seadrill on the Company’s behalf for the first installment for the construction of the drilling rig.

On March 31, 2011 North Atlantic acquired 100% of the equity interests in certain wholly owned subsidiaries of Seadrill, which owned 100% of four operating drilling rigs—West Alpha, West Epsilon, West Venture and West Navigator—and the contracts for the construction of one jack-up drilling rig, West Elara, including the associated drilling contracts, offshore personnel and management. In addition, the drilling contract, offshore personnel and management related to the West Phoenix rig was included in this transaction (set forth below is a breakdown of the consideration paid for the West Phoenix rig). The consideration of US$2,354.8 million has been accounted for as a common control transaction. As such the consolidation of the purchased companies is based on Seadrill group net asset carrying values of US$1,047.7 million including goodwill of US$480.6 million. The excess of the consideration transferred, which was based on the fair value of drilling rigs, drilling contracts, offshore personnel and management, over the carrying amount of net assets received from Seadrill, of US$1,307.1, million was treated as an equity transaction and was recorded as contributed deficit in shareholders’ equity. This transaction is referred to as the “North Atlantic Restructuring”.

Consideration paid to Seadrill on March 31, 2011, in millions of U.S. dollars:

Share issuance to Seadrill[1]	1,275.0
Bond—coupon rate of 7.75%	500.0
Shareholder loan—fixed interest rate of 6.0% per annum	210.0
Cash	369.8

Total	$2,354.8

1	Share issuance of 150,000,000 common shares, representing a 75.0% equity interest in North Atlantic, at a subscription price of US$8.50 per share, or US$1,275 million.

A breakdown of the net assets transferred to the Company on March 31, 2011 is as follows:

March 31, 2011
ASSETS
(In millions of U.S. dollars)
Current assets
Cash and cash equivalents	0.2
Restricted cash	18.0
Deferred tax assets	9.8
Related party receivables	341.9
Other current assets	3.1

Total current assets	373.0

Non-current assets
Goodwill	480.6
Deferred tax assets	29.4
Fixed assets (drilling rigs and newbuildings)	1,432.1
Restricted cash	92.2
Other non-current assets	113.1

Total non-current assets	2,147.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	146.6
Related party payables	16.0
Tax payable	147.0
Deferred taxes	10.6
Other current liabilities	38.5

Total current liabilities	358.7

Non-current liabilities
Long-term interest bearing debt	989.3
Deferred taxes	95.8
Pension liabilities	26.0
Other non-current liabilities	2.9

Total non-current liabilities	1,114.0

Net assets purchased entities	1,047.7
Purchase price	(2,354.8)

Contributed deficit	(1,307.1)

The completion of the North Atlantic Restructuring marked the commencement of the Company’s business operations as a standalone company. As such, the financial statements presented herein reflect the Company’s actual consolidated results for the period April 1, 2011 through September 30, 2012. As described further in the Basis of Presentation section below, the Company’s results of operations, cash flows and balance sheet related to periods prior to this transaction have been carved out of the consolidated financial statements of Seadrill.

On April 14, 2011, as part of the North Atlantic Restructuring, the Company acquired from Seadrill the West Phoenix, a semi-submersible drilling rig. This transaction was also deemed to be a common control transaction. As a result, the difference between the consideration transferred to Seadrill of US$675.0 million (consisting of transferring US$309.2 million of outstanding debt from Seadrill to the Company, which was subsequently settled, and a US$365.8 million cash payment) and the carrying amount of the assets received from

Seadrill of US$744.5 million was treated as an equity transaction and was recorded as contributed deficit in shareholders’ equity. Furthermore, the Company’s financial statements have been presented including the results, cash flows and net assets of the West Phoenix during all periods under common control with Seadrill.

On March 27, 2012, the Company completed a private placement of 30,000,000 new ordinary shares at US$ 10.00 per share. Seadrill was allocated 15,000,000 shares in the private placement and converted US$150.0 million of its existing loan to the Company as consideration for the shares. Of the remaining proceeds from the private placement, US$128.3 million was received as of March 31, 2012, and the remaining US$21.7 million was received on April 4, 2012. Following the transaction Seadrill Ltd. owns 73.9% of the Company.

Basis of presentation

The Company’s Combined Consolidated Carve-out Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Investments in companies in which the Company directly or indirectly holds more than 50% of the voting control are consolidated in the financial statements. All inter-company balances and transactions are eliminated. The amounts are presented in United States dollars (“U.S. dollars”) rounded to the nearest one hundred thousand, unless otherwise stated.

Reverse Stock Split

On November 19, 2012, pursuant to a resolution passed at the Annual General Meeting held on September 21, 2012, the Company’s board of directors (the “Board”) executed a five shares to one consolidation of the ordinary shares of the Company. All references to common shares and per share data throughout these financial statements and notes to the financial statements have been adjusted for all periods presented to give retroactive effect to this reverse stock split.

Basis of combination and consolidation

Pre April 1, 2011—Combined Consolidated Carve-out Financial Statements:

Prior to April 1, 2011, the results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and are, therefore, presented on a combined consolidated carve-out basis. The combined consolidated entities’ (“the Predecessor”) historical financial statements includes the assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor’s rig-owning and operating subsidiaries transferred to the Company, which are listed in Note 5 to the Predecessor Combined Consolidated Carve-out Financial Statements.

The Predecessor Combined Consolidated Carve-out Financial Statements include allocations of expenses from the Parent and reflect assumptions and allocations of expenses incurred by Seadrill. Management believes the assumptions and allocations have been determined on a basis that the Parent and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Predecessor during the periods presented. The actual basis of allocation for each item is as follows:

•	Debt specific to each drilling rig has been assigned to the Predecessor based on actual debt agreements, as these are readily separable and identifiable within the books of Seadrill.

•

There are loan facilities relating to the West Phoenix which were secured by one drilling rig which forms part of the Predecessor’s fleet. However, the facility previously included the debt relating to one other drilling rig, the West Eminence, which was not transferred to the Company. Accordingly, prior to the repayment of the West Phoenix rig’s share of the loan facility in April 2011 by the Company, its share of interest expense, deferred finance fees and related balances were carved-out based on the relative settlement values at the date of settlement of the loan pertaining to the West Phoenix.

•

The Predecessor has also benefited from Seadrill’s general corporate debt. As the use of this debt was for general corporate purposes within the Seadrill group, a portion of the interest cost of this debt has been included in the Predecessor Combined Consolidated Carve-out Financial Statements, based upon the relative fair value of the Predecessor’s drilling rigs at December 31, 2011 in proportion to the fair value of Seadrill’s drilling rigs (including the Predecessor’s drilling rigs).

•

Rig operating expenses, which include rig management fees for the provision of technical and commercial management of rigs that cannot be attributed to specific drilling rigs, have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Administrative expenses (including stock-based compensation, which is described further below) of Seadrill that cannot be attributed to specific drilling rigs and for which the Predecessor is deemed to have received the benefit have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Rig operating and administrative expenses include an allocation of Seadrill’s defined benefit and defined contribution pension scheme costs. Seadrill operates two defined benefit pension plans. The defined pension plans are operated by both Seadrill Offshore AS and Seadrill Management AS. For the scheme operated by Seadrill Offshore AS, the assets and liabilities of the scheme, in addition to the period cost, have been included in the Predecessor Combined Consolidated Carve-out Financial Statements as the pension assets and liabilities are specifically identifiable to employees that were transferred to the Company. For the defined benefit scheme operated by Seadrill Management AS, the Predecessor has treated these schemes as multiemployer schemes operated by Seadrill and has included only period costs allocated from Seadrill during the periods presented, on the basis of actual costs invoiced.

•

Administrative expenses include a portion of Seadrill’s stock-based compensation costs in respect of options awarded to certain employees and directors of Seadrill, whose employment or service cannot be specifically attributed to any specific rig. Therefore, it is considered that the Predecessor, as a part of Seadrill, received benefit from their services, and so should recognize a share of the respective cost. Accordingly, stock-based compensation costs have been included based on intercompany invoices received during the period reflecting the time spent by these employees on Company related matters.

•

Other financial items include an allocation of Seadrill’s mark-to-market adjustments for interest rate swaps which have been allocated on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt.

Seadrill uses a centralized cash management system. Whether cash settled or not, for the periods presented, all allocated costs and expenses have been deemed to have been paid by the Predecessor to Seadrill in the year in which the costs were incurred.

The financial position, results of operations and cash flows of the Predecessor may differ from those that would have been achieved had the Predecessor operated autonomously as a publicly traded entity for all periods presented, because the Predecessor may have had additional administrative expenses, including legal, accounting, treasury and regulatory compliance and other costs normally incurred by a listed public entity.

All assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to the Company in connection with the North Atlantic Restructuring are presented as discontinued operations in the Predecessor Combined Consolidated Carve-out Financial Statements further disclosed in footnote 3.

Post March 31, 2011—Consolidated Financial Statements:

Beginning April 1, 2011, the financial statements of the Company as a separate legal entity are presented on a consolidated basis.

The Consolidated Financial Statements include the assets and liabilities of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

Interim presentation

The Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements are stated in accordance with U.S. GAAP for interim financial information. The Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements do not include all of the disclosures required in complete annual financial statements. These Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements should be read in conjunction with our Combined Consolidated Carve-out Financial Statements as at December 31, 2011. The year-end condensed balance sheet data that was derived from those audited financial statements does not include all disclosures required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included.

Significant accounting policies

The accounting policies adopted in the preparation of the Unaudited Condensed Interim Combined Consolidated Carve-out Financial Statements are consistent with those followed in the preparation of our Combined Consolidated Carve-out Financial Statements and accompanying notes for the year ended December 31, 2011, and have been applied consistently to all periods presented.

Note 2—New Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (International Financial Reporting Standards)”. In general, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and for many of these requirements the amendments are not intended to result in any change in the application of ASC Topic 820, “Fair Value Measurement”. At the same time, there are some amendments that do change particular principles or requirements relating to fair value measurement and disclosure. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Its adoption is not expected to have a material impact on the Company’s disclosures or consolidated financial position, results of operations, and cash flows.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” in order to standardize the disclosure requirements under U.S. GAAP and IFRS relating to both instruments and transactions eligible for offset in financial statements. ASU 2011-11 is applicable for annual reporting periods beginning on or after January 1, 2013. Its adoption is not expected to have a material impact on the Company’s Combined Consolidated Carve-out Financial Statements.

Note 3—Discontinued operations

The Company has presented the assets and liabilities of all legal entities and the results of operations thereof for all periods presented within the historical combined and consolidated carve out financial statements. However, on March 31, 2011, the date of the North Atlantic Restructuring, the Company purchased only certain of the assets and liabilities of these legal entities, while other assets and operations remained with the Seadrill and certain of its subsidiaries, pursuant to the acquisition agreement dated February 17, 2011.

In order to prepare the historical Predecessor Combined Consolidated Carve-out Financial Statements under U.S. GAAP, all assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to the Company in connection with the North Atlantic Restructuring are presented as discontinued operations for periods prior to March 31, 2011. The purpose of this is to display the full historical results of the businesses which were contributed to North Atlantic, while not excluding the businesses that were not contributed so as to give a full picture of historical operations during the periods presented.

The businesses that were not contributed include:

•

certain businesses within Seadrill Americas and Seadrill Servicos Petroleo LTDA, which pertain to South American operations not included within North Atlantic but which were legally owned by North Atlantic during the period;

•	certain businesses within Eastern Drilling AS, which pertain to offshore crewing services on non-North Atlantic assets but which were legally owned by North Atlantic during the period; and

•

certain businesses within Seadrill Offshore AS, which was a counterparty to certain charters on non-North Atlantic assets during the period, but which was legally owned by North Atlantic during the period.

While there was no actual sale of these entities, and therefore no gain or loss included in the historical Combined Consolidated Carve-out Financial Statements, the Company has assessed and presented these as discontinued operations as they were not contributed by Seadrill in connection with the North Atlantic Restructuring. The net assets of entities not contributed to North Atlantic were US$415.0 million as of March 31, 2011.

The following table presents the results of discontinued operations:

	Nine Months Ended September 30,
(In millions of U.S. dollars)	2012	2011
Total operating revenues	—	358.3
Total operating expenses	—	(329.4)
Net operating income / (loss)	—	28.9
Total financial items	—	(18.9)
Income from discontinued operations before tax	—	10.0
Income taxes	—	(6.8)
Income from discontinued operations	—	3.2

There were no assets or liabilities related to discontinued operations in the Company’s Interim Consolidated Balance Sheet as of September 30, 2012 and December 31, 2011

Note 4—Segment information

Operating segments

We provide harsh environment offshore drilling services to the oil and gas industry. The Company’s performance is reviewed by the chief operating decision maker as one single business segment, mobile units.

Geographic segment data

Revenues are attributed to geographical segments based on the country of operations for drilling activities; that is, the country where the revenues are generated. The following presents the Company’s revenue by geographic area:

	Nine Months Ended September 30,
(In millions of U.S. dollars)	2012	2011
Norway	632.0	632.2
United Kingdom	129.5	70.6

Total	761.5	702.8

As of September 30, 2012, two of the Company’s drilling rigs, with a net book value of $1,121.0 million, were located in the United Kingdom and all other rigs were located in Norway. At December 31, 2011, all drilling rigs were in Norway. Asset location at the end of the period is not necessarily indicative of the geographic distribution of the revenues or operating profits generated by such assets during the period.

Note 5—Subsidiaries

The following table lists the principal subsidiaries that are included in the Company’s Combined Consolidated Carve-out Financial Statements during the periods presented and their purpose. Unless otherwise indicated, the Company owned 100% of each subsidiary.

Name of the company	Jurisdiction of incorporation	Principal activities
North Atlantic Management AS	Norway	Management company
North Atlantic Alpha Ltd.	Bermuda	SPV, rig owning company
North Atlantic Elara Ltd.	Bermuda	SPV, rig owning company
North Atlantic Epsilon Ltd.	Bermuda	SPV, rig owning company
North Atlantic Linus Ltd.	Bermuda	SPV, rig owning company
North Atlantic Navigator Ltd.	Bermuda	SPV, rig owning company
North Atlantic Phoenix Ltd.	Bermuda	SPV, rig owning company
North Atlantic Venture Ltd.	Bermuda	SPV, rig owning company
North Atlantic Norway Ltd.	Bermuda	Drilling services contractor
North Atlantic Drilling UK Ltd.	UK	Drilling services contractor
North Atlantic Support Services Ltd(2)	UK	Management company
North Atlantic Crew AS	Norway	Vessel Management company
North Atlantic Crewing Ltd	Bermuda	Vessel Management company
Seadrill Norge Holding AS	Spitzbergen	Dormant
Seadrill Norge AS	Spitzbergen	Dormant
Seadrill Offshore AS(1)	Norway	Drilling services contractor
Eastern Drilling AS(1)	Norway	Management company
Seadrill Americas Inc.(1)	USA	Drilling services contractor
Seadrill Servicos Petroleo (SA)(1)	Brazil	Services contractor

(1)	Several entities which are owned by Seadrill Norges AS, a holding company that was contributed to North Atlantic, include Seadrill Offshore AS, which is the counterparty to certain charters on drilling rigs owned and operated by Seadrill, Eastern Drilling AS, an offshore crewing business, Seadrill Americas Inc., a technical and administrative centre which manages certain technical operations on behalf of Seadrill, including specific service contracts in Brazil and Seadrill Servicos Petroleo, a counterparty to provide service contracts with external clients in Brazil. While these entities are presented in the Predecessor Combined Consolidated Carve-out Financial Statements as if they were owned during the periods presented, these entities were not contributed to North Atlantic in connection with the North Atlantic Restructuring. As a result of this Predecessor structure, there are businesses included within the Predecessor Combined Consolidated Carve-out Financial Statements that have been displayed as discontinued operations within the statement of operations and balance sheet as they are not being contributed by Seadrill and no consideration has been paid for them by North Atlantic.
(2)	Formed in 2012

Note 6—Taxation

Income taxes consist of the following:

	Nine Months Ended September 30,
(In millions of U.S. dollars)	2012	2011
Current tax expense:
Bermuda	—
Foreign	9.9	112.2
Deferred tax expense:
Bermuda	—	—
Foreign	9.0	5.7
Tax effect related to internal sales of assets	—	(92.1)
Amortization of tax effect on internal sale of assets	6.9	8.0

Total provision	25.8	33.8

Effective tax rate	12.1%	15.9%

The Company may be taxable in more than one jurisdiction based on its drilling rig operations. A loss in one jurisdiction may not be offset against taxable income in another jurisdiction. Thus, the Company may pay tax within some jurisdictions even though it might have an overall loss at the consolidated level.

The income taxes for the nine months ended September 30, 2012 and 2011 differed from the amount computed by applying the statutory income tax rate of 0% due to operations in foreign jurisdictions with different applicable tax rates as compared to Bermuda.

	Nine Months Ended September 30,
(In millions of U.S. dollars)	2012	2011
Income taxes at statutory rate	—	—
Tax effect related to internal sale of assets	—	(92.1)
Amortization of tax effect on internal sale of assets	6.9	8.0
Effect of taxable income in various countries	18.9	117.9
Permanent difference related to foreign currency	—	—

Total	25.8	33.8

Deferred Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The net deferred tax assets (liabilities) consist of the following:

Deferred Tax Assets:

(In millions of U.S. dollars)	September 30, 2012	December 31, 2011
Pension	4.9	4.5
Contracts	24.9	32.0

Gross deferred tax asset	29.8	36.5

Deferred Tax Liability:

(In millions of U.S. dollars)	September 30, 2012	December 31, 2011
Long term maintenance	37.2	35.3

Gross deferred tax liability	37.2	35.3

Net deferred tax asset/(liability)	(7.4)	1.2

Net deferred taxes are classified as follows:

(In millions of U.S. dollars)	September 30, 2012	December 31, 2011
Short-term deferred tax asset	9.5	9.5
Long-term deferred tax asset	20.3	27.0
Short-term deferred tax liability	(12.1)	(10.0)
Long-term deferred tax liability	(25.1)	(25.3)

Net deferred tax assets/(liability)	(7.4)	1.2

In October 2011, the tax authorities in Norway issued a tax reassessment pertaining to tax filings made by two of our consolidated subsidiaries for the years 2007, 2008 and 2009. The following issues were addressed in the tax reassessment:

a)	North Atlantic’s 2007 tax positions relating to a possible taxable gain arising from the transfer of certain legal entities to a different tax jurisdiction. These positions also affect the relevant filed tax assessments for 2008, 2009, 2010 and 2011. To the extent there is a taxable gain, there is also an uncertainty related to the amount of such gain, and this, in turn, is affected by the timing of the transfer of the domiciles of the legal entities to a new tax jurisdiction. In Company’s opinion, the transfer by the legal entities of their domiciles took place in December 2007. Management remains of the opinion that the tax authorities’ position is based on an unconstitutional retroactive application of the law. The Company plans to vigorously defend itself against this claim and it has filed legal action in Norway to mitigate the liability.

b)	The principles for conversion of the functional currency for several Norwegian subsidiaries for tax reporting purposes. In the Company’s view, applicable tax legislation is subject to various interpretations related to the calculation of the tax basis measured in Norwegian kroner (NOK). There is ongoing correspondence with tax authorities with regards to calculation methods for conversion of accounts in functional currency to taxable income in Norwegian kroner.

The total remaining claim following the tax reassessment is approximately US$263 million and is calculated based on tax reassessments received, reduced with payments and ordinary current tax related to 2010 and 2011.

In relation to the above mentioned possible tax claims, Seadrill has provided the Company with an indemnity declaration pursuant to which Seadrill has agreed to hold the Company harmless for any tax claims exceeding $63 million related to the move of legal entities to a new tax jurisdiction and the use of the US dollar as the functional currency for tax reporting purposes.

Management has performed an analysis for uncertain tax positions in the various jurisdictions in which the Company operates in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of US$63 million has been recorded as of September 30, 2012 (December 31, 2011: US$63 million).

The changes to our liabilities related to unrecognized tax positions, excluding interest and penalties that we recognize as a component of income tax expense, were as follows:

(In millions of U.S. dollars)
Balance at December 31, 2011	63.0
Additions	—

Balance at September 30, 2012	63.0

Based on the analysis, the Company has not made any other provisions for uncertain tax positions than the one described above.

North Atlantic is headquartered in Bermuda where we have been granted a tax exemption until 2035. Other jurisdictions in which the Company operates are taxable based on rig operations. A loss in one jurisdiction may not be offset against taxable income in another jurisdiction. Thus, the Company may pay tax within some jurisdictions even though it may have an overall loss at the consolidated level. The following table summarizes the earliest tax years that remain subject to examination by the major taxable jurisdictions in which the Company operates:

Jurisdiction	Earliest Open Year
Norway	2007

Note 7—Earnings per share

The components of the numerator and denominator for the calculation of basic and diluted earnings per share resulting from continuing operations are as follows:

Basic and diluted earnings per share

(In millions of U.S. dollars)	Net income	Weighted average shares outstanding	Earnings per share
Nine months ended September 30, 2011:
Continuing operations	179.4	190,600,465	0.94
Discontinued operations	3.2	190,600,465	0.02
Net income	182.6	190,600,465	0.96
Nine months ended September 30, 2012:
Continuing operations	186.9	217,884,651	0.86
Discontinued operations	—	217,884,651	—
Net income	186.9	217,884,651	0.86

Basic and diluted EPS has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the North Atlantic Restructuring amounting to 150,003,000 common shares, were outstanding for all periods presented.

The number of shares referred to in the above calculation have been adjusted for all periods presented to give retroactive effect to the one-for-five reverse stock split executed on November 19, 2012.

Note 8—Pro Forma Information

The pro forma consolidated balance sheet as of September 30, 2012 has been presented to show the effects on the Company’s financial condition of dividends declared to shareholders on November 13, 2012 of US$51.8 million, as if all the dividends had been declared on September 30, 2012. The total dividend has increased related party payables by US$37.9 million and other current liabilities by US$13.9 million, and decreased retained earnings by US$51.8 million.

Note 9—Newbuildings

(In millions of U.S. dollars)
Opening balance at December 31, 2011	572.2
Additions	184.7
Re-classified as Drilling rigs	(518.6)

Closing balance at September 30, 2012	238.3

Additions relate to the West Elara, West Linus and West Rigel rigs, and include capitalized interest expenses and loan related costs of US$4.9 million for the nine month period ending September 30, 2012 (September 30, 2011: US$5.9 million). The first yard installment of US$114 million for the semi-submersible drilling rig, West Rigel, was paid on April 2, 2012.

The reclassification to drilling rigs is related to the West Elara which commenced operations on March 22, 2012.

Note 10—Drilling rigs

(In millions of U.S. dollars)	September 30, 2012	December 31, 2011
Cost	3,138.9	2,600.3
Accumulated depreciation	(713.8)	(593.5)

Net book value	2,425.1	2,006.8

Note 11—Goodwill

As described in Note 1 “General Information”, the Company acquired the shares in the entities owning Seadrill’s harsh environment drilling rigs—West Alpha, West Epsilon, West Venture, West Navigator and West Phoenix—and one harsh environment drilling rig under construction, West Elara. The consideration for the shares was US$2,354.8 million and has been accounted for as a common control transaction. As such, the consolidation of the purchased companies is based on Seadrill’s net asset carrying values of US$1,047.7 million, including goodwill of US$480.6 million.

As described in Note 2 “Accounting policies”, the Company tests the value of goodwill at the end of each financial year and if the book value exceeds the fair value an impairment loss is taken. No impairment losses were recognized in the nine month periods ended September 30, 2012 and 2011, respectively.

Note 12—Long-term interest bearing debt and interest expenses

As of September 30, 2012 and December 31, 2011, the Company had the following debt facilities:

(In millions of U.S. dollars)	September 30, 2012	December 31, 2011
Credit facilities:
US$2,000 facility	1,791.7	1,916.7

Total Bank Loans	1,791.7	1,916.7

Bonds:
Bond loan, subscribed in full by related party	500.0	500.0

Total Bonds	500.0	500.0

Shareholder loan from related party	200.0	210.0

Total interest bearing debt	2,491.7	2,626.7

Less: current portion	(166.7)	(166.7)

Long-term portion of interest bearing debt	2,325.0	2,460.0

The outstanding debt as of September 30, 2012 is repayable as follows:

Year ending December 31 (In millions of U.S. dollars)
2012	41.7
2013	166.7
2014	166.7
2015	366.7
2016	166.7
2017 and thereafter	1,583.2

Total debt	2,491.7

Credit facilities

In April 2011, a US$2,000 million senior secured credit facility and a US$500 million bond were entered into with Seadrill to fund the Company’s acquisition of West Phoenix, West Navigator, West Alpha, West Epsilon, West Venture and the newbuildings, West Elara and West Linus.

The US$2,000 million senior secured credit facility has a six year tenor payable quarterly with a balloon payment of US$1,000 million at maturity. The loan bears interest of Libor plus 2.0% per annum. The US$500 million bond has a coupon of 7.75%, matures in full on March 31, 2018 and must be repaid at par (100%) by the Company. The bond was subscribed in full by Seadrill.

The US$210 million shareholder loan facility bearing fixed interest at 6.0% per annum was repaid in March 2012 by converting $150 million of the loan as consideration for 15,000,000 shares issued to Seadrill, and the remaining $60 million in cash.

Seadrill has provided North Atlantic with a US$200 million unsecured revolving credit facility that matures on January 30, 2015. The interest is Libor plus 3.0% per annum. Aggregate drawdowns and repayments on this facility during the nine months ended September 30, 2012 were $360 million and $160 million, respectively. As of September 30, 2012, US$200 million of the facility was drawn.

Covenants

The Company has various covenants relating to its credit facilities. These mainly consist of minimum liquidity requirements, interest coverage ratio, current ratio, equity ratio and leverage ratio. Refer to the Company’s Combined Consolidated Carve-out Financial Statements for the year ended December 31, 2011 for details on covenant requirements.

As of September 30, 2012, the Company was in compliance with all of the covenants under its debt agreements.

The Company’s preliminary unaudited balance sheet and income statement for the year ended December 31, 2011 sent to its lenders on February 29, 2012 showed compliance with all covenants. However, the Company subsequently recorded an uncertain tax provision of US$63 million related to a legal case described in Note 6—Taxation which caused the current ratio according to the adjusted financial statements for the year ended December 31, 2011 to be lower than 1:1 which constituted a temporary period of non-compliance relating to the $2,000 million senior secured credit facility. The Company duly informed its lenders of this situation prior to release of its adjusted financial statements, and on April 27, 2012 the Company received a letter from its lenders stating that they had concluded, based on advice from their legal counsel, that the temporary period of non-compliance did not constitute an event of default because it was not continuing on the basis that it had been remedied in the first quarter of 2012 by i) receiving US$150 million in cash in connection with a share issuance, ii) converting US$150 million of debt to equity, which resulted in a share issuance to Seadrill, and iii) establishing a US$200 million revolving facility with Seadrill.

Note 13—Share capital

	September 30, 2012		December 31, 2011
All shares are common shares of US$5.00 par value each	Shares	US$. Millions	Shares	US$ Millions
Authorized share capital	400,000,000	2,000.0	400,000,000	2,000.0

Issued and fully paid share capital	230,003,000	1,150.0	200,003,000	1,000.0
Treasury shares held by Company	(2,373,823)	(11.9)	(2,373,823)	(11.9)

Outstanding shares in issue	227,629,177	1,138.1	197,629,177	988.1

As of September 30, 2012, the Company’s shares were listed on the Norwegian OTC list. The total number of shares issued by the Company as at September 30, 2012 consisted of 3,000 shares issued upon formation of the Company, 50,000,000 shares issued to the general public in a private placement during February 2011, 150,000,000 shares issued to Seadrill as part of the consideration for the completion of the North Atlantic Restructuring, and 30,000,000 shares issued in a private placement during March 2012.

After incorporation, the Company repurchased shares that may be cancelled or held as treasury shares. As at September 30, 2012, the Company held 2,373,823 common shares as treasury shares at cost and as of September 30, 2012 there were 227,629,177 common shares outstanding.

The Company’s shareholders passed a resolution at the annual general meeting held on September 21, 2012, authorizing the reduction of the Company’s share premium account from US$834.3 million to US$0 and an increase in the Company’s contributed surplus account of US$834.3 million, with immediate effect. The purpose of which was primarily to increase the ability of the Company to declare and distribute dividends to its shareholders.

The Company’s contributed deficit account of $1,307 million relates to the difference between the carrying value of net assets purchased and the consideration paid for the businesses acquired in the North Atlantic Restructuring. This account will not be netted against future earnings and does not restrict our ability to pay dividends.

Note 14—Accumulated Other Comprehensive Income

(In millions of U.S. dollars)	September 30, 2012	December 31, 2011
Actuarial loss relating to pension	(12.6)	(11.6)

Total accumulated other comprehensive loss	(12.6)	(11.6)

For actuarial loss related to pension, the accumulated applicable amount of income taxes related to companies domiciled in Norway, where the tax rate is 28%, amounted to US$4.9 million at September 30, 2012.

Note 15—Pension benefits

The Company has a defined benefit pension plan covering substantially all Norwegian employees. A significant part of this plan is administered by a life insurance company. In addition the Company has defined contribution plan for all new employees employed onshore. Under this plan, the Company contributes to the employee’s pension plan amounts ranging into five to eight percent of the employee’s annual salary.

For onshore employees in Norway, continuing with the defined benefits plan, the primary benefits are retirement pension of approximately 66 percent of salary at retirement age of 67 years, together with a long-term disability pension. The retirement pension per employee is capped at an annual payment of 66 percent of the total of 12 times the Norwegian Social Security Base. Most employees in this group may choose to retire at 62 years of age on a pre-retirement pension. Offshore employees in Norway have retirement and long-term disability pension of approximately 60 percent of salary at retirement age of 67. Offshore employees on mobile units may choose to retire at 60 years of age on a pre-retirement pension.

The expense for our defined benefit pension plans for the nine months ended September 30, 2012 and 2011 were as follows:

	Nine Months Ended September 30,
(In millions of U.S. dollars)	2012	2011
Benefits earned during the year	8.3	8.3
Interest cost on prior years’ benefit obligation	3.4	4.2

Gross pension cost for the year	11.7	12.5
Expected return on plan assets	(3.2)	(4.1)
Administration charges	0.2	0.3

Net pension cost for the year	8.7	8.7
Social security cost	1.2	1.2
Amortization of actuarial gains/losses	0.4	(0.1)
Amortization of prior service cost	(1.9)	—
Amortization of net transition assets	(0.2)	—

Total net pension cost	8.2	9.8

Employer Contributions

In the nine months period ended September 30, 2012 and 2011, contributions of US$14.7 million and $10.5 million, respectively, were made to the defined benefit pension plans. Currently, the Company anticipates making additional contributions during the remainder of 2012 of approximately US$6.2 million to its pension plans, based on current tax and benefit laws. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.

Note 16—Related party transactions

Common control transaction—North Atlantic Restructuring:

In addition to the initial N-OTC share issue to Seadrill, initial installment payment for the West Linus newbuild, $2,354.8 million acquisition for the four operating drilling rigs and one newbuild and the US$675 million acquisition of the West Phoenix discussed in Note 1—General Information, the Company had the following related party transactions during the nine months ended September 30, 2012 and 2011:

Bond:

Seadrill is the holder of all of the bonds issued in the US$500.0 million bond. The bond was entered into in April 2011 and has a coupon of 7.75% per annum payable semi-annually in arrears.

US$210 million Shareholder loan:

In connection with the North Atlantic Restructuring, Seadrill provided North Atlantic a shareholder loan of US$210 million. $150 million of the loan was converted to equity, and the remaining $60 million repaid in cash in connection with the private placement completed on March 27, 2012. The interest was fixed at 6.0% during the loan period.

US$200 million Revolving Credit Facility:

Seadrill provided North Atlantic an unsecured revolving credit facility of US$200 million. Aggregate drawdowns and repayments on this facility during the nine months ended September 30, 2012 were $360 million and $160 million, respectively. The maturity date is January 30, 2015. The interest is Libor plus 3.00% per annum. At September 30, 2012, the Company had drawn US$200 million from the facility.

Short- term interest bearing loan to related party

The Company granted Seadrill a short-term loan of US$60 million on May 9, 2012, of which US$10 million was repaid on May 23, 2012. In addition, the Company granted Seadrill a short-term loan of US$120 million in June 2012. The loans bore interest of LIBOR plus 1.9% per annum and were fully repaid in July, 2012.

Performance guarantees

The Company’s fleet operates under drilling contracts acquired from Seadrill. All of these contracts had Seadrill Offshore AS, a wholly owned subsidiary of Seadrill, as party. Seadrill Offshore AS’ performance under these contracts was guaranteed by Seadrill.

When these contracts were assigned to the Company in connection with the North Atlantic Restructuring on March 31, 2011, each of the counterparties declined to release Seadrill from its performance guarantees. As a result, the Company has agreed to pay Seadrill an annual fee of 1% of the guaranteed amount from North Atlantic Norway Ltd. (the party to the contracts) for maintaining the existing guarantees. The Company has in addition agreed to reimburse Seadrill for all claims made against Seadrill under the performance guarantees. The total amount of such guarantees was US$300 million at September 30, 2012 and December 31, 2011, and the fee paid to Seadrill for the nine month period ended September 30, 2012 and 2011 was US$2.3 million and US$1.0 million, respectively.

West Hercules operation agreement:

In July 2012, the management of West Hercules, a harsh environment semi-submersible drilling rig controlled by Seadrill through a financial lease with a subsidiary of Ship Finance International Ltd, a company in which Hemen Holding Limited is a large shareholder, was transferred from Seadrill to North Atlantic. The drilling rig is currently being mobilized for operations in Norway, where it will be working under a 4 year contract with Statoil. West Hercules will be operated by North Atlantic through a commercial agreement with Seadrill signed November 2012. The key terms of the agreement are:

•	Seadrill is responsible for all mobilization and rig costs up until commencement of operations, which is expected to be in January 2013.

•	North Atlantic is to pay Seadrill monthly operating lease payments for the use of the rig from commencement of operations.

•	Operational risks rests with North Atlantic.

•	Seadrill is responsible for the condition of the rig, including any equipment failure and necessary repairs or upgrades thereof for the rig to meet the requirements in the Statoil contract.

•	North Atlantic did not incur any related party expenses or receive any related party revenues in relation to the West Hercules agreement during the nine month period ended September 30, 2012.

Option to acquire the West Mira construction contract:

Seadrill granted the Company an option to acquire its contract for the construction of the harsh environment semi-submersible rig, the West Mira, on the same terms as the construction contract. The option is exercisable on the pricing date of our anticipated share offering, which is expected to take place in the first quarter of 2013, and will terminate early if Seadrill enters into a firm contract for the employment of this drilling rig.

Management services:

North Atlantic Management provides all day-to-day management functions to the Company and its subsidiaries in accordance with the terms of the General Management Agreement.

North Atlantic Management has contracted in senior management services from Seadrill Management in accordance with the terms of the Services Agreement. The agreement can be terminated by either party at one month’s notice. The remuneration model is based on a cost plus principle, with the margin being 5%. As of September 30, 2012 Seadrill Management had charged North Atlantic Management a fee of US$11.0 million for providing the services under the Services Agreement for the period from January 1, 2012 until September 30, 2012.

The Company and its subsidiaries incorporated in Bermuda receive corporate secretarial and certain other administrative services applicable to the jurisdiction of Bermuda from Frontline Management (Bermuda) Ltd. The terms are market compatible and the fee was less than $0.1 million for the nine month periods ended September 30, 2012 and 2011. Frontline Management (Bermuda) Ltd. is a wholly owned subsidiary of Frontline Ltd., a company in which Hemen Holding Limited is a large shareholder.

Allocations:

As described in note 1, management has allocated administrative expenses and pension costs and other financial items for the purposes of the Predecessor Combined Consolidated Carve-out Financial Statements. Amounts allocated to the Predecessor and included within administrative expenses was $19.7 million for the nine months ended September 30, 2011. Interest expense related to general corporate purpose debt allocated to the Predecessor was $1.5 million for the nine months ended September 30, 2011. Derivatives’ gains/losses allocated to the Predecessor and included in other financial items was a gain of $1.3 million for the nine months ended September 30, 2011. There were no allocations to the Company’s consolidated financial statements for the nine months ended September 30, 2012.

Related Party Balances:

The following are the related party balances as at September 30, 2012 and December 31, 2011:

(in millions of U.S. dollars)	September 30, 2012	December 31, 2011
Receivables:
Seadrill Ltd	63.8	—
Seadrill Offshore AS	25.9	—

Total receivables and short-term interest bearing loans	89.7	—

Payables
Seadrill Ltd	—	0.3
Seadrill Insurance Ltd.	5.4	—
Seadrill Offshore AS	—	4.2
Seadrill Management AS	5.6	2.3
Seadrill Deepwater Crewing Ltd.	31.1	—
Seadrill Deepwater Units Ltd.	7.4	—
Seadrill Deepwater Rigs Ltd	10.0	—
Other Seadrill subsidiaries	1.2	—

Total payables	60.7	6.8

Long-term shareholder loan from Seadrill	200.0	210.0

Bond loan to Seadrill	500.0	500.0

Receivables and payables with related parties arise when the Company pays an invoice on behalf of a related party and when a related party pays an invoice on behalf of the Company, respectively. Receivables and payables are generally settled monthly in arrears.

Amounts due to Seadrill and its subsidiaries under business operations are unsecured, interest-free and intended to be settled in the ordinary course of business.

Interest charged relating to the bond loan and shareholder loan to Seadrill for the nine months ended September 30, 2012 and 2011 amounted to US$32.4 million and US$24.4 million, respectively.

Interest earned on the loan to Seadrill for the nine months ended September 30, 2012 was US$0.2 million.

Note 17—Risk management and financial instruments

The majority of our gross earnings from drilling rigs are receivable in U.S. dollars and the majority of our other transactions, assets and liabilities are denominated in U.S. dollars, the functional currency of the Company. However, the Company has operations and assets in countries with currency other than U.S. dollars and incurs expenditures in other currencies, causing its results from operations to be affected by fluctuations in currency exchange rates. The Company is also exposed to changes in interest rates on floating interest rate debt. There is thus a risk that currency and interest rate fluctuations will have a negative effect on the value of the Company’s cash flows.

Interest rate risk management

The Company’s exposure to interest rate risk relates mainly to its floating interest rate debt and balances of surplus funds placed with financial institutions. This exposure is managed through the use of interest rate swaps. The Company’s objective is to obtain the most favorable interest rate borrowings available without increasing its foreign currency exposure. Surplus funds are generally placed in fixed deposits with reputable financial institutions, yielding higher returns than are available on overnight deposits in banks. Such deposits generally have short-term maturities, in order to provide the Company with flexibility to meet all requirements for working capital and capital investments. The extent to which the Company utilizes interest rate swaps and other derivatives to manage its interest rate risk is determined by the net debt exposure and its views on future interest rates.

Interest rate swap agreements not qualified as hedge accounting

At September 30, 2012, the Company had interest rate swap agreements with an outstanding principal amount of $1,000 million (December 31, 2011: $1,000 million), all of which were entered into after the Company commenced operations as a standalone entity on April 1, 2011. Certain of these interest rate swaps are forward starting swaps as disclosed below. All agreements do not qualify for hedge accounting, and accordingly any changes in the fair values of the swap agreements are included in the Consolidated Statement of Operations under “Other Financial Items.” The total fair value of the interest rate swaps outstanding at September 30, 2012 amounted to a liability of US$73.5 million (December 31, 2011: US$52.5 million).

The Company did not enter into any new swap agreements, nor did it change any existing swap agreements, in the nine months ended September 30, 2012. For a complete overview of the interest rate swap agreements please refer to Note 24 of the Company’s year ended December 31, 2011 combined consolidated carve-out financial statements.

Foreign currency risk management

The Company uses foreign currency forward contracts and other derivatives to manage its exposure to foreign currency risk on certain assets, liabilities and future anticipated transactions. Such derivative contracts do not qualify for hedge accounting treatment and are recorded in the balance sheet under other current assets if the contracts have a net positive fair value, and under other short-term liabilities if the contracts have a net negative fair value. At September 30, 2012, the Company had forward contracts to sell approximately US$100 million between October 2012 and December 2012 at exchange rates ranging from NOK5.70 to NOK6.10 per US dollar. The total fair value of currency forward contracts at September 30, 2012 amounted to US$4.5 million (December 31, 2011: US$1.6 million liability).

Credit risk

The Company has financial assets, including cash and cash equivalents, restricted cash, other receivables and certain amounts receivable on derivative instruments, mainly forward exchange contracts and interest rate swaps. These assets expose the Company to credit risk arising from possible default by the counterparty. The Company considers the counterparties to be creditworthy financial institutions and does not expect any significant loss to result from non-performance by such counterparties. The Company, in the normal course of business, does not demand collateral. The credit exposure of interest rate swap agreements and foreign currency contracts is represented by the fair value of contracts with a positive fair value at the end of each period, reduced by the effects of master netting agreements. It is the Company’s policy to enter into master netting agreements with the counterparties to derivative financial instrument contracts, which give the Company the legal right to discharge all or a portion of amounts owed to a counterparty by offsetting them against amounts that the counterparty owes to the Company.

Fair values

The carrying value and estimated fair value of the Company’s financial instruments at September 30, 2012 and December 31, 2011 are as follows:

	September 30, 2012		December 31, 2011
(In millions of U.S. dollars)	Fair value	Carrying value	Fair value	Carrying value
Cash and cash equivalents	235.0	235.0	147.4	147.4
Restricted cash	16.3	16.3	12.2	12.2
Current portion of long-term debt	166.7	166.7	166.7	166.7
Long-term interest bearing debt	1,625.0	1,625.0	1,750.0	1,750.0
Related party debt	748.3	700.0	747.7	710.0

Financial instruments that are measured at fair value on a recurring basis:

(In millions of U.S. dollars)		September 30, 2012		December 31, 2011
		Fair value	Carrying value	Fair value	Carrying value
Assets
Currency forward contracts	Level 2	4.5	4.5	—	—

Liabilities
Currency forward contracts	Level 2	—	—	1.6	1.6
Interest rate swaps	Level 2	73.5	73.5	52.5	52.5

Movements in interest rate swaps:

(In millions of U.S. dollars)
Beginning balance, December 31, 2011	(52.5)
Changes in fair value	(21.0)

Closing balance, September 30, 2012	(73.5)

Movements in currency forward contracts:

(In millions of U.S. dollars)
Beginning balance, December 31, 2011	(1.6)
Additions	1.6
Disposals	1.3
Changes in fair value	3.2

Closing balance, September 30, 2012	4.5

ASC Topic 820 Fair Value Measurement and Disclosures (formerly FAS 157) emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy).

Level one input utilizes unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Level two inputs are inputs other than quoted prices included in level one that are observable for the asset or liability, either directly or indirectly. Level two inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability, other than quoted prices, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level three inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Quoted market prices are used to estimate the fair value of marketable securities, which are valued at fair value on a recurring basis.

The fair values of interest rate swaps and forward exchange contracts are calculated using the income approach, discounting of future contracted cash flows on LIBOR and NIBOR interest rates.

The carrying value of cash and cash equivalents, restricted cash, trade accounts receivable and payable reported in the financial statements approximate their fair value because of the short-term nature of this account.

The fair value of the current portion of long-term debt is estimated to be equal to the carrying values, since it is repayable within twelve months.

The fair value of the long-term portion of floating rate debt is estimated to be equal to the carrying value. This estimate is based on the assumption that changes in interest rates have minimal impact on fair value since the Company’s loans reprice to market frequently.

The fair value of the US$500 million related party bond at September 30, 2012 is estimated based on instruments for which fair value is readily available in the market with comparable credit spreads as at September 30, 2012 and at the time of entering into the debt agreement.

The fair value of the US$200 million floating rate revolving loan from Seadrill is estimated to be equal to the carrying value. This estimate is based on the assumption that changes in interest rates have insignificant impact on the fair value of the loan since the applicable interest rate reprices to market frequently.

Note 18—Commitments and contingencies

Legal Proceedings:

The Company is a party, as plaintiff or defendant, to lawsuits in various jurisdictions for demurrage, damages, off-hire and other claims and commercial disputes arising from the operation of its drilling rigs, in the ordinary course of business. The Company believes that the resolution of such claims either individually or in aggregate will not have a material adverse effect on the Company’s operations or financial condition, and, except for the tax case described in Note 6, currently has no outstanding legal proceeding it considers material.

Pledged assets

The book value of assets pledged under mortgages and overdraft facilities at September 30, 2012 was US$2,425.1 million.

Purchase Commitments

As of September 30, 2012, we had two contractual commitments under newbuilding contracts. The contracts are for the construction of one jack-up drilling rig and one semi-submersible drilling rig which is scheduled to be delivered in Q4 2013 and Q1 2015, respectively.

The maturity schedule for the contractual commitments as of September 30, 2012 is as follows:

(In millions of U.S. dollars)	2012	2013	2014	2015	2016	2017 and thereafter
Newbuildings	—	360.0	—	454.4	—	—

Total	—	360.0	—	454.4	—	—

Operating Lease Commitments

In July 2012, the Company moved from a shared Seadrill premises into its own premises in Stavanger. The related operating lease commitments are summarized in the table below:

(In millions of U.S. dollars)	2012	2013	2014	2015	2016	2017 and thereafter
Leased premises	0.5	1.8	1.7	1.6	1.6	8.8

Total	0.5	1.8	1.7	1.6	1.6	8.8

Guarantees

The Company has not issued any guarantees in favor of third parties.

Note 19—Subsequent Events

On November 13, 2012, the Company declared a dividend of $0.225 per share.

On November 19, 2012, pursuant to a resolution passed at the Annual General Meeting held on September 21, 2012, the Board executed a five shares to one consolidation of the ordinary shares of the Company.

The Company signed a commercial agreement with Seadrill in November 2012, according to which the Company will operate the West Hercules drilling rig. The key terms of the agreement are:

•	Seadrill is responsible for all costs up until commencement of operations under the Statoil contract, which is expected to be in January 2013.

•	North Atlantic is to pay Seadrill monthly operating lease payments for the use of the rig from commencement of operations.

•	Operational risks rests with North Atlantic.

•	Seadrill is responsible for the condition of the rig, including any equipment failure and necessary repairs or upgrades thereof for the rig to meet the requirements in the Statoil contract.

In November 2012 Seadrill entered into a contract for the use of the West Mira drilling rig, and thereby terminated North Atlantic’s option to acquire this rig as described in Note 13—Related party transactions.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of North Atlantic Drilling Limited:

In our opinion, the accompanying combined consolidated carve-out balance sheets and the related combined consolidated carve-out statements of operations, of comprehensive income, of cash flows and of changes in equity present fairly, in all material respects, the financial position of North Atlantic Drilling Limited and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers AS

PricewaterhouseCoopers AS

Stavanger, Norway

October 26, 2012, except for the effects of the reverse stock split described in Note 1, as to which the date is November 30, 2012.

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Operations for the years ended December 31, 2011 and 2010

(In millions of U.S. dollars, except per share data)

	2011	2010
Operating revenues
Contract revenues	881.3	805.4
Reimbursables	33.3	30.7
Other revenues	23.4	38.6

Total operating revenues	938.0	874.7

Operating expenses
Vessel and rig operating expenses	329.9	294.6
Reimbursable expenses	30.0	28.9
Depreciation and amortization	140.7	128.9
General and administrative expenses	35.4	30.6

Total operating expenses	536.0	483.0

Net operating income	402.0	391.7

Financial items
Interest income	6.8	4.8
Interest expense	(77.6)	(42.3)
Foreign exchange gain	3.3	5.0
Loss on derivative financial instruments	(47.7)	(37.2)
Other financial items	(0.6)	0.5

Total financial items	(115.8)	(69.2)

Income before income taxes	286.2	322.5

Income taxes	(39.5)	(31.6)

Net income from continuing operations	246.7	290.9

Net income from discontinued operations, net of tax	3.2	121.7

Net income	249.9	412.6

Basic and diluted earnings per share—continuing operations	1.28	1.94
Basic and diluted earnings per share—discontinued operations	0.02	0.81
Basic and diluted earnings per share—total	1.30	2.75
Declared dividend per share (U.S. dollar)	0.375	—

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Comprehensive Income for the years ended December 31, 2011 and 2010

(In millions of U.S. dollars)

	2011	2010
Net income	249.9	412.6

Other comprehensive (loss), net of tax:
Change in actuarial (loss)/gain relating to pension	(3.6)	(14.9)

Other comprehensive (loss):	(3.6)	(14.9)

Total comprehensive income for the year	246.3	397.7

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Consolidated Balance Sheet as of December 31, 2011,

and Combined Consolidated Carve-out Balance Sheet as of December 31, 2010

(In millions of U.S. dollars)

	2011	2010
ASSETS
Current assets
Cash and cash equivalents	147.4	3.7
Restricted cash	12.2	26.6
Accounts receivables, net	153.9	152.8
Deferred tax assets	9.5	3.6
Other current assets	34.8	30.1
Assets of discontinued operations	—	1,225.6

Total current assets	357.8	1,442.4

Non-current assets
Goodwill	480.6	480.6
Deferred tax assets	27.0	8.3
Newbuildings	572.2	119.0
Drilling rigs	2,006.8	2,072.3
Restricted cash	—	85.2
Other non-current assets	151.4	113.0

Total non-current assets	3,238.0	2,878.4

Total assets	3,595.8	4,320.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	166.7	191.9
Related party liabilities	6.8	—
Tax payable	174.7	151.2
Deferred taxes	10.0	29.5
Other current liabilities	170.0	114.4
Liabilities of discontinued operations	—	735.7

Total current liabilities	528.2	1,222.7

Non-current liabilities
Long-term interest bearing debt	1,750.0	1,288.1
Related party debt	710.0	—
Deferred taxes	25.3	101.5
Pension liabilities	38.0	29.7
Other non-current liabilities	18.6	11.3

Total non-current liabilities	2,541.9	1,430.6

Commitments and contingencies

Shareholders’ equity
Owner’s invested equity	—	1,675.5
Common shares of par value US$5.00 per share: 197,629,177 shares outstanding at December 31, 2011	988.1	—
Additional paid in capital	687.0	—
Contributed deficit	(1,237.6)	—
Accumulated earnings	99.8	—
Accumulated other comprehensive loss	(11.6)	(8.0)

Total shareholders’ equity	525.7	1,667.5

Total liabilities and shareholders’ equity	3,595.8	4,320.8

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Cash Flows for the years ended December 31, 2011 and 2010

(In millions of U.S. dollars)

	2011	2010
Cash Flows from Operating Activities
Net income	249.9	412.6
Net income from discontinued operations	3.2	121.7
Net income from continuing operations	246.7	290.9
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	140.7	128.9
Amortization of deferred loan charges	7.7	6.7
Amortization of unfavorable contracts	(23.3)	(39.4)
Amortization of CIRR gain	(3.2)	(1.1)
Amortization of mobilization revenue	(16.7)	(14.5)
Payments for long-term maintenance	(38.4)	(72.3)
Unrealized loss related to derivative financial instruments	47.7	37.2
Unrealized foreign exchange gain	(3.1)	(3.0)
Share-based compensation	0.7	0.5
Deferred income tax expense and tax payable	(72.4)	6.2
Loss on disposal of fixed assets	—	0.8
Changes in operating assets and liabilities
Trade accounts receivable	(1.1)	(37.4)
Trade accounts payable	3.8	(12.1)
Change in short term related party receivables and liabilities	6.8	—
Other assets	32.4	(16.7)
Other liabilities	17.8	(21.9)

Net cash provided by continuing operations	346.1	252.8

Net cash provided by discontinued operations	60.5	13.4

Net cash provided by operations	406.6	266.2

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Cash Flows for the years ended December 31, 2011 and 2010

(In millions of U.S. dollars)

	2011	2010
Cash Flows from Investing Activities
Additions to newbuilding	(453.2)	(119.0)
Additions to rigs and equipment	(36.8)	(3.9)
Change in restricted cash	99.6	18.8

Net cash used in investing activities from continuing operations	(390.4)	(104.1)

Net cash used in investing activities by discontinued operations	(2.1)	(2.6)
Net cash used in investing activities	(392.5)	(106.7)

Cash Flows from Financing Activities
Repayments of debt	(1,668.6)	(311.6)
Proceeds from debt	2,102.6	170.0
Debt fees paid	(30.6)	—
Changes in owner’s equity and repayment of owner’s funding	(541.0)	(99.1)
Purchase of treasury shares	(18.7)	—
Dividends paid	(73.7)	—
Proceeds from issuance of equity, net of issuance cost	418.1	—

Net cash provided by/(used in) financing activities from continuing operations	188.1	(240.7)

Net cash provided by/(used in) financing activities by discontinued operations	(101.1)	10.0

Net cash provided by/(used in) financing activities	87.0	(230.7)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.1)

Net (decrease)/increase in cash and cash equivalents from discontinued operations	(42.7)	20.8

Net increase/(decrease) in cash and cash equivalents	143.7	(92.1)
Cash and cash equivalents at beginning of the period	3.7	95.8

Cash and cash equivalents at the end of period	147.4	3.7

Supplementary disclosure of cash flow information
Interest paid, net of capitalized interest	69.9	37.9
Taxes paid	102.9	21.5

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

NORTH ATLANTIC DRILLING LTD.

Combined Consolidated Carve-out Statement of Changes in Equity for the years ended

December 31, 2011 and 2010

(In millions of U.S. dollars)

	Invested Equity	Share Capital	Additional paid-in capital	Retained earnings	Other comprehensive income (loss)	Contributed deficit	Total equity
Balance at December 31, 2009	1,220.1	—	—	—	6.9	—	1,227.0
Net income	412.6	—	—	—	—	—	412.6
Stock options	1.8	—	—	—	—	—	1.8
Changes in actuarial gain (loss) relating to pensions	—	—	—	—	(14.9)	—	(14.9)
Movement in Invested Equity	41.0	—	—	—	—	—	41.0

Balance at December 31, 2010	1,675.5	—	—	—	(8.0)	—	1,667.5
Net income	76.4	—	—	—			76.4
Discontinued operations not contributed to the Company	(415.0)	—	—	—	—	—	(415.0)
Movement in Invested Equity	146.1	—	—	—		—	146.1
Issued at inception (3,000 shares at par value of US$5 each)	—	—	—	—	—	—	—
Issuance of common shares in private placement	—	250.0	175.0	—	—	—	425.0
Cost related to capital increase	—	—	(6.9)	—	—	—	(6.9)
Issuance of common shares to Seadrill in exchange for harsh environment rigs	—	750.0	525.0	—	—	—	1,275.0
Operations contributed to the Company	(1047.7)	—	—	—	—	1,047.7	—
Purchase of Seadrill companies owning harsh environment rigs	—	—	—	—	—	(2,354.8)	(2,354.8)

Balance at March 31, 2011	435.3	1,000.0	693.1	—	(8.0)	(1,307.1)	813.3
West Phoenix contributed to the Company	(435.3)	—	—	—	—	435.3	—
Settlement for West Phoenix	—	—	—	—	—	(365.8)	(365.8)
Purchase of treasury shares	—	(11.9)	(6.8)	—	—	—	(18.7)
Stock options	—	—	0.7	—	—	—	0.7
Changes in actuarial gain (loss) relating to pensions	—	—	—	—	(3.6)	—	(3.6)
Dividend paid	—	—	—	(73.7)	—	—	(73.7)
Net income	—	—	—	173.5	—	—	173.5

Balance at December 31, 2011	—	988.1	687.0	99.8	(11.6)	(1,237.6)	525.7

See accompanying notes that are an integral part of these Combined Consolidated Carve-out Financial Statements.

Note 1—General information

North Atlantic Drilling Ltd. (“we”, “the Company”, or “our”) is a Norwegian Over The Counter (N-OTC) listed company. The Company was formed as a wholly owned subsidiary of Seadrill Limited (“Seadrill”, “the Parent”) on February 10, 2011, under the laws of Bermuda and registered on the N-OTC list on February 24, 2011. As used herein, and unless otherwise required by the context, the term “North Atlantic” refers to North Atlantic Drilling Limited and the terms “Company”, “we”, “Group”, “our” and words of similar import refer to North Atlantic and its consolidated companies for the periods that are consolidated and the combined consolidated group for the periods that are combined and consolidated. The use herein of such terms as group, organization, we, us, our and its, or references to specific entities, is not intended to be a precise description of corporate relationships.

Through the acquisition of other companies and investment in newbuildings, the Company has developed into a leading offshore drilling contractor in the North Atlantic Area. As of December 31, 2011, we owned seven offshore drilling rigs, including two rigs under construction. Our fleet consists of one drillship, three jack-up rigs (of which two were under construction) and three semi-submersible rigs for operations in harsh environments.

On February 16, 2011, the Company issued 50 million shares to the general public in a private placement and raised US$425 million.

On March 21, 2011, the Company entered into a contract with Jurong Shipyard Pte Ltd for the construction of the West Linus, a jack-up drilling rig, and recorded a liability to Seadrill for US$90.0 million representing the amount paid by Seadrill on the Company’s behalf for the first installment for the construction of the drilling rig.

On March 31, 2011, the Company acquired 100% of the equity interests of certain wholly owned subsidiaries of Seadrill, which owned 100% of four operating drilling rigs—West Alpha, West Epsilon, West Venture and West Navigator—and the contracts for the construction of one jack-up drilling rig, West Elara, including the associated drilling contracts, offshore personnel and management. In addition, the drilling contract, offshore personnel and management related to the West Phoenix drilling rig was included in this transaction (set forth below is a breakdown of the consideration paid for the West Phoenix rig). The consideration of US$2,354.8 million has been accounted for as a common control transaction. As such the consolidation of the purchased companies was based on Seadrill’s net asset carrying values of US$1,047.7 million, including goodwill of US$480.6 million. The excess of the consideration transferred, which was based on the fair value of drilling rigs, drilling contracts, offshore personnel and management, over the carrying amount of net assets received from Seadrill, of US$1,307.1 million was treated as an equity transaction and was recorded as contributed deficit in shareholders’ equity. This transaction is referred to as the “North Atlantic Restructuring.”

Consideration paid to Seadrill on March 31, 2011, in U.S. dollar millions:

Share issuance to Seadrill[1]	1,275.0
Bond—coupon rate of 7.75%	500.0
Shareholder loan—fixed interest rate of 6.0% per annum	210.0
Cash	369.8

Total	2,354.8

1	Share issuance of 150,000,000 common shares, representing a 75.0% equity interest in the Company, at a subscription price of US$8.50 per share, or US$1,275 million.

A breakdown of the net assets transferred to the Company on March 31, 2011 is as follows:

(In millions of U.S. dollars)	March 31, 2011
ASSETS
Current assets
Cash and cash equivalents	0.2
Restricted cash	18.0
Deferred tax assets	9.8
Related party receivables	341.9
Other current assets	3.1

Total current assets	373.0

Non-current assets
Goodwill	480.6
Deferred tax assets	29.4
Fixed assets (drilling rigs and newbuildings)	1,432.1
Restricted cash	92.2
Other non-current assets	113.1

Total non-current assets	2,147.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	146.6
Related party payables	16.0
Tax payable	147.0
Deferred taxes	10.6
Other current liabilities	38.5

Total current liabilities	358.7

Non-current liabilities
Long-term interest bearing debt	989.3
Deferred taxes	95.8
Pension liabilities	26.0
Other non-current liabilities	2.9

Total non-current liabilities	1,114.0

Net assets purchased entities	1,047.7
Purchase price	(2,354.8)

Contributed deficit	(1,307.1)

The completion of the North Atlantic Restructuring marked the commencement of the Company’s business operations as a standalone company. As such, the financial statements presented herein reflect our actual consolidated results for the period April 1, 2011 through December 31, 2012. As described further in the Basis of Presentation section below, our results of operations, cash flows and balance sheet related to periods prior to this transaction have been carved out of the consolidated financial statements of Seadrill.

On April 14, 2011, as part of the North Atlantic Restructuring, the Company acquired from Seadrill the West Phoenix, a semi-submersible drilling rig. This transaction was also deemed to be a common control transaction. As a result, the difference between the consideration transferred to Seadrill of US$675.0 million (consisting of transferring US$309.2 million of outstanding debt from Seadrill to the Company, which was subsequently settled, and a US$365.8 million cash payment) and the carrying amount of the assets received from Seadrill of US$744.5 million was treated as an equity transaction and was recorded as contributed deficit in shareholders’ equity. Furthermore, the Company’s financial statements have been presented including the results, cash flows and net assets of the West Phoenix during all periods under common control of Seadrill Limited.

Basis of presentation

Our Combined Consolidated Carve-out Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Investments in companies in which we directly or indirectly hold more than 50% of the voting control are consolidated in the financial statements. All inter-company balances and transactions are eliminated. The amounts are presented in United States dollars (“U.S. dollars”) rounded to the nearest one hundred thousand, unless otherwise stated.

Reverse Stock Split

On November 19, 2012, pursuant to a resolution passed at the Annual General Meeting held on September 21, 2012, the Company’s board of directors (the “Board”) executed a five shares to one consolidation of the ordinary shares of the Company. All references to common shares and per share data throughout these financial statements and notes to the financial statements have been adjusted for all periods presented to give retroactive effect to this reverse stock split.

Basis of combination and consolidation

Pre April, 2011—Combined Consolidated Carve-out Financial Statements:

Prior to April 1, 2011, the results of operations, cash flows, and balance sheet have been carved out of the consolidated financial statements of Seadrill and are, therefore, presented on a combined consolidated carve-out basis. The combined consolidated entities’ (“the Predecessor”) historical financial statements includes the assets, liabilities, revenues, expenses and cash flows directly attributable to the Predecessor’s rig-owning and operating subsidiaries transferred to North Atlantic, which are listed in Note 5.

The Predecessor Combined Consolidated Carve-out financial statements include allocations of expenses from the Parent and reflect assumptions and allocations of expenses incurred by the Parent. Management believes the assumptions and allocations have been determined on a basis that the Parent and the Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Predecessor during the periods presented. The actual basis of allocation for each item is as follows:

•	Debt specific to each drilling rig has been assigned to the Predecessor based on actual debt agreements, as these are readily separable and identifiable within the books of Seadrill.

•

There are loan facilities relating to the West Phoenix which were secured on one drilling rig which forms part of the Predecessor’s fleet. However, the facility previously included the debt relating to one other drilling rig, the West Eminence, which was not transferred to North Atlantic. Accordingly, prior to the repayment of the West Phoenix rig’s share of the loan facility in April 2011 by North Atlantic, its share of interest expense, deferred finance fees and related balances were carved-out based on the relative settlement values at the date of settlement of the loan pertaining to the West Phoenix.

•

The Predecessor has also benefited from Seadrill’s general corporate debt. As the use of this debt was for general corporate purposes within the Seadrill group, a portion of the interest cost of this debt has been included in the Predecessor Combined Consolidated Carve-out Financial Statements, based upon the relative fair value of the Predecessor’s drilling rigs at December 31, 2011 in proportion to the fair value of Seadrill’s drilling rigs (including the Predecessor’s drilling rigs).

•

Rig operating expenses, which include rig management fees for the provision of technical and commercial management of rigs, that cannot be attributed to specific drilling rigs have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Administrative expenses (including stock-based compensation, which is described further below) of Seadrill that cannot be attributed to specific drilling rigs, and for which the Predecessor is deemed to have received the benefit of, have been allocated to the Predecessor based on intercompany charges from Seadrill.

•

Rig operating and administrative expenses include an allocation of Seadrill’s defined benefit and defined contribution pension scheme costs. Seadrill operates two defined benefit pension plans. The defined pension plans are operated by both Seadrill Offshore AS and Seadrill Management AS. For the scheme operated by Seadrill Offshore AS, the assets and liabilities of the scheme, in addition to the period cost, has been included in the Predecessor Combined Consolidated Carve-out Financial Statements as the pension assets and liabilities are specifically identifiable to employees that were transferred to North Atlantic. For the defined benefit scheme operated by Seadrill Management AS, the Predecessor has treated these schemes as multiemployer schemes operated by Seadrill and has included only period costs allocated from Seadrill during the periods presented, on the basis of actual costs invoiced.

•

Administrative expenses include a portion of Seadrill’s stock-based compensation costs in respect of options awarded to certain employees and directors of Seadrill, whose employment or service cannot be specifically attributed to any specific vessel. Therefore, it is considered that the Predecessor, as a part of Seadrill, received benefit from their services, and so should recognize a share of the respective cost. Accordingly, stock-based compensation costs have been included based on intercompany invoices received during the period reflecting the time spent by these employees on Company related matters.

•

Other financial items include an allocation of Seadrill’s mark-to-market adjustments for interest rate swaps which have been allocated on the basis of the Predecessor’s proportion of Seadrill’s floating rate debt.

Seadrill uses a centralized cash management system. Whether cash settled or not, for the periods presented, all allocated costs and expenses have been deemed to have been paid by the Predecessor to Seadrill in the year in which the costs were incurred.

The financial position, results of operations and cash flows of the Predecessor may differ from those that would have been achieved had the Predecessor operated autonomously as a publicly traded entity for all periods presented, because the Predecessor may have had additional administrative expenses, including legal, accounting, treasury and regulatory compliance and other costs normally incurred by a listed public entity.

All assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to the Company in connection with the North Atlantic Restructuring are presented as discontinued operations in the Predecessor Combined Consolidated Carve-out Financial Statements further disclosed in footnote 3.

Post March 31, 2011—Consolidated Financial Statements:

Beginning April 1, 2011, the financial statements of the Company as a separate legal entity are presented on a consolidated basis.

The Consolidated Financial Statements include the assets and liabilities of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.

Note 2—Accounting policies

The accounting policies set out below have been applied consistently to all periods in these Combined Consolidated Carve-out Financial Statements.

Use of estimates

Preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Contract revenue

A substantial majority of the Company’s revenues are derived from dayrate based drilling contracts (which may include lump sum fees for mobilization and demobilization) and other service contracts. Both dayrate based and lump sum fee revenues are recognized ratably over the contract period as services are rendered. Under some contracts, the Company is entitled to additional payments for meeting or exceeding certain performance targets. Such additional payments are recognized when any uncertainties regarding achievements of such targets are resolved or upon completion of the drilling program.

In connection with drilling contracts, the Company may receive lump sum fees for the mobilization of equipment and personnel or for capital additions and upgrades prior to commencement of drilling services. These up-front fees are recognized as revenue over the original contract term, excluding any extension option periods.

In some cases, the Company may receive lump sum non-contingent fees or dayrate based fees from customers for demobilization upon completion of a drilling contract. Non-contingent demobilization fees are recognized as revenue over the original contract term, excluding any extension option periods. Contingent demobilization fees are recognized as earned upon completion of the drilling contract.

Fees received from customers under drilling contracts for capital upgrades are deferred and recognized over the remaining contract term, excluding any extension option periods.

Reimbursables

Reimbursements received for the purchases of supplies, personnel services and other services provided on behalf of and at the request of our customers in accordance with a contract or agreement are recorded as revenue. The related costs are recorded as reimbursable expenses in the same period.

Other revenues

In a business combination there may exists favorable and unfavorable drilling contracts which are recorded at fair value at the date of acquisition when the purchase price allocation is prepared. A favorable or unfavorable drilling contract is a contract that has a dayrate which differs from prevailing market rates at the time of acquisition. The net present value of such contracts is recorded as an asset or liability at the purchase date and subsequently recognized as revenue or reduction to revenue over the contract term.

Mobilization and demobilization expenses

Mobilization costs incurred as part of a contract are capitalized and recognized as expense over the original contract term, excluding any extension option periods. The costs of relocating drilling rigs that are not under contract are expensed as incurred.

Demobilization costs are costs related to the transfer of a vessel or drilling rig to a safe harbor or different geographic area and are expensed as incurred.

Repairs, maintenance and periodic surveys

Costs related to periodic surveys of drilling rigs are capitalized under drilling rigs and amortized over the anticipated period between overhauls, which is generally five years. These costs are primarily shipyard costs and the cost of employees directly involved in the work. Amortization costs for periodic surveys are included in depreciation and amortization expense.

Costs for other repair and maintenance activities are included in rig operating expenses and expensed when the repairs and maintenance take place.

Foreign currencies

The Company and its subsidiaries use the U.S. dollar as their functional currency because the majority of their revenues and expenses are denominated in U.S. dollars. Accordingly, the Company’s reporting currency is also U.S. dollars.

Transactions in foreign currencies during a period are translated into U.S. dollar at the rates of exchange in effect on the date of the transaction. Foreign currency assets and liabilities are translated using rates of exchange at the balance sheet date. Gains and losses on foreign currency transactions are included in the Company’s Combined Consolidated Carve-out statements of operations.

Current and non-current classification

Receivables and liabilities are classified as current assets and liabilities, respectively, if their maturity is within one year of the balance sheet date. Otherwise, they are classified as non-current assets and liabilities.

Cash and cash equivalents

Cash and cash equivalents consist of cash, bank deposits and highly liquid financial instruments with original maturities of three months or less

Restricted cash

Restricted cash consists of bank deposits which have been pledged as collateral for certain guarantees issued by a bank or minimum deposits which must be maintained in accordance with contractual arrangements. Restricted cash with maturity longer than one year are classified on a separate line as non-current assets.

Receivables

Receivables, including accounts receivable, are recorded in the balance sheet at their nominal amount less an allowance for doubtful accounts. The Company establishes reserves for doubtful accounts on a case-by-case basis when it is unlikely that required payments of specific amounts will occur. In establishing these reserves, the Company considers the financial condition of the customer as well as specific circumstances related to the receivable, such as customer disputes. Receivable amounts determined as being unrecoverable are written off.

Newbuildings

The carrying value of rigs under construction (“Newbuildings”) represents the accumulated costs at the balance sheet date. Cost components include payments for yard installments and variation orders, construction supervision, equipment, spare parts, capitalized interest, costs related to first time mobilization and commissioning costs. No charge for depreciation is made until commissioning of the newbuilding has been completed and it is ready for its intended use.

The Company has option agreements with shipyards to order new rigs at fixed or variable prices which require some or no additional payment upon exercise. Payments for rig purchase options are capitalized at the time when option contracts are acquired or entered into. The Company reviews the expected future cash flows, which would result from the exercise of each option contract on a contract by contract basis to determine whether the carrying value of the option is recoverable.

Capitalized interest

Interest expenses are capitalized during construction of newbuilds based on accumulated expenditures for the applicable project at the Company’s current rate of borrowing. The amount of interest expense capitalized in an accounting period shall be determined by applying an interest rate (“the capitalization rate”) to the average amount of accumulated expenditures for the asset during the period. The capitalization rates used in an accounting period are based on the rates applicable to borrowings outstanding during the period. The Company does not capitalize amounts beyond the actual interest expense incurred in the period.

If the Company’s financing plans associate a specific new borrowing with a qualifying asset, the Company uses the rate on that borrowing as the capitalization rate to be applied to that portion of the average accumulated expenditures for the asset that does not exceed the amount of that borrowing. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with the asset, the capitalization rate to be applied to such excess shall be a weighted average of the rates applicable to other borrowings of the Company.

Drilling rigs

Drilling rigs are recorded at historical cost less accumulated depreciation. The cost of these assets less estimated residual value is depreciated on a straight-line basis over their estimated remaining economic useful lives. The estimated economic useful life of the Company’s drilling rigs, when new, is 30 years.

Expenditures for major additions and improvements to rigs that extend the lifetime or increase functionality are capitalized, while routine maintenance and repairs are expensed as incurred.

Assets are classified as held for sale when management is actively committed to a probable asset sale within one year of an asset ready for immediate sale. Cost of property and equipment sold or retired, with the related accumulated depreciation and write-downs are removed from the balance sheet, and resulting gains or losses are included in the consolidated statement of operations.

Impairment of Long-Lived Assets

The carrying value of long-lived assets that are held and used by the Company are reviewed for impairment whenever certain trigger events indicate that the carrying amount of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the undiscounted future net cash flows expected to result from the asset, including eventual disposition. If the undiscounted future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.

Other equipment

Other equipment is recorded at historical cost less accumulated depreciation and is depreciated over its estimated remaining useful life, which is between three and five years depending on the type of asset.

Goodwill

The Company allocates the purchase price of acquired businesses to the identifiable tangible and intangible assets and liabilities acquired, with any remaining amount being capitalized as goodwill. Goodwill is tested for impairment at least annually at the reporting unit level, which is defined as an operating segment, or a component one level below an operating segment, that constitutes a business for which financial information is available and is regularly reviewed by management. The Company has one reporting unit. The goodwill impairment test requires the Company to compare the fair value of its reporting unit to their carrying value. In the event that the fair value is less than carrying value, the Company must perform an exercise similar to a purchase price allocation in a business combination in order to determine the amount of the impairment charge.

In September 2011, the Financial Accounting Standards Board (“FASB”) issued new guidance relative to the test for goodwill impairment. The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two step goodwill impairment test. The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. We have decided to early adopt this new guidance. Qualitative factors considered include macroeconomic conditions, industry and marked considerations, cost factors, our market capitalization and other relevant entity-specific events. For the year-ended December 31, 2011, we concluded it was not necessary to perform the two step goodwill impairment test.

Defined benefit pension plans

The Company has defined benefit plans which provide retirement, death and early termination benefits. The Company’s net obligation is calculated separately for each plan by estimating the amount of the future benefit that employees have earned in return for their cumulative service.

The aggregated projected future benefit obligation is discounted to a present value, and the aggregated fair value of any plan assets is deducted. The discount rate is the market yield at the balance sheet date on government bonds in the relevant currency and based on terms consistent with the post-employment benefit obligations. The retirement benefits are generally a function of number of years of employment and amount of employees’ remuneration. The plans are primarily funded through payments to insurance companies. The Company records its pension costs in the period during which the services are rendered by the employees. Actuarial gains and losses are recognized in the statement of operations when the net cumulative unrecognized actuarial gains or losses for each individual plan at the end of the previous reporting year exceed 10% of the higher of the present value of the defined benefit obligation and the fair value of plan assets at that date. These gains and losses are recognized over the expected remaining working lives of the employees participating in the plans. Otherwise, recognition of actuarial gains and losses is included in other comprehensive income. Those amounts will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income.

Treasury shares

Treasury shares are recognized at cost as a separate component of shareholders’ equity. The purchase of treasury shares reduces the Company’s share capital by the nominal value of the acquired treasury shares. The amount paid in excess of the nominal value is treated as a reduction of additional paid-in capital.

Derivative Financial Instruments and Hedging Activities

The Company’s interest-rate swap agreements and forward exchange contracts are recorded at fair value. The Company’s interest-rate swap agreements and forward exchange contracts have not been designated as hedging instruments, so changes in the fair value are recorded as a gain or loss as a separate line item within Financial Items.

The Predecessor’s combined consolidated net income includes an allocation of the Parent’s derivatives’ gains and losses related to mark-to-market adjustments on floating to fixed interest rate swaps. The Predecessor does not use hedge accounting for these instruments and no derivative instruments have been included in the Predecessor Combined Consolidated Carve-out Balance Sheet.

Income taxes

North Atlantic is a Bermuda company. Currently, North Atlantic is not required to pay taxes in Bermuda on ordinary income or capital gains as it qualifies as an exempt company. The Company has received written assurance from the Minister of Finance in Bermuda that, it will be exempt from taxation until March 2035. Certain subsidiaries operate in other jurisdictions where taxes are imposed. Consequently income taxes have been recorded in these jurisdictions when appropriate.

The Predecessor’s income taxes are calculated on an “as if” separate tax return basis. Seadrill’s global tax model has been developed based on its entire business. Accordingly, the tax results are not necessarily reflective of the results that the Predecessor would have generated on a stand-alone basis. Income tax expense is based on reported income or loss before income taxes.

As tax law is based on interpretations and applications of the law, which are only ultimately decided by the courts of the particular jurisdictions, significant judgment is involved in determining our provision for income taxes in the ordinary course of our business. We recognize tax assets and liabilities based on our assessment of whether our tax positions are more likely than not sustainable, based on the technical merits of each position and having regard to the relevant taxing authority’s widely understood administrative practices and precedence.

Interest and penalties relating to income taxes are included in current income tax expense in our consolidated statement of income.

Deferred tax assets and liabilities are based on temporary differences that arise between carrying values used for financial reporting purposes and amounts used for taxation purposes of assets and liabilities and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. The impact of tax law changes is recognized in periods when the change is enacted.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Deferred charges

Loan related costs, including debt arrangement fees, are capitalized and amortized over the term of the related loan and are included in interest expense.

Provisions

A provision is recognized in the balance sheet when the Company has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate of the amount can be made. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

Segment reporting

The Company has one reportable segment: mobile units.

Related parties

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also related if they are subject to common control or common significant influence. All transactions between the related parties are based on the principle of arm’s length (estimated market value).

Earnings per share

Basic earnings per share (“EPS”) is calculated based on the income (loss) for the period available to common stockholders divided by the weighted average number of shares outstanding for basic EPS for the period. Diluted EPS includes the effect of the assumed conversion of potentially dilutive instruments. The determination of dilutive earnings per share requires the Company to potentially make certain adjustments to net income and for the weighted average shares outstanding used to compute basic earnings per share unless anti-dilutive. Basic and diluted EPS has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the Business amounting to 150,003,000 common shares were outstanding for all periods presented.

New Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (International Financial Reporting Standards)”. In general, ASU 2011-04 clarifies the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and for many of these requirements the amendments are not intended to result in any change in the application of ASC Topic 820, “Fair Value Measurement”. At the same time, there are some amendments that do change particular principles or requirements relating to fair value measurement and disclosure. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Its adoption is not expected to have a material impact on the Company’s disclosures or consolidated financial position, results of operations, and cash flows.

In June 2011, the FASB issued ASU 2011-05 “Presentation of Comprehensive Income” in order to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity, and requires entities to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 also required entities to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements. In December 2011, the FASB issued ASU 2011-12 “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” in order to redeliberate the requirement to present such reclassifications on the face of the financial statements. ASU 2011-05 and ASU 2011-12 are effective for fiscal years beginning after December 15, 2011, although early adoption is permitted. The Company has early adopted the provisions of ASU 2011-05 and ASU 2011-12 and presented total comprehensive income and, the components of net income as two separate but consecutive statements in 2011 and 2010.

In September 2011, the FASB issued new guidance relative to the test for goodwill impairment. The new guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. The Company has early adopted this new guidance.

In December 2011, the FASB issued ASU 2011-11 “Disclosures about Offsetting Assets and Liabilities” in order to standardize the disclosure requirements under U.S. GAAP and IFRS relating to both instruments and transactions eligible for offset in financial statements. ASU 2011-11 is applicable for annual reporting periods beginning on or after January 1, 2013. Its adoption is not expected to have a material impact on the Company’s disclosures.

Note 3—Discontinued operations

The Company has presented the assets and liabilities of all legal entities and the results of operations thereof for all periods presented within the historical combined and consolidated carve out financial statements. However, on March 31, 2011, the date of the North Atlantic Restructuring, the Company purchased only certain of the assets and liabilities of these legal entities, while other assets and operations remained with the Seadrill group, pursuant to the acquisition agreement dated February 17, 2011.

In order to prepare the historical Predecessor Combined Consolidated Carve-out Financial Statements under U.S. GAAP, all assets, liabilities and operations in the Predecessor structure that were not contributed by Seadrill to the Company in connection with the North Atlantic Restructuring are presented as discontinued operations for periods prior to March 31, 2011. The purpose of this is to display the full historical results of the businesses which were contributed to North Atlantic, while not excluding the businesses that were not contributed so as to give a full picture of historical operations during the periods presented.

The businesses that were not contributed include:

•

certain businesses within Seadrill Americas and Seadrill Servicos Petroleo LTDA, which pertain to South American operations not included within North Atlantic but which were legally owned by North Atlantic during the period;

•	certain businesses within Eastern Drilling AS, which pertain to offshore crewing services on non-North Atlantic assets but which were legally owned by North Atlantic during the period; and

•

certain businesses within Seadrill Offshore AS, which was a counterparty to certain charters on non-North Atlantic assets during the period, but which was legally owned by North Atlantic during the period.

While there was no actual sale of these entities, and therefore no gain or loss included in the historical Combined Consolidated Carve-out Financial Statements, the Company has assessed and presented these entities as discontinued operations as they were not contributed by Seadrill in connection with the North Atlantic Restructuring. The net assets of entities not contributed to North Atlantic were US$415.0 million as of March 31, 2011. The following table presents the results of discontinued operations:

(In millions of U.S. dollars)	2011	2010
Total operating revenues	358.3	1,374.0
Total operating expenses	(329.4)	(1,175.7)
Net operating income / (loss)	28.9	198.3
Total financial items	(18.9)	(40.8)
Income from discontinued operations before tax	10.0	157.5
Income taxes	(6.8)	(35.8)
Income from discontinued operations	3.2	121.7

The major classes of assets and liabilities of the discontinued operations were as follows:

(In millions of U.S. dollars)	2011	2010
ASSETS
Cash and cash equivalents	—	58.7
Accounts receivables, net	—	214.6
Other current assets	—	86.2
Drilling rigs	—	783.8
Deferred tax asset	—	10.3
Other non-current assets	—	13.7
Goodwill	—	58.3
Total assets	—	1,225.6

LIABILITIES
Current portion of long-term debt	—	81.5
Tax payable	—	12.7
Other current liabilities	—	51.8
Long-term interest bearing debt	—	579.5
Other non-current liabilities	—	10.2
Total liabilities	—	735.7

Note 4—Segment information

Operating segments

We provide harsh environment offshore drilling services to the oil and gas industry. The Company’s performance is reviewed by the chief operating decision maker as one single business segment, mobile units.

Geographic segment data

Revenues are attributed to geographical segments based on the country of operations for drilling activities; that is, the country where the revenues are generated. The following presents the Company’s revenue by geographic area:

(In millions of U.S. dollars)	2011	2010
Norway	867.4	808.2
United Kingdom	70.6	12.1
Faroe Islands	—	54.4

Total	938.0	874.7

The Company’s drilling rigs were all located in Norway as of December 31, 2011. As of December 31, 2010, one rig with a net book value of US$751.1 million was located in the United Kingdom and all other units were located in Norway. Asset location at the end of the period is not necessarily indicative of the geographic distribution of the revenues or operating profits generated by such assets during the period.

Note 5—Subsidiaries

The following table lists the principal subsidiaries that are included in the Predecessor’s Combined Consolidated Carve-out Financial Statements during the periods presented and their purpose. Unless otherwise indicated, the Predecessor owned 100% of each subsidiary.

Name of the company	Jurisdiction of incorporation	Principal activities
North Atlantic Management AS	Norway	Management company
North Atlantic Alpha Ltd.	Bermuda	SPV, rig owning company
North Atlantic Elara Ltd.	Bermuda	SPV, rig owning company
North Atlantic Epsilon Ltd.	Bermuda	SPV, rig owning company
North Atlantic Linus Ltd.	Bermuda	SPV, rig owning company
North Atlantic Navigator Ltd.	Bermuda	SPV, rig owning company
North Atlantic Phoenix Ltd.	Bermuda	SPV, rig owning company
North Atlantic Venture Ltd.	Bermuda	SPV, rig owning company
North Atlantic Norway Ltd.	Bermuda	Drilling services contractor
North Atlantic Drilling UK Ltd.	UK	Drilling services contractor
North Atlantic Crew AS	Norway	Vessel Management company
North Atlantic Crewing Ltd	Bermuda	Vessel Management company
Seadrill Norge Holding AS	Spitzbergen	Dormant
Seadrill Norge AS	Spitzbergen	Dormant
Seadrill Offshore AS(1)	Norway	Drilling services contractor
Eastern Drilling AS(1)	Norway	Management company
Seadrill Americas Inc.(1)	USA	Drilling services contractor
Seadrill Servicos Petroleo (SA)(1)	Brazil	Services contractor

(1)

Several entities which are owned by Seadrill Norges AS, a holding company that was contributed to North Atlantic, including Seadrill Offshore AS, which is the counterparty to certain charters on rigs within the Seadrill business, Eastern Drilling AS, an offshore crewing business, Seadrill Americas Inc., a technical and administrative centre which manages certain technical operations on behalf of Seadrill, including specific service contracts in Brazil and Seadrill Servicos Petroleo, a counterparty to provide service contracts with external clients in Brazil. While these entities are presented in the Predecessor Combined Consolidated Carve-out Financial Statements as if they were owned during the periods presented, these entities were not contributed to North Atlantic in connection with the North Atlantic Restructuring. As a result of this predecessor structure, there are businesses included within the Predecessor Combined Consolidated Carve-out Financial Statements that have been displayed as discontinued operations within the statement of operations and balance sheet as they are not being contributed by Seadrill and no consideration has been paid for them by North Atlantic.

Note 6—Taxation

Income taxes consist of the following:

(In millions of U.S. dollars)	2011	2010
Current tax expense:
Bermuda	—	—
Foreign	127.5	97.4
Deferred tax expense:
Bermuda	—	—
Foreign	(7.9)	(9.7)
Tax effect related to internal sale of assets	(92.1)	(42.0)
Amortization of tax effect on internal sale of assets	12.0	5.9

Total provision	39.5	31.6

Effective tax rate	13.8%	9.7%

The Company, including its subsidiaries, may be taxable in more than one jurisdiction based on its rig operations. A loss in one jurisdiction may not be offset against taxable income in another jurisdiction. Thus, the Company may pay tax within some jurisdictions even though it might have an overall loss at the consolidated level.

The income taxes for the year ended December 31 2011 and 2010 differed from the amount computed by applying the statutory income tax rate of 0% due to operations in foreign jurisdictions with different applicable tax rates as compared to Bermuda.

(In millions of U.S. dollars)	2011	2010
Income taxes at statutory rate	—	—
Tax effect related to internal sale of assets	(92.1)	(42.0)
Amortization of tax effect on internal sale of assets	12.0	5.9
Effect of taxable income in various countries	108.4	67.7
Permanent difference related to foreign currency	11.2	—

Total	39.5	31.6

Deferred Income Taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The net deferred tax assets (liabilities) consist of the following:

Deferred Tax Assets:

(In millions of U.S. dollars)	2011	2010
Pension	4.5	8.3
Contracts	32.0	—
Unfavorable contracts	—	2.1
Other	—	1.5

Gross deferred tax asset	36.5	11.9

Deferred Tax Liability:

(In millions of U.S. dollars)	2011	2010
Drilling rigs	—	85.4
Long term maintenance	35.3	45.6

Gross deferred tax liability	35.3	131.0

Net deferred tax asset/(liability)	1.2	(119.1)

Net deferred taxes are classified as follows:

(In millions of U.S. dollars)	2011	2010
Short-term deferred tax asset	9.5	3.6
Long-term deferred tax asset	27.0	8.3
Short-term deferred tax liability	(10.0)	(29.5)
Long-term deferred tax liability	(25.3)	(101.5)

Net deferred tax assets/(liability)	1.2	(119.1)

In October 2011, the tax authorities in Norway issued a tax reassessment pertaining to tax filings made by two of our consolidated subsidiaries for the years 2007, 2008 and 2009. The following issues were addressed in the tax reassessment:

a)	The Company’s 2007 tax positions relating to a possible taxable gain arising from the transfer of certain legal entities to a different tax jurisdiction. These positions also affect the relevant filed tax assessments for 2008, 2009, 2010 and 2011. To the extent there is a taxable gain, there is also an uncertainty related to the amount of such gain, and this, in turn, is affected by the timing of the transfer of the domiciles of the legal entities to a new tax jurisdiction. In the Company’s opinion, the transfer by the legal entities of their domiciles took place in December 2007. Management remains of the opinion that the tax authorities’ position is based on an unconstitutional retroactive application of the law. The Company plans to vigorously defend itself against this claim and it has filed legal action in Norway to mitigate the liability.

b)	The principles for conversion of the functional currency for several Norwegian subsidiaries for tax reporting purposes. In the Company’s view, applicable tax legislation is subject to various interpretations related to the calculation of the tax basis measured in Norwegian kroner (NOK). There is ongoing correspondence with tax authorities with regards to calculation methods for conversion of accounts in functional currency to taxable income in Norwegian kroner.

The total remaining claim following the tax reassessment is approximately US$263 million and is calculated based on tax reassessments received, reduced with payments and ordinary current tax accruals related to 2010 and 2011.

In relation to the above mentioned possible tax claims, Seadrill Limited has provided the Company with an indemnity declaration pursuant to which Seadrill has agreed to hold the Company harmless for any tax claims exceeding US$63 million related to the move of legal entities to a new tax jurisdiction and the use of the US dollar as the functional currency for tax reporting purposes.

Management has performed an analysis for uncertain tax positions in the various jurisdictions in which the Company operates, in accordance with ASC Topic 740 Income Taxes. Based on the analysis, a short term tax liability related to uncertain tax positions of US$63 million has been recorded as of December 31, 2011 (December 31, 2010: US$51.8 million).

The changes to our liabilities related to unrecognized tax positions, excluding interest and penalties that we recognize as a component of income tax expense, were as follows:

(In millions of U.S. dollars)	2011	2010
Balance beginning of period	51.8	51.8
Additions	11.2	—

Balance end of period	63.0	51.8

Additions of $11.2 million were in relation to item b) above and were recorded as a tax expense in the year ended December 31, 2011.

Based on the analysis, the Company has not made any other provisions for uncertain tax positions than the one described above.

The parent company, North Atlantic Drilling Limited, is headquartered in Bermuda where we have been granted a tax exemption until 2035. Other jurisdictions in which the Company operates are taxable based on rig operations. A loss in one jurisdiction may not be offset against taxable income in another jurisdiction. Thus, the Company may pay tax within some jurisdictions even though it may have an overall loss at the consolidated level. The following table summarizes the earliest tax years that remain subject to examination by the major taxable jurisdictions in which the Company operates:

Jurisdiction	Earliest Open Year
Norway	2007

Note 7—Earnings per share

The components of the numerator and denominator for the calculation of basic and diluted earnings per share resulting from continuing operations are as follows:

Basic and diluted earnings per share

(In millions of U.S. dollars)	Net income	Weighted average shares outstanding	Earnings per share
2010
Continuing operations	290.9	150,003,000	1.94
Discontinued operations	121.7	150,003,000	0.81
Net income	412.6	150,003,000	2.75

2011
Continuing operations	246.7	192,455,504	1.28
Discontinued operations	3.2	192,455,504	0.02
Net income	249.9	192,455,504	1.30

Basic and diluted EPS has been computed assuming the shares issued to Seadrill upon formation of the Company and as part of consideration for the North Atlantic Restructuring amounting to 150,003,000 common shares, were outstanding for all periods presented.

The number of shares referred to in the above calculation have been adjusted for all periods presented to give retroactive effect to the one-for-five reverse stock split executed on November 19, 2012.

Note 8—Other revenues

Other revenues comprise the following items:

	Year ended December 31,
(In millions of U.S. dollars)	2011	2010
Amortization of unfavorable contracts	23.3	39.5
Others	0.1	(0.9)

Total	23.4	38.6

The unfavorable contract values arose from contracts originally purchased by Seadrill Offshore AS from third parties that have been contributed to the Company, and represent the net present value of the existing contracts compared to the current market rates, discounted at the weighted average cost of capital. The estimated unfavorable contract values have been amortized and recognized under other revenues over the terms of the contracts, ranging from two to five years and are fully amortized at December 31, 2011.

Note 9—Restricted cash

Restricted cash includes:

(In millions of U.S. dollars)	2011	2010
CIRR deposits (see Note below)	—	102.2
Tax withholding deposits	12.2	9.6

Total restricted cash	12.2	111.8
Long-term restricted cash	—	(85.2)

Short-term restricted cash	12.2	26.6

CIRR deposits are cash deposited with commercial banks, which match Commercial Interest Reference Rate (“CIRR”) loans from Exportfinans ASA, the Norwegian export credit agency. In 2011, the Company repaid and settled the CIRR loans. The restricted cash and loan were novated at transfer on March 31, 2011 and subsequently settled.

Note 10—Accounts receivable

Accounts receivable are presented net of allowances for doubtful accounts. The allowance for doubtful accounts receivables at December 31, 2011 was US$0 million (December 31, 2010: US$0 million).

The Company did not recognize any bad debt expense in 2011 and 2010.

Note 11—Other current assets

Other current assets include:

(In millions of U.S. dollars)	2011	2010
Reimbursable amounts due from customers	11.0	15.6
Prepaid expenses	2.1	4.9
Deferred tax effect of internal transfer of assets—current portion	6.6	3.0
Loan fees—short term portion	5.1	6.3
VAT receivables	4.8	—
Other	5.2	0.3

Total other current assets	34.8	30.1

Note 12—Newbuildings

(In millions of U.S. dollars)	2011	2010
Opening balance	119.0	—
Additions	442.8	117.1
Capitalized interest and loan related costs	10.4	1.9
Re-classified as Drilling rigs	—	—

Closing balance	572.2	119.0

Additions in 2011 are related to the construction of jack-up drilling rigs, West Linus and West Elara. Additions in 2010 are principally related to the construction of West Elara.

Note 13—Drilling rigs

(In millions of U.S. dollars)	2011	2010
Cost	2,600.3	2,525.1
Accumulated depreciation	(593.5)	(452.8)

Net book value	2,006.8	2,072.3

Additions in 2011 are related to expenditures for major additions, improvements and long term maintenance to existing drilling rigs that extend the life of a drilling rig or increase functionality.

Note 14—Goodwill

As described in Note 1 “General Information”, the Company acquired the shares in the entities owning Seadrill’s harsh environment drilling rigs—West Alpha, West Epsilon, West Venture, West Navigator and West Phoenix—and one harsh environment drilling rig under construction, West Elara. The consideration for the shares was US$2,354.8 million and has been accounted for as a common control transaction. As such the consolidation of the purchased companies is based on Seadrill’s net asset carrying values of US$1,047.7 million including goodwill of US$480.6 million.

As described in Note 2 “Accounting policies”, the Company tests the value of goodwill at the end of each financial year and if the book value exceeds the fair value an impairment loss is taken. No impairment losses were recognized for the year ended December 31, 2011 and 2010.

Note 15—Other non-current assets

(In millions of U.S. dollars)	2011	2010
Deferred tax effect of internal transfer of assets—net of current portion	128.9	109.7
Loan fee	21.8	—
Other	0.7	3.3

Total other non-current assets	151.4	113.0

Note 16—Long-term interest bearing debt and interest expenses

As of December 31, 2011 and 2010, the Company had the following debt facilities:

(In millions of U.S. dollars)	2011	2010
Credit facilities:
US$800 (part of the facility in the combined consolidated carve-out balance sheet)	—	317.7
US$1,500 facility	—	1,060.1
US$2,000 facility	1,916.7	—

Total Bank Loans	1,916.7	1,377.8

Bonds:
Bond, subscribed in full by related party	500.0	—

Total Bonds	500.0	—

Other credit facilities with corresponding restricted cash deposit	—	102.2
Shareholder loan from related party	210.0	—

Total interest bearing debt	2,626.7	1,480.0

Less: current portion	(166.7)	(191.9)

Long-term portion of interest bearing debt	2,460.0	1,288.1

The outstanding debt as of December 31, 2011 is repayable as follows:

Year ending December 31 (In millions of U.S. dollars)
2012	166.7
2013	376.7
2014	166.7
2015	166.7
2016 and thereafter	1,749.9

Total debt	2,626.7

Credit facilities

In April 2011, a US$2,000 million senior secured credit facility and a US$500 million bond were entered into with Seadrill to fund the Company’s acquisition of West Phoenix, West Navigator, West Alpha, West Epsilon and West Venture and the newbuildings, West Elara and West Linus.

The US$2,000 million senior secured credit facility has a six year tenor payable quarterly with a balloon payment of US$1,000 million at maturity. The loan bears interest of Libor plus 2.0 % per annum. The US$500 million bond has a coupon of 7.75%, matures in full on March 31, 2018 and must be repaid at par (100%) by the Company. The bond was subscribed in full by Seadrill.

Seadrill has provided North Atlantic a shareholder loan of US$210 million with a maturity date of November 30, 2013. The interest is fixed at 6.0% per annum during the period.

US$1,500 million secured credit facility

In June 2007, the Company’s predecessor (Seadrill Rig AS) entered into a US$1,500 million senior secured loan facility with a syndicate of banks to partly fund the acquisition of four drilling rigs, West Epsilon, West Navigator, West Alpha and West Venture, which were pledged as security. The net book value at December 31, 2010 of the rigs pledged as security was US$1,321.2 million. The facility bore interest at LIBOR plus a margin of between 1.10% and 1.55% per annum depending on the ratio of net debt to EBITDA, and was repayable over a term of seven years. At maturity a balloon payment of US$610 million was due. This facility was repaid in full upon the completion of the refinancing described above in April 2011.

US$800 million secured term loan

In August 2005, a Company’s predecessor (Seadrill Deepwater Rigs Ltd) entered into a US$300 million secured term loan facility with a syndicate of banks to partly fund the acquisition of two semi-submersible drilling rigs, West Eminence and West Phoenix, which were pledged as security. The facility was amended and increased in 2006 to US$800 million. The net book value at December 31, 2010 of the rigs pledged as security was US$1,432.6 million. The facility consisted of two tranches, and bore interest at LIBOR plus 1.70% and 3.25%per annum. The final repayment of US$368 million was due in 2013. This facility was repaid in full upon the completion of the refinancing described above in April 2011.

For the purposes of the Predecessor Combined Consolidated Carve-out Financial Statements, only the portion relating to West Phoenix has been included within continuing operations in the financial statements. The long term interest bearing debt as at December 31, 2010 amounted to US$317.7 million and the related interest expense was US$1,7million and US$7.9 million for the years ended December 31, 2011 and 2010, respectively.

Covenants on loans and bonds

Bank Loans

In addition to security provided to lenders in the form of pledged assets, the US$2,000 million senior secured credit facility contains financial covenants, including the following:

•	Minimum liquidity requirement: to maintain cash and cash equivalents of at least US$50 million within the group for the first twelve months and at least US$75 million thereafter.

•	Interest coverage ratio: to maintain an EBITDA[1] to interest expense ratio of at least 3.0:1.

•	Current ratio: to maintain current assets (excluding minimum liquidity) to current liabilities (excluding the current portion of the Company’s long-term debt) ratio of at least 1:1.

•

Equity ratio: to maintain total equity to total assets ratio of at least 25.0% throughout 2011 and 30.0% thereafter. Both equity and total assets are adjusted for the difference between book value and market values of drilling rigs.

•

Leverage ratio: to maintain a ratio of net debt to EBITDA no greater than 5:1 until and including the fourth quarter of 2014 and not exceed 4.5:1 thereafter. Net debt is calculated as all interest bearing debt less cash and cash equivalents excluding minimum liquidity requirements.

1

“EBITDA” means the earnings before interest, tax, depreciation and amortization of the Company on a consolidated basis for the previous period of twelve (12) months as such term is defined in accordance with accounting principles consistently applied, subject to certain adjustments.

Bonds

For the Company’s outstanding bonds, the material covenants are as follows;

•	Equity Ratio: to maintain a total equity to total assets ratio of at least 25.0%. Both equity and total assets are adjusted for the difference between book value and market values of drilling rigs.

•	Minimum liquidity requirement: to maintain cash and cash equivalents of at least US$50 million within the Group.

As of December 31, 2011, the Company is in compliance with all of the covenants under its outstanding bond.

The Company’s preliminary unaudited balance sheet and income statement for the year ended December 31, 2011 sent to its lenders on February 29, 2012 showed compliance with all covenants. However, the Company subsequently recorded an uncertain tax provision of US$63 million related to a legal case described in Note 6— Taxation which caused the current ratio according to the adjusted financial statements for the year ended December 31, 2011 to be lower than 1:1 which constituted a temporary period of non-compliance relating to the $2,000 million senior secured credit facility. The Company duly informed its lenders of this situation prior to release of its adjusted financial statements, and on April 27, 2012 the Company received a letter from its lenders stating that they had concluded, based on advice from their legal counsel, that the temporary period of non-compliance did not constitute an event of default because it was not continuing on the basis that it had been remedied in the first quarter of 2012 by i) receiving US$150 million in cash in connection with a share issuance, ii) converting US$150 million of debt to equity, which resulted in share issuance to Seadrill, and iii) establishing a US$200 million revolving facility with Seadrill.

Note 17—Other current liabilities

Other current liabilities are comprised of the following:

(In millions of U.S. dollars)	2011	2010
Accounts payable	23.0	19.2
Derivative financial instruments[1]	54.1	—
Accrued interest expense	18.8	2.8
Accrued expenses	38.7	33.9
Employee withheld taxes, social security and vacation payment	27.0	20.7
Short term portion of deferred mobilization revenues	8.4	13.1
Short-term portion of unfavorable contract values	—	23.3
Other current liabilities	—	1.4

Total other current liabilities	170.0	114.4

1	Derivative financial instruments consist of unrealized losses on interest rate swaps and foreign exchange rate forwards. Additional disclosure has been provided in Note 24.

Note 18—Other non-current liabilities

Other non-current liabilities are comprised of the following:

(In millions of U.S. dollars)	2011	2010
Long term portion of deferred mobilization revenues	18.6	8.0
Other non-current liabilities	—	3.3

Total other non-current liabilities	18.6	11.3

Note 19—Share capital

	December 31, 2011
All shares are common shares of US$5.00 par value each	Shares	$ millions
Authorized share capital	400,000,000	2,000.0

Issued and fully paid share capital	200,003,000	1,000.0
Treasury shares held by Company	(2,373,823)	(11.9)

Outstanding shares in issue	197,629,177	988.1

As of December 31, 2011, the Company’s shares were listed on the Norwegian OTC list. The total number of shares issued by the Company as at December 31, 2011 consisted of 3,000 shares issued upon formation of the Company, 50,000,000 shares issued to the general public in a private placement during February 2011 and 150,000,000 shares issued to Seadrill as part of the consideration for the transfer of the business to the Company on March 31, 2011.

After incorporation, the Company repurchased shares that may be cancelled or held as treasury shares. As at December 31, 2011 the Company held 2,373,823 common shares as treasury shares at cost and as of December 31, 2011 there were 197,629,177 common shares outstanding.

The Company paid a cash dividend of US$0.175 per share on September 20, 2011 and a cash dividend of US$0.2 per share on December 8, 2011, resulting in a total dividend of US$73.7 million.

Note 20—Accumulated Other Comprehensive Income

(In millions of U.S. dollars)	2011	2010
Actuarial loss relating to pension	(11.6)	(8.0)

Total accumulated other comprehensive loss	(11.6)	(8.0)

For actuarial loss related to pension, the accumulated applicable amount of income taxes related to companies domiciled in Norway, where the tax rate is 28%, amounted to US$4.5 million at December 31, 2011. The tax component of Other Comprehensive Income for the years ended December 31, 2011 and 2010 was US$1.0 million and US$4.2 million, respectively.

Note 21—Share option plan

The Board resolved, in its meeting on February 14, 2011, to establish a share option based incentive scheme for the Company’s employees and directors, approved a set of rules applicable to the scheme and reserved 6,000,000 of its authorized, but unissued share for use to satisfy future exercises of options granted under the scheme.

Further, the Board resolved that options granted prior to the listing of the Company’s shares could be granted at an exercise price equal to the subscription price in the private placement. No option has been granted under the scheme in 2011. However, the Company does recognize a charge of share options granted at the Seadrill level related to North Atlantic employees.

Note 22—Pension benefits

The Company has defined benefit pension plans covering substantially all Norwegian employees. A significant part of this plan is administered by a life insurance company. Under this scheme, the Company contributes to the employee’s pension plan amounts ranging into five to eight percent of the employee’s annual salary. In April 2011, pension obligations and assets amounting to US$11.9 million and US$8.9 million, respectively, relating to North Atlantic’s management employees previously employed by Seadrill Management AS were transferred to the Company. The Company has included only period costs allocated from Seadrill as pension costs relating to these employees during the Predecessor Combined Consolidated Carve-out periods as these employees were a part of a pension scheme operated by Seadrill Management AS and, therefore, this scheme was treated as multi-employer scheme.

For onshore employees in Norway, continuing with the defined benefits plan, the primary benefits are retirement pension of approximately 66% of salary at retirement age of 67 years, together with a long-term disability pension. The retirement pension per employee is capped at an annual payment of 66 percent of the total of 12 times the Norwegian Social Security Base. Most employees in this group may choose to retire at 62 years of age on a pre-retirement pension. Offshore employees in Norway have retirement and long-term disability pension of approximately 60% of salary at retirement age of 67. Offshore employees on mobile units may choose to retire at 60 years of age on a pre-retirement pension.

In addition, the Company has a defined contribution plan for all new onshore employees. Total payments to this plan were US$0.3 million for the years ended December 31, 2011 and 2010.

Annual pension cost

(In millions of U.S. dollars)	2011	2010
Benefits earned during the year	11.0	8.4
Interest cost on prior years’ benefit obligation	5.6	4.1

Gross pension cost for the year	16.6	12.5
Expected return on plan assets	(5.4)	(3.8)
Administration charges	0.4	0.3

Net pension cost for the year	11.6	9.0
Social security cost	1.6	1.3
Amortization of actuarial gains/losses	(0.1)	(0.4)

Total net pension cost	13.1	9.9

The funded status of the defined benefit plan

(In millions of U.S. dollars)	2011	2010
Projected benefit obligations	114.7	98.9
Plan assets at market value	(81.4)	(72.7)

Accrued pension liability exclusive social security	33.3	26.2
Social security related to pension obligations	4.7	3.5

Accrued pension liabilities	38.0	29.7

Change in benefit obligations

(In millions of U.S. dollars)	2011	2010
Benefit obligations at beginning of year	98.9	78.8
Interest cost	5.6	4.1
Current service cost	11.0	8.2
Benefits paid	(3.3)	(1.4)
Change in unrecognized actuarial loss (gain)	(5.7)	10.1
Transfer of members from Seadrill Management AS	11.9	—
Foreign currency translations	(3.7)	(0.9)

Benefit obligations at end of year	114.7	98.9

Change in pension plan assets

(In millions of U.S. dollars)	2011	2010
Fair value of plan assets at beginning of year	72.7	69.0
Estimated return	5.4	3.7
Contribution by employer	14.0	8.6
Administration charges	(0.4)	(0.3)
Benefits paid	(2.2)	(1.4)
Change in unrecognized actuarial (loss) gain	(9.4)	(7.2)
Transfer of members from Seadrill Management AS	8.9	—
Foreign currency translations	(7.6)	0.3

Fair value of plan assets at end of year	81.4	72.7

Pension obligations are actuarially determined and are critically affected by the assumptions used, including the expected return on plan assets, discount rates, compensation increases and employee turnover rates. The Company periodically reviews the assumptions used, and adjusts them and the recorded liabilities as necessary.

The expected rate of return on plan assets and the discount rate applied to projected benefits are particularly important factors in calculating the Company’s pension expense and liabilities. The Company evaluates assumptions regarding the estimated rate of return on plan assets based on historical experience and future expectations on investment returns, which are calculated by a third party investment advisor utilizing the asset allocation classes held by the plan’s portfolios. The discount rate is based on the Norwegian government 10 year-bond effective yield. Changes in these and other assumptions used in the actuarial computations could impact the projected benefit obligations, pension liabilities, pension expense and other comprehensive income.

Assumptions used in calculation of pension obligations	2011	2010
Rate of compensation increase at the end of year	4.00%	4.00%
Discount rate at the end of year	3.90%	4.20%
Prescribed pension index factor	1.10%	2.00%
Expected return on plan assets for the year	4.80%	4.60%
Employee turnover	4.00%	4.00%
Expected increases in Social Security Base	3.75%	3.75%
Expected annual early retirement from age 60/62:
Offshore personnel fixed installations	30.0%	30.0%
Offshore personnel Mobile units and onshore employees	50.0%	50.0%

The weighted-average asset allocation of funds related to the Company’s defined benefit plan at December 31, 2011 and 2010 was as follows:

Pension benefit plan assets	2011	2010
Equity securities	10.4%	15.6%
Debt securities	48.7%	49.1%
Real estate	18.0%	16.1%
Money market	21.7%	13.2%
Other	1.20%	6.0%

Total	100.0%	100.0%

The investment policies and strategies for the pension benefit plan funds do not use target allocations for the individual asset categories. The investment objectives are to maximize returns subject to specific risk management policies. The Company diversifies its allocation of plan assets by investing in both domestic and international fixed income securities and domestic and international equity securities. These investments are readily marketable and can be sold to fund benefit payment obligations as they become payable. The estimated yearly return on pension assets was 4.8% in 2011 and 5.3% in 2010.

Cash flows—Contributions expected to be paid

The table below shows the Company’s expected annual pension plan contributions under defined benefit plans for the years 2012-2021. The expected payments are based on the assumptions used to measure the Company’s obligations at December 31, 2011 and include estimated future employee services.

(In millions of U.S. dollars)	December 31 2011
2012	6.0
2013	6.4
2014	6.8
2015	7.3
2016	7.9
2017-2021	44.2

Total payments expected during the next 10 years	78.6

Note 23—Related party transactions

Common control transaction—North Atlantic Restructuring:

In addition to the initial N-OTC share issue to Seadrill, the initial installment payment for the West Linus newbuild, US$2,354.8 million acquisition for the four operating drilling rigs and one newbuild and the US$675 million acquisition of the West Phoenix discussed in Note 1 “General Information”, the Company had the following related party transactions during the years ended December 31, 2011 and 2010:

Bond:

Seadrill is the holder of all of the bonds issued in the US$500 million bond. The bond was entered into in April 2011 and has a coupon of 7.75% per annum payable semi-annually in arrears.

Shareholder loan:

In connection with the North Atlantic Restructuring, Seadrill provided North Atlantic a shareholder loan of US$210 million. The loan has a 3 month notice period and is callable by North Atlantic in January 1, 2013 at the first time with date of maturity November 30, 2013. The interest is fixed at 6.0% per annum during the period.

Performance guarantees:

North Atlantic Drilling’s fleet operates under drilling contracts acquired from Seadrill. All of these contracts had Seadrill Offshore AS, a wholly owned subsidiary of Seadrill, as party. Seadrill Offshore AS’ performance under these contracts was guaranteed by Seadrill.

When these contracts were assigned to the Company in connection with the North Atlantic Restructuring on March 31, 2011, each of the counterparties declined to release Seadrill from its performance guarantees. Consequentially, Seadrill will receive an annual fee of 1% of the guaranteed amount from North Atlantic Norway Ltd. (the entity now being party to the contracts) for maintaining the existing guarantees. North Atlantic Drilling has in addition agreed to reimburse Seadrill for all claims made against Seadrill under the performance guarantees. The total amount of such guarantees was US$220 million at December 31, 2011, and the fee paid to Seadrill for the year ended December 31, 2011 was US$1.7 million.

Management services:

North Atlantic Management provides all day-to-day management functions to the Company and its subsidiaries in accordance with the terms of the General Management Agreement.

North Atlantic Management has contracted in senior management services from Seadrill Management in accordance with the terms of the Services Agreement. The agreement can be terminated by either party at one month’s notice. The remuneration model is based on a cost plus principle, with the margin being 5%. As of December 31, 2011 Seadrill Management had charged North Atlantic Management a fee of US$11.3 million for providing the services under the Services Agreement for the period from April 1, 2011 until December 31, 2011.

The Company and its subsidiaries incorporated in Bermuda receive corporate secretarial and certain other administrative services applicable to the jurisdiction of Bermuda from Frontline Management (Bermuda) Ltd. The terms are market compatible and the fee was less than $0.1 million for the years ended December 31, 2011 and 2010. Frontline Management (Bermuda) Ltd. is a wholly owned subsidiary of Frontline Ltd., a company in which Hemen Holding Limited is a large shareholder.

Allocations:

As described in note 1, management has allocated administrative expenses and pension costs and other financial items for the purposes of the Predecessor Combined Consolidated Carve-out Financial Statements. Amounts allocated to the Predecessor and included within administrative expenses were US$19.7 million and US$44.6 million for the years ended December 31, 2011 and 2010, respectively. Interest expense related to general corporate purpose debt allocated to the Predecessor was US$1.5 million and US$6.7 million for the years ended December 31, 2011 and 2010, respectively.

Derivatives’ gains/losses allocated to the Predecessor and included in other financial items were a gain of US$1.3 million and a loss of US$37.2 million for the years ended December 31, 2011 and 2010, respectively.

The following are the related party balances as at December 31, 2011 and 2010:

(In millions of U.S. dollars)	2011	2010
Payables
Seadrill	0.3	—
Seadrill Offshore AS	4.2	—
Seadrill Management AS	2.3	—

Total payables	6.8	—

Bond to Seadrill	500.0	—
Long-term shareholder loan from Seadrill	210.0	—

Receivables and payables with related parties arise when the Company pays an invoice on behalf of a related party and vice versa. Receivables and payables are generally settled monthly in arrears.

Amounts due to Seadrill and its subsidiaries under business operations are unsecured, interest-free and intended to be settled in the ordinary course of business.

Interest charged relating to the bond loan and shareholder loan to Seadrill for the year ended December 31, 2011 amounted to US$29.1 million and US$9.6 million, respectively.

Note 24—Risk management and financial instruments

The majority of our gross earnings from drilling rigs are receivable in U.S. dollars and the majority of our other transactions, assets and liabilities are denominated in U.S. dollars, the functional currency of the Company.

However, the Company has operations and assets in countries with currency other than U.S. dollars and incurs expenditures in other currencies, causing its results from operations to be affected by fluctuations in currency exchange rates. The Company is also exposed to changes in interest rates on floating interest rate debt. There is thus a risk that currency and interest rate fluctuations will have a negative effect on the value of the Company’s cash flows.

Interest rate risk management

The Company’s exposure to interest rate risk relates mainly to its floating interest rate debt and balances of surplus funds placed with financial institutions. This exposure is managed through the use of interest rate swaps. The Company’s objective is to obtain the most favorable interest rate borrowings available without increasing its foreign currency exposure. Surplus funds are generally placed in fixed deposits with reputable financial institutions, yielding higher returns than are available on overnight deposits in banks. Such deposits generally have short-term maturities, in order to provide the Company with flexibility to meet all requirements for working capital and capital investments. The extent to which the Company utilizes interest rate swaps and other derivatives to manage its interest rate risk is determined by the net debt exposure and its views on future interest rates.

Interest rate swap agreements not qualified as hedge accounting

At December 31, 2011, the Company had interest rate swap agreements with an outstanding principal of $1,000 million, all of which were entered into after the Company commenced operations as a standalone entity on April 1, 2011. Certain of these interest rate swaps are forward starting swaps as disclosed below. All agreements do not qualify for hedge accounting, and accordingly any changes in the fair values of the swap agreements are included in the Consolidated Statement of Operations under “Other Financial Items”. The total fair value of the interest rate swaps outstanding at December 31, 2011 amounted to a liability of US$52.5 million.

The Predecessor Combined Consolidated Carve-out Financial Statements have been allocated a proportion of the unrealized loss from derivative instruments from its Parent based on the share of floating interest debt and hence no positions are recorded within the Company’s financial statements as of December 31, 2010.

The Company’s interest rate swap agreements as at December 31, 2011, were as follows:

Outstanding principal	Receive rate	Pay rate	Length of contract
(In millions of U.S. dollars)
100	3 month LIBOR	2.1665%	Aug 2012 – Aug 2017
100	3 month LIBOR	2.1705%	Aug 2012 – Aug 2017
200	3 month LIBOR	2.5660%	June 2012 – June 2017
100	3 month LIBOR	2.5570%	June 2012 – June 2017
100	3 month LIBOR	2.7410%	May 2012 – May 2017
200	3 month LIBOR	2.1400%	May 2011 – Jan 2016
200	3 month LIBOR	2.1400%	May 2011 – Jan 2016

The counterparties to the above agreements are Swedbank AB, Fokus Bank, ABN Amro and Nordea Bank Finland Plc. Credit risk exists to the extent that the counterparties are unable to perform under the contracts, but this risk is considered remote as the counterparties are banks which have all provided loan finance to us and the interest rate swaps are related to those financing arrangements.

Foreign currency risk management

The Company uses foreign currency forward contracts and other derivatives to manage its exposure to foreign currency risk on certain assets, liabilities and future anticipated transactions. Such derivative contracts do not qualify for hedge accounting treatment and are recorded in the balance sheet under other current assets if the contracts have a net positive fair value, and under other short-term liabilities if the contracts have a net negative fair value. At December 31, 2011, the Company had forward contracts to sell approximately US$160 million between January 2012 and November 2012 at exchange rates ranging from NOK5.75 to NOK6.08 per U.S. dollar. The total fair value of currency forward contracts December 31, 2011 amounted to a liability of US$1.6 million.

Credit risk

The Company has financial assets, including cash and cash equivalents, restricted cash, other receivables and certain amounts receivable on derivative instruments, mainly forward exchange contracts and interest rate swaps. These assets expose the Company to credit risk arising from possible default by the counterparty. The Company considers the counterparties to be creditworthy financial institutions and does not expect any significant loss to result from non-performance by such counterparties. The Company, in the normal course of business, does not demand collateral. The credit exposure of interest rate swap agreements and foreign currency contracts is represented by the fair value of contracts with a positive fair value at the end of each period, reduced by the effects of master netting agreements. It is the Company’s policy to enter into master netting agreements with the counterparties to derivative financial instrument contracts, which give the Company the legal right to discharge all or a portion of amounts owed to a counterparty by offsetting them against amounts that the counterparty owes to the Company.

Fair values

The carrying value and estimated fair value of the Company’s financial instruments at December 31, 2011 and December 31, 2010 are as follows:

	December 31, 2011		December 31, 2010
(In millions of U.S. dollars)	Fair value	Carrying value	Fair value	Carrying value
Cash and cash equivalents	147.4	147.4	3.7	3.7
Restricted cash	12.2	12.2	26.6	26.6
Current portion of long-term debt	166.7	166.7	191.9	191.9
Long-term interest bearing debt	1,750.0	1,750.0	1,288.1	1,288.1
Related party debt	747.7	710.0	—	—

Financial instruments that are measured at fair value on a recurring basis:

	Fair value	Fair value measurements at reporting date using
		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(In millions of U.S. dollars)	December 31, 2011	(Level 1)	(Level 2)	(Level 3)
Other current liabilities:
Currency forward contracts	1.6	—	1.6	—
Interest rate swap contracts	52.5	—	52.5	—

Total liabilities	54.1	—	54.1	—

Movements in financial derivatives:

(In millions of U.S. dollars)
Beginning balance January 1, 2011	—
Purchase (negative value at purchase date)	6.4
Changes in fair value	47.7

Closing balance December 31, 2011	54.1

ASC Topic 820 Fair Value Measurement and Disclosures (formerly FAS 157) emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within levels one and two of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within level three of the hierarchy).

Level one input utilizes unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Level two inputs are inputs other than quoted prices included in level one that are observable for the asset or liability, either directly or indirectly. Level two inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability, other than quoted prices, such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level three inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Quoted market prices are used to estimate the fair value of marketable securities, which are valued at fair value on a recurring basis.

The fair values of interest rate swaps and forward exchange contracts are calculated using the income approach, discounting of future contracted cash flows on LIBOR and NIBOR interest rates.

The carrying value of cash and cash equivalents, restricted cash, trade accounts receivable and payable reported in the financial statements approximate their fair value because of the short-term nature of this account.

The fair value of the current portion of long-term debt is estimated to be equal to the carrying values, since it is repayable within twelve months.

The fair value of the long-term portion of floating rate debt is estimated to be equal to the carrying value. This estimate is based on the assumption that changes in interest rates have minimal impact on fair value since the Company’s loans reprice to market frequently.

The fair value of the US$500 million related party bond and $210 million related party loan at December 31, 2011 is estimated based on instruments for which fair value is readily available in the market with comparable credit spreads as at December 31, 2011 and at the time of entering into the debt agreement.

Retained Risk

a) Physical Damage Insurance

The Company retains the risk, through self-insurance, for the deductibles relating to physical damage insurance on the Company’s drilling rig fleet, currently a maximum of US$5 million per occurrence.

b) Loss of Hire Insurance

The Company purchases insurance to cover the Company’s fleet for loss of revenue in the event of extensive downtime caused by physical damage, where such damage is covered under the Company’s physical damage insurance. The Company’s self-insured retentions under the loss of hire insurance are up to 60 days after the occurrence of the physical damage. Thereafter, under the terms of the insurance, the Company is compensated for loss of revenue for a period ranging from 210 days up to 290 days. The Company retains the risk that the repair of physical damage takes longer than the total number of days in the loss of hire policy.

Concentration of risk

The Company has financial assets, including cash and cash equivalents, other receivables and certain derivative instrument receivable amounts. These other assets expose the Company to credit risk arising from possible default by the counterparty. There is also a concentration of credit risk with respect to cash and cash equivalents to the extent that most of the amounts are carried with Swedbank AB, Fokus Bank, ABN Amro and Nordea Bank Finland Plc. The Company considers these risks to be remote.

In the year ended December, 31, 2011, 31% of the Company’s contract revenues were received from Statoil ASA (“Statoil”) (2010: 30%), 23% from Total S.A Group (“Total”) (2010: 24%), 23% from Royal Dutch Shell Group (“Shell”) (2010: 23%) and 23% from BG Norge Limited Group (“BG”) (2010: 23%). There is thus a concentration of revenue risk towards Statoil, Total, Shell and BG.

Note 25—Commitments and contingencies

Legal Proceedings:

The Company is a party, as plaintiff or defendant, to lawsuits in various jurisdictions for demurrage, damages, off-hire and other claims and commercial disputes arising from the operation of its drilling rigs, in the ordinary course of business. The Company believes that the resolution of such claims either individually or in aggregate will not have a material adverse effect on the Company’s operations or financial condition, and, except for the tax case described in Note 6, currently has no outstanding legal proceeding it consider material except as otherwise disclosed in Note 4.

Pledged assets

The book value of assets pledged under mortgages and overdraft facilities at December 31, 2011 was US$2,006.8.

Purchase Commitments

At December 31, 2011, the Company had one contractual commitment under newbuilding contract. The contract is for the construction of one jack-up drilling rig which is scheduled to be delivered in Q4 2013.

The maturity schedule for the contractual commitments as of December 31, 2011 is as follows:

(In Millions of U.S. dollars)	2012	2013	2014	2015	2016	2017 and thereafter
Newbuildings	—	360.0		—	—	—

Total	—	360.0		—	—	—

Guarantees

The Company has not issued any guarantees in favor of third parties.

Note 26—Subsequent Events

On March 27, 2012, the Company completed a private placement of 30,000,000 new ordinary shares at US$ 10.00 per share. Seadrill was allocated 15,000,000 shares in the private placement and converted US$150.0 million of its existing loan to the Company as consideration for the shares. Of the remaining proceeds from the private placement, US$128.3 million was received as of March 31, 2012, and the remaining US$21.7 million was received on April 4, 2012. Following the transaction Seadrill Ltd. owns 73.9% of the Company.

The gross proceeds of the Private Placement was used to finance (i) the first yard installment for a harsh environment Semi-submersible newbuilding, (ii) paydown on intra-company debt to Seadrill Limited and (iii) general corporate purposes.

In connection with the private placement Seadrill provided a new US$ 200 million revolving credit facility. The maturity date is set to January 30, 2015 and the interest rate is Libor plus 3.00% per annum Seadrill has also undertaken to cover any liability of the Company in excess of US$63 million related to the ongoing tax case with the Norwegian Tax Authorities.

On April 3, 2012, the Company entered into a turnkey construction contract with Jurong Shipyard in Singapore for the construction of a new harsh environment semi-submersible drilling rig with a Moss CS60 design. The new rig is scheduled for delivery in the first quarter 2015 at the latest. Total estimated project costs for the new rig, including a turnkey contract with the yard, project management, drilling and handling tools, spares, capitalized interest and operations preparations, is estimated to be approximately US$650 million. 20% of the yard price is payable at contract signing, and the remaining 80% at delivery. The first installment has been financed by proceeds from the private placement discussed above that was completed on March 27, 2012.

In July 2012, the management of West Hercules, a harsh environment semi-submersible drilling rig controlled by Seadrill through a financial lease with a subsidiary of Ship Finance International Ltd., was transferred from Seadrill to North Atlantic Drilling. The drilling rig is currently in transit from Singapore to Norway, where it will be working under a four year contract with Statoil. West Hercules will be operated by North Atlantic Drilling through a commercial agreement with Seadrill.

On November 19, 2012, pursuant to a resolution passed at the Annual General Meeting held on September 21, 2012, the Board executed a five shares to one consolidation of the ordinary shares of the Company.

The Company’s shareholders passed a resolution at the annual general meeting held on September 21, 2012, authorizing the reduction of the Company’s share premium account from US$834.3 million to US$0 and an increase in the Company’s contributed surplus account of US$834.3 million, with immediate effect.

ISSUER

North Atlantic Drilling Ltd.

Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

NORWEGIAN EXCHANGE AGENT

DNB Bank ASA

Registrars Department

P.O. Box 1600 Sentrum

0021 Oslo

Norway

Tel +47 23 26 80 16

Fax +47 22 94 90 20

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

We are a Bermuda exempted company. The Bermuda Companies Act of 1981, as amended, or the Companies Act, provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. The Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

We have adopted provisions in our Bye-laws that provide that we shall indemnify our officers, directors, resident representative and members of board committees out of the funds of the Company from and against all civil liabilities, loss, damage, or expense incurred or suffered by him or her as such director, officer, resident representative or committee member of the Company, and indemnity extends to any person acting as a director, officer, resident representative or committee member of the Company, in the reasonable belief that he or she has been so appointed or elected notwithstanding any defect in such appointment or election. Such indemnity shall not extend to any matter which would render it void pursuant to the Companies Act.

The Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. Our Bye-laws provide that we may maintain insurance for the benefit of any directors, alternate directors, officers, persons or member of a committee authorized under our Bye-laws, employees or resident representative of the Company in respect of any liability that may be incurred by them or any of them hosoever arising in connection with their respective duties or supposed duties to the Company.

The SEC has informed us that, to the extent that indemnification for liabilities arising under U.S. federal securities laws may be permitted to directors or officers under the Companies Act or our memorandum of association or bye-laws, such indemnification is against public policy and thus unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 22.	Undertaking

The undersigned registrant hereby undertakes:

(a) Under Rule 415 of the Securities Act,

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 under the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b)-(g) Not applicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(l) Not applicable.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on the 11th day of December, 2012.

NORTH ATLANTIC DRILLING LTD.

By:	/s/ Alf Ragnar Løvdal
	Name:	Alf Ragnar Løvdal
	Title:	Designated Chief Executive Officer (Principal Executive Officer)

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Wolfe and Robert E. Lustrin or either of them, with full power to act alone, his or her true lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 11, 2012.

Signature	Title

/s/ Alf Ragnar Løvdal Alf Ragnar Løvdal	Designated Chief Executive Officer (Principal Executive Officer)

/s/ Rune Magnus Lundetræ Rune Magnus Lundetræ	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Alf Thorkildsen Alf Thorkildsen	Chairman of the Board of Directors

/s/ Kate Blankenship Kate Blankenship	Director

/s/ Cecilie Fredriksen Cecilie Fredriksen	Director

/s/ Oscar Spieler Oscar Spieler	Director

/s/ Paul Leand Paul Leand	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on December 11, 2012.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States

EXHIBIT INDEX

Number	Description

3.1	Memorandum of Association *

3.2	Bye-laws *

4.1	Form of Common Share Certificate *

5.1	Form of Opinion of MJM Limited as to the legality of the securities being registered

10.1	General Management Agreement between North Atlantic Drilling Ltd. and North Atlantic Management AS *

10.2	Services Agreement *

10.3	Equity Compensation Plan *

10.4	Cooperation Agreement between North Atlantic Drilling Ltd. and Seadrill Limited *

10.5	$2,000 Million Senior Secured Credit Facility between North Atlantic Drilling Ltd. and a Syndicate of Banks, dated April 15, 2011 *

10.6	$500 Million 7.75% Unsecured Bond due 2018 *

10.7	$200 Million Revolving Credit Facility between North Atlantic Drilling Ltd. and Seadrill Limited, dated March 30, 2012 *

14.1	Code of Ethics *

21.1	List of Subsidiaries *

23.1	Consent of PricewaterhouseCoopers AS

23.2	Consent of MJM Limited (included in its opinion filed as Exhibit 5.1)

23.3	Consent of Wiersholm AS**

23.4	Consent of Nominee Executive Officer

24.1	Powers of Attorney (included in the signature page hereto)

99.1	Form of Letter of Transmittal

99.2	Confidential draft Form F-4 Registration Statement submitted October 26, 2012 (Wrapper)

*	Incorporated by reference from the Company’s Registration Statement on Form F-1 (333- ).
**	To be filed by amendment.